UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Class A common stock, $0.001 par value

	(2)	Aggregate number of securities to which transaction applies: 6,000,000 shares of Class A common stock, which represents an estimate of the maximum number of shares to be issued in the transaction.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$5.07 per share of Class A common stock. For purposes of this determination, in accordance with paragraphs (a)(4) and (c)(1)(i) of Exchange Act Rule 0-11, the price per share of common stock to be issued in the merger is equal to the average of the high and low prices of common stock as reported on The NASDAQ Global Market on September 8, 2016 (a date within five business days prior to the filing of this preliminary Information Statement).

(4)

Proposed maximum aggregate value of transaction:

$212,220,000. The proposed maximum aggregate value of the transaction is calculated as follows:

(i) $30,420,000 in shares of Class A common stock (6,000,000 shares multiplied by $5.07 per share) plus (ii) $100,000,000 in cash consideration plus (iii) $81,800,000 in repayment of Greater Media’s debt.

	(5)	Total fee paid:
$21,370.55. The total fee paid equals the proposed maximum aggregate value of the transaction multiplied by the current SEC fee rate of 0.0001007 (or $100.70 per $1,000,000).

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Beasley Broadcast Group, Inc.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF STOCKHOLDERS AND INFORMATION STATEMENT

This Information Statement is dated September 23, 2016 and is first being mailed to our stockholders on or about September 23, 2016.

To the stockholders of Beasley Broadcast Group, Inc.:

This Notice and accompanying Information Statement are being furnished to the stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), in connection with the Agreement and Plan of Merger, dated as of July 19, 2016 (the “Merger Agreement”), by and among the Company, Greater Media, Inc., a Delaware corporation (“Greater Media”), Beasley Media Group 2, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Peter A. Bordes, Jr., as the stockholders’ representative, pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Greater Media, with Greater Media surviving the merger as an indirect wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding common stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $82 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash (the “Cash Consideration”) and (ii) approximately $25 million in shares of the Company’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares” and together with the Cash Consideration, the “Merger Consideration”). The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

As of July 19, 2016, the Company had 6,654,024 shares of Class A common stock outstanding and 16,662,743 shares of Class B common stock outstanding (together with the Class A common stock, the “Company Common Stock”). On matters other than the election of directors, the holders of Class A common stock and Class B common stock vote as a single class, with each Class A share entitled to one vote and each Class B share entitled to ten votes.

Please review the Information Statement accompanying this Notice for a more complete description of the transaction.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

The Board of Directors of the Company has unanimously (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger.

Because the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the Company’s Board of Directors and, to the extent necessary, by the written consent of the holders of a majority of the voting power of Company Common Stock, we have not solicited, and will not be soliciting, your authorization or approval of the Merger Agreement, the Merger or the issuance of the Merger Shares pursuant to NASDAQ Listing Rule 5635(a). We are furnishing this Notice and the accompanying Information Statement solely to provide you with material information concerning the actions taken in connection with the written consent of certain stockholders in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Notice and the accompanying Information Statement also constitute notice to you under Section 228 of the General Corporation Law of the State of Delaware of the taking of corporate actions without a meeting by less than unanimous written consent of the Company’s stockholders.

July 19, 2016 is the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Exchange Act, the corporate actions described above can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to the Company’s stockholders. Because the accompanying Information Statement is first being mailed to the Company’s stockholders on September 23, 2016, the corporate actions described therein may be taken on or after October 13, 2016.

We encourage you to read the entire Information Statement carefully and thank you for your continued interest in the Company.

By Order of the Board of Directors,

Caroline Beasley

Interim Chief Executive Officer, Executive Vice

President, Chief Financial Officer, Secretary, Treasurer

and Director

Naples, Florida

September 23, 2016

ANNEX A	MERGER AGREEMENT

ANNEX B	THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015

ANNEX C	THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2016

ANNEX D	THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2016

Beasley Broadcast Group, Inc.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished by Beasley Broadcast Group, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), to advise the stockholders of the approval of the issuance of shares of the Company’s Class A common stock in connection with the transactions contemplated by that certain, Agreement and Plan of Merger, dated as of July 19, 2016 (the “Merger Agreement”), by and among the Company, Greater Media, Inc., a Delaware corporation (“Greater Media”), Beasley Media Group 2, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Peter A. Bordes, Jr., as the stockholders’ representative, pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Greater Media, with Greater Media surviving the merger as an indirect wholly owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding common stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $82 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash and (ii) approximately $25 million in shares of the Company’s Class A common stock which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

This Information Statement is first being mailed on or about September 23, 2016 to stockholders of record of the Company as of July 19, 2016 (the “Record Date”), and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of transactions contemplated pursuant to the Merger Agreement.

As of the Record Date, the Company had 6,654,024 shares of Class A common stock outstanding and 16,662,743 shares of Class B common stock outstanding (together with the Class A common stock, the “Company Common Stock”). On matters other than the election of directors, the holders of Class A common stock and Class B common stock vote as a single class, with each Class A share entitled to one vote and each Class B share entitled to ten votes.

On July 19, 2016, the Board of Directors of the Company (the “Board”) unanimously (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger

Agreement, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger. Also, later in the day on July 19, 2016, certain stockholders affiliated with the Beasley family holding 1,280,738 shares of Class A common stock and 10,687,605 shares of Class B common stock, constituting approximately 62.4% of the voting power of the issued and outstanding Company Common Stock, acted by written consent (the “Stockholders’ Written Consent”) to approve the issuance of the Merger Shares in connection with the Merger. The approval of the issuance of the Merger Shares is required by the Company’s stockholders because the Company’s Class A common stock is listed on the NASDAQ Global Market, which requires the Company to obtain stockholder approval under NASDAQ Listing Rule 5635(a) because the number of shares of Class A common stock to be issued as Merger Shares will be, equal to or in excess of 20% of the number of shares of Company Common Stock outstanding before the issuance.

None of the corporate actions described above and approved in the Stockholders’ Written Consent, including the approval of the issuance of the Merger Shares in connection with the Merger, will become effective until October 13, 2016, which is more than 20 calendar days following the date on which this Information Statement was first sent to our stockholders.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228.

No vote or other consent of our stockholders is solicited in connection with this Information Statement. We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

SUMMARY

This summary highlights selected information from this Information Statement with respect to the Merger Agreement, the proposed Merger and the issuance of the Merger Shares in connection with the Merger. This summary may not contain all of the information that is important to you. To understand the Merger and other related matters fully and for a more complete description of the legal terms of the Merger Agreement and the related agreements, you should carefully read this entire Information Statement. You should also read the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (attached hereto as Annex B) and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 (attached hereto as Annex C and Annex D, respectively). Please see “Where You Can Find More Information” beginning on page 61. We have included references to other portions of this Information Statement to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies (page 17)

Our Company

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE.

We are a Delaware corporation, whose shares of Class A common stock are traded on The NASDAQ Global Market. Our address is 3033 Riviera Drive, Suite 200, Naples, FL 34103.

Merger Sub

Merger Sub was formed as a Delaware corporation by an indirect subsidiary of the Company solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is an indirect wholly owned subsidiary of the Company and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Merger Sub’s address is 3033 Riviera Drive, Suite 200, Naples, FL 34103.

Greater Media

Greater Media celebrated its 60th anniversary in broadcasting on March 31, 2016. Owned by the Bordes family, the Company was founded in 1956 by Yale classmates Peter A. Bordes and Joseph Rosenmiller and grew from the ownership of a single radio station in Southbridge, Massachusetts to a diversified portfolio of successful communications companies. Today, Greater Media is the parent company of 21 AM and FM radio stations in Boston, MA, Charlotte, NC, Detroit, MI, Philadelphia, PA and New Jersey.

Greater Media is a Delaware corporation. Its address is 35 Braintree Hill Park, Suite 300, Braintree, MA 02184.

The Merger (page 17)

On July 19, 2016, we entered into the Agreement and Plan of Merger with Greater Media, Merger Sub and Peter A. Bordes, Jr., as the stockholders’ representative. The Merger will be effectuated pursuant to the terms of the Merger Agreement. At the effective time of the Merger, Merger Sub will merge with and into Greater Media, and we will acquire all of the issued and outstanding common stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $82 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash and (ii) approximately $25 million in shares of the Company’s Class A common stock which is equal to 5,422,993 shares at a fixed value of $4.61 per share. The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

We have obtained a debt financing commitment to fund the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash and cash equivalents available to the Company and the issuance of the Merger Shares, will be sufficient for the Company to pay the aggregate Merger Consideration and all related fees and expenses.

NASDAQ Stockholder Approval Requirement (page 18)

The Company’s Class A common stock is listed on The NASDAQ Global Market. Pursuant to NASDAQ Listing Rule 5635(a), stockholder approval is required to issue shares (or securities convertible into or exercisable for common stock) with voting power equal to or in excess of 20% of the voting power of the shares outstanding before such issuance or equal to or more than 20% of the number of shares outstanding before such issuance. The Merger Shares to be issued in connection with the Merger will equal approximately 23.3% of the number of shares of Company Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, the approval of the Company’s stockholders is required because the issuance of the Merger Shares will result in an issuance in excess of 20% of the number of the shares of Company Common Stock outstanding before such issuance.

Stockholder Action by Written Consent (page 18)

On July 19, 2016, certain stockholders of the Company affiliated with the Beasley family representing approximately 62.4% of the voting power of the issued and outstanding Company Common Stock (the “Approving Stockholders”) executed the Stockholders’ Written Consent approving the issuance of the Merger Shares in connection with the Merger in accordance with the NASDAQ Listing Rules. Therefore, because majority stockholder approval has already been obtained, no further action by any other stockholder of the Company is required to approve the issuance of the Merger Shares under the NASDAQ Listing Rules. Delaware law does not require consent of the stockholders of the Company to the Merger itself. The approval of the corporate actions in the Stockholders’ Written Consent will not be effective until the date that is 20 calendar days after this Information Statement is first sent or given to our stockholders.

Reasons for the Merger (page 24)

The terms of the Merger Agreement were considered by the Board. The Board (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger.

In making its decision, the Board considered the factors described in the section of this Information Statement titled “The Merger—Reasons for the Merger” beginning on page 24 of this Information Statement.

Interests of Executive Officers and Directors of the Company in the Merger (page 26)

The Company’s executive officers and directors do not have any material interests in the Merger that are different from, or in addition to, the interests of all stockholders.

Impact of Stock Issuance on Existing Stockholders (page 26)

The issuance of the Merger Shares will dilute the ownership percentage and voting interests of the Company’s existing stockholders. Following consummation of the Merger, based on the Company’s capitalization as of July 19, 2016, we estimate that the current Greater Media stockholders will own approximately 19% of the outstanding shares of common stock and approximately 45% of the outstanding shares of Class A common stock of the combined company, and control approximately 3% of the voting power of the combined company, on all matters other than the election of directors. Therefore, the ownership and voting interests of the Company’s existing stockholders will be proportionately reduced.

In addition, under the terms of the Investor Rights Agreement that will be entered into as part of the transactions contemplated by the Merger Agreement, the Company will be obligated to increase the number of director seats on the Board from eight to nine and appoint one individual designated by the current Greater Media stockholders to fill the vacancy created by expanding the Board. And, under the terms of the Registration Rights Agreement that will be entered into as part of the transactions contemplated by the Merger Agreement, the Company will, among other things, prepare and file with the SEC, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the current Greater Media stockholders.

U.S. Federal Income Tax Consequences of the Merger to the Company and its Stockholders (page 26)

There are no material U.S. federal income tax consequences to the Company’s existing stockholders that will result from the issuance of the Merger Shares in connection with the Merger.

Expected Timing of the Merger (page 28)

We expect to complete the Merger during the fourth calendar quarter of 2016. However, the Merger is subject to a number of conditions, some of which are beyond the control of the Company and Greater Media, and we cannot predict the precise timing for completion of the Merger with certainty. See “The Merger Agreement” beginning on page 29 of this Information Statement and “Risk Factors—The Merger may not be completed, which could adversely affect our business operations and stock price and subject us to a number of risks” beginning on page 13 of this Information Statement for further information.

Conditions to the Completion of the Merger (page 34)

The completion of the Merger is subject to the satisfaction or, to the extent legally permissible, the waiver of a number of conditions in the Merger Agreement, such as:

•	the receipt of required regulatory approvals from the Federal Communications Commission (the “FCC”) and the satisfaction of any conditions precedent to the consummation of the Merger imposed by the FCC;

•	the approval of the proposal to adopt the Merger Agreement by the affirmative vote of at least a majority of the outstanding shares of Greater Media’s common stock (which has been received);

•	the approval of the issuance of the Merger Shares in connection with the Merger by the affirmative vote of at least a majority of the outstanding voting power of Company Common Stock (which has been provided);

•	the absence of any law or order, judgment, decree, injunction or ruling of a court of competent jurisdiction enjoining or prohibiting the consummation of the Merger;

•	the parties’ representations and warranties in the Merger Agreement being true and correct as of the closing date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), generally subject to certain materiality standards;

•	the parties’ having performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with at or prior to the closing of the Merger; and

•	the absence, since the date of the Merger Agreement, of any facts, changes, events, effects or occurrences which has had a material adverse effect on Greater Media.

Termination of the Merger Agreement (page 35)

The Merger Agreement may be terminated at any time prior to the completion of the Merger in any of the following ways:

•	by mutual written agreement of the Company and Greater Media;

•	by either the Company or Greater Media, if the closing has not occurred on or before January 19, 2017 (the “End Date”); except that the End Date may be extended for up to three months to the extent necessary to obtain required regulatory approvals so long as all of the other closing conditions have been satisfied; and;

•	by the Company or Greater Media if there is any law, statute, ordinance, rule, code or regulation, that makes the consummation of the Merger illegal or otherwise prohibited or if a final and non-appealable injunction, order, decree or ruling of a governmental entity has been entered permanently restraining, enjoining or otherwise prohibiting the Merger; or

•	by either the Company or Greater Media in certain other circumstances.

In certain circumstances, the Company may owe Greater Media a termination fee upon the termination of the Merger Agreement, specifically, the Merger Agreement provides that the Company shall pay Greater Media a termination fee of (a) $6.39 million if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of debt financing to be available (provided that Greater Media is not also able to terminate the Merger Agreement due to the Company’s breach) or (b) $12.78 million if (i) Greater Media terminates the Merger Agreement due to a breach of a representation or covenant by the Company such that an applicable condition to closing is not satisfied or (ii) Greater Media terminates the Merger Agreement because the Company has failed to consummate the Merger when required by the Merger Agreement, in circumstances where debt financing was available.

Appraisal Rights (page 28)

Holders of Company Common Stock will not be entitled to exercise appraisal or dissenters rights under Delaware law in connection with the Merger or the issuance of the Merger Shares pursuant to the Merger.

Directors and Officers (page 28)

Currently, the Board has fixed the number of directors at eight. Under the terms of the Investor Rights Agreement that will be entered into as part of the transactions contemplated by the Merger Agreement, the Company will be obligated to fix the number of director seats on the Board at nine and appoint one individual designated by the current Greater Media stockholders to fill the vacancy created by expanding the Board. The Greater Media stockholders have selected Peter A. Bordes, Jr. as their designee. At the effective time of the Merger, the Board will act to appoint Mr. Bordes to the Board.

The composition of the Company’s executive officers is not expected to change as a result of the closing of the Merger.

QUESTIONS AND ANSWERS

The following questions and answers address briefly some questions you may have regarding the Merger, the Merger Agreement and related transactions. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to in this Information Statement.

Why has the Company decided to merge with Greater Media?

We believe that the Merger with Greater Media will provide substantial strategic and financial benefits to our Company and our stockholders, including the following:

•	that the Merger will result in the creation of a combined company with a more geographically diverse footprint and financial profile than the Company on a stand-alone basis;

•	that the Merger is expected to (i) increase the Company’s scale, (ii) enhance the Company’s ability to compete in certain markets and (iii) improve the Company’s financial strength and flexibility;

•	the Board’s familiarity with the business, operations, properties and assets of Greater Media, including the competitive environment; and

•	the complementary strengths that are believed to exist within each company that can be leveraged for the benefit of the combined company.

Please see “Reasons for the Merger” beginning on page 24 for a detailed discussion of the reasons for and anticipated benefits of the Merger.

Did the Board approve and recommend the Merger?

Yes. On July 19, 2016, the Board unanimously (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger

To review the Board’s reasons for approving such transactions and recommending such transactions to our stockholders, see “Reasons for the Merger” beginning on page 24.

What will happen in the Merger?

Pursuant to the Merger Agreement, Merger Sub will merge with and into Greater Media, with Greater Media as the surviving entity. Upon the completion of the Merger, the separate corporate existence of Merger Sub will cease and Greater Media will continue as the surviving corporation and an indirect wholly owned subsidiary of the Company.

What will the current stockholders of Greater Media receive in the Merger?

The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash and (ii) approximately $25 million in shares of the Company’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share. The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

What percentage of Common Stock will Greater Media’s current stockholders own, in the aggregate, after the Merger?

Following consummation of the Merger, based on the Company’s capitalization as of July 19, 2016, we estimate that the current Greater Media stockholders will own approximately 19% of the outstanding shares of common stock and approximately 45% of the outstanding shares of Class A common stock of the combined company, and control approximately 3% of the voting power of the combined company, on all matters other than the election of directors. Therefore, the issuance of Merger Shares in connection with the Merger will cause a significant reduction in the relative percentage interests of our existing stockholders in the earnings, voting power and market value of the Company.

What will be the composition of the board of directors of the Company following the Merger?

Currently, the Board has fixed the number of directors at eight. Under the terms of the Investor Rights Agreement that will be entered into as part of the transactions contemplated by the, the Company will be obligated to fix the number of director seats on the Board at nine and appoint one individual designated by the current Greater Media stockholders to fill the vacancy created by expanding the Board. The Greater Media stockholders have selected Peter A. Bordes, Jr. as their designee. At the effective time of the Merger, the Board will act to appoint Mr. Bordes to the Board.

Who will be the officers of the Company following the Merger?

The composition of the Company’s executive officers is not expected to change as a result of the closing of the Merger.

When do you expect the Merger to be completed?

We are working to complete the Merger as quickly as possible. We expect to complete the Merger during the fourth quarter of calendar 2016, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, because the Merger is subject to a number of conditions, some of which are beyond the control of the Company and Greater Media, the precise timing for completion of the Merger cannot be predicted with certainty. For a discussion of the conditions to the completion of the Merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement” beginning on page 29 and “Risk Factors—The Merger may not be completed, which could adversely affect our business operations and stock price and subject us to a number of risks” on page 13.

What if the Merger does not close?

If the closing of the Merger does not occur, then Greater Media and its business will not be combined with the Company, the Company will continue to operate its business as a separate entity and the Company will not issue the Merger Shares.

In addition, in certain circumstances, the Company may owe Greater Media a termination fee upon the termination of the Merger Agreement, specifically, the Merger Agreement provides that the Company shall pay Greater Media a termination fee of (a) $6.39 million if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of debt financing to be available (provided that Greater Media is not also able to terminate the Merger Agreement due to the Company’s breach) or (b) $12.78 million if (i) Greater Media terminates the Merger Agreement due to a breach of a representation or covenant by the Company such that an applicable condition to closing is not satisfied or (ii) Greater Media terminates the Merger Agreement because the Company has failed to consummate the Merger when required by the Merger Agreement, in circumstances where debt financing was available.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of the Company’s Class A common stock will decline. If that were to occur, it is uncertain when, if ever, the price of the Company’s Class A common stock would return to the price at which it trades as of the date of this Information Statement.

Is stockholder approval of the Merger Agreement or Merger necessary?

Under the Delaware General Corporation Law, the Company’s stockholders are not required to approve the Merger. However, because the Company’s Class A common stock is listed on The NASDAQ Global Market, it is subject to NASDAQ Listing Rule 5635(a), pursuant to which stockholder approval is required to issue shares of common stock (or securities convertible into or exercisable for common stock) with voting power equal to or in excess of 20% of the voting power of the shares outstanding before such issuance or equal to or more than 20% of the number of shares outstanding before such issuance.

The Merger Shares to be issued in connection with the Merger will equal approximately 23.3% of the number of shares of Company Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, the approval of the Company’s stockholders is required because the issuance of the Merger Shares will result in an issuance in excess of 20% of the number of the shares of Company Common Stock outstanding before such issuance.

Why am I not being asked to vote on the issuance of shares of Class A common stock in connection with the Merger?

On July 19, 2016, the Approving Stockholders, representing, in the aggregate, approximately 62.4% of the voting power of the issued and outstanding Company Common Stock, executed a written consent approving the issuance of the Merger Shares in accordance with the NASDAQ Listing Rules. As a result, because stockholder approval has already been obtained, no further action by any other stockholder of the Company is required. The approval of the issuance of the Merger Shares in the Stockholders’ Written Consent will not be effective until the date that is 20 calendar days after this Information Statement is first sent or given to our stockholders.

Why did I receive this Information Statement?

Provisions of federal securities laws and regulations and Delaware law require us to provide you with information regarding the Merger, the Merger Agreement and the issuance of the Merger Shares and require us to provide you with notice of the Stockholders’ Written Consent delivered by the holders of our Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action, even though your vote or consent is neither required nor requested in connection with such transactions.

Am I entitled to appraisal rights?

No. Holders of Company Common Stock will not be entitled to exercise appraisal or dissenters’ rights under Delaware law in connection with the Merger and the issuance of Merger Shares in connection with the Merger.

Who can answer any of my questions?

If you have any questions after reading this Information Statement, please write to Beasley Broadcast Group, Inc., Attention: Secretary, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” about the Company and Greater Media within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future, not past, events. All statements other than statements of historical fact included in this document are forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “plans,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company and Greater Media undertake no obligation to update or revise any forward-looking statements.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Factors that could cause actual results or events to differ materially from these forward-looking statements include, but are not limited to:

•	the risk that the Merger may not be completed;

•	the ability of the Company to obtain debt financing for the Merger;

•	the risk that, under certain circumstances, the Company may be required to pay a termination fee to Greater Media;

•	the ability to successfully combine the businesses of the Company and Greater Media;

•	the incurrence of significant transaction and other Merger-related fees and costs;

•	the risk that the public assigns a lower value to Greater Media’s business than the value used in negotiating the terms of the Merger;

•	the effects of the Merger on the interests of the Company’s current stockholders in the earnings, voting power and market value of the Company;

•	the risk that the Merger may not be accretive to the Company’s current stockholders;

•	the risk that any goodwill or identifiable intangible assets recorded due to the Merger could become impaired;

•	the risk that the Merger may prevent the Company from acting on future opportunities to enhance stockholder value;

•	the impact of the issuance of the Merger Shares in connection with the Merger;

•	the risk due to business uncertainties and contractual restrictions while the Merger is pending that could disrupt the Company’s business;

•	the ability of the Company to achieve the expected cost savings, synergies and other benefits from the proposed Merger within the expected time frames or at all;

•	the incurrence of unexpected costs, liabilities or delays relating to the Merger;

•	the risk that a closing condition to the proposed Merger may not be satisfied;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of the Company and Greater Media generally, including those set forth in the Company’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings.

All written and oral forward-looking statements attributable to the Company or Greater Media or persons acting on behalf of the Company or Greater Media are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information” beginning on page 61 of this Information Statement.

RISK FACTORS

You should carefully read and consider the following risk factors, as well as the other information contained and referred to in this Information Statement. In addition, you should carefully read and consider the risks associated with the business of the Company as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (attached hereto as Annex B) and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 (attached as Annex C and Annex D, respectively).

The Merger may not be completed, which could adversely affect our business operations and stock price and subject us to a number of risks.

If the Merger is not completed for any reason, we would still remain liable for significant transaction costs, including, in certain circumstances, termination fees of up to $12,780,000, and the focus of our management would have been diverted from seeking other potential strategic opportunities, in each case without realizing any benefits of a completed Merger. For these and other reasons, a failed Merger could adversely affect our financial condition and results of operations. Furthermore, if we do not complete the Merger, the market price of our Class A common stock may decline significantly from the current market price and our current stockholders will not enjoy the benefits of holding stock in the combined company. Certain costs associated with the Merger have already been incurred or may be payable even if the Merger is not completed.

Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community. And any disruptions to our business resulting from the announcement and pendency of the Merger, including any adverse changes in our relationships with our advertisers and employees could continue or accelerate in the event of a failed transaction.

The failure to obtain debt financing in the form of a new $265.0 million Term Loan B Facility would adversely affect our ability to close the Merger.

In connection with the closing of the Merger, we anticipate that Beasley Mezzanine Holdings, LLC (the “Borrower”), a direct subsidiary of the Company, Royal Bank of Canada (“RBC”) and U.S. Bank National Association (“US Bank”), will enter into a credit facility pursuant to a commitment letter dated July 19, 2016 (the “Commitment Letter”) consisting of (a) a term loan B facility in the amount of $265.0 million and (b) a revolving credit facility of $20.0 million. The Commitment Letter provides that we will borrow all of the $265.0 million term loan at the closing of the Merger, which will be used to pay a portion of the purchase price and fees, costs and expenses incurred in connection with the Merger and to repay existing third party indebtedness of the Borrower and Greater Media.

The obligations of RBC and US Bank to provide the debt financing under the Commitment Letter are subject to certain customary closing conditions, including the consummation of the Merger. If we fail to complete the Merger before January 19, 2017, RBC and US Bank may terminate their commitments under the Commitment Letter; provided that such termination date will automatically extend by an additional three months in certain circumstances. The failure to obtain this debt financing would adversely affect our ability to fund all of our anticipated closing payments in connection with the Merger, could result in a breach of our covenants under the Merger Agreement and could result in the termination of the Merger Agreement.

We have substantial debt and will incur additional debt to complete the Merger, which could have important consequences to our current stockholders.

We have debt that is substantial, and we will incur additional debt to complete the Merger. As of June 30, 2016, we had long-term debt of $83.0 million and after completion of the Merger we expect our long-term debt to increase to $265.0 million. This substantial amount of long-term debt could have an impact on our current stockholders. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of cash flow for other purposes, including ongoing capital expenditures and future acquisitions;

•	impair our ability to obtain additional financing for working capital, capital expenditures, future acquisitions and general corporate or other purposes;

•	limit our ability to compete, expand and make capital improvements;

•	increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

•	limit or prohibit our ability to pay dividends and make other distributions.

In the event that a closing condition to the proposed Merger is not satisfied the Merger may not be completed and we may be required to pay a termination fee to Greater Media.

The Merger Agreement contains closing conditions, which are described in the section “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 34. If we are unable to satisfy or obtain a waiver for these conditions, we will be unable to complete the Merger, and we will be subject to a number of risks as detailed in these Risk Factors.

The Merger Agreement also provides that we shall pay Greater Media a termination fee of (i) $6.39 million if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of debt financing to be available or (ii) $12.78 million if Greater Media terminates the Merger Agreement due to our breach of a representation or covenant such that the applicable closing condition is not satisfied or if Greater Media terminates the Merger Agreement because we have failed to consummate the Merger when required by the Merger Agreement, in circumstances where debt financing was available. The incurrence of such fees could adversely affect our financial condition and results of operations.

The failure to successfully combine our business with Greater Media’s business in the expected time frame may adversely affect our financial condition and results of operations.

The success of the Merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining our business with Greater Media’s business. If a successful combination of the businesses does not occur, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. The difficulties of combining the operations of the two businesses include:

•	managing a significantly larger company;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	the diversion of management’s attention from ongoing business concerns and any potential performance shortfalls as a result of such diversion;

•	unanticipated issues in integrating information technology, communications and other systems;

•	costs or inefficiencies associated with integrating the operations of the combined company; and

•	unforeseen expenses, liabilities or delays associated with the Merger.

The Company and Greater Media have operated and, until the completion of the Merger, will continue to operate independently. Even if the operations are combined successfully, the combined company may not realize the full benefits of the merger on the anticipated timeframe, or at all. These integration matters could have an adverse effect on our financial condition and results of operations.

We will incur significant transaction and other Merger-related fees and costs.

We expect to incur costs associated with combining the operations of our business with those of Greater Media, as well as transaction fees and other costs related to the Merger. The total transaction costs to consummate the Merger are estimated to be approximately $11.7 million including estimated debt issuance costs of $10.6 million, which do not include any costs to be borne by Greater Media. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. In addition, it is expected that our costs related to legal and regulatory compliance may increase substantially, at least in the near term, because Greater Media has not previously been required to comply with the reporting, internal control, public disclosure and similar legal and regulatory compliance obligations applicable to publicly traded companies. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term or at all.

Further, while the Merger is pending we will continue to incur costs, fees, expenses and charges related to the Merger, which may materially and adversely affect our financial condition and results of operations. These costs, fees and expenses may exceed the expected level of such liabilities and materially affect the benefit of the Merger to the Company and our stockholders.

If the public markets assign lower values to Greater Media’s business than the values used in negotiating the terms of the Merger, the trading price of our Class A common stock may decline.

The stock of Greater Media is not publicly traded, so there is no current market-based valuation for Greater Media’s business. In negotiating the Merger, we used what we believe to be a reasonable valuation for Greater Media. However, the public markets may not value Greater Media’s business in the same manner as we have valued it for purposes of negotiating the terms of the Merger. Based on the performance of the combined company, the market may conclude that the value assigned to Greater Media in the Merger was too high. In this event, the trading price of our Class A common stock may decline.

The issuance of at least 5,422,993 shares of our Class A common stock in the Merger will substantially reduce the percentage interests of our existing stockholders in the earnings, voting power and market value of the Company.

We will issue at least 5,422,993 shares of Class A common stock in the Merger, subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing, and certain other payments and expenses. Upon completion of the Merger and the issuance of these shares, we estimate that former stockholders of Greater Media will own approximately 19% of the outstanding shares of common stock and approximately 45% of the outstanding shares of Class A common stock of the combined company, and control approximately 3% of the voting power of the combined company, on all matters other than the election of directors. The issuance of the Merger Shares in connection with the Merger will cause a significant reduction in the relative percentage interests of our existing stockholders in the earnings, voting power and market value of the Company.

The Merger may not be accretive to our current stockholders.

Excluding transaction costs, the transaction is expected to be accretive to our operating results immediately upon closing (inclusive of expected financial and operating synergies and the planned divestiture of certain stations). The extent and duration of any accretion will depend on several factors, including the amount of merger-related expenses we incur that are charged against our earnings and the results of operations of the Greater Media business, which will not be known until after the merger is completed. If expenses charged against earnings are higher than we expect or the Greater Media business does not achieve the revenue and earnings growth we project, the Merger may not be accretive at all. In such event, the trading price of our Class A common stock may decline.

Any goodwill or identifiable intangible assets that we record due to the Merger could become impaired, which would adversely affect our results of operations.

Under generally accepted accounting principles (“GAAP”), the Merger will be accounted for under the acquisition method of accounting as a purchase by the Company of Greater Media. Under the acquisition method of accounting, the total implied purchase price paid for Greater Media in the Merger will be allocated to Greater Media’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the Merger will result in the creation of goodwill based upon the application of acquisition accounting. To the extent the value of goodwill or identifiable intangible assets become impaired, we may be required to incur material non-cash charges relating to such impairment. Such a potential impairment charge could adversely affect our results of operations.

The Merger may prevent us from acting on future opportunities that may enhance stockholder value.

In the future, opportunities for a business combination could become available that might permit us to enhance our ability to compete and enhance stockholder value on more favorable terms than the Merger currently presents. The fact that the Merger was either completed or not completed or is pending could prevent us from pursuing such opportunities.

While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could disrupt our business or give rise to the termination of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties, including, among others, covenants to conduct our businesses in the ordinary course between the execution and delivery of the Merger Agreement and the consummation of the Merger and not to engage in certain kinds of transactions during such period (including the payment of dividends other than our routine quarterly dividend declared and paid in the ordinary course). These restrictions could be in place for an extended period of time if the consummation of the Merger is delayed, which could adversely affect our financial condition and results of operations. In addition to the closing conditions detailed above, the occurrence of certain events, changes in circumstances or other factors could lead the termination of the Merger Agreement, which could adversely affect our financial condition and results of operations.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Companies

Our Company

We are a publicly traded Delaware corporation, whose shares of Class A common stock are traded on The NASDAQ Global Market under the ticker symbol “BBGI.” Our principal offices are located at 3033 Riviera Drive, Suite 200, Naples, Florida 34103, and our phone number is (239) 263-5000.

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE.

We seek to secure and maintain a leadership position in the markets we serve by developing market-leading clusters of radio stations in each of our markets. We operate our radio stations in clusters to capture a variety of demographic listener groups, which we believe enhances our radio stations’ appeal to a wide range of advertisers. In addition, we have been able to achieve operating efficiencies by consolidating office and studio space where possible to minimize duplicative management positions and reduce overhead expenses.

Merger Sub

Merger Sub was formed as a Delaware corporation by an indirect subsidiary of the Company solely for the purpose of completing the transactions contemplated by the Merger Agreement. Merger Sub is an indirect wholly owned subsidiary of the Company and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Greater Media

Greater Media is a Delaware corporation. Its address is 35 Braintree Hill Park, Suite 300, Braintree, MA 02184.

Greater Media celebrated its 60th anniversary in broadcasting on March 31, 2016. Owned by the Bordes family, the Company was founded in 1956 by Yale classmates Peter A. Bordes and Joseph Rosenmiller and grew from the ownership of a single radio station in Southbridge, Massachusetts to a diversified portfolio of successful communications companies. Today, Greater Media is the parent company of 21 AM and FM radio stations in Boston, MA, Charlotte, NC, Detroit, MI, Philadelphia, PA and New Jersey.

General Description of the Merger

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding common stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $82 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash and (ii) approximately $25 million in shares of the Company’s Class A common stock which is equal to 5,422,993 shares at a fixed value of $4.61 per share. The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

NASDAQ Stockholder Approval Requirement

The Company’s Class A common stock is listed on The NASDAQ Global Market. Pursuant to NASDAQ Listing Rule 5635(a), stockholder approval is required to issue shares of common stock (or securities convertible into or exercisable for common stock) with voting power equal to or in excess of 20% of the voting power of the shares outstanding before such issuance or equal to or more than 20% of the number of shares outstanding before such issuance. The Merger Shares to be issued in connection with the Merger will equal approximately 23.3% of the number of shares of Company Common Stock outstanding immediately prior to the effective time of the Merger. Accordingly, the issuance of the Merger Shares in connection with the Merger requires stockholder consent.

Stockholder Action by Written Consent

On July 19, 2016, the Approving Stockholders, representing, in the aggregate, approximately 62.4% of the voting power of the issued and outstanding Company Common Stock, executed a written consent approving the issuance of the Merger Shares in connection with the Merger in accordance with the NASDAQ Listing Rules.

Accordingly, because majority stockholder approval has already been obtained, no further action by any other stockholder of the Company is required to approve the issuance of the Merger Shares under the NASDAQ Listing Rules. There is no requirement under Delaware law requiring consent of the stockholders of the Company to the Merger itself. The approval of the corporate actions in the Stockholders’ Written Consent will become effective on the date that is 20 calendar days after this Information Statement is first sent or given to our stockholders.

Background of the Merger

During the past several years, as part of its ongoing management of the business and affairs of the Company, the Board regularly reviewed and evaluated available strategic alternatives and considered ways to enhance the Company’s performance and prospects in light of then-current business and economic conditions. In connection with this review, the Company from time to time evaluated potential transactions that would further its strategic objectives.

From time to time during the past two years prior to November, 2015, B. Caroline Beasley, Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer of the Company, and Peter H. Smyth, Chairman and Chief Executive Officer of Greater Media met in the scope of their professional activities, as well as at social gatherings. These meetings, did not involve discussions or negotiations with respect to a potential transaction.

During November 2015 and the first two weeks of December 2015, Ms. Beasley met several times with Mr. Smyth to engage in preliminary exploratory discussions about a potential transaction. On December 15, 2015, Ms. Beasley met with Mr. Smyth and a representative of Rockdale Partners, Greater Media’s financial advisor (“Rockdale”), at the Links Club in New York to continue the preliminary exploratory discussions about the potential transaction. As a result of that meeting, in early January 2016, Ms. Beasley engaged Latham & Watkins LLP (“Latham”) as the Company’s legal advisor for the proposed transaction.

To facilitate further discussions and to enable Greater Media to share information with the Company, on January 8, 2016, Rockdale delivered an initial draft of a confidentiality agreement to the Company. The parties exchanged drafts of the confidentiality agreement over the next few days and on January 13, 2016, the Company and Greater Media executed the confidentiality agreement. Following the execution of the confidentiality agreement, Greater Media provided the Company with written diligence materials about its business.

On January 21, 2016, Ms. Beasley met with Mr. Smyth and a representative of Rockdale at the Four Seasons Hotel in Boston and discussed a number of topics related to the potential transaction, including certain expense reductions being contemplated by Greater Media, Greater Media’s commission plan and pension liabilities and Greater Media’s plans with respect to its tower assets. At that meeting, the participants also discussed the current state of Greater Media’s business and the competition in its various markets.

Following these discussions, during the week of January 25, 2016, Ms. Beasley worked with Latham to develop a preliminary non-binding term sheet to frame discussions between the parties regarding the proposed transaction. On February 3, 2016, Ms. Beasley sent to Rockdale an initial draft of a preliminary non-binding term sheet (the “Term Sheet”) reflecting the Company’s understanding of the terms pursuant to which the parties would effectuate the merger. The Term Sheet proposed that the Company would acquire all of the outstanding stock of Greater Media for a purchase price of $250 million, consisting of cash and non-cash consideration. The Term Sheet stated that the purchase price (i) assumed that Greater Media would complete certain previously contemplated expense reductions and (ii) would be subject to (x) adjustment for pension liabilities in excess of an agreed upon amount and (y) customary adjustments for outstanding debt, net working capital and transaction expenses. The Term Sheet also proposed that a portion of the non-cash consideration would be held in escrow as a source of recovery for any post-closing purchase price adjustments. The Term Sheet proposed various closing conditions to the completion of the transaction, including that the Company would be able to complete the financing of the transaction. The Term Sheet also provided that the Greater Media stockholders would provide customary indemnification to the Company for breaches of representations, warranties and pre-closing covenants. Finally, the Term Sheet proposed that Greater Media would agree to work with the Company exclusively for a period of ninety (90) days to negotiate the transaction.

On February 9, 2016, Ms. Beasley, along with representatives of Latham, met by telephone with representatives of Rockdale and Debevoise & Plimpton LLP (“Debevoise”), Greater Media’s outside legal advisor, regarding the Term Sheet. During that discussion, representatives of both Rockdale and Debevoise noted that Greater Media was continuing to review the proposed Term Sheet and that many issues remained open. Specifically, the parties needed to resolve the form and terms of the non-cash consideration, and the treatment of the pension liabilities and transaction expenses, including severance liabilities. In addition, the parties discussed Greater Media’s expectations with respect to the completion of certain expense reductions and Ms. Beasley noted the Company’s expectation that such expense reductions would be completed prior to the completion of the proposed transaction. The parties also discussed the possibility of Greater Media selling certain of its tower assets prior to the completion of the transaction between the Company and Greater Media. Finally, representatives of Debevoise stated that Greater Media would not agree to a financing condition and that, if the parties were able to make progress on the open issues, Greater Media would then consider the exclusivity request.

During the week of February 15, 2016, George G. Beasley, the Company’s Chief Executive Officer and Chairman of the Board, and Ms. Beasley met with Mr. Smyth at the Company’s offices in Naples, Florida. Although the meeting was largely introductory, the participants also discussed Greater Media’s business.

On February 19, 2016, Debevoise sent to Latham a list of the issues raised by the Term Sheet which proposed, among other things, (i) in addition to the adjustments proposed by the Company, the purchase price would be increased by the amount of cash outstanding at Greater Media at the closing of the proposed transaction, (ii) Greater Media’s liability for transaction expenses would not include severance costs, (iii) the purchase price adjustment related to pension liabilities would be a two-way adjustment to the extent pension liabilities were below an agreed-upon threshold, (iv) the Greater Media stockholders would not provide indemnification to the Company and (v) in lieu of a financing condition, a reverse termination fee of $10 million payable by the Company in the event the Company’s debt financing is not available and specific performance is not available as a remedy.

On February 22, 2016, Ms. Beasley met by telephone with representatives of Rockdale regarding the cash flows of Greater Media and other issues raised by Greater Media’s issues list.

On February 25, 2016, Mr. George Beasley and Ms. Beasley, along with Bruce G. Beasley, President and Chief Operating Officer of the Company (by telephone), Brian E. Beasley, Executive Vice President Operations of the Company, and Marie Tedesco, Vice President of Finance of the Company, met with Mr. Smyth and representatives of Rockdale (by telephone) at Mr. George Beasley’s residence in Naples, Florida to discuss Greater Media’s business, including performance in its various markets, the use of consultants as part of its business strategy and a potential format change for one of its stations in Detroit. In addition, the participants discussed potential synergies in the proposed transaction.

On February 26, 2016, representatives of Latham and Debevoise met by telephone to negotiate the Term Sheet and issues list and to discuss the legal aspects of the transaction generally, as well as the process for drafting definitive agreements to memorialize the terms of the transaction. Specifically, the advisors discussed issues related to (i) the various purchase price adjustments being contemplated by the parties, (ii) Greater Media’s desire for a “no indemnity” deal and (iii) certain governance matters, including the rights of the Greater Media stockholders to appoint a representative to the Board following completion of the proposed transaction. In addition, representatives of Latham and Debevoise discussed a construct pursuant to which Greater Media would sell certain of its tower assets prior to the closing of the proposed transaction. Following this discussion of the open issues in the revised Term Sheet, the parties agreed that it was appropriate to begin drafting the definitive Merger Agreement, with Debevoise being responsible for preparing the initial draft.

On March 1, 2016, Ms. Beasley met with representatives of Rockdale at the offices of Rockdale in New York. During that meeting, the participants discussed Greater Media’s contemplated expense reductions, pension liabilities and retention bonuses.

Given that the proposed non-cash portion of the merger consideration was likely to consist of equity of the Company, Greater Media indicated that it desired to conduct a diligence review of the Company. Therefore, to facilitate further discussions and to enable the delivery of confidential information from the Company to Greater Media, in late February, 2016, the parties exchanged drafts of a confidentiality agreement detailing Greater Media’s confidentiality obligations. On March 3, 2016, the Company and Greater Media executed such confidentiality agreement. From time to time following the execution of such confidentiality agreement, the Company provided Greater Media with written diligence material about its business.

On March 5, 2016, Debevoise delivered an initial draft of the Merger Agreement to Latham.

During the weeks following March 5, 2016, Ms. Beasley met with representatives of potential lenders to discuss financing for the potential transaction.

On March 20, 2016, Latham delivered a revised draft of the Merger Agreement to Debevoise which was subsequently followed by a further revised draft of the Merger Agreement from Latham a week later. The further revised draft contained additional revisions resulting from a further review by executives at the Company, including Joyce Fitch, General Counsel of the Company.

On March 30, 2016, Debevoise sent to Latham a list of the issues raised by the revised draft of the Merger Agreement which noted, among other things, that (i) the purchase price should take into account all cash outstanding at Greater Media at the closing of the proposed transaction, (ii) the proposed purchase price adjustment related to the sale of Greater Media’s tower assets should take into account certain taxes and fees,

(iii) the Greater Media stockholders would be responsible for certain severance costs, but not for retention bonuses payable in connection with the transaction, and (iv) Greater Media’s pre-closing expense reductions would be discussed and agreed amongst the parties. In addition, this issues list reiterated that Greater Media’s stockholders were not willing to provide indemnification to the Company and, in lieu of a financing condition, Greater Media continued to propose a reverse termination fee of $10 million payable by the Company in the event the Company’s debt financing is not available and specific performance is not available as a remedy. On March 31, 2016, representatives of Latham and Debevoise spoke briefly on the telephone regarding the issues list and, following such discussion the Company and Greater Media agreed that an in person meeting would be productive.

On April 5, 2016, Ms. Beasley, Ms. Fitch and Marie Tedesco, Vice President of Finance of the Company, along with representatives of Latham, met with Mr. Smyth and representatives of Rockdale and Debevoise at the offices of Debevoise in New York to discuss various open issues in the transaction. The parties discussed at length Greater Media’s plans to sell its tower assets prior to the consummation of the transaction between the Company and Greater Media and a related purchase price adjustment. The parties also discussed the status of Greater Media’s proposed expense reductions and the parties’ expectations with respect to such actions in connection with the proposed transaction. The parties also discussed Greater Media’s proposal for a “no indemnity” deal and, after much discussion, the Company agreed to that approach; provided that Greater Media agree to bear certain costs of a premium associated with the Company obtaining a representation and warranty insurance policy. In addition, the parties discussed the other issues outlined in the issues list provided by Debevoise. At the conclusion of the meeting, the parties again discussed the Company’s request that Greater Media agree to work exclusively to negotiate the transaction. Greater Media again deferred the Company’s request.

Following the meeting the week prior, on April 12, 2016, Debevoise delivered an updated version of the March 30th issues list, annotated to reflect the discussions between the parties during the meeting on April 5, 2016. In addition to the issues discussed above, the remaining issues included, among other things, (i) purchase price adjustments related to the cash outstanding at Greater Media at the closing of the proposed transaction, (ii) the exclusion of certain retention bonus obligations from Greater Media’s transaction expenses, (iii) whether the Company expected to have committed financing at the time of signing of the Merger Agreement and which party would bear the associated commitment fees and (iv) the size of a reverse termination fee payable by the Company in the event the Company’s debt financing is not available and specific performance is not available as a remedy.

During the weeks following the April 5th meeting, Ms. Beasley met with representatives of potential lenders to discuss financing for the potential transaction.

On April 25, 2016, representatives of Latham and Debevoise met by telephone to discuss the issues list. Specifically, they discussed the (i) purchase price adjustments related to the cash outstanding at Greater Media at the closing of the proposed transaction, (ii) the payment of commitment fees related to the Company’s committed financing and (iii) certain severance obligations. In addition, the advisors discussed simplifying the purchase price adjustment related to the sale of Greater Media’s tower assets. The advisors then discussed some legal matters related to the transaction, including the potential form of the non-cash consideration and related governance terms. Finally, the advisors discussed the current status of the transaction and the financial and legal diligence between the parties.

On April 28, 2016, Ms. Beasley and Ms. Tedesco met with representatives of Greater Media and Rockdale at the offices of Rockdale in New York to discuss Greater Media’s expectations for future performance, potential expense reductions and competition in its various markets.

During May 2016, the Company retained RBC Capital Markets, LLC (“RBC Capital Markets”) as its financial advisor for the proposed transaction, which was subsequently documented by an engagement letter executed in July 2016.

On May 7, 2016, Debevoise delivered to Latham a further revised draft of the Merger Agreement. During the next two weeks, representatives of Latham and Debevoise met numerous times by telephone to negotiate the Merger Agreement. The advisors discussed, among other things, the issues related to (i) Greater Media’s obligations to complete its previously contemplated expense reductions, (ii) responsibility for the payment of commitment fees related to the Company’s committed financing, (iii) responsibility for certain severance obligations and other post-closing obligations to continuing employees and (iv) the purchase price adjustment related to the sale of Greater Media’s tower assets. In addition, on June 2, 2016, Debevoise delivered to Latham initial drafts of term sheets for the Investor Rights Agreement and the Registration Rights Agreement. Latham continued to exchange drafts of these term sheets with Debevoise until July 19, 2016.

Following these discussions, the parties determined to meet in person in New York on June 8, 2016 to further negotiate and resolve the open issues in the proposed transaction. In advance of such meeting, on June 5, 2016, Latham delivered to Debevoise a further revised draft of the Merger Agreement.

On June 7, 2016, Ms. Fitch, along with representatives of Latham, met by telephone with representatives of Debevoise to discuss the legal aspects of the transaction generally and negotiate certain provisions of the Merger Agreement, including the representations and warranties and certain covenants.

During the morning of June 8, 2016, Ms. Fitch, along with representatives of Latham, met with representatives of Debevoise at the offices of Debevoise in New York to continue their discussion of the legal aspects of the transaction. Later that afternoon, Ms. Beasley and representatives of Rockdale joined the meeting. The parties then discussed the economic aspects of the transaction. Specifically, after noting the recent performance of certain of Greater Media’s stations, the Company proposed a purchase price adjustment based on a multiple of Greater Media’s cash flows at the closing of the proposed transaction. In addition, the parties discussed issues related to (i) contractual requirements providing the Company certainty that Greater Media would complete certain expense reductions prior to the closing of the proposed transaction, and responsibility for related severance obligations, (ii) which party would bear the economic cost of the Company’s committed financing, and (iii) the purchase price adjustments related to the sale of Greater Media’s tower assets. The parties also discussed certain non-economic terms, including, among others, the size of the reverse termination fee payable by the Company to Greater Media in certain circumstances and the scope of the conduct of business covenant. At the conclusion of the meeting, the parties agreed to reconvene over the next few days to discuss possible solutions to the open issues.

On June 9, 2016, representatives of Latham and Debevoise met by telephone a number of times to exchange proposals regarding the open issues. No final decisions were made with respect to the open issues.

On June 15, 2016, representatives of Latham and Debevoise met by telephone to discuss the open issues in the proposed transaction. Representatives of Debevoise explained Greater Media’s position on the open issues, including, (i) that Greater Media was willing to be responsible for certain severance costs, (ii) a proposal for a two-tiered reverse termination fee (i.e., a lower fee associated with a failure of financing and a higher fee associated with any other breach), and (iii) that the Greater Media stockholders expected to receive credit for the cash outstanding at Greater Media at the closing of the proposed transaction. In addition, Debevoise communicated an updated proposal regarding the mechanism for determining the purchase price adjustment associated with the sale of the Greater Media tower assets. Finally, in the context of their current proposal, Debevoise explained that Greater Media would be willing to agree to a purchase price reduction of $5 million. On June 21, 2016, Ms. Beasley met by telephone with representatives of Rockdale to discuss the open issues in the proposed transaction, including each of the issues discussed by the advisors on June 15th.

On June 23, 2016, Ms. Beasley and Ms. Fitch, along with representatives of Latham, met by telephone with representatives of Rockdale and Debevoise to discuss the parties’ positions with respect to the open items in the proposed transaction. In the course of that discussion, Greater Media agreed to a purchase price reduction of $10 million and the parties discussed a framework for resolving the remaining open issues and finalizing the definitive documentation.

Following these discussions, on June 28, 2016, Debevoise delivered a revised draft of the Merger Agreement to Latham. Following receipt of the revised draft, representatives of Latham and Debevoise met by telephone to negotiate the terms of the Merger Agreement and, on July 3, 2016, Latham delivered a revised draft of the Merger Agreement to Debevoise. On July 5, 2016, Ms. Beasley met by telephone with Mr. Smyth to discuss the performance of certain of Greater Media’s stations.

On July 6, 2016, the Board met to consider the potential merger with Greater Media. Present at the meeting were members of the Company management and representatives of Latham and RBC Capital Markets. At the meeting, Ms. Beasley provided the Board with a summary of the negotiations with Greater Media, noting that she has previously spoken individually with each director as the negotiations have progressed. Representatives of RBC Capital Markets then summarized the terms of the proposed transaction, as contemplated at such time, outlined the strategic rationale for the proposed transaction and reviewed certain of the financial aspects of the proposed transaction, including the anticipated synergies, the proposed purchase price relative to various valuation metrics and the anticipated pro forma analysis of the combined company. Ms. Beasley then reiterated the primary business advantages offered by the proposed merger with Greater Media, including that the Merger is expected to increase the Company’s scale, strengthen the Company’s competitive positioning by adding assets in existing markets and improve the Company’s financial strength and flexibility. Ms. Fitch reviewed with the Board their fiduciary duties under Delaware law with respect to the transaction. At the meeting, the Board expressed their desire to continue exploring the proposed transaction with Greater Media and authorized management to continue its negotiations.

On July 11, 2016, representatives of Latham and Debevoise met by telephone to discuss the open items. Following such discussions, on July 12, 2016, Debevoise delivered a revised draft of the Merger Agreement to Latham. Latham continued to exchange drafts of the Merger Agreement with Debevoise until July 19, 2016. In addition, on July 12, 2016, Ms. Beasley met by telephone with representatives of Rockdale to discuss issues related to the mechanism for determining the purchase price adjustment associated with the sale of the Greater Media tower assets.

On July 14, 2016, the Board met to consider the potential merger with Greater Media. Present at the meeting were members of the Company management and representatives of Latham. At the meeting, Ms. Beasley presented the current state of the negotiations with Greater Media, including the resolution of certain economic terms since the Board’s prior meeting and reiterated to the Board the strategic rationale for the proposed merger. Latham presented a summary of the current draft of the Merger Agreement and the ancillary agreements, noting the items in such documents that had not yet been agreed. Following these presentations, the Board discussed the proposed terms of the Merger Agreement, including the governance arrangements and, in particular the right of the Greater Media stockholders to appoint a director to the Board. Following this discussion, the Board again expressed their desire to resolve the negotiations related to the Merger Agreement and their support for continuing to pursue the proposed merger and authorized the Company management to continue its negotiations with Greater Media.

During the next few days, Latham and Debevoise continued to exchange drafts of the Merger Agreement and related ancillary documents. Ms. Beasley and representatives of Rockdale exchanged multiple messages advising each other of the progress of the legal advisors and negotiating the open points related to the treatment of cash and related issues.

On July 19, 2016, the Board met to consider the potential merger with Greater Media. Present at the meeting were members of the Company management and representatives of Latham. At the meeting, Ms. Beasley reported on the final negotiations with Greater Media. Thereafter, representatives of Latham reviewed the final terms of the Merger Agreement, noting the changes from the prior board meeting. Ms. Fitch reviewed with the Company directors their fiduciary duties under Delaware law. Following discussion amongst the directors, the Board unanimously (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger Agreement, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger.

On July 19, 2016, the parties executed the Merger Agreement. The merger was announced later that afternoon in a press release issued by the Company.

Reasons for the Merger

In reaching the decision to proceed with the transactions contemplated by the Merger Agreement, including the Merger and the issuance of the Merger Shares, and recommend the issuance of the Merger Shares for approval by the Company’s stockholders, the Board consulted with the Company’s management and its legal and financial advisors, and considered a variety of factors with respect to such transactions, including those matters discussed in “Background of the Merger.” As discussed in greater detail below, these consultations included discussions regarding the Company’s strategic business plan, the costs and risks of executing that business plan, its past and current business operations and financial condition, its future prospects, the strategic rationale for the transaction and the terms and conditions of the Merger Agreement.

The following discussion of the information and factors considered by the Board is not exhaustive. In view of the wide variety of factors considered in connection with the Merger, the Board did not consider it practical, nor did it attempt, to quantify or otherwise assign relative weight to different factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole, and overall considered it to be favorable to, and in support of, its determination and recommendations.

Among the material information and factors considered by the Board were the following:

•	that the Merger would result in the creation of a combined company with a more geographically diverse footprint and financial profile than the Company on a stand-alone basis;

•	that the Merger is expected to (i) increase the Company’s scale, (ii) enhance the Company’s ability to compete in certain markets and (iii) improve the Company’s financial strength and flexibility;

•	substantial synergy potential achievable in the near term by consolidating duplicative corporate departments and executive management teams and reducing duplicative costs, such as consulting and legal fees;

•	that the Company and Greater Media share a common operating philosophy, with a focus on strong core programming and targeted localism;

•	the Board’s familiarity with the business, operations, properties and assets of Greater Media, including the competitive environment;

•	the complementary strengths that are believed to exist within each company that can be leveraged for the benefit of the combined company;

•	the use of Merger Shares as a portion of the consideration to be delivered to the Greater Media stockholders in the Merger, which Company management believes will allow the Company to maintain a leverage ratio that is appropriate for the Company’s business strategy;

•	that the Company has received executed debt financing commitment letters from major financial institutions with significant experience in similar lending transactions, which, in the reasonable judgment of the Board, increases the likelihood of such financing being completed;

•	the Board’s belief that the conditions to the closing of the Merger are capable of being satisfied;

•	that the Merger Consideration and the other terms and conditions of the Merger Agreement, including the termination provisions, resulted from extensive arm’s-length negotiations between the Company and its advisors, on the one hand, and Greater Media and its advisors, on the other hand; and

•	the relative likelihood or desirability of completing an alternative acquisition transaction or strategic transaction.

The Board also considered the potential risks of the Merger, including the following:

•	the dilutive effect on existing stockholders by the issuance of the Merger Shares to the Greater Media stockholders, along with the additional rights to be granted to the Greater Media stockholders pursuant to the Investor Rights Agreement and the Registration Rights Agreement;

•	the challenges inherent in the combination of two businesses of the size and scope of the Company and Greater Media, including the possibility of not achieving the anticipated efficiencies and other benefits of the Merger;

•	the possibility that the benefits of the transaction to the Company may be significantly less than anticipated given the challenges of combining the businesses, including the risk of diverting management resources for an extended period of time to accomplish this combination;

•	the risk that the proposed Merger might not be completed and the risks and costs to the Company if the Merger is not completed, including the potential effect of the resulting public announcement of the termination of the Merger Agreement on, among other things, the market price for Company Common Stock, the Company’s operating results, the Company’s ability to attract and retain key personnel and the Company’s ability to complete an alternative transaction. The Merger might not be completed or unduly delayed due to, among other factors:

•	difficulties in obtaining the requisite financing;

•	difficulties in obtaining requisite regulatory approvals;

•	the occurrence of a material adverse effect on Greater Media’s business;

•	that the Company may be required to pay Greater Media a termination fee of up to $12,780,000 if the Merger Agreement is terminated in certain circumstances;

•	the provisions of the Merger Agreement restricting the conduct of the Company’s business prior to the completion of the Merger;

•	the substantial costs involved in connection with entering into and completing the Merger and the time and effort of management required to complete such transactions and related disruptions to the operation of the Company’s business;

•	the current and historical financial condition, results of operations, competitive position, business, prospects, liquidity, and strategic objectives of the Company, including potential risks involved in achieving such prospects and objectives, and the current and expected conditions in the general economy and the Company’s industry; and

•	that, in the future, opportunities for a business combination could become available that might permit the Company to enhance its ability to compete and enhance stockholder value on more favorable terms than at present.

The Board believed that, overall, the potential benefits of the Merger to the Company and its stockholders outweigh the risks considered by the Board.

After considering the factors discussed above, the Board (i) determined that it is advisable, fair to, and in the best interests of the Company and its stockholders to enter into the Merger Agreement,

(ii) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger and the issuance of the Merger Shares, and (iii) recommended that the stockholders of the Company approve the issuance of the Merger Shares in connection with the Merger.

The Board realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Board’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 11 of this Information Statement.

Interests of Executive Officers and Directors of the Company in the Merger

The Company’s executive officers and directors do not have any material interests in the Merger that are different from, or in addition to, the interests of all stockholders.

Quantification of Payments and Benefits to Executive Officers.

There is no compensation payable to any of the Company’s executive officers that is based on or otherwise relates to the Merger.

Impact of Stock Issuance on Existing Stockholders

The issuance of the Merger Shares will dilute the ownership percentage and voting interests of the Company’s existing stockholders. Following consummation of the Merger, based on the Company’s capitalization as of July 19, 2016, we estimate that the current Greater Media stockholders will own approximately 19% of the outstanding shares of common stock and approximately 45% of the outstanding shares of Class A common stock of the combined company, and control approximately 3% of the voting power of the combined company, on all matters other than the election of directors. Therefore, the ownership and voting interests of the Company’s existing stockholders will be proportionately reduced.

In addition, the Merger Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at Closing: (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement. The Investor Rights Agreement would provide the current stockholders of Greater Media receiving Merger Shares with tag-along rights to participate in certain sales of equity securities by the Company and its affiliates and also would provide such stockholders with the right to nominate one director for election to the Company’s Board, so long as they collectively hold at least 75% of the Merger Shares issued to them at the closing of the Merger. The Registration Rights Agreement would require, among other things, the Company to prepare and file with the SEC, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the current Greater Media stockholders.

U.S. Federal Income Tax Consequences of the Merger to the Company and its Stockholders

There are no material U.S. federal income tax consequences to the Company’s existing stockholders that will result from the issuance of the Merger Shares in connection with the Merger.

Accounting Treatment of the Merger

The Merger will be accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the guidance, the assets and liabilities of the acquired business, Greater Media, are recorded at their fair value at the date of acquisition. The excess, if any, of the purchase price over the estimated fair values is recorded as goodwill.

Regulatory Approvals and Clearances

Antitrust Clearance

The transactions contemplated by the Merger Agreement are not notifiable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”).

Although the transactions contemplated by the Merger Agreement are not notifiable under the HSR Act, at any time before or after the completion of the Merger, the Antitrust Division or the FTC could take actions under U.S. antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger any state could take actions under U.S. antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

FCC Approval

The Merger is also subject to the Company’s receipt of approval from the U.S. Federal Communications Commission (the “FCC”) pursuant to Section 310(d) of the Communications Act of 1934. On August 2, 2016 the Company filed applications with the FCC requesting approvals for the proposed transfers of control of the licensees of Greater Media’s radio stations, in accordance with Section 310(d) of the Communications Act of 1934. In addition, to ensure that the Company’s control of Greater Media’s radio stations complies with FCC regulations limiting the number of radio broadcast stations in which an entity may have an attributable interest in a specific market, on August 2, 2016, an application was filed with the FCC requesting FCC approval to assign the licenses of three radio stations in the Charlotte, North Carolina market from a Greater Media subsidiary to the Charlotte Divestiture Trust, an entity that will be owned and operated by an independent trustee, in which the Company would hold a beneficial interest. Under the Merger Agreement, the Company, Greater Media and Merger Sub have agreed to use their reasonable best efforts to obtain all required FCC consents in connection with the execution of the Merger Agreement and completion of the Merger.

Federal Securities Law Consequences

In the Merger, the Company will issue the Merger Shares to the current stockholders of Greater Media. This issuance will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and pursuant to Regulation D promulgated by the SEC thereunder (“Regulation D”). Prior to the issuance of the Merger Shares, the current stockholders of Greater Media will make certain representations to the Company as required by Regulation D. The Company has not and will not engage in general solicitation or advertising with regard to the issuance of the Merger Shares pursuant to the Merger Agreement. The Merger Shares will not be, at the time of issuance, and have not been, registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pursuant to the Merger Agreement, the Company has agreed to enter into a registration rights agreement at the effective time of the Merger under which it will agree, among other things, to prepare and file with the SEC, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the current stockholders of Greater Media.

NASDAQ Listing

It is a condition to the closing of the Merger that the Merger Shares be approved for listing on The NASDAQ Global Market, subject to official notice of issuance. As discussed above, the Merger Shares, although approved for listing, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements (see “—Federal Securities Law Consequences” beginning on page 27). The Company’s currently outstanding shares of Class A common stock will continue to be traded on The NASDAQ Global Market under the symbol “BBGI.”

Directors and Officers

Currently, the Board has fixed the number of directors at eight. Under the terms of the Investor Rights Agreement that will be entered into as part of the transactions contemplated by the Merger Agreement, the Company will be obligated to fix the number of directors of the Board at nine and appoint one individual designated by the current Greater Media stockholders to fill the vacancy created by expanding the Board. The Greater Media stockholders have selected Peter A. Bordes, Jr. as their designee. At the effective time of the Merger, the Board will act to appoint Mr. Bordes to the Board. Set forth below is the biography, which includes the skills, qualities and experience, of Mr. Bordes, who has been designated by Greater Media to be appointed to the Board following the closing of the Merger.

Peter A. Bordes, Jr., 53, is the co-founder of oneQube (formerly known as Internet Media Labs Inc.) where he has served as Chief Executive Officer since 2011. Prior to founding oneQube, Mr. Bordes was the CEO of MediaTrust from 2008 to 2011. Mr. Bordes is a part owner of Greater Media, where he has served as a director since 2008. Mr. Bordes served much of his career in the banking and venture capital industries. Mr. Bordes has served as a director of PeekYou LLC since 2010 and OCEARCH since 2014.

The composition of the Company’s executive officers is not expected to change as a result of the closing of the Merger.

Expected Timing of the Merger

We are working to complete the Merger as soon as practicable. We expect to complete the Merger during the fourth quarter of 2016, assuming that all of the conditions set forth in the Merger Agreement have been satisfied or waived. However, the Merger is subject to a number of conditions, some of which are beyond the control of the Company and Greater Media, and we cannot predict the precise timing for completion of the Merger with certainty. See “The Merger Agreement” beginning on page 29 of this Information Statement and “Risk Factors—The Merger may not be completed, which could adversely affect our business operations and stock price and subject us to a number of risks” beginning on page 13 of this Information Statement for further information.

Appraisal Rights

Holders of Company Common Stock will not be entitled to exercise appraisal or dissenters’ rights under Delaware law in connection with the Merger or the issuance of the Merger Shares pursuant to the Merger.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this Information Statement and any documents incorporated by reference herein.

The Merger Agreement has been attached as an annex to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about Greater Media, the Company or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and shareholders accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Greater Media, the Company, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that Greater Media exchanged with the Company and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger contained in, or incorporated by reference into, the Information Statement.

The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with Delaware law Merger Sub will be merged with and into Greater Media, with Greater Media surviving the merger as an indirect wholly owned subsidiary of the Company. The directors and officers of Merger Sub immediately prior to the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors and officers of the surviving corporation.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding common stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $82 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100 million in cash and (ii) approximately $25 million in shares of the Company’s Class A common stock which is equal to 5,422,993 shares at a fixed value of $4.61 per share. The Merger Consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20 million.

Description of Class A Common Stock

The holders of the Company’s Class A common stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors and any proposed amendment to the certificate of incorporation. The holders of Class A common stock are entitled to vote as a class to elect two independent directors to the board of directors and the holders of Class A common stock and Class B common stock, voting together as a class, are entitled to elect the remaining number of directors. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share.

As and when dividends are declared or paid with respect to shares of Company Common Stock, whether in cash, property or securities of the Company, the holders of Class A common stock and the holders of Class B common stock will be entitled to receive such dividends pro rata at the same rate per share for each such class of common stock; provided that if dividends are declared or paid in shares of Company Common Stock (or rights to subscribe for or purchase shares of Company Common Stock or securities or indebtedness convertible into or exchangeable for shares of Company Common Stock), the dividends payable to the holders of Class A common stock shall be payable in shares of Class A common stock (or rights to subscribe for or purchase shares of Class A common stock or securities or indebtedness convertible into or exchangeable for shares of Class A common stock) and the dividends payable to the holders of Class B common stock shall be payable in shares of Class B common stock (or rights to subscribe for or purchase shares of Class B common stock or securities or indebtedness convertible into or exchangeable for shares of Class B common stock). The holders of Class A common stock will be entitled to share ratably with all other classes of common stock in the net assets of the Company upon liquidation after payment or provision for all liabilities.

The Company’s Class B common stock is convertible into Class A common stock on a one-for-one share basis under certain circumstances. The Company’s Class A common stock trades on The NASDAQ Global Market under the symbol “BBGI.”

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company and Merger Sub to Greater Media and representations and warranties made by Greater Media to the Company and Merger Sub. As discussed above, the assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to exceptions and limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to contractual standards of materiality different from those generally applicable to investors under securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company and Merger Sub have made customary representations and warranties to Greater Media with respect to, among other things: (i) corporate matters relating to the Company and Merger Sub, including due organization, existence, qualification, corporate power and authority; (ii) certain corporate and governmental authorizations; (iii) the absence of certain conflicts; (iv) the financial resources available to the Company to allow it to complete the Merger; (v) solvency of the surviving corporation following the Merger; (vi) litigation against the Company or Merger Sub; (vii) the FCC licenses of the Company and its subsidiaries; (viii) financial information and the accuracy of information contained in registration statements, reports and other documents that the Company files with the SEC, the compliance of the Company’s SEC filings with applicable federal securities law and, with respect to the financial statements therein, GAAP; (ix) the absence of undisclosed liabilities; (x) the maintenance of disclosure controls and procedures and internal accounting controls; (xi) the capitalization of the Company; (xii) the absence of certain changes with respect to the Company since December 31, 2015; (xiii) compliance with law, regulatory matters and permits; (xiv) the Company’s benefit plans; (xv) labor and other employment matters; (xvi) tax matters; and (xvii) finders’ fees.

In addition, in the Merger Agreement, Greater Media has made customary representations and warranties to the Company and Merger Sub with respect to, among other things: (i) corporate matters relating to Greater Media, including due organization, existence, qualification, corporate power and authority; (ii) certain corporate and governmental authorizations; (iii) the absence of certain conflicts; (iv) the capitalization of Greater Media and its subsidiaries; (v) the financial statements of Greater Media; (vi) the FCC licenses of Greater Media and its subsidiaries; (vii) the absence of undisclosed liabilities; (viii) the absence of certain changes with respect to Greater Media since December 31, 2015; (ix) Greater Media’s and its subsidiaries’ material contracts; (x) Greater Media’s and its subsidiaries’ properties; (xi) Greater Media’s and its subsidiaries’ intellectual property; (xii) litigation against Greater Media and its subsidiaries; (xiii) compliance with law, regulatory matters and permits; (xiv) environmental matters; (xv) Greater Media’s benefit plans; (xvi) labor and employment matters; (xvii) tax matters; (xviii) Greater Media’s and its subsidiaries’ insurance; (xix) finders’ fees; (xx) certain affiliate transactions; (xxi) privacy matters; and (xxii) material advertisers.

Covenants Relating to the Conduct of Each Party’s Business

From the date of the Merger Agreement until the earlier of the closing of the Merger or the termination of the Merger Agreement, the Company has agreed that it will, and will cause its subsidiaries to, subject to certain exceptions, (a) conduct their respective businesses in the ordinary course in substantially the same manner as currently conducted and (b) use commercially reasonable efforts to (i) preserve substantially intact their respective business organizations and (ii) preserve their material assets and material properties. In addition, during the same period, the Company has also agreed that, subject to certain exceptions, the Company will not and will not permit any of its subsidiaries to do any of the following:

•	amend or otherwise change its certificate of incorporation or by-laws or take or authorize any action to wind up its affairs or dissolve;

•	issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to, issuing, selling, transferring, granting, delivering or authorizing, propose agree to or commit to the issuance or sale of, or redeem, repurchase or otherwise acquire any securities of the Company or any of its subsidiaries or securities convertible into, or exchangeable or exercisable for, any such securities (other than the issuance of the Merger Shares pursuant to the Merger Agreement and grants of equity awards in the ordinary course of business consistent with past practice to employees or other service providers of the Company or any of its subsidiaries) or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company or any of its subsidiaries;

•	make any material change to its accounting policies or practices, except as required by GAAP or applicable law;

•	merge or consolidate with any other person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of, or make any other actual, constructive or deemed distribution with respect to, its capital stock, except (x) dividends paid by a direct or indirect wholly owned subsidiary of the Company to the Company or any of the Company’s other direct wholly owned subsidiaries and (y) the Company’s routine quarterly dividend declared and paid in the ordinary course of business consistent with past practice;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	materially adversely modify any Company FCC licenses (as defined in the Merger Agreement) or surrender, allow to terminate, or fail to renew any material Company FCC license, or fail to remain qualified under the Communications Act of 1934, as amended, and the rules, regulations, and published policies of the FCC (the “Communication Laws”) to perform its obligations hereunder, hold the Company FCC licenses, and own and operate any of the radio stations owned or operated by the Company or any of its subsidiaries;

•	acquire (by merger, consolidation or acquisition of stock, securities or assets or otherwise) any interest in any person, any business or any assets with a value in excess of $10 million, excluding acquisitions of assets in the ordinary course of business and capital expenditures; or

•	agree or commit to do any of the foregoing.

From the date of the Merger Agreement until the earlier of the closing of the Merger or the termination of the Merger Agreement, Greater Media has agreed that it will, and will cause its subsidiaries to, subject to certain exceptions, (a) conduct their respective businesses in the ordinary course in substantially the same manner as currently conducted and (b) use commercially reasonable efforts to (i) preserve substantially intact their respective business organizations and (ii) preserve their material assets and material properties. In addition, during the same period, Greater Media has also agreed that, subject to certain exceptions, Greater Media will not and will not permit any of its subsidiaries to do any of the following:

•	amend or otherwise change its certificate of incorporation or by-laws or take or authorize any action to wind up its affairs or dissolve;

•	amend in any respect or terminate any of its benefit plans or collective bargaining agreements or establish any new arrangement that would constitute a benefit plan, including the entry into any new employment contracts or the renewal of any employment contract with any employees, subject to certain exceptions;

•	take any action to increase the rate of compensation or accelerate the vesting or payment of compensation or benefits payable or to become payable to any of Greater Media’s current or former employees, officers or other individual service providers;

•	grant any severance or termination payments or benefits to any of Greater Media’s current or former employees or other individual service providers;

•	grant or materially amend the terms of any equity based awards (with respect to equity securities of Greater Media or any of its subsidiaries) granted to any current or former employees, officers or other individual service providers, subject to certain exceptions;

•	hire any officer of Greater Media;

•	issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to, issuing, selling, transferring, granting, delivering or authorizing, propose agree to or commit to the issuance or sale of, or redeem, repurchase or otherwise acquire any securities of Greater Media or any of its subsidiaries or securities convertible into, or exchangeable or exercisable for, any such securities or make any changes (by combination, reorganization or otherwise) in the capital structure of Greater Media or any of its subsidiaries;

•	sell, assign, transfer, pledge, dispose of, lease, license, mortgage, encumber, abandon, dedicate to the public, permit to lapse or fail to maintain or grant any lien (other than certain permitted liens) on, any of its material property or assets, in each case, except for the sale of property or assets that are obsolete, in the ordinary course of business consistent with past practice;

•	make any change to Greater Media’s accounting policies, methods, procedures or practices, except as required by GAAP or applicable law;

•	make, change or revoke any material accounting method for federal income tax purposes or any material election in respect of taxes, consent to any extension or waiver of the limitation period applicable to any claim, assessment or collection of taxes, file any amended material tax return or take any other action with respect to taxes that would reasonably be expected to materially increase the present or future tax liability or materially decrease any present or future tax asset of Greater Media or any of its affiliates on or after the closing date of the transactions contemplated by the Merger Agreement;

•	merge or consolidate with any other person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	assume, amend, modify, renew, extend, waive any material provisions of or terminate certain material contracts or any agreement that provides for aggregate payments to Greater Media or its subsidiaries of more than $300,000 during any twelve-month period;

•	enter into any material contract or any agreement that provides for aggregate payments to Greater Media or its subsidiaries of more than $300,000 during any twelve-month period;

•	incur, create, assume or otherwise become liable for any indebtedness (other than drawings under Greater Media’s current credit facilities to fund Greater Media’s and its subsidiaries’ payroll requirements and related taxes and expenses which will be paid off prior to completion of the Merger) or issue any debt securities or, assume or guarantee or endorse the obligations of any person (other than a subsidiary of Greater Media);

•	declare, set aside or pay any dividend or other distribution (whether in stock or property) in respect of, or make any other actual, constructive or deemed distribution with respect to, Greater Media’s capital stock, except dividends paid by a direct or indirect wholly owned subsidiary of Greater Media to Greater Media or any of its other direct wholly owned subsidiaries;

•	split, combine or reclassify any of Greater Media’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	make or commit to make any capital expenditures or commitments for capital expenditures in excess of $500,000 in the aggregate in any calendar quarter (or incur any obligations or liabilities in connection therewith);

•	forgive, cancel or compromise any non-de minimis debt or claim, or waive or release any right of non-de minimis value;

•	fail to pay or satisfy when due any liability of Greater Media or any of its subsidiaries in excess of $50,000 (other than any such liability that is being contested in good faith);

•	modify any of Greater Media’s FCC licenses or surrender, allow to terminate, or fail to renew any of Greater Media’s FCC licenses;

•	apply to the FCC for any license, authorization, or take any other action before the FCC, that would reasonably be expected to materially restrict the present operations of Greater Media or any of its subsidiaries,

•	fail to remain qualified under the Communications Laws (as defined in the Merger Agreement) to perform Greater Media’s obligations under the Merger Agreement, hold Greater Media’s FCC licenses, and own and operate the facilities authorized thereby;

•	apply to the FCC for any construction permit that would materially restrict Greater Media’s present operations;

•	settle or compromise (i) any pending or threatened litigation relating to the Merger Agreement or the transactions contemplated thereby or (ii) any other litigation (A) having a value or in an amount in excess of $150,000, except as required under the terms of applicable insurance policies where the liability of Greater Media and its subsidiaries, in the aggregate, in respect thereof does not exceed the portion of the applicable deductible under such insurance policy required to be paid by Greater Media or its subsidiaries, or (B) involving equitable relief to be imposed on Greater Media, its subsidiaries or any of their respective assets;

•	acquire any interest in any person, any business or any assets with a value in excess of $10,000, subject to certain exceptions;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any subsidiary of Greater Media), subject to certain exceptions;

•	make any material change in the buildings, leasehold improvements, or fixtures of Greater Media or any of its subsidiaries that is not in the ordinary course of business consistent with past practice;

•	terminate or permit any material permit to lapse, other than in accordance with the terms and regular expiration of any material permit, or fail to apply on a timely basis for any renewal of any material permit;

•	make or commit to make any format changes at any of the radio stations owned or operated by Greater Media or any of its subsidiaries.;

•	fail to maintain in full force and effect Greater Media’s insurance policies;

•	exercise or fail to exercise any rights of renewal with respect to any lease of Greater Media’s leased real property that by its terms would otherwise expire; or

•	agree or commit to do any of the foregoing.

Greater Media has also agreed to cease and terminate any activities, discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any alternative merger or sale proposal.

Directors’ and Officers’ Indemnification

Under the terms of the Merger Agreement, the Company has agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the Merger as provided in the certificate of incorporation or bylaws of Greater Media or any of its subsidiaries in favor of persons who are or were directors, officers, employees or agents of Greater Media or its subsidiaries, will survive for a period of six years following the Merger. The Merger Agreement further provides that, prior to the closing of the Merger, Greater Media will purchase a “tail policy” providing coverage to its directors and officers for six years following the effective time of the Merger with at least the same coverage as under Greater Media’s existing directors’ and officers’ liability insurance policy and fiduciary insurance policies.

NASDAQ Listing

It is a condition to the closing of the Merger that the Merger Shares be approved for listing on The NASDAQ Global Market, subject to official notice of issuance. As discussed above, the Merger Shares, although approved for listing, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements (see “—Federal Securities Law Consequences” beginning on page 27). The Company’s currently outstanding shares of Class A common stock will continue to be traded on The NASDAQ Global Market under the symbol “BBGI.”

Conditions to the Completion of the Merger

The obligations of the Company and Greater Media to close the Merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the proposal to adopt the Merger Agreement by the affirmative vote of at least a majority of the outstanding shares of Greater Media’s common stock (which has been received);

•	an affirmative vote of stockholders of the Company who collectively own a majority of the voting power of the Company Common Stock in favor of the issuance of the Merger Shares (which has been provided);

•

the receipt of regulatory approvals from the FCC with respect to the transfer of control of the Greater Media subsidiaries that hold the Greater Media FCC Licenses and the assignment of the FCC licenses of the Greater Media Charlotte, North Carolina stations to the Charlotte Divestiture Trust and the satisfaction of any conditions precedent to the consummation of the Merger imposed by the FCC;

•	the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	the absence of any law or order, judgment, decree, injunction or ruling of a court of competent jurisdiction enjoining or prohibiting the consummation of the Merger;

The obligation of Greater Media to close the Merger is subject to the satisfaction or waiver of the following conditions:

•	subject to customary materiality qualifiers, the accuracy of the representations and warranties of the Company and Merger Sub contained in the Merger Agreement;

•	compliance in all material respects by the Company with its covenants contained in the Merger Agreement;

•	the delivery by the Company of a certificate signed by an authorized officer certifying as to the matters set forth in the preceding two bullet points;

•	the Merger Shares shall have been approved for listing on NASDAQ; and

•	the Company shall have delivered executed counterparts to certain ancillary agreements.

The obligation of the Company to close the Merger is subject to the satisfaction or waiver of the following conditions:

•	subject to customary materiality qualifiers, the accuracy of the representations and warranties of Greater Media contained in the Merger Agreement;

•	compliance in all material respects by Greater Media with its covenants contained in the Merger Agreement;

•	the delivery by Greater Media of a certificate signed by an authorized officer certifying as to (i) certain tax matters and (ii) the matters set forth in the preceding two bullet points; and

•	there shall have been no material adverse effect on the condition (financial or otherwise), assets, properties, liabilities or results of operations of Greater Media and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger in any of the following ways:

•	by mutual written consent of the Company and Greater Media;

•	by the Company or Greater Media if:

•	the Merger has not been consummated on or before January 19, 2017, subject to certain conditions and possible extensions;

•	a final and non-appealable injunction, order, decree or ruling of a governmental entity has been entered permanently restraining, enjoining or otherwise prohibiting the Merger;

•	any application seeking the applicable FCC approvals has been (x) denied pursuant to a final order, (y) granted subject to any condition that, if imposed, would result in a material adverse effect on the Company or Greater Media or (z) designated for hearing by the FCC or any subdivision thereof;

•	by Greater Media if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any of such representations or warranties become untrue as of any date subsequent to the date the Merger Agreement was executed, which breach, failure to perform or untruth (1) would result in the failure of a condition to the Merger and (2) if curable, cannot be cured prior to the closing of the Merger or is not cured within 30 days after the receipt of written notice of such breach or failure to perform from Greater Media, subject to certain conditions;

•	by the Company if Greater Media breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or any of such representations or warranties become untrue as of any date subsequent to the date the Merger Agreement was executed, which breach, failure to perform or untruth (1) would result in the failure of a condition to the Merger and (2) if curable, cannot be cured prior to the closing of the Merger or is not cured within 30 days after the receipt of written notice of such breach or failure to perform from the Company, subject to certain conditions;

•	by Greater Media if each of the conditions to the Merger has been satisfied and Greater Media has provided the Company irrevocable notice stating that it is ready to consummate the transaction as required pursuant to the Merger Agreement and the Company fails to consummate the closing of the transaction within three business days following the date such closing should have occurred under the terms of the Merger Agreement due to a the failure of financing to be available; or

•	by Greater Media if, prior to the closing of the Merger, the 10-day volume weighted average price per share of the Company’s Class A common stock on the NASDAQ Global Market is below $2.31.

Subject to the payment of the Termination Fee in the circumstances in which it is payable described below, if terminated in accordance with its terms, the Merger Agreement will become void and of no effect and there shall be no liability of any party, except with respect to any liability or damages resulting from fraud or any willful breach of the Merger Agreement.

Termination Fee

The Merger Agreement provides that the Company will be required to pay Greater Media a termination fee of (a) $6.39 million if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of debt financing to be available (provided that Greater Media is not also able to terminate the Merger Agreement due to the Company’s breach) or (b) $12.78 million if (i) Greater Media terminates the Merger Agreement due to a breach of a representation or covenant by the Company such that an applicable condition to closing is not satisfied or (ii) Greater Media terminates the Merger Agreement because the Company has failed to consummate the Merger when required by the Merger Agreement, in circumstances where debt financing was available.

Amendment of the Merger Agreement

The Merger Agreement may be amended by the parties at any time prior to the effective time of the Merger, provided that (i) after Greater Media’s shareholders have approved the Merger, which has already occurred pursuant to a written consent, then any amendment must be further approved by Greater Media’s shareholders, if the nature of the amendment is such that shareholder approval is required by applicable law, and (ii) after the approval of the Company’s stockholders, which has already been given pursuant to a written consent, then any amendment must be further approved by the Company’s stockholders, if the nature of the amendment is such that stockholder approval is required by applicable law and the rules of the NASDAQ Capital Market.

Expenses

Under the Merger Agreement, whether or not the Merger is closed, all costs and expenses incurred by either party in connection with the Merger Agreement, the Merger and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, subject to certain exceptions set forth in the Merger Agreement.

AGREEMENTS RELATED TO THE MERGER

Investor Rights Agreement

At the closing of the Merger, the Company and certain stockholders affiliated with the Beasley family have agreed to enter into an Investor Rights Agreement with the Greater Media stockholders who will receive Merger Shares (the “Investor Rights Agreement”).

Pursuant to the Investor Rights Agreement, for so long as such Greater Media stockholders collectively hold at least 75% of the Merger Shares, such stockholders will have the right to designate one director to the Company’s board of directors and the stockholders affiliated with the Beasley family party to the Investor Rights Agreement will agree to vote or give written consent in favor of such designee.

In addition, pursuant to the Investor Rights Agreement, such Greater Media stockholders will have “tag-along” rights allowing them to sell their shares on a pro rata basis with the certain stockholders affiliated with the Beasley family, subject to certain limitations.

Registration Rights Agreement

At the closing of the Merger, the Company has agreed to enter into a Registration Rights Agreement with the Greater Media stockholders who will receive Merger Shares (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company will be required, not later than twenty days following the closing of the Merger, to file a shelf registration statement on Form S-3 with the SEC with respect to the resale of the Merger Shares by such stockholders. The Company will be required to use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable and kept effective until the earlier of six years thereafter or when such Greater Media stockholders no longer hold any Merger Shares. In addition, such Greater Media stockholders will have unlimited shelf takedowns, but will only have the right, on four occasions and subject to certain limitations, to underwritten takedowns.

If the shelf registration statement on Form S-3 is not declared effective or becomes unavailable, such Greater Media stockholders will have the right, on two occasions, to demand that the Company to file a registration statement on Form S-1 with the SEC with respect to the resale of the Merger Shares by such stockholders, subject to certain limitations. In addition, such Greater Media stockholders are entitled to unlimited piggyback registration rights with respect to the registration of any equity securities of the Company, subject to certain limitations.

These registration rights will be subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of Merger Shares held by such stockholders to be included in such registration. Subject to certain exceptions, the Company is generally required to bear all expenses of such registration (other than underwriting discounts and commissions and certain travel expenses). The Registration Rights Agreement also places indemnity obligations on the Company, to indemnify such Greater Media stockholders, under certain circumstances, and on such stockholders, to indemnify the Company under certain circumstances.

HOUSEHOLDING OF MATERIALS

SEC rules permit registrants to send a single Information Statement to any household at which two or more stockholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Class A common stock. If your family has multiple accounts by which you hold Class A common stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Information Statement or wish to revoke your decision to household, and thereby receive multiple Information Statements. Those options are available to you at any time.

COMPARATIVE PER SHARE DATA

The following tables present historical per share data for the Company and Greater Media; pro forma per share data for the Company after giving effect to the to the Company’s proposed acquisition of Greater Media and the related financing transactions and unaudited pro forma equivalent per share data for Greater Media with respect to the consideration that will be received in the form of shares of Class A common stock. You should read these tables in conjunction with the Company’s historical consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (attached hereto as Annex B) and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (attached hereto as Annex D), and Greater Media’s historical consolidated financial statements included herein. See also the sections entitled “Where You Can Find More Information” beginning on page 61 and “Greater Media’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 43.

We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company would actually have been had the Merger with Greater Media and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations the Company will achieve after the Merger with Greater Media.

	Greater Media (actual)	Beasley (actual)	Pro Forma Condensed Combined Income Statement
Net income (loss) or pro forma net loss for the six months ended June 30, 2016	$(36,711,000)	$4,290,231	$(20,712,097)

Weighted average basic shares outstanding	1,941,143	23,003,436	28,426,429

Weighted average diluted shares outstanding	1,941,143	23,089,039	28,512,032

Net income (loss) per share or pro forma net loss per share for the six months ended June 30, 2016	$(18.91)	$0.19	$(0.73)

Net income (loss) or pro forma net loss for the year ended December 31, 2015	$(37,153,000)	$6,362,322	$(20,463,114)

Weighted average basic shares outstanding	1,941,143	22,911,727	28,334,720

Weighted average diluted shares outstanding	1,941,143	23,025,720	28,448,713

Net income (loss) per share or pro forma net loss per share for the year ended December 31, 2015	$(19.14)	$0.28	$(0.72)

	Greater Media (actual)	Beasley (actual)	Pro Forma Condensed Combined
Shares outstanding	1,941,143	23,316,767	28,739,760
Stockholders’ equity	$143,174,000	$135,994,336	$207,420,336

Book value per share or pro forma book value per share at June 30, 2016	$73.76	$5.83	$7.22

Cash dividends declared or pro forma cash dividends declared per share for the six months ended June 30, 2016	$$5,000	$2,071,950	$2,071,950

Cash dividends declared or pro forma cash dividends declared per share for the year ended December 31, 2015	$$14,000	$4,126,749	$4,126,749

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Class A common stock and Class B common stock as of September 5, 2016 by:

•	each person who is known by the Company to own beneficially more than 5% of its Class A common stock or Class B common stock;

•	each of the Company’s directors;

•	each of the Company’s named executive officers; and

•	all of the Company’s executive officers and directors as a group

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission, and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of the Company’s Class B common stock are convertible into shares of the Company’s Class A common stock on a one-for-one basis at the option of the holder at any time, and are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B common stock, but are not deemed outstanding for calculating the percentage of any other person. Shares of the Company’s Class A common stock subject to options currently exercisable or exercisable within 60 days of September 5, 2016 are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options but are not deemed outstanding for calculating the percentage of any other person. Restricted shares of the Company’s Class A common stock that are currently vested or that will be vested within 60 days of September 5, 2016 (but no other shares of restricted common stock) are deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of restricted common stock. All restricted shares of Class A common stock currently outstanding, whether vested or not, are deemed outstanding for calculating the aggregate number of shares outstanding. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, FL 34103.

	Common Stock
	Class A			Class B
Name of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest (1)	Percent of Total Voting Power (2)
George G. Beasley	1,280,738	(3)	20.1%	10,687,605	(4)	64.1%	52.0%	62.5%
Bruce G. Beasley	215,676		3.4	1,497,955	(5)	9.0	7.4	8.8
Caroline Beasley	179,332	(6)	2.8	1,497,955	(7)	9.0	7.3	8.8
Bradley C. Beasley	106,412	(8)	1.7	1,080,292	(9)	6.5	5.2	6.3
Brian E. Beasley	148,332	(10)	2.3	948,100	(11)	5.7	4.8	5.6
Joe B. Cox	36		*	—		—	*	*
Mark S. Fowler	27,983		*	—		—	*	*
Herbert W. McCord	25,983		*	—		—	*	*
Allen B. Shaw	19,491		*	—		—	*	*

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	2,443,002		38.4	—		—	10.6	1.4

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	411,262		6.5	—		—	1.8	*

All directors and executive officers as a group	1,897,571		29.8%	14,182,700		85.1%	69.8%	83.1%

*	Less than one percent.

(1)	The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 6,654,024 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding; and (iii) if applicable, the number of shares of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before September 5, 2016.
(2)	The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock which carry one vote per share plus the number of shares beneficially owned of Class B Common Stock which carry ten votes per share multiplied by ten divided by the sum of (i) 6,356,406 shares of Class A Common Stock outstanding, (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock; and (iii) if applicable, the number of Class A common stock issuable upon exercise of options held by such person that are currently exercisable or will be exercisable before September 5, 2016.
(3)	Includes (i) 152,544 shares held by the beneficial owner; (ii) 47,733 shares held by GGB II Family Limited Partnership; (iii) 1,071,595 shares held by GGB Family Limited Partnership; (iv) 2,288 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; (v) 482 shares held by GGB Family Enterprises, Inc., and (vi) 6,096 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004.
(4)	Includes (i) 9,894,229 shares held by GGB II Family Limited Partnership; (ii) 332,171 shares held by GGB Family Limited Partnership; (iii) 164,469 shares held by George G. Beasley Revocable Living Trust dated May 26, 2006; and (iv) 296,736 shares held by the REB Florida Intangible Tax Trust dated August 20, 2004. Does not include 39,835 shares held by the Shirley Ann Beasley Revocable Trust dated June 16, 1998. Shirley Beasley is Mr. Beasley’s spouse.
(5)	Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(6)	Includes (i) 167,832 shares held by the beneficial owner, and (ii) 11,500 shares held by the beneficial owner’s children.
(7)	Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08, and (iii) 448,915 shares held by the George Beasley Estate Reduction Trust, of which the beneficial owner is a co-trustee.
(8)	Includes (i) 25,693 shares held by the beneficial owner, (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; and (iii) 16,500 shares held by the beneficial owner’s children.
(9)	Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999, and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08.
(10)	Includes (i) 137,832 shares held by the beneficial owner, and (ii) 10,500 shares held by the beneficial owner’s children.
(11)	Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003, and (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08.

INFORMATION ABOUT GREATER MEDIA

Business of Greater Media

Greater Media celebrated its 60th anniversary in broadcasting on March 31, 2016. Owned by the Bordes family, the Company was founded in 1956 by Yale classmates Peter A. Bordes and Joseph Rosenmiller and grew from the ownership of a single radio station in Southbridge, Massachusetts to a diversified portfolio of successful communications companies. Today, Greater Media is the parent company of 21 AM and FM radio stations in Boston, MA, Charlotte, NC, Detroit, MI, Philadelphia, PA and New Jersey and collectively reaches approximately 12 million average listeners each week.

During the six months ended June 30, 2016, Greater Media had net revenue of $78.4 million and a net loss of $36.7 million. During the year ended December 31, 2015, Greater Media had net revenue of $159.8 million and a net loss of $37.2 million.

Greater Media’s principal executive offices are located at 35 Braintree Hill Park, Suite 300, Braintree, MA 02184, and its telephone number is (718) 348-8600.

Greater Media is a Delaware corporation with approximately 825 employees, the majority of which are full time.

Market Price of Equity and Dividends

There is no established public trading market for shares of Greater Media common stock. As of December 31, 2015, there were 21 holders of record of Greater Media common stock. With the exception of immaterial tax amounts paid to various states on behalf of the shareholders, no dividends have been paid in the fiscal years ending December 31, 2015 and 2014.

Selected Financial Data

The following table sets forth Greater Media’s selected historical consolidated financial data as of and for the periods indicated. Greater Media derived its selected historical consolidated financial data for the years ended December 31, 2013, 2012 and 2011 from its audited consolidated financial statements, which are not included in this Information Statement. Greater Media derived its selected historical consolidated financial data for the years ended December 31, 2015 and 2014 from its audited consolidated financial statements, which are included elsewhere in this Information Statement.

Greater Media derived its selected historical consolidated financial data for the six months ended June 30, 2016 and 2015 from its unaudited consolidated financial statements which are included elsewhere in this Information Statement. Operating results for the six-month periods are not necessarily indicative of results for a full year, or any other periods.

Amounts in thousands, except per share data	For and as of the Six Months Ended June 30,		For and as of the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Statement of Operations Data:
Net revenues	$78,385	$76,110	$159,756	$161,387	$161,904	$166,388	$166,436
Income from operations	$5,932	$8,995	$24,127	$22,404	$20,310	$26,525	$25,769
Interest expense	$2,459	$2,650	$5,214	$5,559	$7,358	$9,896	$11,066
Income (loss) before income taxes	$(37,297)	$5,819	$(37,349)	$7,804	$5,110	$23,456	$10,847
Net income (loss)	$(36,711)	$5,551	$(37,153)	$7,098	$4,144	$22,615	$9,547
Income (loss) per common share, basic and diluted	$(18.91)	$2.86	$(19.14)	$3.66	$2.13	$11.65	$4.92
Weighted-average shares outstanding, basic and diluted	1,941	1,941	1,941	1,941	1,941	1,941	1,941
Balance Sheet Data (end of period):
Property, plant, and equipment, net	$26,415	$28,614	$27,055	$28,147	$29,441	$30,870	$35,895
FCC licenses	$186,893	$276,763	$224,560	$276,763	$276,763	$276,750	$277,027
Total assets	$291,604	$382,036	$331,465	$378,588	$383,163	$487,659	$479,071
Total debt (including current portion)	$83,738	$90,713	$87,338	$94,088	$103,613	$205,000	$205,000
Stockholders’ equity	$143,174	$231,376	$180,480	$226,222	$247,946	$228,330	$205,434

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Greater Media’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this Information Statement. The following discussion should be read in conjunction with Greater Media’s financial statements and related notes thereto included elsewhere in this Information Statement.

Overview

Greater Media is a media company that owns and operates 21 radio stations in the following radio markets: Boston, MA, Charlotte, NC, Detroit, MI, New Jersey (Middlesex-Somerset-Union, Monmouth-Ocean, and Morristown), and Philadelphia, PA. Greater Media refers to each group of radio stations in each radio market as a market cluster. Greater Media owns a number of broadcast towers, primarily for the purpose of broadcasting its radio stations, on which it also leases space to third parties.

Recent Developments

On July 19, 2016, Greater Media entered into the Merger Agreement pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Greater Media, with Greater Media surviving the Merger as an indirect wholly owned subsidiary of the Company.

Financial Statement Presentation

The following discussion provides a brief description of certain key items that appear in Greater Media’s financial statements and general factors that impact these items.

Net Revenue. Greater Media’s net revenue is primarily derived from the sale of advertising airtime to local and national advertisers. Net revenue is gross revenue less agency commissions, generally 15% of gross revenue. Local revenue generally consists of airtime sales, digital sales and event marketing for advertisers in a radio station’s local market either directly to the advertiser or through the advertiser’s agency. National revenue generally consists of advertising airtime and digital sales to agencies purchasing advertising for multiple markets. National sales are generally facilitated by Greater Media’s national representation firm, which serves as its agent in these transactions.

Greater Media’s net revenue is generally determined by the advertising rates that it is able to charge and the number of advertisements that it can broadcast without jeopardizing listener levels. Advertising rates are primarily based on the following factors:

•	a radio station’s audience share in the demographic groups targeted by advertisers as measured principally by periodic reports issued by Nielson Audio;

•	the number of radio stations, as well as other forms of media, in the market competing for the attention of the same demographic groups;

•	the supply of, and demand for, radio advertising time; and

•	the size of the market.

Greater Media’s net revenue is affected by general economic conditions, competition and its ability to improve operations at its market clusters. Seasonal revenue fluctuations are also common in the radio broadcasting industry and are primarily due to variations in advertising expenditures by local and national advertisers. Greater Media’s revenues are typically lowest in the first calendar quarter of the year.

Greater Media uses trade sales agreements to reduce cash paid for operating costs and expenses by exchanging advertising airtime for goods or services; however, Greater Media endeavors to minimize trade revenue in order to maximize cash revenue from its available airtime.

Greater Media also continues to invest in digital support services to develop and promote its radio station websites. Greater Media derives revenue from its websites through the sale of advertiser promotions and advertising on its websites and the sale of advertising airtime during audio streaming of its radio stations over the internet. Greater Media also generates revenue from selling other digital products.

Net revenue of Greater Media’s publishing division is primarily derived from the sale of advertising in its newspapers.

Net revenue of Greater Media’s tower division is primarily derived from leasing space on broadcast towers that it owns to various third parties.

Operating Expenses. Greater Media’s operating expenses consist primarily of (1) programming, engineering, sales, advertising and promotion, and general and administrative expenses incurred at its radio stations and publishing and tower operations, and (2) expenses, including compensation and other expenses, incurred at its corporate offices. Greater Media strives to control its operating expenses by centralizing certain functions at its corporate offices and consolidating certain functions in each of its market clusters.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Greater Media to make estimates and assumptions that affect reported amounts and related disclosures. Greater Media considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on its results of operations or financial condition.

FCC Broadcasting Licenses. As of June 30, 2016, FCC broadcasting licenses with an aggregate carrying amount of $186.9 million represented 64.1% of Greater Media’s total assets. Greater Media is required to test its licenses for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that its licenses might be impaired. Greater Media assesses qualitative factors to determine whether it is more likely than not that its licenses are impaired. If Greater Media determines it is more likely than not that its licenses are impaired then it is required to perform the quantitative impairment test. The quantitative impairment test compares the fair value of Greater Media’s licenses with their carrying amounts. If the carrying amounts of the licenses exceed their fair value, an impairment charge is recognized in an amount equal to that excess. For the purpose of testing its licenses for impairment, Greater Media combines its licenses into reporting units based on its market clusters, consistent with the fact that stations within a particular market are operated as a cluster, that economies of scale exist that allow a group of radio stations to operate more efficiently than stand-alone properties, and that advertising on the stations is often sold in combination.

On July 19, 2016, Greater Media entered into the Merger Agreement. Greater Media determined that this event provided evidence about the value of its FCC licenses as of the June 30, 2016 balance sheet date. The purchase price attributable to the radio stations under the Merger Agreement is significantly lower than the enterprise value of the stations calculated as of September 30, 2015, the date of its previous impairment test. Therefore Greater Media believed that the likelihood of impairment was greater than 50%, and proceeded with a quantitative assessment.

For the quantitative assessment, Greater Media used a variation on its traditional market approach methodology to estimate the fair value of its licenses. As in the past, an enterprise value was calculated for each station by using either a cash flow multiple or a revenue multiple. Then, the purchase price attributable to the radio stations was allocated pro-rata based on the resulting enterprise values. Greater Media then applied a typical industry factor to the allocated purchase price, and compared the resulting total, by market cluster, to the carrying amount of the FCC licenses.

As of June 30, 2016, the key assumptions used in the valuation analyses are as follows:

Cash flow multiples	5.3x (AM); 6.6x (FM)
Revenue multiples	1.2x (AM); 2.3x (FM)
FCC license % factor	85.0%

If Greater Media had made different assumptions or used different estimates, the fair value of its licenses could have been materially different.

Cash flows and operating income are dependent on advertising revenues. Advertising revenues are influenced by competition from other radio stations and media, demographic changes, and changes in government rules and regulations. In addition, advertising is generally considered a discretionary expense meaning advertising expenditures tend to decline disproportionately during economic downturns as compared to other types of business expenditures. If actual results are lower going forward, Greater Media may incur impairment charges in the future and they may be material.

As of June 30, 2016, the quantitative test resulted in impairment charges totaling $37.7 million, as follows:

Amounts in thousands Market cluster	FCC license value	FCC license carrying amount	Impairment charge
Boston, MA	$72,722	$75,215	$2,493
Charlotte, NC	14,046	20,485	6,439
Detroit, MI	18,938	19,975	1,037
New Jersey	25,789	35,020	9,231
Philadelphia, PA	55,399	73,865	18,466

Other critical accounting estimates are described in Note 1 to Greater Media’s consolidated financial statements as of and for the six months ended June 30 2016 and 2015, which are included elsewhere in this Information Statement.

As of December 31, 2015, FCC broadcasting licenses with an aggregate carrying amount of $224.6 million represented 67.8% of Greater Media’s total assets. Greater Media assessed qualitative factors, including financial performance and industry conditions, as of September 30, 2015. Due to the amount by which fair value exceeded the carrying amounts in previous quantitative assessments, as well as growing credible evidence of a decline in radio station trading multiples, Greater Media no longer felt confident that the likelihood of impairment was below 50%. Therefore Greater Media elected to perform the quantitative impairment test for its licenses.

Greater Media estimates the fair value of its licenses using a market approach. The market approach uses available statistics for recent radio station sales transactions to estimate the enterprise value of Greater Media’s radio stations, and then applies a typical industry factor to the enterprise value to estimate the fair value of its licenses.

As of September 30, 2015, the key assumptions used in the valuation analyses are as follows:

Cash flow multiples	6.9x (AM); 7.0x (FM)
Revenue multiples	1.6x (AM); 2.1x (FM)
FCC license % factor	85.0%

If Greater Media had made different assumptions or used different estimates, the fair value of its licenses could have been materially different.

As of September 30, 2015, the quantitative test resulted in impairment charges totaling $52.2 million, as follows:

Amounts in thousands Market cluster	FCC license value	FCC license carrying amount	Impairment charge
Boston, MA	$104,550	$75,215	$—
Charlotte, NC	20,485	23,550	3,065
Detroit, MI	19,975	27,200	7,225
New Jersey	35,020	42,692	7,672
Philadelphia, PA	73,865	108,106	34,241

Newspaper Titles. Greater Media considers its newspaper title assets to have indefinite lives, and therefore it does not amortize them but, instead, tests them for impairment at least annually. At September 30, 2015 Greater Media determined that, due to ongoing weakness in the market for newspaper businesses, its newspaper titles were 100% impaired. As a result, Greater Media’s publishing division recorded an impairment charge of $1.5 million.

Property and Equipment. Greater Media is required to assess the recoverability of its property and equipment whenever an event has occurred that may result in an impairment charge. If such an event occurs, Greater Media will compare estimates of related future undiscounted cash flows to the carrying amount of the asset. If the future undiscounted cash flow estimates are less than the carrying amount of the asset, Greater Media will reduce the carrying amount to the estimated fair value. The determination of when an event has occurred and estimates of future cash flows and fair value all require management judgment. The use of different assumptions or estimates may result in alternative assessments that could be materially different. Greater Media did not identify any events that may have resulted in an impairment charge on its property and equipment in 2015. However, there can be no assurance that impairments of Greater Media’s property and equipment will not occur in future periods.

Accounts Receivable. Greater Media continually evaluates its ability to collect its accounts receivable. Greater Media’s ongoing evaluation includes review of specific accounts at its radio stations, the current financial condition of its customers and its historical write-off experience. This ongoing evaluation requires management judgment and if Greater Media had made different assumptions about these factors, the allowance for doubtful accounts could have been materially different.

Results of Operations

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

The following summary table presents a comparison of Greater Media’s results of operations for the six months ended June 30, 2016 and 2015 with respect to certain of its key financial measures. The changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with Greater Media’s consolidated financial statements and notes thereto included elsewhere in this Information Statement.

	Six Months ended June 30,		Change
	2016	2015	$	%
Net revenue	$78,384,594	$76,109,886	$2,274,708	3.0%
Divisional operating expenses	69,030,902	64,017,831	5,013,071	7.8
Corporate operating expenses	3,422,184	3,097,490	324,694	10.5
Depreciation and amortization	1,908,589	2,046,325	(137,736)	(6.7)
Impairment charge	37,666,600	—	37,666,600	—
Interest expense	2,459,167	2,649,691	(190,524)	(7.2)
Other income (expense), net	(1,194,084)	1,520,460	(2,714,184)	(178.6)
Income tax expense (benefit)	(586,166)	268,452	854,618	318.4
Net income (loss)	(36,710,766)	5,550,557	(42,261,323)	(761.4)

Net Revenue. Net revenue increased $2.3 million during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. Significant factors affecting net revenue included a $1.5 million increase in advertising revenue from Greater Media’s Philadelphia market cluster, a $0.8 million increase in advertising revenue from its Detroit market cluster, and a $0.5 million increase in advertising revenue from its Boston market cluster, partially offset by a $0.4 million decrease in advertising revenue from its New Jersey market cluster. Net revenue for the six months ended June 30, 2016 was comparable to net revenue for the same period in 2015 at Greater Media’s Charlotte market cluster. The primary factor behind the overall increase in net revenue was an increase of $1.5 million in local revenue.

Divisional Operating Expenses. Divisional operating expenses increased $5.0 million during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. Significant factors affecting divisional operating expenses included a $4.7 million increase at Greater Media’s radio division, which includes increases of $2.6 million at its Philadelphia market cluster, $0.8 million at its Boston market cluster, and $0.8 million at its

Detroit market cluster. A one-time severance charge of $1.4 million recorded in June 2016 contributed to these increases. Other increases included $1.1 million in programming expenses, $1.0 million in selling expenses, and $0.5 million in general and administrative expenses. In addition, there was a $0.4 million increase in operating expenses at Greater Media’s interactive division.

Corporate Operating Expenses. The increase in corporate operating expenses of $0.3 million during the six months ended June 30, 2016 was primarily due to the transfer of certain employee costs from the radio clusters to corporate.

Depreciation and Amortization. Depreciation and amortization for the six months ended June 30, 2016 were comparable to depreciation and amortization for the same period in 2015.

Impairment Charge. Because the purchase price attributable to Greater Media’s radio stations under the Merger Agreement (see “Critical Accounting Estimates” above) is significantly lower than the enterprise value of the stations calculated as of September 30, 2015, the date of its previous impairment test, Greater Media believed that the likelihood of further impairment as of June 30, 2016 was greater than 50%. Therefore Greater Media proceeded with a quantitative assessment, which showed that the licenses in all of its market clusters were impaired. As a result, Greater Media recorded impairment charges of $18.5 million in its Philadelphia market cluster, $9.2 million in its New Jersey market cluster, $6.5 million in its Charlotte market cluster, $2.5 million in its Boston market cluster, and $1.0 million in its Detroit market cluster.

Other Income (Expense), Net. Other income (expense), net changed to expense of $1.2 million for the six months ended June 30, 2016 as compared to income of $1.5 million for the six months ended June 30, 2015. This change was primarily due to a decrease of $1.1 million in the cash surrender value of company-owned life insurance, and legal fees of $0.9 million related to the Merger.

Income Tax Expense (Benefit). Income tax changed to a benefit of $0.6 million for the six months ended June 30, 2016 as compared to an expense of $0.3 million for the six months ended June 30, 2015. This change was due to the recognition of a tax benefit of $0.8 million resulting from a reduction in deferred tax liability related to the impairment of the fair value of the FCC license held by one of Greater Media’s subsidiaries.

Net Income (Loss). Net income (loss) changed to a net loss of $36.7 million for the six months ended June 30, 2016 as compared to net income of $5.6 million for the six months ended June 30, 2015 as a result of the factors described above.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

The following summary table presents a comparison of Greater Media’s results of continuing operations for the years ended December 31, 2015 and 2014 with respect to certain of its key financial measures. The changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with Greater Media’s consolidated financial statements and notes thereto included elsewhere in this Information Statement.

	Year ended December 31,		Change
	2015	2014	$	%
Net revenue	$159,756,184	$161,387,191	$(1,631,007)	(1.0)%
Divisional operating expenses	129,485,244	132,223,850	(2,738,606)	(2.1)
Corporate operating expenses	6,143,911	6,759,232	(615,321)	(9.1)
Depreciation and amortization	3,777,105	5,333,195	(1,556,090)	(29.2)
Impairment charge	53,684,098	—	53,684,098	—
Interest expense	5,213,529	5,559,193	(345,664)	(6.2)
Other income (expense), net	1,198,568	(3,707,941)	4,906,509	132.3
Income tax expense (benefit)	(195,873)	705,877	901,750	(127.7)
Net income (loss)	(37,153,262)	7,097,903	(44,251,165)	(623.4)

Net Revenue. Net revenue decreased $1.6 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. Significant factors affecting net revenue included a $0.7 million decrease in advertising revenue from Greater Media’s radio division, which includes $3.2 million in additional advertising revenue from its Detroit market cluster, offset by a $1.4 million decrease in advertising revenue from its Charlotte market cluster, a $1.3 million decrease in advertising revenue from its Philadelphia market cluster, a $0.6 million decrease in advertising revenue from its New Jersey market cluster, and a $0.5 million decrease in advertising revenue from its Boston market cluster. In addition, there was a $1.1 million decrease in advertising revenue from Greater Media’s publishing division.

Divisional Operating Expenses. Divisional operating expenses decreased $2.7 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. Significant factors affecting divisional operating expenses included a $2.0 million decrease in operating expenses at Greater Media’s radio division, which includes decreases of $1.4 million at its Boston market cluster, $1.0 million at its New Jersey market cluster, and $0.6 million at its Charlotte market cluster, partially offset by increases in operating expenses of $0.6 million at its Philadelphia market cluster and $0.3 million at its Detroit market cluster. A substantial portion, $1.7 million, of the overall decrease in radio division operating expenses was due to a decrease in selling expenses. In addition, there was a $0.8 million decrease in operating expenses at Greater Media’s publishing division.

Corporate Operating Expenses. Corporate operating expenses during the year ended December 31, 2015 decreased by $0.6 million as compared with the same period in 2014.

Depreciation and Amortization. The $1.6 million decrease in depreciation and amortization during the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily due to a reduction in expense of $1.3 million at Greater Media’s Charlotte market cluster.

Impairment Charge. As a result of Greater Media’s qualitative assessment at September 30, 2015, Greater Media determined it was more likely than not that the fair value of its FCC licenses was less than their carrying amount. Therefore Greater Media proceeded with a quantitative assessment, which showed that, due to declines in radio station trading multiples, the licenses in four of its market clusters were impaired. As a result, Greater Media recorded impairment charges of $34.2 million in its Philadelphia market cluster, $7.7 million in its New Jersey market cluster, $7.2 million in its Detroit market cluster, and $3.1 million in its Charlotte market cluster. Greater Media also assessed its newspaper title assets for impairment at September 30, 2015, resulting in a determination that, due to ongoing weakness in the market for newspaper businesses, its newspaper titles were 100% impaired. As a result, Greater Media’s publishing division recorded an impairment charge of $1.5 million.

Interest Expense. Interest expense decreased $0.3 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. The primary factor affecting interest expense was a decrease in long-term debt outstanding.

Other Income (Expense), Net. Other income (expense), net increased $4.9 million during the year ended December 31, 2015. Significant factors affecting other income (expense), net included growth in the cash surrender value of company-owned life insurance totaling $2.7 million, as well as a $2.1 million reduction in deferred compensation liabilities.

Income Tax Expense (Benefit). With the exception of two C-Corporation subsidiaries, Greater Media has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and has elected to be treated as an S-Corporation for state tax purposes in a variety of states. Under those provisions, the stockholders’ respective share of Greater Media’s taxable income or loss flows through to their individual tax returns. Aside from the two C-Corporation subsidiaries, Greater Media is not required to pay federal corporate income taxes, and it pays state income taxes at a reduced rate. Income tax expense decreased from an expense of $0.7 million for the year ended December 31, 2014 to a benefit of $0.2 million for the year ended December 31, 2015, a net favorable change of $0.9 million, primarily as a result of various deferred tax changes.

Net Income (Loss). Net income (loss) changed to a net loss of $37.2 million for the year ended December 31, 2015 as compared to net income of $7.1 million for the year ended December 31, 2014 as a result of the factors described above.

Liquidity & Capital Resources

Overview. Greater Media’s primary sources of liquidity are internally generated cash flow and its revolving credit facility. Greater Media’s primary liquidity needs have been, and for the next twelve months and thereafter are expected to continue to be, for working capital, debt service, and other general corporate purposes, including capital expenditures and the payment of premiums on corporate-owned life insurance policies. Historically, Greater Media’s capital expenditures have not been significant. They have generally been, and are expected to continue to be, related to enhancements to Greater Media’s studio and office space, replacement of obsolete equipment, and the technological improvement of its broadcasting towers and equipment.

Greater Media’s credit agreement governing its revolving credit facility and term loan permits it to pay cash dividends, subject to compliance with financial covenants, up to an aggregate amount of $7.0 million in 2015 and subsequent years.

Greater Media expects to provide for future liquidity needs through one or a combination of the following sources of liquidity:

•	internally generated cash flow;

•	its revolving credit facility;

•	additional borrowings, other than under its existing revolving credit facility, to the extent permitted thereunder; and

•	additional equity offerings.

Greater Media believes that it will have sufficient liquidity and capital resources to permit it to provide for its liquidity requirements and meet its financial obligations for the next twelve months. However, poor financial results or unanticipated expenses could give rise to defaults under Greater Media’s credit facilities, additional debt servicing requirements or other additional financing or liquidity requirements sooner than Greater Media expects and it may not be able to secure financing when needed or on acceptable terms.

The following summary table presents a comparison of Greater Media’s capital resources for the six months ended June 30, 2016 and 2015 with respect to certain of its key measures affecting its liquidity. The changes set forth in the table are discussed in greater detail below. This section should be read in conjunction with Greater Media’s consolidated financial statements and notes thereto included elsewhere in this Information Statement.

Amounts in thousands	Six months ended June 30,
	2016	2015
Net cash provided by operating activities	$6,348	$3,097
Net cash used in investing activities	(3,839)	(3,485)
Net cash used in financing activities	(3,605)	(3,634)

Net decrease in cash and cash equivalents	$(1,096)	$(4,022)

Net Cash Provided By Operating Activities. Net cash provided by operating activities increased $3.3 million during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. Significant factors affecting this increase in net cash provided by operating activities included a $6.4 million increase in cash receipts collected from customers and a $0.2 million decrease in interest payments, partially offset by a $2.5 million increase in cash paid for operating expenses and legal fees of $0.9 million related to the Merger.

Net Cash Used In Investing Activities. Net cash used in investing activities during the six months ended June 30, 2016 included payments of $2.6 million for corporate-owned life insurance premiums, $1.3 million for capital expenditures, and $0.5 million for purchases of investments, partially offset by proceeds of $0.5 million from sales of investments. Net cash used in investing activities for the same period in 2015 included payments of $2.1 million for corporate-owned life insurance premiums, $2.3 million for capital expenditures, and $0.5 million for purchases of investments, partially offset by proceeds of $0.6 million from sales of investments, and $0.8 million from the sale of property and equipment.

Net Cash Used In Financing Activities. Net cash used in financing activities during the six months ended June 30, 2016 included repayments of $3.6 million under Greater Media’s credit facilities. Net cash used in financing activities for the same period in 2015 included repayments of $3.4 million under Greater Media’s credit facilities and $0.2 million in deferred financing costs.

Credit Facilities. As of June 30, 2016, the credit facilities consisted of a term loan with a remaining balance of $68.7 million and a revolving credit facility with a total commitment of $50.0 million. At Greater Media’s option, the credit facilities may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.0% that is determined by its leverage ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 2.5% that is determined by its leverage ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facilities carried interest, based on LIBOR, of 4.1% as of June 30, 2016 and mature on February 26, 2018. The credit agreement requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires Greater Media to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Leverage Ratio. Greater Media’s consolidated funded debt as of June 30, 2016 must not exceed 4.0 times its consolidated EBITDA (each as defined in the credit agreement) for the four quarters then ended. For the period from July 1, 2016 through December 31, 2016, the maximum ratio is also 4.0 times. For the period from January 1, 2017 through December 31, 2017, the maximum ratio is 3.5 times. For the period beginning January 1, 2018 and thereafter the maximum ratio is 3.0 times.

•	Fixed Charge Coverage Ratio. Greater Media’s consolidated EBITDA, net of certain adjustments as defined in the credit agreement, for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 1.1 times the sum of its consolidated cash interest expense and its scheduled principal payments on indebtedness for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of Greater Media’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by Greater Media and substantially all of its subsidiaries. If Greater Media defaults under the terms of the credit agreement, Greater Media and its applicable subsidiaries may be required to perform under their guarantees. As of June 30, 2016, the maximum amount of undiscounted payments Greater Media and its applicable subsidiaries would have been required to make in the event of default was $83.7 million. The guarantees for the credit facility expire on February 26, 2018.

The aggregate scheduled principal repayments of the credit facilities for the remainder of 2016 and the next five years are as follows:

2016	$3,825,000
2017	8,662,500
2018	71,250,000
2019	—
2020	—

Total	$83,737,500

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of the credit agreement could result in the acceleration of the maturity of Greater Media’s outstanding debt, which could have a material adverse effect on its business or results of operations. As of June 30, 2016, Greater Media was in compliance with all applicable financial covenants under its credit agreement; Greater Media’s leverage ratio was 3.58 times, and its fixed charge coverage ratio was 1.51 times.

Greater Media’s credit agreement requires it to maintain an interest hedging contract, such as an interest rate swap, with a notional amount of at least 50% of the outstanding term loan balance, and with a term of at least three years. As of June 30, 2016, Greater Media is a party to two interest rate swaps with a total notional amount of $80.0 million. The interest rate swaps convert a portion of its variable rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense. One of the instruments, with a notional amount of $45.0 million, carries a fixed interest rate of 1.0% and expires December 29, 2017. The other instrument, with a notional amount of $35.0 million, carries a fixed interest rate of 1.2% and expires December 29, 2017.

Off-balance Sheet Arrangements

As of June 30, 2016, Greater Media had no material off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

The following table summarizes Greater Media’s contractual obligations and commitments as of June 30, 2016.

Amounts in thousands	Total	Less than one year	One to three years	Three to five years	More than five years
Debt obligations	$83,738	$7,988	$75,750	$—	$—
Interest on debt obligations (1)(2)	6,256	3,887	2,369	—	—
Operating leases	22,369	5,219	8,024	5,590	3,536
Purchase obligations	14,251	9,071	5,180	—	—
Contractual obligations	16,925	5,604	10,010	1,311	—

Total	$143,539	$31,769	$101,333	$6,901	$3,536

(1)	Interest payments on debt obligations are calculated for future periods using interest rates in effect at June 30, 2016. The projected payments only pertain to obligations outstanding at June 30, 2016.
(2)	Amounts include impact of interest rate swaps. See “Quantitative and Qualitative Disclosures About Market Risk” below for more information regarding Greater Media’s interest rate swaps.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Greater Media is subject to interest rate market risk in connection with its term loan and revolving credit facilities. At June 30, 2016, the outstanding balance of borrowings under the term loan facility was $68.7 million, and the outstanding balance of borrowings under the revolving credit facility was $15.0 million. The total commitment under the revolving credit facility is $50.0 million. The interest on these borrowings is variable, and is a function of Greater Media’s total debt outstanding and earnings before income taxes, depreciation and amortization (EBITDA). At June 30, 2016 the rate was 3.5% plus the bank’s LIBO rate of 0.625%. The term loan facility calls for quarterly principal repayments, with a balloon payment of $56.3 million due on the maturity date of February 26, 2018. The revolving credit facility also matures on that same date.

From time to time, Greater Media enters into interest rate swap agreements to hedge its variable interest rate debt. Below is a list of Greater Media’s interest rate swaps as of June 30, 2016:

Swap Name	Counterparty	Effective Date	Notional Amount (in millions)	Rate
Interest Rate Swap A	U.S. Bank	June 2013 – December 2017	$45.0	1.01%
Interest Rate Swap B	Citizens Bank	June 2014 – December 2017	$35.0	1.19%

If interest rates rise, Greater Media could be exposed to increased interest expense if a counterparty defaults. Because a large portion of Greater Media’s outstanding debt is hedged ($80.0 million of $83.7 million total outstanding debt at June 30, 2016), a one-eighth percent increase or decrease in assumed interest rates for Greater Media debt facilities as of June 30, 2016 would have an immaterial effect on its interest expense.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 19, 2016, the Company entered into the Merger Agreement to acquire all of the issued and outstanding equity stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the repayment of approximately $81.8 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100.0 million in cash and (ii) approximately $25.0 million in shares of the Company’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20.0 million.

In connection with the transactions contemplated by the Merger Agreement, RBC, US Bank and Beasley Mezzanine Holdings, LLC (the “Borrower”), a direct subsidiary of the Company, entered into a commitment letter, dated July 19, 2016, pursuant to which RBC and US Bank have agreed to provide a credit facility consisting of (a) a term loan B facility in the amount of $265.0 million (the “Term Loan B Facility”) and (b) a revolving credit facility of $20.0 million. The Company will receive the funds from the Term Loan B Facility at the closing of the Merger, which, along with the Merger Shares, will be used to pay the purchase price, fees, costs and expenses incurred in connection with the Merger, and to repay existing third party indebtedness of the Borrower and Greater Media.

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Greater Media’s historical consolidated financial statements as adjusted to give effect to the Company’s proposed acquisition of Greater Media and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 gives effect to these transactions as if they had occurred on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2015 and the six months ended June 30, 2016 give effect to these transactions as if they had occurred on January 1, 2015.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (attached hereto as Annex B) and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (attached hereto as Annex D), and Greater Media’s historical consolidated financial statements included herein.

BEASLEY BROADCAST GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2016

	Beasley Broadcast Group, Inc.	Greater Media, Inc.	Pro Forma Adjustments	Notes		Pro Forma Combined
Cash and cash equivalents	14,121,452	7,361,000	(18,836,000)	(a	)	2,646,452
Accounts receivable	18,945,682	31,434,000	—			50,379,682
Prepaid expenses	3,762,425	5,522,000	—			9,284,425
Other current assets	895,772	—	—			895,772

Total current assets	37,725,331	44,317,000	(18,836,000)			63,206,331
Property and equipment, net	27,335,806	26,415,000	(1,415,000)	(b	)	52,335,806
FCC broadcasting licenses	234,719,505	187,627,000	82,373,000	(c	)	504,719,505
Goodwill	5,336,583	—	—			5,336,583
Other intangibles, net	405,822	—	500,000	(d	)	905,822
Other assets	5,793,120	33,245,000	(14,908,000)	(e	)	24,130,120

Total assets	311,316,167	291,604,000	47,714,000			650,634,167

Current installments of long-term debt	59,671	7,988,000	(7,988,000)	(f	)	59,671
Accounts payable	2,120,646	1,375,000	—			3,495,646
Other current liabilities	9,321,712	6,346,000	(300,000)	(g	)	16,367,712

Total current liabilities	11,502,029	15,709,000	(8,288,000)			18,923,029
Due to related parties	904,109	—	—			904,109
Long-term debt	82,040,520	75,750,000	95,625,000	(f	)	253,415,520
Deferred tax liabilities	79,147,682	20,168,000	33,003,000	(h	)	132,318,682
Other long-term liabilities	1,727,491	36,803,000	(878,000)	(i	)	37,652,491

Total liabilities	175,321,831	148,430,000	119,462,000			443,213,831
Class A common stock	9,584	—	5,423	(j	)	15,007
Class B common stock	16,662	—	—			16,662
Common stock	—	182,000	(182,000)	(j	)	—
Additional paid-in capital	119,936,165	93,020,000	(68,025,423)	(j	)	144,930,742
Treasury stock	(15,514,082)	—	—			(15,514,082)
Retained earnings	31,520,335	79,939,000	(33,513,000)	(j	)	77,946,335
Accumulated other comprehensive income	25,672	(29,967,000)	29,967,000	(j	)	25,672

Total stockholder’s equity	135,994,336	143,174,000	(71,748,000)			207,420,336

Total liabilities and stockholder’s equity	311,316,167	291,604,000	47,714,000			650,634,167

BEASLEY BROADCAST GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2016

	Beasley Broadcast Group, Inc.	Greater Media, Inc.	Pro Forma Adjustments	Notes		Pro Forma Combined
Net revenue	55,232,328	78,384,594	(4,554,099)	(a	)	129,062,823
Operating expenses:
Station operating expenses	39,716,112	69,030,902	(4,077,942)	(b	)	104,669,072
Corporate general and administrative expenses	4,944,618	3,422,184	—			8,366,802
Depreciation and amortization	1,669,987	1,908,589	(993,578)	(c	)	2,584,998
Impairment loss	—	37,666,600	—			37,666,600

Total operating expenses	46,330,717	112,028,275	(5,071,520)			153,287,472
Operating income (loss)	8,901,611	(33,643,681)	517,421			(24,224,649)
Non-operating income (expense):
Interest expense	(1,887,084)	(2,459,167)	(4,693,928)	(d	)	(9,040,179)
Other income (expense), net	229,411	(1,194,084)	(5,370)			(970,043)

Income (loss) before income taxes	7,243,938	(37,296,932)	(4,181,877)			(34,234,871)
Income tax expense (benefit)	2,953,707	(586,166)	(15,890,315)	(e	)	(13,522,774)

Net income (loss)	4,290,231	(36,710,766)	11,708,438			(20,712,097)

Net income per share:
Basic	0.19					(0.73)
Diluted	0.19					(0.73)
Weighted average shares outstanding:
Basic	23,003,436		5,422,993	(f	)	28,426,429
Diluted	23,089,039		5,422,993	(f	)	28,512,032

BEASLEY BROADCAST GROUP, INC.

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2015

	Beasley Broadcast Group, Inc.	Greater Media, Inc.	Pro Forma Adjustments	Notes		Pro Forma Combined
Net revenue	105,946,670	159,756,184	(9,183,062)	(a	)	256,519,792
Operating expenses:
Station operating expenses	75,609,147	129,485,244	(8,176,511)	(b	)	196,917,880
Corporate general and administrative expenses	8,983,860	6,143,911	—			15,127,771
Radio station exchange transaction costs	349,917	—	—			349,917
Depreciation and amortization	3,834,992	3,777,105	(1,947,084)	(c	)	5,665,013
Impairment loss	3,520,933	53,684,098	(1,481,198)	(d	)	55,723,833

Total operating expenses	92,298,849	193,090,358	(11,604,793)			273,784,414
Operating income (loss)	13,647,821	(33,334,174)	2,421,731			(17,264,622)
Non-operating income (expense):
Interest expense	(3,967,794)	(5,213,529)	(8,899,034)	(e	)	(18,080,357)
Loss on extinguishment of long-term debt	(558,856)	—	—			(558,856)
Other income (expense), net	881,938	1,198,568	—			2,080,506

Income (loss) before income taxes	10,003,109	(37,349,135)	(6,477,303)			(33,823,329)
Income tax expense (benefit)	3,640,787	(195,873)	(16,805,129)	(f	)	(13,360,215)

Net income (loss)	6,362,322	(37,153,262)	10,327,826			(20,463,114)

Net income per share:
Basic	0.28					(0.72)
Diluted	0.28					(0.72)
Weighted average shares outstanding:
Basic	22,911,727		5,422,993	(g	)	28,334,720
Diluted	23,025,720		5,422,993	(g	)	28,448,713

(1) Basis	of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination will be accounted for under the acquisition method of accounting. As the acquirer for accounting purposes, the Company has estimated the fair value of Greater Media’s assets acquired and liabilities assumed and conformed the accounting policies of Greater Media to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of Greater Media as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

(2) Preliminary	purchase price allocation

The Company has performed a preliminary valuation analysis of the fair value of Greater Media’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price as of the acquisition date:

Accounts receivable, net	$31,434,000
Prepaid expenses	5,522,000
Property and equipment, net	25,000,000
FCC broadcasting licenses	270,000,000
Other intangibles, net	500,000
Other assets	18,337,000
Accounts payable	(1,375,000)
Other current liabilities	(6,046,000)
Long-term debt	(81,825,000)
Deferred tax liabilities	(53,171,000)
Other long-term liabilities	(35,925,000)

Net assets acquired	172,451,000
Estimated gain on acquisition	(47,451,000)

Purchase price	125,000,000
Debt assumed	81,825,000

Purchase price and debt assumed	$206,825,000

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of FCC broadcasting licenses, goodwill, and other intangibles, (2) changes in fair values of property and equipment, (3) changes in deferred tax liabilities, and (4) other changes to assets and liabilities.

(3) Pro	Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet as of June 30, 2016

(a)	Represents the expected utilization of Greater Media’s cash and cash equivalents of $7.4 million, the payment of debt issuance costs of $10.6 million and the payment of estimated transaction costs of $1.0 million related to the Merger.

(b)	Reflects the adjustment of $0.1 million to remove the assets of Greater Media’s Publishing Division and the adjustment of $3.1 million to remove the assets of Greater Media’s Communications Division which are to be sold prior to the closing date of the Merger, and the adjustment of $1.4 million to decrease Greater Media’s remaining property and equipment to the estimated fair value of $25.0 million.

(c)	Reflects the adjustment of $82.4 million to increase Greater Media’s FCC broadcasting licenses to the estimated fair value of $270.0 million.

(d)	Reflects the adjustment to record other intangibles of $0.5 million including acquired advertising contracts and advertiser relationships related to the Merger.

(e)	Reflects the adjustment of $3.7 million to remove certain investments and the adjustment of $10.1 million to remove certain life insurance assets of Greater Media which will not be acquired. Also reflects the adjustment of $1.0 million to remove debt issuance costs related to Greater Media’s long-term debt that will be repaid on the closing date of the Merger.

(f)	Reflects the new long-term debt of $265.0 million incurred to (i) finance the $100.0 million cash portion of the Merger consideration, (ii) repay Greater Media’s long-term debt of $81.8 million, and (iii) repay the Company’s long-term debt of $83.0 million; less debt issuance costs of $10.6 million.

(g)	Reflects the adjustment of $0.3 million to decrease the assumed deferred revenue obligations to an estimated fair value of zero.

(h)	Adjusts the deferred tax liabilities resulting from the Merger. The estimated increase in deferred tax liabilities is primarily due to the fair value adjustments for property and equipment and FCC broadcasting licenses based on an estimated tax rate of 39.5%. This estimate is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed.

(i)	Reflects the adjustment of $0.4 million to decrease the assumed deferred lease liability to an estimated fair value of zero. Also reflects the adjustment of $0.5 million to remove an interest rate swap liability related to Greater Media’s long-term debt that will be repaid on the closing date of the Merger.

(j)	Represents the elimination of the historical equity of Greater Media and the issuance of 5,422,993 shares of Class A common stock at a price of $4.61 per share to partially finance the Merger. Also reflects the accrual of estimated transaction costs of $1.0 million and an estimated gain on acquisition of $47.5 million related to the Merger.

Adjustments to the pro forma condensed combined statement of operations for the six months ended June 30, 2016

(a)	Reflects the adjustment of $3.6 million to remove the net revenue of Greater Media’s Publishing Division and the adjustment of $1.0 million to remove the net revenue of Greater Media’s Communications Division which are to be sold prior to the closing of the Merger.

(b)	Reflects the adjustment of $3.9 million to remove the operating expenses of Greater Media’s Publishing Division and the adjustment of $0.2 million to remove the operating expenses of Greater Media’s Communications Division which are to be sold prior to the closing of the Merger.

(c)	Reflects the adjustment of $0.1 million to remove the depreciation expense of Greater Media’s Publishing and Communications Divisions which are to be sold prior to the closing of the Merger and the net adjustment to depreciation and amortization expense of $0.9 million based on the decrease in fair value of Greater Media’s property and equipment and other intangibles.

(d)	Represents the adjustment to interest expense of $4.7 million resulting from interest, using an estimated interest rate of 6.25%, on the new long-term debt used to (i) finance the $100.0 million cash portion of the Merger consideration, (ii) repay Greater Media’s long-term debt of $81.8 million, and (iii) repay the Company’s long-term debt of $83.0 million. Also reflects the amortization of related debt issuance costs over seven years.

(e)	Tax expense was estimated using a blended effective tax rate of 39.5% for the six months ended June 30, 2016.

(f)	Represents the increase in weighted average shares outstanding after issuance of 5,422,993 shares of Class A common stock to partially finance the Merger.

Adjustments to the pro forma condensed combined statement of operations for the year ended December 31, 2015

(a)	Reflects the adjustment of $7.4 million to remove the net revenue of Greater Media’s Publishing Division and the adjustment of $1.8 million to remove the net revenue of Greater Media’s Communications Division which are to be sold prior to the closing of the Merger.

(b)	Reflects the adjustment of $7.7 million to remove the operating expenses of Greater Media’s Publishing Division and the adjustment of $0.5 million to remove the operating expenses of Greater Media’s Communications Division which are to be sold prior to the closing of the Merger.

(c)	Reflects the adjustment of $0.2 million to remove the depreciation expense of Greater Media’s Publishing and Communications Divisions which are to be sold prior to the closing of the Merger and the net adjustment to estimated depreciation and amortization expense of $1.7 million based on the decrease in fair value of Greater Media’s property and equipment and other intangibles.

(d)	Reflects the adjustment of $1.5 million to remove the impairment loss of Greater Media’s Publishing Division which is to be sold prior to the closing of the Merger.

(e)	Represents the adjustment to interest expense of $8.9 million resulting from interest, using an estimated interest rate of 6.25%, on the new long-term debt used to (i) finance the $100.0 million cash portion of the Merger consideration, (ii) repay Greater Media’s long-term debt of $81.8 million, and (iii) repay the Company’s long-term debt of $83.0 million. Also reflects the amortization of related debt issuance costs over seven years.

(f)	Tax expense was estimated using a blended effective tax rate of 39.5% for the year ended December 31, 2015.

(g)	Represents the increase in weighted average shares outstanding after issuance of 5,422,993 shares of Class A common stock to partially finance the Merger.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act relating to our business, financial condition and other matters. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an internet website located at www.sec.gov, which contains reports, proxy statements and other information that we file with the SEC electronically via the EDGAR system.

INFORMATION INCORPORATED BY REFERENCE

Pursuant to Item 13(b) to Schedule 14A and Section 14(a) of the Exchange Act, we incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (attached hereto as Annex B) and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 (attached hereto as Annex C and Annex D, respectively).

Greater Media, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

GREATER MEDIA, INC. AND SUBSIDIARIES

CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

	2016	2015
		(as restated)
ASSETS

Current Assets:
Cash and cash equivalents	$7,361	$5,649
Accounts receivable (less allowance for doubtful accounts of $1,085 in 2016 and $1,572 in 2015)	31,434	34,015
Prepaid expenses and other current assets	5,522	6,328

Total Current Assets	44,317	45,992
Property and Equipment, Net	26,415	28,614
Intangible Assets, Net	187,627	278,384
Other Assets	33,245	29,046

Total Assets	$291,604	$382,036

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,375	$1,700
Accrued liabilities	5,711	5,796
Federal and state taxes payable	335	376
Deferred revenue	300	21
Current maturities of long-term debt	7,988	6,975

Total Current Liabilities	15,709	14,868
Long-Term Debt, Net of Current Maturities	75,750	83,738
Deferred Income Taxes	20,168	21,772
Other Long-Term Liabilities	36,803	30,282

Stockholders’ Equity:
Common stock	182	182
Additional paid-in capital	93,020	93,020
Retained earnings	79,939	159,394
Accumulated other comprehensive loss	(29,967)	(21,220)

Total Stockholders’ Equity	143,174	231,376

Total Liabilities and Stockholders’ Equity	$291,604	$382,036

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Dollars in Thousands)

	2016	2015
Revenues	$87,084	$84,485
Less: agency commissions and discounts	8,699	8,375

Net Revenues	78,385	76,110

Operating Expenses:
Technical expenses	6,493	6,438
Programming expenses	25,812	24,115
Selling expenses	26,796	24,381
General and administrative expenses	13,352	12,181

Total Operating Expenses	72,453	67,115

Income from Operations Before Depreciation, Amortization, Impairments, and Other Expense (Income)	5,932	8,995

Other Expense (Income):
Gain on sale/disposal of assets	(5)	(781)
Interest expense	2,459	2,650
Depreciation	1,739	1,839
Amortization	170	207
Interest income	(13)	(14)
Impairment charge on intangible assets	37,667	—
Other expense (income), net	1,212	(725)

Total Other Expense (Income), Net	43,229	3,176

(Loss) Income Before Provision for Income Taxes	(37,297)	5,819
(Benefit from) Provision for Income Taxes	(586)	268

Net (Loss) Income	(36,711)	5,551

Other Comprehensive Loss:
Unrealized (losses) gains on marketable securities	(44)	99
Change in derivative instruments	(546)	(482)

Total Other Comprehensive Loss	(590)	(383)

Comprehensive (Loss) Income	$(37,301)	$5,168

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Dollars in Thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2015 (as previously reported)	$182	$93,020	$175,829	$(20,837)	$248,194
Adjustment, correction of accounting error	—	—	(21,972)	—	(21,972)

Balance, January 1, 2015 (as restated)	182	93,020	153,857	(20,837)	226,222
Net Income	—	—	5,551	—	5,551
Dividends	—	—	(14)	—	(14)
Change in Marketable Securities	—	—	—	99	99
Change in Derivative Instruments	—	—	—	(482)	(482)

Balance, June 30, 2015 (as restated)	182	93,020	159,394	(21,220)	231,376

Balance, January 1, 2016	182	93,020	116,655	(29,377)	180,480
Net Loss	—	—	(36,711)	—	(36,711)
Dividends	—	—	(5)	—	(5)
Change in Marketable Securities	—	—	—	(44)	(44)
Change in Derivative Instruments	—	—	—	(546)	(546)

Balance, June 30, 2016	$182	$93,020	$79,939	$(29,967)	$143,174

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(Dollars in Thousands)

	2016	2015
Cash Flows from Operating Activities:
Net (loss) income	$(36,711)	$5,551
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,909	2,046
Loss (gain) on sale of investments	30	(21)
Impairment charge on intangible assets	37,667	—
Gain on sale/disposal of assets	(5)	(781)
Deferred income tax	(840)	—
Changes in:
Accounts receivable	2,813	(2,103)
Prepaid expenses and other current assets	2,589	988
Other assets	(2,527)	(4,190)
Accounts payable	(160)	(121)
Accrued liabilities	1,227	1,558
Federal and state taxes payable	94	65
Deferred revenue	291	12
Other liabilities	(29)	93

Net Cash Provided by Operating Activities	6,348	3,097

Cash Flows from Investing Activities:
Proceeds from sale of investments	469	604
Purchases of investments	(506)	(474)
Proceeds from sale of property and equipment	5	781
Payments on note receivable	22	22
Purchases of property, equipment and intangible assets	(1,258)	(2,311)
Purchases of corporate-owned life insurance	(2,571)	(2,107)

Net Cash Used in Investing Activities	(3,839)	(3,485)

Cash Flows from Financing Activities:
Payment of deferred financing costs	—	(245)
Repayment of long-term debt	(3,600)	(3,375)
Dividends paid	(5)	(14)

Net Cash Used in Financing Activities	(3,605)	(3,634)

Net Decrease in Cash and Cash Equivalents	(1,096)	(4,022)
Cash and Cash Equivalents at Beginning of Period	8,457	9,671

Cash and Cash Equivalents at End of Period	$7,361	$5,649

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies:

Principles of Consolidation and Business Activity

Greater Media, Inc. is a Delaware corporation. The consolidated financial statements include the accounts of Greater Media, Inc. and its subsidiaries (the “Company”) after elimination of intercompany accounts and transactions. The Company is primarily engaged in the Radio Broadcasting, Publishing and Communications businesses in the Boston, Charlotte, Detroit, New Jersey and Philadelphia markets.

The Company’s operations and its ability to grow may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements and technological advances by competitors. The Company cannot predict which, if any, of these or other factors might have a significant impact on the radio industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company’s operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates within the consolidated financial statements include the valuation of indefinite-lived intangible assets, as discussed in the “Intangible Assets” accounting policy, and the provision for income taxes, as discussed in the “Income Taxes” accounting policy.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and property and equipment, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method based on the following estimated useful lives:

Classification	Estimated Life (Years)
Land improvements	20
Buildings	15-40
Furniture, fixtures and equipment	3-15
Broadcasting and technical equipment	7-20

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

Intangible Assets

The Company follows the provisions of the Codification Topic “Intangibles – Goodwill and Other,” which addresses financial accounting and reporting for acquired goodwill and other intangible assets. According to these provisions, intangible assets that have indefinite lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have finite useful lives continue to be amortized over their useful lives. FCC licenses and newspaper titles, which the Company believes have indefinite lives, are not amortized. Other intangible assets are amortized over useful lives ranging between three and thirteen years.

At September 30, 2015, the Company performed a qualitative assessment of its indefinite-lived intangible assets as permitted by Accounting Standards Update (“ASU”) 2012-02, in order to comply with the Codification requirement for testing for impairment on at least an annual basis. According to the ASU, if the qualitative assessment indicates that it is more likely than not (i.e., a greater than 50 percent probability) that an indefinite-lived intangible asset has been impaired, then a quantitative assessment must be performed. The Company reviewed statistics for sales of comparable radio stations, as reported in a publication that focuses on media asset valuations. Those statistics showed a significant number of arms-length radio station sales at lower cash flow multiples within the past year, and therefore the Company determined that there was plausible evidence suggesting that the likelihood of impairment of its FCC license assets might be greater than 50 percent.

As a result, the Company proceeded with the quantitative assessment. The methodology for the quantitative assessment was the same as that used in prior years. To determine the fair value of the FCC licenses, first an overall enterprise value was calculated for each market by applying a cash flow multiple to each radio station’s operating cash flow for the preceding twelve months. For some radio stations it was deemed that the use of a revenue multiple would result in a more accurate estimate of enterprise value. The cash flow and revenue multiples were based on the same statistics as were used in the qualitative assessment described above.

The value of the FCC licenses was then determined by applying a typical industry factor to the calculated enterprise values. The results of the quantitative assessment showed impairments in the value of FCC license assets in the Charlotte, Detroit, New Jersey, and Philadelphia markets. Therefore impairment charges of $52,203 were recognized related to these markets.

On July 19, 2016, the Company entered into an agreement under which all of the Company’s equity stock will be acquired by Beasley Broadcast Group, Inc. (the “Merger Agreement”) (see Note 14). The Company determined that this event provided evidence about the value of its FCC licenses as of the June 30, 2016 balance sheet date. The purchase price attributable to the radio stations under the Merger Agreement is significantly lower that the enterprise value of the stations calculated as of September 30, 2015 discussed above, therefore the Company believed that the likelihood of impairment was greater than 50%, and proceeded with a quantitative assessment, as required by the Codification.

For the quantitative assessment, the Company used a variation on its traditional methodology. As in the past, an enterprise value was calculated for each station by using either a cash flow multiple or a revenue multiple. Then, the purchase price attributable to the radio stations was allocated pro-rata based on the resulting enterprise values. The allocated purchase price was then compared to the carrying amount for FCC licenses in each market. The results of this quantitative assessment indicated impairments to the FCC license carrying amounts in all five of the Company’s markets, therefore impairment charges totaling $37,667 were recognized as of June 30, 2016.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

At September 30, 2015, the Company had, despite its best efforts, been unable to find a buyer for its newspaper division. As a result, the Company concluded that its newspaper title assets have no value. Therefore an impairment charge of $1,481 was recorded as of September 30, 2015, representing the full book value of those assets.

Deferred Charges

Debt issuance costs incurred in connection with long-term financing are being amortized over the life of the loan and are included in other assets. At June 30, 2016 and 2015, net deferred charges amounted to $1,041 and $1,667, respectively.

Cash Equivalents

The Company considers as cash equivalents all highly liquid debt instruments with a maturity of three months or less at the date of purchase.

Concentration of Credit Risk

The Company maintains cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Company’s risk negligible.

Income Taxes

The Company, with the exception of two C-Corporation subsidiaries, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and has elected to be treated as an S-Corporation for state tax purposes in a variety of states. Under those provisions, the stockholders’ respective share of the Company’s taxable income or loss flows through to their individual tax returns. The Company is not required to pay federal corporate income taxes, and pays state income taxes at a reduced rate.

The Company accounts for federal and state income taxes in accordance with the Codification Topic on Income Taxes. Therefore, deferred federal and state income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

The primary deferred income tax items are the result of certain temporary differences as detailed in Note 8.

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations. Normal credit terms call for payment by the 28th of the following month unless the customer’s credit history indicates that a longer period is justified. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected. The Company does not bill or accrue interest on delinquent accounts receivable.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

Revenue Recognition

Revenue is recognized as advertisements are broadcast or appear in print, and are generally billed monthly. Payments received in advance of being earned are recorded as deferred revenue. Revenue arrangements often contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter transactions represent the exchange of broadcast or printed advertising for merchandise or services. These transactions are recorded at the estimated fair market value of the advertising or the fair value of the merchandise or services received, whichever is most readily determinable. Revenue is recognized on barter transactions when the advertisements are broadcast or appear in print. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized. Barter revenues and expenses from operations are included in revenues and selling expenses, respectively.

Investments

Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination on an annual basis. The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of income taxes, reported as a separate component of accumulated other comprehensive (loss) income. Marketable equity and debt securities available for sale are classified in the consolidated balance sheets as other assets. Permanent impairment is recognized in the consolidated statements of operations and comprehensive (loss) income when the impairment is determined by management, based upon a variety of factors, to be other than temporary. The adjusted cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs charged to operations were approximately $1,551 and $740 in 2016 and 2015, respectively.

Comprehensive (Loss) Income

Comprehensive (loss) income includes charges and credits to equity that are not the result of transactions with stockholders. Comprehensive (loss) income is comprised of two subsets – net (loss) income and other comprehensive income (“OCI”). Other comprehensive (loss) income includes the unrealized gain or loss on marketable securities classified as available for sale held by the Company, unrealized gain or loss on derivative financial instruments and changes in pension and postretirement benefit plans.

Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, debt and derivative financial instruments. The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximated book values at June 30, 2016 and 2015. See Notes 4, 5, and 6 for the fair value estimates of marketable securities, debt and derivative financial instruments, respectively.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

The Company utilizes derivative financial instruments for interest rate risk exposure management purposes. The Company does not hold or issue derivative financial instruments for trading purposes. The Company recognizes all derivatives as either assets or liabilities on the consolidated balance sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in operations or other comprehensive (loss) income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements depends on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

Restatement of Consolidated Financial Statements

Due to an error in the calculation of deferred income taxes related to the impairment of goodwill, the Company has determined that its consolidated balance sheet as of June 30, 2015, and consolidated statement of stockholders’ equity as of January 1, 2015 and June 30, 2015 should be restated. There was no impact on the consolidated statements of operations and comprehensive loss or cash flows as a result of the restatement. The following table provides a summary of the impact of the correction on affected line items from the Company’s consolidated balance sheet as of June 30, 2015:

	As Previously Reported	Correction of Deferred Income Taxes	As Restated
Deferred income tax (asset)	$200	$(200)	$—

Total assets	$382,236	$(200)	$382,036

Deferred income tax (liability)	$—	$21,772	$21,772

Retained earnings	$181,366	$(21,972)	$159,394

Total stockholders’ equity	$253,348	$(21,972)	$231,376

Total liabilities and stockholders’ equity	$382,236	$(200)	$382,036

Note 2 - Property and Equipment:

The major classifications of property and equipment at June 30 consist of the following:

	2016	2015
Land and land improvements	$6,190	$5,894
Buildings	24,229	23,893
Furniture, fixtures and equipment	34,054	33,353
Broadcasting and technical equipment	45,333	44,147
Construction in progress	2,943	5,049

	112,749	112,336
Accumulated depreciation	86,334	83,722

Property and Equipment, Net	$26,415	$28,614

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 2 - Property and Equipment (continued):

Depreciation expense included as a charge to other income and expense amounted to $1,739 and $1,839 for 2016 and 2015, respectively.

Note 3 - Intangible Assets:

Intangible assets at June 30 are summarized as follows:

	Amortization Period (Years)	2016	2015
Subject to amortization:
Computer software:
Gross cost		$3,617	$3,365
Accumulated amortization	3-7	2,893	3,235

Net book value		724	130

Not subject to amortization:
FCC licenses		186,893	276,763
Newspaper titles		—	1,481
Other		10	10

		186,903	278,254

Intangible Assets, Net		$187,627	$278,384

Aggregate amortization expense on the above intangible assets, included as a charge to other income and expense, amounted to $170 and $207 for 2016 and 2015, respectively. Estimated future amortization expense is as follows:

2017	$317
2018	289
2019	118
2020	—
2021	—

Note 4 - Investments:

The cost and fair market value of marketable securities were $2,923 and $3,743 at June 30, 2016, and $2,901 and $3,998 at June 30, 2015, respectively. Marketable securities are classified as available for sale, and are included in other assets.

Gross unrealized holding gains and losses amounted to $820 and $0 at June 30, 2016 and $1,097 and $0 at June 30, 2015, respectively.

Proceeds from sales of marketable securities were $469 and $604 in 2016 and 2015, respectively, and the Company realized losses totaling $30 in 2016 and gains totaling $21 in 2015, which are included in other income, net on the consolidated statements of operations and comprehensive (loss) income.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 5 - Long-Term Debt:

Long-term debt at June 30 consisted of the following:

	2016	2015
Note payable – bank, term loan facility dated February 26, 2013, collateralized by the stock and assets of the Company and its subsidiaries	$68,738	$75,713
Note payable – bank, revolving credit facility dated February 26, 2013, collateralized by the stock and assets of the Company and its subsidiaries	15,000	15,000

Total long-term debt	83,738	90,713
Current maturities of long-term debt	7,988	6,975

Long-term debt, net of current maturities	$75,750	$83,738

On February 26, 2013 the Company entered into an agreement with a bank, acting as agent for a group of banks, to borrow up to $160,000 in the form of a term loan of $90,000 and a revolving credit facility of $70,000. The interest on these borrowings is a function of the Company’s total debt outstanding and earnings before income taxes, depreciation and amortization (EBITDA), and was 3.5 percent over the bank’s LIBO rate of 0.6 percent as of June 30, 2016. The Company must pay a commitment fee on the unused balance of the available commitment. This fee is also a function of the Company’s total debt and EBITDA, and is currently at 0.4 percent.

The term loan facility provides for quarterly principal repayments beginning June 30, 2013. The quarterly principal amount to be repaid starts at 1.6 percent of the initial term loan amount, increasing to 1.9 percent effective June 30, 2014, 2.1 percent effective June 30, 2016, and 2.5 percent effective June 30, 2017. The remaining principal amount is due on the maturity date of February 26, 2018. The revolving credit facility also matures on that same date.

The loan agreement requires the Company to maintain compliance with certain financial covenants as defined in the agreement. In addition, certain restrictions have been imposed limiting the incurrence of debt, liens, investments, guaranty obligations, dividends, changes in lines of business, consolidations and mergers, sales of assets, acquisitions, and interaffiliate transactions.

The agreement also requires, within the first 90 days, that the Company enter into an interest hedging contract, such as an interest rate swap, with a notional amount of at least 50% of the outstanding term loan balance, and with a term of at least three years. In May 2013, the Company entered into two interest rate swap derivative instruments with a total notional amount of $80,000. One of the instruments, with a notional amount of $45,000, carries a fixed interest rate of 1.0% and a term beginning June 28, 2013 and expiring December 29, 2017. The other instrument, with a notional amount of $35,000, carries a fixed interest rate of 1.2% and a term beginning June 30, 2014 and expiring December 29, 2017. By entering into these instruments, the Company meets the hedging requirements contained in its debt agreement.

In March 2015, the Company entered into an amendment agreement (the “Amendment”) with its lending banks to modify certain aspects of its debt agreement. The Amendment makes certain changes to financial covenants, and also reduces the total revolving loan commitment to $50,000.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 5 - Long-Term Debt (continued):

Aggregate maturities of long-term debt of the Company due within the next five years are as follows:

2017	$7,988
2018	75,750
2019	—
2020	—
2021	—

Borrowings under the Company’s debt agreements have variable rates that reflect currently available terms and conditions for similar debt, therefore the carrying amount of this debt is considered by management to be a reasonable estimate of its fair value.

Note 6 - Derivatives:

The Company follows the provisions of the Codification Topic on Derivatives and Hedging. Accordingly, the Company is required to recognize its derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The method of accounting for changes in the fair value (periodic unrealized gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship and the effectiveness of the arrangement. See Note 7 for fair value disclosures related to derivatives.

Interest Rate Swaps

The Company has entered into interest rate swap derivative instruments with two banks for interest rate risk exposure-management purposes. The interest rate swaps utilized by the Company convert a portion of its variable rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense.

The effectiveness of the interest rate swaps is determined using a calculation which measures the cash flow impact of the expected future changes in the variable interest rate under the swap agreement (i.e., LIBOR) and the expected future changes in the variable interest rate of the related notes. The expected cash flow amounts determined in this calculation are discounted to present value and the difference between the amount calculated for the variable payment under the swap agreement and the variable payments under the notes represents the ineffectiveness of the derivative instrument.

The Company has designated the interest rate swap agreements as cash flow hedge transactions and, accordingly, the effective portion of the gain or loss on the agreement is recognized as a gain or loss on derivative instrument and reported as a component of other comprehensive income (loss). Any remaining gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged item, which represents the ineffective portion of the derivative instruments, is reported as income or expense.

At June 30, 2016, the Company expects to reclassify during the next twelve months $371 of net losses on the derivative instruments from accumulated other comprehensive loss to interest expense due to the payment of fixed rate interest associated with the interest rate swap agreements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 6 - Derivatives (continued):

The change in the derivative contracts consisted of the following:

	2016	2015
Unrealized loss in fair value of interest rate swap contracts arising during the period	$(734)	$(819)
Current effect of variability of the cash flows on interest rate swap contracts transferred into interest expense	188	337

Change in Derivative Contracts	$(546)	$(482)

The fair value of the Company’s interest rate swap derivative contracts is determined utilizing forward interest rate estimates and present value techniques. Those fair values are as follows as of June 30:

	2016		2015
	Consolidated Balance Sheet Location	Fair Value	Consolidated Balance Sheet Location	Fair Value
Liability derivatives designated as hedging instruments:
Interest rate swap derivative contracts	Other long-term liabilities	$463	Other long-term liabilities	$62

Disclosures regarding the Company’s cash flow hedging relationships are as follows for the periods ended June 30:

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivatives (Effective Portion)
	2016	2015
Interest rate swap derivative contracts	$(734)	$(819)

Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Reclassified from Accumulated OCI into Operations (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Operations (Effective Portion)
		2016	2015
Interest rate swap derivative contracts	Interest expense	$(188)	$(337)

Note 7 - Fair Value Measurements:

The following fair value disclosures are provided pursuant to the requirements of the Codification Topic on Fair Value Measurements and Disclosures. For applicable assets and liabilities subject to these requirements, the Company will value such assets and liabilities using quoted market prices in active markets for identical assets and liabilities to the extent possible. To the extent that such market prices are not available, the Company will next attempt to value such assets and liabilities using observable measurement criteria, including quoted market prices of similar assets and liabilities in active and inactive

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 7 - Fair Value Measurements (continued):

markets and other corroborated factors. In the event that quoted market prices in active markets and other observable measurement criteria are not available, the Company will develop measurement criteria based on the best information available.

Recurring Fair Value Measurements

The following table summarizes assets which have been accounted for at fair value on a recurring basis, along with the basis for the determination of fair value:

		Basis for Valuation
	Total	Quoted Prices in Active Markets	Observable Measurement Criteria	Unobservable Measurement Criteria
As of June 30, 2016:
Assets:
Available-for-sale securities	$3,743	$3,743	$—	$—

Liabilities:
Derivatives	$(463)	$—	$(463)	$—

As of June 30, 2015:
Assets:
Available-for-sale securities	$3,998	$3,998	$—	$—

Liabilities:
Derivatives	$(62)	$—	$(62)	$—

Note 8 - Income Taxes:

The Company and its subsidiaries file a consolidated federal income tax return.

Significant components of the provision for (benefit from) income taxes for the periods ended June 30 are as follows:

	2016	2015
Current:
Federal	$49	$46
State	205	222

Total Current	254	268

Deferred:
Federal	(840)	—
State	—	—

Total Deferred	(840)	—

Total (Benefit from) Provision for Income Taxes	$(586)	$268

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 8 - Income Taxes (continued):

Deferred income taxes are summarized as follows at June 30:

	2016	2015
		(as restated)
Deferred income tax assets:
Impairment charge on goodwill	$1,030	$1,030
Pension	412	342
Deferred compensation	68	104
Other	176	169

Total deferred income tax assets	1,686	1,645
Valuation allowance	—	—

Net deferred income tax assets	1,686	1,645

Deferred income tax liabilities:
Acquired basis of FCC license asset	19,209	20,049
Depreciation	1,716	1,720
Amortization	90	802
Deferred gain on like-kind exchange	838	838
Interest rate swaps	1	8

Total deferred income tax liabilities	21,854	23,417

Net Deferred Income Tax Liability	$20,168	$21,772

At June 30, 2016, the Company had Massachusetts, New Jersey and Philadelphia net operating loss (“NOL”) carryforwards of approximately $9,230, which may be used to reduce future taxable income in those jurisdictions. The NOL carryforwards will expire through 2034.

The Company adopted the provisions of the Codification Topic on Income Taxes which clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. These provisions prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. They also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets or liabilities.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its consolidated financial results. The Company’s policy is to classify assessed interest as interest expense and assessed penalties as other expense in the consolidated financial statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 9 - Common Stock:

Common stock consisted of the following at June 30:

	2016	2015
Common stock, $.000001 par, $.09375 stated value, voting:
Authorized – 100,000 shares
Issued and outstanding – 80,000 shares	$8	$8

Common stock, $.000001 par, $.093697 stated value, non-voting:
Authorized – 5,000,000 shares
Issued and outstanding – 1,861,142.91 shares	174	174

	$182	$182

Note 10 - Accumulated Other Comprehensive Income (Loss):

The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Marketable Securities Unrealized Holding Gains/ (Losses)	Derivative Contracts	Pension and Postretirement Benefit Plans	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2015	$998	$413	$(22,248)	$(20,837)
Change during period	99	(482)	—	(383)

Balance at June 30, 2015	$1,097	$(69)	$(22,248)	$(21,220)

Balance at January 1, 2016	$864	$82	$(30,323)	$(29,377)
Change during period	(44)	(546)	—	(590)

Balance at June 30, 2016	$820	$(464)	$(30,323)	$(29,967)

Note 11 - Employee Benefit Plans:

The Company has non-contributory defined benefit pension plans covering substantially all of its employees. The Company’s funding policy is to make annual contributions to the qualified plan in amounts that are required under the provisions of ERISA, such that all employees’ benefits will be fully provided by the time they retire. Effective December 31, 2008 the Company froze benefits being accrued under the major plan covering its employees. Effective January 1, 2009, the Company froze benefits being accrued as part of its Supplemental Employee Retirement Plan. The Company follows the alternative disclosure for a non-public company as stated in the Codification Topic on Compensation – Retirement Benefits. The Company made contributions of $2,087 in both 2016 and 2015. The Company estimates that its total contribution for 2015 will be $4,173.

The Company also provides an employees’ savings plan for certain employees. Participants may contribute from 1 percent to 60 percent of their compensation. The Company makes a matching contribution equal to the participant’s contribution, limited to the lesser of 6 percent of the participant’s compensation or $1.5 per year. The Company contributed $694 and $550 in 2016 and 2015, respectively. Participants are fully vested at all times in their contributions.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 11 - Employee Benefit Plans (continued):

In addition to providing pension benefits, the Company sponsors a retiree health plan that provides post-retirement medical benefits to full-time non-union employees who have worked at least 15 years and attained age 55 while in service with the Company. Effective June 30, 2001, the plan was closed to new retirees. The plan, which is unfunded, is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The Company’s contribution rates for future years have been fixed at the rates in effect on January 1, 2001. The Company made contributions of $36 and $37 in 2016 and 2015, respectively. The Company estimates that its total contribution for 2016 will be $110.

In addition, included in other long-term liabilities at June 30, 2016 and 2015 was approximately $3,703 and $5,846, respectively, representing deferred compensation arrangements associated with certain key employees. The costs have been accrued according to the terms of the Company’s deferred compensation plans.

Note 12 - Commitments and Contingencies:

There are various legal actions and other claims pending against the Company incidental to its business and operations. In the opinion of management, the resolution of these matters will not have a material effect on the consolidated financial position or results of operations.

The Company and its subsidiaries lease office space, towers, real estate related to tower sites, office equipment and transmitting equipment. The most significant obligations assumed under the lease terms are the upkeep of the facilities, insurance and property taxes. Total rent expense for the Company was $3,212 for 2016 and $3,104 for 2015.

The Company also has various non-cancellable commitments under operating leases, on-air talent contracts and other contracts with aggregate minimum annual commitments as of June 30, 2016 as follows:

	Operating Leases	On-Air Talent	Other Contracts	Total
2017	$5,219	$5,604	$9,071	$19,894
2018	4,596	5,312	5,159	15,067
2019	3,428	4,698	21	8,147
2020	2,859	1,311	—	4,170
2021	2,731	—	—	2,731
2022 and subsequent	3,536	—	—	3,536

Total	$22,369	$16,925	$14,251	$53,545

Note 13 - Supplemental Disclosure of Cash Flow Information:

	2016	2015
Cash paid during the period for:
Interest	$2,146	$2,356
Income taxes (net of refunds)	$246	$362

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 14 - Subsequent Events:

On July 19, 2016, the Company entered into an Agreement and Plan of Merger with Beasley Broadcast Group, Inc. (“Beasley”), Beasley Media Group 2, Inc., an indirect wholly-owned subsidiary of Beasley (“Merger Sub”), and Peter A. Bordes, Jr., as the Stockholders’ Representative (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Beasley (the “Merger”).

Pursuant to the terms of the Merger Agreement, Beasley agreed to acquire all of the Company’s issued and outstanding equity stock for an aggregate purchase price of $239,875, inclusive of the refinancing of approximately $80,000 of the Company’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the Company’s stockholders are expected to consist of (i) approximately $100,000 in cash and (ii) approximately $25,000 in shares of Beasley’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger consideration is subject to adjustment for changes in the Company’s working capital, outstanding debt of the Company and its subsidiaries as of the date of the closing, and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the Company’s stockholders will receive the net cash proceeds from the sale of the Company’s tower assets, estimated to be approximately $20,000.

Consummation of the Merger is subject to customary closing conditions, including (i) approval from the Federal Communications Commission, (ii) absence of any order or injunction prohibiting the consummation of the Merger, (iii) subject to customary materiality qualifiers, the accuracy of the representations and warranties of Beasley and Merger Sub contained in the Merger Agreement and compliance by Beasley with its covenants contained in the Merger Agreement, (iv) the Merger Shares having been approved for listing on the Nasdaq Global Select Market, and (v) Beasley having delivered executed counterparts to certain ancillary agreements. Beasley has obtained a debt financing commitment to fund the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash and cash equivalents available to Beasley and issuance of the Merger Shares, will be sufficient for Beasley to pay the aggregate Merger Consideration and all related fees and expenses.

The Merger Agreement contains certain customary termination rights for both the Company and Beasley. The Merger Agreement also provides that Beasley shall pay the Company a termination fee of $6,390 if the Company terminates the Merger Agreement because all conditions to closing have been satisfied and Beasley has not consummated the Merger due to the failure of the financing to be available, provided that the Company is not also able to terminate the Merger Agreement due to Beasley’s breach. It further provides that Beasley shall pay the Company a termination fee of $12,780 if (i) the Company terminates the Merger Agreement due to a breach of a representation or covenant by Beasley such that the applicable condition to closing is not satisfied, or (ii) the Company terminates the Merger Agreement because Beasley has failed to consummate the Merger when required by the Merger Agreement, in circumstances where the financing was available.

The Merger Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at Closing: (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement. The Investor Rights Agreement would provide the former stockholders of the Company receiving Merger Shares (the “Greater Media Stockholders”) with tag-along rights to participate in certain sales of equity securities by Beasley and its affiliates and also would provide the Greater Media Stockholders with the right to nominate one director for election to Beasley’s Board, so long as the Greater

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016 AND 2015

(Dollars in Thousands)

Note 14 - Subsequent Events (continued):

Media Stockholders collectively hold at least 75% of the Merger Shares issued to them at the closing of the Merger. The Registration Rights Agreement would require Beasley to prepare and file with the Securities and Exchange Commission, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the Greater Media Stockholders, among other things.

The Company determined that the agreement entered into with Beasley provided evidence about the value of its FCC license assets as of the June 30, 2016 balance sheet date. Since these licenses are considered by the Company to have indefinite lives they are not amortized and, hence, must be tested for impairment when events or changes in circumstances indicate that it is more likely than not that they are impaired. Accordingly, the Company performed impairment testing as of the June 30, 2016 balance sheet date, resulting in recognition of impairment charges totaling $37,667. See Note 1.

The Company has evaluated subsequent events occurring after the consolidated balance sheet date through the date of August 29, 2016, the date the consolidated financial statements were available for release. Based upon this evaluation, the Company has determined that no subsequent events occurred, other than the Merger Agreement and related impairment testing described above, which require adjustment to or disclosure in the consolidated financial statements.

Greater Media, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 and 2014

GREATER MEDIA, INC. AND SUBSIDIARIES

CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders,

Greater Media, Inc. and Subsidiaries:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Greater Media, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Media, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Correction of Error

As discussed in Note 1 to the financial statements, due to an error in the calculation of deferred income taxes related to the impairment of goodwill, the Company has restated, and an adjustment has been made to retained earnings as of January 1, 2014 to correct the error.

/s/ Withum Smith & Brown, PC

March 30, 2016

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014 (as restated)
ASSETS

Current Assets:
Cash and cash equivalents	$8,457	$9,671
Accounts receivable (less allowance for doubtful accounts of $1,394 in 2015 and $1,677 in 2014)	34,247	31,912
Prepaid expenses and other current assets	5,540	5,209

Total Current Assets	48,244	46,792
Property and Equipment, Net	27,055	28,147
Intangible Assets, Net	225,305	278,586
Other Assets	30,861	25,063

Total Assets	$331,465	$378,588

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,535	$1,821
Accrued liabilities	4,484	4,238
Federal and state taxes payable	241	311
Deferred revenue	9	9
Current maturities of long-term debt	7,425	6,750

Total Current Liabilities	13,694	13,129
Long-Term Debt, Net of Current Maturities	79,913	87,338
Deferred Income Taxes	21,008	21,772
Other Long-Term Liabilities	36,370	30,127

Stockholders’ Equity:
Common stock	182	182
Additional paid-in capital	93,020	93,020
Retained earnings	116,655	153,857
Accumulated other comprehensive loss	(29,377)	(20,837)

Total Stockholders’ Equity	180,480	226,222

Total Liabilities and Stockholders’ Equity	$331,465	$378,588

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

	2015	2014
Revenues	$177,276	$178,619
Less: agency commissions and discounts	17,520	17,232

Net Revenues	159,756	161,387

Operating Expenses:
Technical expenses	12,687	13,412
Programming expenses	48,457	48,104
Selling expenses	50,699	53,604
General and administrative expenses	23,786	23,863

Total Operating Expenses	135,629	138,983

Income from Operations Before Depreciation, Amortization, Impairments, and Other Expense (Income)	24,127	22,404

Other Expense (Income):
Gain on sale/disposal of assets	(751)	(16)
Interest expense	5,214	5,559
Depreciation	3,478	3,667
Amortization	299	1,667
Interest income	(27)	(35)
Impairment charge on intangible assets	53,684	—
Other expense (income), net	(421)	3,758

Total Other Expense (Income), Net	61,476	14,600

(Loss) Income Before Provision for Income Taxes	(37,349)	7,804
(Benefit from) Provision for Income Taxes	(196)	706

Net (Loss) Income	(37,153)	7,098

Other Comprehensive Loss:
Unrealized (losses) gains on marketable securities	(134)	(91)
Change in derivative instruments	(331)	(432)
Change in pension and postretirement benefit plans	(8,075)	(6,183)

Total Other Comprehensive Loss	(8,540)	(6,706)

Comprehensive (Loss) Income	$(45,693)	$392

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, January 1, 2014 (as previously reported)	$182	$93,020	$168,875	$(14,131)	$247,946
Adjustment, correction of accounting error	—	—	(21,972)	—	(21,972)

Balance, January 1, 2014 (as restated)	182	93,020	146,903	(14,131)	225,974
Net Income	—	—	7,098	—	7,098
Dividends	—	—	(144)	—	(144)
Change in Marketable Securities, Net	—	—	—	(91)	(91)
Change in Derivative Instruments, Net				(432)	(432)
Change in Pension and Postretirement Benefit Plans, Net	—	—	—	(6,183)	(6,183)

Balance, December 31, 2014 (as restated)	182	93,020	153,857	(20,837)	226,222
Net Loss	—	—	(37,153)	—	(37,153)
Dividends	—	—	(49)	—	(49)
Change in Marketable Securities, Net	—	—	—	(134)	(134)
Change in Derivative Instruments, Net	—	—	—	(331)	(331)
Change in Pension and Postretirement Benefit Plans, Net	—	—	—	(8,075)	(8,075)

Balance, December 31, 2015	$182	$93,020	$116,655	$(29,377)	$180,480

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

	2015	2014
Cash Flows from Operating Activities:
Net (loss) income	$(37,153)	$7,098
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	3,777	5,334
Gain on sale of investments	(88)	(199)
Impairment charge on intangible assets	53,684	—
Gain on sale/disposal of assets	(751)	(16)
Deferred income tax	(610)	231
Changes in:
Accounts receivable	(2,335)	(352)
Prepaid expenses and other current assets	2,917	1,903
Other assets	(6,170)	(3,237)
Accounts payable	(286)	682
Accrued liabilities	246	(2,144)
Federal and state taxes payable	(70)	57
Deferred revenue	—	3
Other liabilities	(1,980)	8

Net Cash Provided by Operating Activities	11,181	9,368

Cash Flows from Investing Activities:
Proceeds from sale of investments	874	830
Purchases of investments	(692)	(646)
Proceeds from sale of property and equipment	787	31
Payments on note receivable	52	52
Purchases of property, equipment and intangible assets	(3,124)	(2,474)
Purchases of corporate-owned life insurance	(3,248)	(3,248)

Net Cash Used in Investing Activities	(5,351)	(5,455)

Cash Flows from Financing Activities:
Payment of deferred financing costs	(245)	—
Repayment of long-term debt	(6,750)	(9,525)
Dividends paid	(49)	(144)

Net Cash Used in Financing Activities	(7,044)	(9,669)

Net Decrease in Cash and Cash Equivalents	(1,214)	(5,756)
Cash and Cash Equivalents at Beginning of Year	9,671	15,427

Cash and Cash Equivalents at End of Year	$8,457	$9,671

The Notes to Consolidated Financial Statements are an integral part of these statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies:

Principles of Consolidation and Business Activity

Greater Media, Inc. is a Delaware corporation. The consolidated financial statements include the accounts of Greater Media, Inc. and its subsidiaries (the “Company”) after elimination of intercompany accounts and transactions. The Company is primarily engaged in the Radio Broadcasting, Publishing and Communications businesses in the Boston, Charlotte, Detroit, New Jersey and Philadelphia markets.

The Company’s operations and its ability to grow may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements and technological advances by competitors. The Company cannot predict which, if any, of these or other factors might have a significant impact on the radio industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company’s operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates within the consolidated financial statements include the valuation of indefinite-lived intangible assets, as discussed in the “Intangible Assets” accounting policy, and the provision for income taxes, as discussed in the “Income Taxes” accounting policy.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and property and equipment, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation for financial reporting purposes is provided on the straight-line method based on the following estimated useful lives:

Classification	Estimated Life (Years)
Land improvements	20
Buildings	15-40
Furniture, fixtures and equipment	3-15
Broadcasting and technical equipment	7-20

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

Intangible Assets

The Company follows the provisions of the Codification Topic “Intangibles – Goodwill and Other,” which addresses financial accounting and reporting for acquired goodwill and other intangible assets. According to these provisions, intangible assets that have indefinite lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have finite useful lives continue to be amortized over their useful lives. FCC licenses and newspaper titles, which the Company believes have indefinite lives, are not amortized. Other intangible assets are amortized over useful lives ranging between three and thirteen years.

At September 30, 2015, the Company performed a qualitative assessment of its indefinite-lived intangible assets as permitted by Accounting Standards Update (“ASU”) 2012-02, in order to comply with the Codification requirement for testing for impairment on at least an annual basis. According to the ASU, if the qualitative assessment indicates that it is more likely than not (i.e., a greater than 50 percent probability) that an indefinite-lived intangible asset has been impaired, then a quantitative assessment must be performed. The Company reviewed statistics for sales of comparable radio stations, as reported in a publication that focuses on media asset valuations. Those statistics showed a significant number of arms-length radio station sales at lower cash flow multiples within the past year, and therefore the Company determined that there was plausible evidence suggesting that the likelihood of impairment of its FCC license assets might be greater than 50 percent.

As a result, the Company proceeded with the quantitative assessment. The methodology for the quantitative assessment was the same as that used in prior years. To determine the fair value of the FCC licenses, first an overall enterprise value was calculated for each market by applying a cash flow multiple to each radio station’s operating cash flow for the preceding twelve months. For some radio stations it was deemed that the use of a revenue multiple would result in a more accurate estimate of enterprise value. The cash flow and revenue multiples were based on the same statistics as were used in the qualitative assessment described above.

The value of the FCC licenses was then determined by applying a typical industry factor to the calculated enterprise values. The results of the quantitative assessment showed impairments in the value of FCC license assets in the Charlotte, Detroit, New Jersey, and Philadelphia markets. Therefore impairment charges of $52,203 were recognized related to these markets.

Additionally, the Company has, despite its best efforts, been unable to find a buyer for its newspaper division. As a result, the Company has concluded that its newspaper title assets have no value. Therefore an impairment charge of $1,481 was recorded as of September 30, 2015, representing the full book value of those assets.

At September 30, 2014, the Company’s qualitative assessments did not substantiate a greater than 50 percent likelihood of impairment of any indefinite-lived intangible assets, therefore no quantitative assessment was required.

Deferred Charges

Debt issuance costs incurred in connection with long-term financing are being amortized over the life of the loan and are included in other assets. At December 31, 2015 and 2014, net deferred charges amounted to $1,354 and $1,715, respectively.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

Cash Equivalents

The Company considers as cash equivalents all highly liquid debt instruments with a maturity of three months or less at the date of purchase.

Concentration of Credit Risk

The Company maintains cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Company’s risk negligible.

Income Taxes

The Company, with the exception of two C-Corporation subsidiaries, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, and has elected to be treated as an S-Corporation for state tax purposes in a variety of states. Under those provisions, the stockholders’ respective share of the Company’s taxable income or loss flows through to their individual tax returns. The Company is not required to pay federal corporate income taxes, and pays state income taxes at a reduced rate.

The Company accounts for federal and state income taxes in accordance with the Codification Topic on Income Taxes. Therefore, deferred federal and state income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

The primary deferred income tax items are the result of certain temporary differences as detailed in Note 8.

Receivables and Credit Policies

Accounts receivable are uncollateralized customer obligations. Normal credit terms call for payment by the 28th of the following month unless the customer’s credit history indicates that a longer period is justified. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected. The Company does not bill or accrue interest on delinquent accounts receivable.

Revenue Recognition

Revenue is recognized as advertisements are broadcast or appear in print, and are generally billed monthly. Payments received in advance of being earned are recorded as deferred revenue. Revenue arrangements often contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter transactions represent the exchange of broadcast or printed advertising for merchandise or services. These transactions are recorded at the estimated fair market value of the advertising or the fair value of the merchandise or services received, whichever is most readily determinable. Revenue is

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

recognized on barter transactions when the advertisements are broadcast or appear in print. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized. Barter revenues and expenses from operations are included in revenues and selling expenses, respectively.

Investments

Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination on an annual basis. The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of income taxes, reported as a separate component of accumulated other comprehensive (loss) income. Marketable equity and debt securities available for sale are classified in the consolidated balance sheets as other assets. Permanent impairment is recognized in the consolidated statements of operations and comprehensive (loss) income when the impairment is determined by management, based upon a variety of factors, to be other than temporary. The adjusted cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs charged to operations were approximately $2,218 and $2,775 in 2015 and 2014, respectively.

Comprehensive (Loss) Income

Comprehensive (loss) income includes charges and credits to equity that are not the result of transactions with stockholders. Comprehensive (loss) income is comprised of two subsets – net (loss) income and other comprehensive income (“OCI”). Other comprehensive (loss) income includes the unrealized gain or loss on marketable securities classified as available for sale held by the Company, unrealized gain or loss on derivative financial instruments and changes in pension and postretirement benefit plans.

Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, debt and derivative financial instruments. The fair values of cash and cash equivalents, accounts receivable, and accounts payable approximated book values at December 31, 2015 and 2014. See Notes 4, 5, and 6 for the fair value estimates of marketable securities, debt and derivative financial instruments, respectively.

The Company utilizes derivative financial instruments for interest rate risk exposure management purposes. The Company does not hold or issue derivative financial instruments for trading purposes. The Company recognizes all derivatives as either assets or liabilities on the consolidated balance sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in operations or other comprehensive (loss) income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of a derivative and the effect on the consolidated financial statements depends on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 1 - Summary of Significant Accounting Policies (continued):

Restatement of Consolidated Financial Statements

Due to an error in the calculation of deferred income taxes related to the impairment of goodwill, the Company has determined that its consolidated balance sheet as of December 31, 2014, and consolidated statement of stockholders’ equity as of January 1, 2014 and December 31, 2014 should be restated. There was no impact on the consolidated statements of operations and comprehensive (loss) income or cash flows as a result of the restatement. The following table provides a summary of the impact of the correction on affected line items from the Company’s consolidated balance sheet as of December 31, 2014:

	As Previously Reported	Correction of Deferred Income Taxes	As Restated
Deferred income tax (asset)	$200	$(200)	$—

Total assets	$378,788	$(200)	$378,588

Deferred income tax (liability)	$—	$21,772	$21,772

Retained earnings	$175,829	$(21,972)	$153,857

Total stockholders’ equity	$248,194	$(21,972)	$226,222

Total liabilities and stockholders’ equity	$378,788	$(200)	$378,588

Note 2 - Property and Equipment:

The major classifications of property and equipment at December 31 consist of the following:

	2015	2014
Land and land improvements	$6,176	$5,889
Buildings	24,189	23,591
Furniture, fixtures and equipment	33,445	35,854
Broadcasting and technical equipment	44,520	43,915
Construction in progress	3,326	3,333

	111,656	112,582
Accumulated depreciation	84,601	84,435

Property and Equipment, Net	$27,055	$28,147

Depreciation expense included as a charge to other income and expense amounted to $3,478 and $3,667 for 2015 and 2014, respectively.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 3 - Intangible Assets:

Intangible assets at December 31 are summarized as follows:

	Amortization Period (Years)	2015	2014
Subject to amortization:
Gross cost
Acquired customer base	7	$9,515	$9,515
Computer software	3-7	3,459	3,360

		12,974	12,875

Accumulated amortization
Acquired customer base		9,515	9,402
Computer software		2,724	3,141

		12,239	12,543

Net book value:
Acquired customer base		—	113
Computer software		735	219

		735	332

Not subject to amortization:
		2015	2014
FCC licenses		224,560	276,763
Newspaper titles		—	1,481
Other		10	10

		224,570	278,254

Intangible Assets, Net		$225,305	$278,586

Aggregate amortization expense on the above intangible assets, included as a charge to other income and expense, amounted to $299 and $1,667 for 2015 and 2014, respectively. Estimated future amortization expense is as follows:

2016	$293
2017	250
2018	192
2019	—
2020	—

Note 4 - Investments:

The cost and fair market value of marketable securities were $2,916 and $3,779 at December 31, 2015, and $3,011 and $4,009 at December 31, 2014, respectively. Marketable securities are classified as available for sale, and are included in other assets.

Gross unrealized holding gains and losses amounted to $864 and $0 at December 31, 2015 and $998 and $0 at December 31, 2014, respectively.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 4 - Investments (continued):

Proceeds from sales of marketable securities were $874 and $830 in 2015 and 2014, respectively, and the Company realized gains totaling $88 and $199 in 2015 and 2014, respectively, which are included in other income, net on the consolidated statements of operations and comprehensive (loss) income.

Note 5 - Long-Term Debt:

Long-term debt at December 31 consisted of the following:

	2015	2014
Note payable – bank, term loan facility dated February 26, 2013, collateralized by the stock and assets of the Company and its subsidiaries	$72,338	$79,088
Note payable – bank, revolving credit facility dated February 26, 2013, collateralized by the stock and assets of the Company and its subsidiaries	15,000	15,000

Total long-term debt	87,338	94,088
Current maturities of long-term debt	7,425	6,750

Long-term debt, net of current maturities	$79,913	$87,338

On February 26, 2013 the Company entered into an agreement with a bank, acting as agent for a group of banks, to borrow up to $160,000 in the form of a term loan of $90,000 and a revolving credit facility of $70,000. The interest on these borrowings is a function of the Company’s total debt outstanding and earnings before income taxes, depreciation and amortization (EBITDA), and was 3.8 percent over the bank’s LIBO rate of 0.6 percent as of December 31, 2015. The Company must pay a commitment fee on the unused balance of the available commitment. This fee is also a function of the Company’s total debt and EBITDA, and is currently at 0.4 percent.

The term loan facility provides for quarterly principal repayments beginning June 30, 2013. The quarterly principal amount to be repaid starts at 1.6 percent of the initial term loan amount, increasing to 1.9 percent effective June 30, 2014, 2.1 percent effective June 30, 2016, and 2.5 percent effective June 30, 2017. The remaining principal amount is due on the maturity date of February 26, 2018. The revolving credit facility also matures on that same date.

The loan agreement requires the Company to maintain compliance with certain financial covenants as defined in the agreement. In addition, certain restrictions have been imposed limiting the incurrence of debt, liens, investments, guaranty obligations, dividends, changes in lines of business, consolidations and mergers, sales of assets, acquisitions, and interaffiliate transactions.

The agreement also requires, within the first 90 days, that the Company enter into an interest hedging contract, such as an interest rate swap, with a notional amount of at least 50% of the outstanding term loan balance, and with a term of at least three years. In May 2013, the Company entered into two interest rate swap derivative instruments with a total notional amount of $80,000. One of the instruments, with a notional amount of $45,000, carries a fixed interest rate of 1.0% and a term beginning June 28, 2013 and expiring December 29, 2017. The other instrument, with a notional amount of $35,000, carries a fixed interest rate of 1.2% and a term beginning June 30, 2014 and expiring December 29, 2017. By entering into these instruments, the Company meets the hedging requirements contained in its debt agreement.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 5 - Long-Term Debt (continued):

In March 2015, the Company entered into an amendment agreement (the “Amendment”) with its lending banks to modify certain aspects of its debt agreement. The Amendment makes certain changes to financial covenants, and also reduces the total revolving loan commitment to $50,000.

Aggregate maturities of long-term debt of the Company due within the next five years are as follows:

2016	$7,425
2017	8,663
2018	71,250
2019	—
2020	—

Borrowings under the Company’s debt agreements have variable rates that reflect currently available terms and conditions for similar debt, therefore the carrying amount of this debt is considered by management to be a reasonable estimate of its fair value.

Note 6 - Derivatives:

The Company follows the provisions of the Codification Topic on Derivatives and Hedging. Accordingly, the Company is required to recognize its derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The method of accounting for changes in the fair value (periodic unrealized gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship and the effectiveness of the arrangement. See Note 7 for fair value disclosures related to derivatives.

Interest Rate Swaps

The Company has entered into interest rate swap derivative instruments with two banks for interest rate risk exposure-management purposes. The interest rate swaps utilized by the Company convert a portion of its variable rate debt to a fixed rate basis, thus reducing the impact of interest rate changes on future interest expense.

The effectiveness of the interest rate swaps is determined using a calculation which measures the cash flow impact of the expected future changes in the variable interest rate under the swap agreement (i.e., LIBOR) and the expected future changes in the variable interest rate of the related notes. The expected cash flow amounts determined in this calculation are discounted to present value and the difference between the amount calculated for the variable payment under the swap agreement and the variable payments under the notes represents the ineffectiveness of the derivative instrument.

The Company has designated the interest rate swap agreements as cash flow hedge transactions and, accordingly, the effective portion of the gain or loss on the agreement is recognized as a gain or loss on derivative instrument and reported as a component of other comprehensive income (loss). Any remaining gain or loss on the derivative instruments in excess of the cumulative change in the present value of future cash flows of the hedged item, which represents the ineffective portion of the derivative instruments, is reported as income or expense.

At December 31, 2015, the Company expects to reclassify during the next twelve months $371 of net losses on the derivative instruments from accumulated other comprehensive loss to interest expense due to the payment of fixed rate interest associated with the interest rate swap agreements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 6 - Derivatives (continued):

The change in the derivative contracts consisted of the following:

	2015	2014
Unrealized loss in fair value of interest rate swap contracts arising during the year	$(992)	$(955)
Current effect of variability of the cash flows on interest rate swap contracts transferred into interest expense	655	515
Deferred income tax effect on changes in interest rate swap derivative contracts	6	8

Change in Derivative Contracts	$(331)	$(432)

The fair value of the Company’s interest rate swap derivative contracts is determined utilizing forward interest rate estimates and present value techniques. Those fair values are as follows as of December 31:

	2015		2014
	Consolidated Balance Sheet Location	Fair Value	Consolidated Balance Sheet Location	Fair Value
Liability derivatives designated as hedging instruments:
Interest rate swap derivative contracts	Other assets	$84	Other assets	$420

Disclosures regarding the Company’s cash flow hedging relationships are as follows for the years ended December 31:

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivatives (Effective Portion)
	2015	2014
Interest rate swap derivative contracts	$(986)	$(947)

Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Reclassified from Accumulated OCI into Operations (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Operations (Effective Portion)
		2015	2014
Interest rate swap derivative contracts	Interest expense	$(655)	$(515)

Note 7 - Fair Value Measurements:

The following fair value disclosures are provided pursuant to the requirements of the Codification Topic on Fair Value Measurements and Disclosures. For applicable assets and liabilities subject to these requirements, the Company will value such assets and liabilities using quoted market prices in active markets for identical assets and liabilities to the extent possible. To the extent that such market prices are not available, the Company will next attempt to value such assets and liabilities using observable measurement criteria, including quoted market prices of similar assets and liabilities in active and inactive markets and other corroborated factors. In the event that quoted market prices in active markets and other observable measurement criteria are not available, the Company will develop measurement criteria based on the best information available.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 7 - Fair Value Measurements (continued):

Recurring Fair Value Measurements

The following table summarizes assets which have been accounted for at fair value on a recurring basis, along with the basis for the determination of fair value:

		Basis for Valuation
	Total	Quoted Prices in Active Markets	Observable Measurement Criteria	Unobservable Measurement Criteria
As of December 31, 2015:
Assets: Available-for-sale securities	$3,779	$3,779	$—	$—
Derivatives	84	—	84	—

Total Assets	$3,863	$3,779	$84	$—

As of December 31, 2014:
Assets: Available-for-sale securities	$4,009	$4,009	$—	$—
Derivatives	420	—	420	—

Total Assets	$4,429	$4,009	$420	$—

Note 8 - Income Taxes:

The Company and its subsidiaries file a consolidated federal income tax return.

Significant components of the provision for (benefit from) income taxes for the years ended December 31 are as follows:

	2015	2014
Current:
Federal	$95	$91
State	319	384

Total Current	414	475

Deferred:
Federal	—	—
State	(610)	231

Total Deferred	(610)	231

Total (Benefit from) Provision for Income Taxes	$(196)	$706

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 8 - Income Taxes (continued):

Deferred income taxes are summarized as follows at December 31:

	2015	2014
		(as restated)
Deferred income tax assets:
Impairment charge on goodwill	$1,030	$1,030
Pension	412	342
Deferred compensation	68	104
Other	176	169

Total deferred income tax assets	1,686	1,645
Valuation allowance	—	—

Net deferred income tax assets	1,686	1,645

Deferred income tax liabilities:
Acquired basis of FCC license asset	20,049	20,049
Depreciation	1,716	1,720
Amortization	90	802
Deferred gain on like-kind exchange	838	838
Interest rate swaps	1	8

Total deferred income tax liabilities	22,694	23,417

Net Deferred Income Tax Liability	$21,008	$21,772

At December 31, 2015, the Company had Massachusetts, New Jersey and Philadelphia net operating loss (“NOL”) carryforwards of approximately $9,444, which may be used to reduce future taxable income in those jurisdictions. The NOL carryforwards will expire through 2034.

The Company adopted the provisions of the Codification Topic on Income Taxes which clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. These provisions prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. They also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets or liabilities.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its consolidated financial results. The Company’s policy is to classify assessed interest as interest expense and assessed penalties as other expense in the consolidated financial statements.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 9 - Common Stock:

Common stock consisted of the following at December 31:

	2015	2014
Common stock, $.000001 par, $.09375 stated value, voting:
Authorized – 100,000 shares
Issued and outstanding – 80,000 shares	$8	$8
Common stock, $.000001 par, $.093697 stated value, non-voting:
Authorized – 5,000,000 shares
Issued and outstanding – 1,861,142.91 shares	174	174

	$182	$182

Note 10 - Accumulated Other Comprehensive Income (Loss):

The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Marketable Securities Unrealized Holding Gains/ (Losses)	Derivative Contracts	Pension and Postretirement Benefit Plans	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$1,089	$845	$(16,065)	$(14,131)
Change during year	(91)	(432)	(6,183)	(6,706)

Balance at December 31, 2014	998	413	(22,248)	(20,837)
Change during year	(134)	(331)	(8,075)	(8,540)

Balance at December 31, 2015	$864	$82	$(30,323)	$(29,377)

Note 11 - Employee Benefit Plans:

The Company has non-contributory defined benefit pension plans covering substantially all of its employees. Effective December 31, 2008, benefits that were accruing under the qualified plan were frozen. Effective January 2, 2009, benefits that were accruing under the non-qualified plan were frozen. The Company’s funding policy is to make annual contributions to the qualified plan in amounts that are required under the provisions of ERISA, such that all employees’ benefits will be fully provided by the time they retire. The Company follows the alternative disclosures for a non-public company as stated in the Codification Topic “Compensation – Retirement Benefits.” The Company’s defined benefit pension plans use a December 31 measurement date.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 11 - Employee Benefit Plans (continued):

The following table sets forth the funded status of the plans and amounts recognized in the Company’s consolidated balance sheets at December 31:

Actuarial present value of benefit obligations:

	2015	2014
Projected benefit obligation, including accumulated benefits of $89,513 in 2015 and $85,942 in 2014	$89,513	$85,942
Plan assets at fair value (primarily listed stocks, bonds and U.S. government securities)	74,906	75,198

Funded status	$(14,607)	$(10,744)

Accrued pension cost included in other long-term liabilities	$—	$—

Prepaid pension cost included in other assets	$16,270	$11,910

Additional liability included in other long-term liabilities	$(30,877)	$(22,654)

Assumptions:

	2015	2014
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	4.15%	3.80%
Rate of increase in compensation levels	n/a	n/a
Expected rate of return on assets	7.00%	7.00%
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	3.80%	4.75%
Rate of increase in compensation levels	n/a	n/a
Expected rate of return on assets	7.00%	7.00%

In developing its expected rate of return on assets assumption, the Company evaluated input from its third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions. Mortality assumptions at December 31, 2015 are based on the RP-2014 Mortality Table using the MP-2014 and MP-2015 Mortality Improvement Scales. Mortality assumptions at December 31, 2014 are based on the IRS 2015 Static Mortality Table.

Plan Assets:

The Company’s defined benefit pension plan has implemented a liability driven investment strategy (LDI) in light of the plan’s improving funding status. The goal of such a strategy is to reduce the plan’s overall risk by investing plan assets in a manner which over time will reduce interest rate and market risks while achieving returns which will allow the plan to satisfy projected plan liabilities as they come due. With LDI, plan asset target allocations are periodically adjusted as the plan moves down the funding status “glide path,” so that assets are invested more conservatively as funding status increases. Current target allocations are approximately 35 percent return-enhancing assets (such as U.S. and non-U.S. equities, U.S. high yield fixed income securities, and emerging market fixed income securities), and 65 percent risk management assets (primarily long duration U.S. fixed income securities).

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 11 - Employee Benefit Plans (continued):

The fair values of the Company’s pension plan assets by asset category are as follows:

		Basis for Valuation (see Note 7)
	Total	Quoted Prices in Active Markets	Observable Measurement Criteria	Unobservable Measurement Criteria
As of December 31, 2015:
Equity mutual funds (a)	$20,964	$20,964	$—	$—
Fixed income mutual funds (b)	53,942	53,942	—	—

Total	$74,906	$74,906	$—	$—

As of December 31, 2014:
Equity mutual funds (a)	$27,664	$27,664	$—	$—
Fixed income mutual funds (b)	47,534	47,534	—	—

Total	$75,198	$75,198	$—	$—

(a)	This category comprises actively managed equity funds including funds that invest in equity securities of U.S. and international companies.
(b)	This category comprises actively managed fixed income funds which invest in a variety of U.S. and international debt securities.

Contributions:

The Company anticipates making contributions to the plans totaling $4,338 in 2016.

Estimated future benefit payments:

2016	$3,014
2017	3,332
2018	3,584
2019	3,895
2020	4,081
2021-2025	23,414

Other information:

	2015	2014
Components of accumulated other comprehensive income (loss) (before tax effects) consist of the following:

Net actuarial loss	$30,877	$22,654
Prior service cost (credit)	—	—
Unrecognized net initial (asset) obligation	—	—

Total	$30,877	$22,654

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 11 - Employee Benefit Plans (continued):

	2015	2014
Amounts included in accumulated other comprehensive income (loss) that will be included in pension costs in the future consist of the following:

Loss recognition	$3,047	$1,919
Interest cost	—	—
Expected return on plan assets	—	—

Net periodic pension cost	$3,047	$1,919

Other information related to the plan is as follows:

Net periodic benefit cost	$(186)	$(40)
Employer contribution	$4,174	$4,162
Plan participants’ contributions	$—	$—
Benefits paid	$2,255	$2,030
Pension liability adjustment (before tax effect) included in other comprehensive income (loss)	$(8,223)	$(6,295)

The Company also provides an employees’ savings plan for certain employees. Participants may contribute from 1% to 60% of their compensation. The Company makes a matching contribution equal to the participant’s contribution, limited to the lesser of 6% of the participant’s compensation or one thousand five hundred dollars per year. The Company contributed $649 and $682 in 2015 and 2014, respectively. Participants are fully vested at all times in their contributions.

In addition to providing pension benefits, the Company sponsors a retiree health plan that provides post-retirement medical benefits to full-time non-union employees who have worked at least 15 years and attained age 55 while in service with the Company. Effective June 30, 2001, the plan was closed to new retirees. The plan, which is unfunded, is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. The Company’s contribution rates for future years have been fixed at the rates in effect on January 1, 2001. The Company’s retiree health plan uses a December 31 measurement date.

The following table sets forth the funded status of the plan and amounts recognized in the Company’s consolidated balance sheets at December 31:

	2015	2014
Accumulated post-retirement benefit obligation	$1,752	$1,851
Plan assets	—	—

Funded status	$(1,752)	$(1,851)

Accrued post-retirement benefit cost included in other long-term liabilities	$1,313	$1,291

Estimated future benefit payments:

2016	$114
2017	111
2018	108
2019	105
2020	102
2021-2025	481

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 11 - Employee Benefit Plans (continued):

Other information:

	2015	2014
Components of accumulated other comprehensive income (loss) (before tax effects) consist of the following:

Net actuarial loss	$410	$543
Prior service credit	29	17
Unrecognized net initial (asset) obligation	—	—

Total	$439	$560

Amounts included in accumulated other comprehensive income (loss) that will be included in postretirement costs in the future consist of the following:

Loss recognition	$20	$29
Interest cost	12	(13)
Expected return on plan assets	—	—

Net periodic postretirement cost	$36	$16

Other information related to the plan is as follows:

	2015	2014
Net periodic benefit cost	$133	$97
Employer contributions	$112	$117
Plan participant contributions	$15	$14
Benefits paid	$127	$132

The Company anticipates making contributions to the plan totaling $114 in 2016.

The discount rate used in determining the accumulated postretirement benefit obligation was 4.15 percent and 3.80 percent at December 31, 2015 and 2014, respectively. The discount rate used in determining net periodic benefit cost was 3.80 percent and 4.75 percent for 2015 and 2014, respectively. Mortality assumptions at December 31, 2015 are based on the RP-2014 Mortality Table using the MP-2014 and MP-2015 Mortality Improvement Scales. Mortality assumptions at December 31, 2014 are based on the IRS 2015 Static Mortality Table.

In addition, included in other long-term liabilities at December 31, 2015 and 2014 was approximately $3,770 and $5,795, respectively, representing deferred compensation arrangements associated with certain key employees. The costs have been accrued according to the terms of the Company’s deferred compensation plans.

Note 12 - Commitments and Contingencies:

There are various legal actions and other claims pending against the Company incidental to its business and operations. In the opinion of management, the resolution of these matters will not have a material effect on the consolidated financial position or results of operations.

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 12 - Commitments and Contingencies (continued):

The Company and its subsidiaries lease office space, towers, real estate related to tower sites, office equipment and transmitting equipment. The most significant obligations assumed under the lease terms are the upkeep of the facilities, insurance and property taxes. Total rent expense for the Company was $6,292 for 2015 and $6,084 for 2014.

The Company also has various non-cancellable commitments under operating leases, on-air talent contracts and other contracts with aggregate minimum annual commitments as of December 31, 2015 as follows:

	Operating Leases	On-Air Talent	Other Contracts	Total
2016	$5,269	$5,424	$8,951	$19,644
2017	5,008	5,430	9,192	19,630
2018	4,123	4,926	550	9,599
2019	2,911	3,488	—	6,399
2020	2,799	—	—	2,799
2021 and subsequent	4,863	—	—	4,863

Total	$24,973	$19,268	$18,693	$62,934

Note 13 - Supplemental Disclosure of Cash Flow Information:

	2015	2014
Cash paid during the year for:
Interest	$4,607	$5,053
Income taxes (net of refunds)	$536	$413

Note 14 - Subsequent Events:

The Company has evaluated subsequent events occurring after the consolidated balance sheet date through the date of March 30, 2016, the date the consolidated financial statements were available for release. Based upon this evaluation, the Company has determined that no subsequent events occurred which require adjustment to or disclosure in the consolidated financial statements, except as noted at Note 15.

Note 15 - Event Subsequent to the Date of the Independent Auditors’ Report (Unaudited):

On July 19, 2016, the Company entered into an Agreement and Plan of Merger with Beasley Broadcast Group, Inc. (“Beasley”), Beasley Media Group 2, Inc., an indirect wholly-owned subsidiary of Beasley (“Merger Sub”), and Peter A. Bordes, Jr., as the Stockholders’ Representative (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly-owned subsidiary of Beasley (the “Merger”).

Pursuant to the terms of the Merger Agreement, Beasley agreed to acquire all of the Company’s issued and outstanding equity stock for an aggregate purchase price of $239,875, inclusive of the refinancing of approximately $80,000 of the Company’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the Company’s stockholders are expected to consist of (i) approximately $100,000 in cash and (ii) approximately $25,000 in shares of Beasley’s Class A common

GREATER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

(Dollars in Thousands)

Note 15 - Event Subsequent to the Date of the Independent Auditors’ Report (Unaudited) (continued):

stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger consideration is subject to adjustment for changes in the Company’s working capital, outstanding debt of the Company and its subsidiaries as of the date of the closing, and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the Company’s stockholders will receive the net cash proceeds from the sale of the Company’s tower assets, estimated to be approximately $20,000.

Consummation of the Merger is subject to customary closing conditions, including (i) approval from the Federal Communications Commission, (ii) absence of any order or injunction prohibiting the consummation of the Merger, (iii) subject to customary materiality qualifiers, the accuracy of the representations and warranties of Beasley and Merger Sub contained in the Merger Agreement and compliance by Beasley with its covenants contained in the Merger Agreement, (iv) the Merger Shares having been approved for listing on the Nasdaq Global Select Market, and (v) Beasley having delivered executed counterparts to certain ancillary agreements. Beasley has obtained a debt financing commitment to fund the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash and cash equivalents available to Beasley and issuance of the Merger Shares, will be sufficient for Beasley to pay the aggregate Merger Consideration and all related fees and expenses.

The Merger Agreement contains certain customary termination rights for both the Company and Beasley. The Merger Agreement also provides that Beasley shall pay the Company a termination fee of $6,390 if the Company terminates the Merger Agreement because all conditions to closing have been satisfied and Beasley has not consummated the Merger due to the failure of the financing to be available, provided that the Company is not also able to terminate the Merger Agreement due to Beasley’s breach. It further provides that Beasley shall pay the Company a termination fee of $12,780 if (i) the Company terminates the Merger Agreement due to a breach of a representation or covenant by Beasley such that the applicable condition to closing is not satisfied, or (ii) the Company terminates the Merger Agreement because Beasley has failed to consummate the Merger when required by the Merger Agreement, in circumstances where the financing was available.

The Merger Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at Closing: (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement. The Investor Rights Agreement would provide the former stockholders of the Company receiving Merger Shares (the “Greater Media Stockholders”) with tag-along rights to participate in certain sales of equity securities by Beasley and its affiliates and also would provide the Greater Media Stockholders with the right to nominate one director for election to Beasley’s Board, so long as the Greater Media Stockholders collectively hold at least 75% of the Merger Shares issued to them at the closing of the Merger. The Registration Rights Agreement would require Beasley to prepare and file with the Securities and Exchange Commission, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the Greater Media Stockholders, among other things.

Annex A

PRIVILEGED & CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GREATER MEDIA, INC.

BEASLEY BROADCAST GROUP, INC.

BEASLEY MEDIA GROUP 2, INC.

and

PETER A. BORDES, JR.,

as the Stockholders’ Representative

Dated as of: July 19, 2016

A-i

(continued)

A-ii

(continued)

Page
ARTICLE 6

Conditions Precedent

Section 6.1	Conditions to Obligations of the Buyer Parties and the Company	A-46
Section 6.2	Conditions to Obligations of the Buyer Parties	A-46
Section 6.3	Conditions to Obligations of the Company	A-47

ARTICLE 7

Termination

Section 7.1	Termination	A-47
Section 7.2	Effect of Termination	A-49
Section 7.3	Buyer Termination Fee	A-49

ARTICLE 8

Miscellaneous

Section 8.1	Non-Survival of Representations, Warranties and Covenants	A-50
Section 8.2	Notices	A-51
Section 8.3	Amendment; Waivers, etc.	A-52
Section 8.4	Expenses	A-52
Section 8.5	Governing Law, etc.	A-52
Section 8.6	Successors and Assigns	A-53
Section 8.7	Entire Agreement	A-53
Section 8.8	Severability	A-54
Section 8.9	Counterparts; Effectiveness; Third Party Beneficiaries	A-54
Section 8.10	Conflicts; Privilege	A-54
Section 8.11	Specific Performance	A-55
Section 8.12	Authorization of Stockholders’ Representative	A-55

ARTICLE 9

Definitions

Section 9.1	Certain Terms	A-57
Section 9.2	Construction	A-69

Exhibit A:	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B:	Form of By-Laws of the Surviving Corporation
Exhibit C:	[Intentionally Omitted]
Exhibit D:	Term Sheet for Investor Rights Agreement
Exhibit E:	Accounting Principles
Exhibit F:	Term Sheet for Registration Rights Agreement
Exhibit G:	Form of Sophisticated Investor Letter

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 19th day of July, 2016, by and among GREATER MEDIA, INC., a Delaware corporation (the “Company”), BEASLEY BROADCAST GROUP, INC., a Delaware corporation (“Buyer”), Beasley Media Group 2, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Buyer (“MergerCo” and, together with Buyer, “Buyer Parties”), and Peter A. Bordes Jr., as the Stockholders’ Representative. Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

RECITALS

WHEREAS, Buyer indirectly owns all of the outstanding shares of MergerCo;

WHEREAS, the respective boards of directors of Buyer, MergerCo and the Company have determined that the transactions contemplated by this Agreement, including the Merger (as defined below), are advisable and in the best interest of their respective stockholders;

WHEREAS, the respective boards of directors of Buyer, MergerCo and the Company have approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger;

WHEREAS, the board of directors of the Company has recommended that the Stockholders (as defined below) adopt this Agreement;

WHEREAS, within 24 hours after the execution and delivery of this Agreement, the Company will obtain and deliver to Buyer true, correct and complete copies of Stockholder Written Consents (as defined below) evidencing the Stockholder Approval (as defined below); and

WHEREAS, within 24 hours after the execution and delivery of this Agreement, Buyer will obtain and deliver to the Company true, correct and complete copies of Buyer Stockholder Written Consents (as defined below) evidencing the Buyer Stockholder Approval (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:

ARTICLE 1

Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, MergerCo shall be merged with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of MergerCo shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of MergerCo in accordance with the DGCL.

Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, at 10:00 a.m., local time, on the date that is three Business Days after the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.”

Section 1.3 Effective Time; Effects of the Merger.

(a) Subject to the terms and conditions set forth in this Agreement, immediately following the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(b) The Merger shall have the effects set forth in this Agreement and Section 251 of the DGCL.

Section 1.4 Certificate of Incorporation and By-Laws. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation and (ii) the by-laws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, will be the by-laws of the Surviving Corporation, in the case of each of clauses (i) and (ii), until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.5 Directors and Officers. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.6 Effect on Capital Stock.

(a) Conversion of MergerCo Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder thereof, each share of capital stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation and thereupon each certificate representing ownership of such shares of common stock of MergerCo shall thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b) Conversion of Company Shares. At the Effective Time, upon the terms and subject to the conditions of this Agreement, including Section 1.8, each share of Company Stock issued and outstanding as of immediately prior to the Effective Time shall automatically, by virtue of the Merger and without any action on the part of Buyer, MergerCo, the Company or the holder of such Company Stock, be canceled and extinguished and be converted into and shall become the right to receive consideration with a value equal to its Pro Rata Portion of the Closing Merger Consideration, in the form set forth in the Closing Statement, plus any amounts or other consideration, if any, to be distributed to Stockholders pursuant to Section 1.7(e) and Section 8.12(b).

Section 1.7 Purchase Price.

(a) At least three (and no more than 10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate, executed on its behalf by the Chief Financial Officer of the Company, prepared in good faith setting forth in reasonable detail (including a balance sheet showing the calculation of Net Working Capital) (1) its estimate prepared in accordance with the accounting principles set forth on Exhibit E of the Purchase Price (and the following components thereof) (the “Estimated Purchase Price”), which shall equal the Base Merger

Consideration, minus (i) the estimated amount of Closing Date Indebtedness, minus (ii) the estimated aggregate amount of the Unpaid Transaction Expenses, plus (iii) the estimated Net Working Capital Adjustment (which may be a negative number), plus (iv) the estimated amount of Cash and Cash Equivalents, minus (v) the Holdback Amount, minus (vi) the Pension Adjustment Amount, minus (vii) the Representative Fund Amount, minus (viii) the Closing Tower Adjustment Amount and (2) the amounts of each of Cash Consideration and Common Stock Consideration payable to each Stockholder in respect of its Pro Rata Portion of the Closing Merger Consideration (the “Closing Statement”).

(b) Closing Payments. At the Closing, Buyer shall pay, or shall cause MergerCo or the Surviving Corporation to pay, in cash by wire transfer of immediately available funds, as follows:

(i) the Cash Consideration payable to each holder of Company Stock, as set forth in the Closing Statement, to the accounts designated by the Company for each Stockholder at least two Business Days prior to the Closing Date;

(ii) the amounts set forth in the applicable payoff letters provided to Buyer pursuant to Section 4.17 to the holders of the Closing Date Indebtedness named therein;

(iii) the amounts set forth on the Closing Statement to satisfy the Unpaid Transaction Expenses designated by the Company; provided, with respect to the service providers listed on Schedule 1.7(b)(iii), the Company shall provide to Buyer final invoices for any Unpaid Transaction Expenses payable to such service providers at least two Business Days prior to the Closing Date; provided, further, that the Company hereby agrees that, to the extent available, it will use any available Cash and Cash Equivalents to pay expenses which would otherwise become Unpaid Transaction Expenses to the extent they remain unpaid as of the opening of business on the Closing Date; and

(iv) the Representative Fund Amount to the account designated by the Stockholders’ Representative at least two Business Days prior to the Closing Date.

(c) Non-Cash Consideration. At the Closing, Buyer shall:

(i) issue and deliver to each Stockholder who is receiving Stock Consideration (the “Continuing Stockholders”) and who has executed and delivered to Buyer a sophisticated investor letter, in the form attached hereto as Exhibit G, that number of Buyer Common Shares set forth next to such Continuing Stockholder’s name under the column “Closing Stock Consideration” on the Closing Statement; and

(ii) deposit in the Holdback Escrow Account, a number of shares equal to the Holdback Amount, in the amounts and names of the Stockholders as set forth next to such Continuing Stockholder’s name under the column “Holdback Amount” on the Closing Statement.

(d) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than 90 days after the Closing Date, Buyer shall prepare and deliver to the Stockholders’ Representative proposed calculations, prepared in accordance with the accounting principles set forth on Exhibit E of (A) Net Working Capital and the Net Working Capital Adjustment, including a balance sheet showing the calculation of Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Indebtedness, (D) the amount of Unpaid Transaction Expenses and, based on the foregoing, (E) the Purchase Price (which calculations shall collectively be referred to herein as the “Final Closing Date Calculations”).

(ii) If the Stockholders’ Representative does not give written notice of any dispute (a “Purchase Price Dispute Notice”) to Buyer within 45 days of receiving the Final Closing Date Calculations, the Final Closing Date Calculations shall be final and binding on the parties and shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses and Purchase Price, in each case, for purposes of determining the Actual Adjustment Amount. Prior to the end of such 45-day period, the Stockholders’ Representative may accept the Final Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. If the Stockholders’ Representative delivers a Purchase Price Dispute Notice to Buyer within such 45-day period, Buyer and the Stockholders’ Representative shall use commercially reasonable efforts to resolve only such disputed items during the 30-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from the Stockholders’ Representative. The Purchase Price Dispute Notice shall set forth the Stockholders’ Representative’s calculation of each disputed amount in reasonable detail. If the Stockholders’ Representative and Buyer do not agree upon a final resolution with respect to such disputed items within such 30-day period, then the remaining items in dispute shall be submitted immediately to a nationally recognized, independent accounting firm reasonably acceptable to Buyer and the Stockholders’ Representative (in either case, the “Accounting Firm”). The Accounting Firm shall be requested to render a determination of the applicable dispute within 30 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Stockholders’ Representative and Buyer, and any associated engagement fees shall be initially borne 50% by the Stockholders’ Representative and 50% by Buyer; provided that such fees shall ultimately be borne by the Stockholders’ Representative and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties hereto in connection with resolving any dispute pursuant to this Section 1.7 before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm (A) shall be bound by the provisions of this Section 1.7 (and the definitions of defined terms), (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or the Stockholders’ Representative, and (C) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Final Closing Date Calculations to be prepared in accordance with the accounting principles set forth on Exhibit E and to comply with other the provisions of this Agreement. Such determination of the Accounting Firm shall be conclusive and binding upon the parties hereto. The Final Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.7(d)(ii) and, as so revised, such Final Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment Amount).

(iii) Following Buyer’s delivery of the Final Closing Date Calculations, until finally resolved pursuant to this Section 1.7(d), Buyer shall, and shall cause each of its Subsidiaries to, make the Surviving Corporation’s financial records relevant to the Final Closing Date Calculations available to the Stockholders’ Representative and its accountants and other representatives upon reasonable notice during normal business hours during the review by the Stockholders’ Representative of, and the resolution of any objections with respect to, the Final Closing Date Calculations.

(e) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment Amount is positive, Buyer shall, within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 1.7, issue and deliver to each Stockholder Additional Shares having a value (based on the Buyer Common Share Value) equal to its Pro Rata Portion of the Actual Adjustment Amount, or at Buyer’s election, in lieu of delivering additional Buyer Common Shares, Buyer may pay to each Stockholder all or a portion of its Pro Rata Portion of the Actual Adjustment Amount in cash by wire transfer of immediately available funds to the accounts designated by the Stockholders’ Representative. In addition, Buyer and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to each Continuing Stockholder the Buyer Common Shares set forth next to such Continuing Stockholder’s name under the column “Holdback Amount” on the Closing Statement.

(ii) If the Actual Adjustment Amount is negative, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 1.7, Buyer and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to: (A) if the absolute value of such negative amount equals or exceeds the Holdback Amount, disburse to Buyer all of the Buyer Common Shares comprising the Holdback Amount for immediate cancellation of such Buyer Common Shares and (B) if the absolute value of such negative amount is less than the Holdback Amount (such difference, the “Holdback Excess Amount”), release (1) to Buyer a portion of the Buyer Common Shares comprising the Holdback Amount equal to the absolute value of such negative amount (based on the Buyer Common Share Value) for immediate cancellation of such Buyer Common Shares and (2) to each Continuing Stockholder, Buyer Common Shares equal to the product of (I) the Buyer Common Shares set forth next to such Continuing Stockholder’s name under the column “Holdback Amount” on the Closing Statement, multiplied by (II) (x) the Holdback Excess Amount, divided by (y) the Holdback Amount. Notwithstanding anything to the contrary contained herein, the Holdback Amount shall be the sole source of recovery for any payment required to be made pursuant to this Section 1.7(e)(ii).

(f) Tower Adjustment.

(i) If the Tower Disposition has not been consummated prior to Closing, then promptly, but no later than 20 days, following the consummation of the Tower Disposition, the Stockholder’s Representative shall deliver to Buyer the calculation of the Actual Tower Adjustment Amount. If Buyer disputes any portion of the calculation of the Actual Tower Adjustment Amount within 30 days of receipt of such calculation, the parties will abide by the dispute resolution procedures set forth in Section 1.7(d)(ii).

(ii) If the Actual Tower Adjustment Amount is negative, Buyer shall, within five Business Days after the date on which the Tower Adjustment Amount is finally determined pursuant to this Section 1.7, deliver to each Stockholder Additional Shares having a value (based on the Buyer Common Share Value) equal to its Pro Rata Portion of the absolute value of the Actual Tower Adjustment Amount. At Buyer’s election, in lieu of delivering additional Buyer Common Shares, Buyer may pay to each Stockholder all or a portion of its Pro Rata Portion of the Actual Tower Adjustment Amount in cash by wire transfer of immediately available funds to the accounts designated by the Stockholders’ Representative.

(iii) If the Actual Tower Adjustment Amount is positive, then promptly, but no later than five Business Days after the date on which the Tower Adjustment Amount is finally determined pursuant to this Section 1.7, each Continuing Stockholder shall instruct its broker (or other party managing holding such Continuing Stockholder’s Buyer Common Shares) to deliver or cause to be delivered (as promptly thereafter as practicable) to Buyer for cancellation that number of Buyer Common Shares having a value (based on the Buyer Common Share Value) equal to its pro rata portion (based on the allocations in the Closing Statement) of the Actual Tower Adjustment Amount.

(iv) In all cases, the Stockholders shall be entitled to receive 100% of the net cash proceeds from the Tower Disposition, whether or not the Tower Disposition is consummated prior to Closing. If the Tower Disposition is consummated prior to the Closing Date, such net cash proceeds from the Tower Disposition will be distributed to the Stockholders prior to the Closing Date.

(g) Each of the Buyer Parties, the Company, the Surviving Corporation and any Affiliate of the foregoing shall be entitled to deduct and withhold from any amounts or consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted or withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.8 Letter of Transmittal. As soon as reasonably practicable after the date hereof, the Company shall mail to each holder of record of Company Stock a letter of transmittal in a form reasonably agreed by Buyer and the Company (a “Letter of Transmittal”). Upon delivery of a duly executed Letter of Transmittal to the Company in accordance with such instructions (whether before or after the Closing), the holder of such shares shall be entitled to receive in exchange therefor, its Pro Rata Portion of the Closing Merger Consideration payable in respect of each share of Company Stock.

Section 1.9 Closing Deliverables. At the Closing, Buyer shall deliver to the Stockholders’ Representative, and the Stockholders’ Representative shall deliver to Buyer, duly executed counterparts to the Investor Rights Agreement and the Registration Rights Agreement.

ARTICLE 2

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Letter (it being understood and agreed that each disclosure set forth in the Company Disclosure Letter shall be deemed to qualify or modify each of the representations and warranties set forth in this Article 2 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), the Company hereby represents and warrants to the Buyer Parties as of the date of this Agreement and as of the Closing Date as follows:

Section 2.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has made available to the Buyer Parties true, correct and complete copies of the Organizational Documents of the Company, each as in effect as of the date hereof. Each of the Organizational Documents of the Company is in full force and effect, and the Company is not in violation of any of the provisions of such documents other than immaterial violations. The Company has the corporate power and authority to own and operate the Company Stations, to use the Company Station assets and to carry on the business of the Company Stations.

Section 2.2 Corporate and Governmental Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Stockholder Approval, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and all of the Ancillary Documents to be executed and delivered by the Company to the Buyer Parties, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Company other than obtaining the Stockholder Approval, and, other than obtaining the Stockholder Approval, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby (other than any corporate proceedings which may be required to consummate the transactions contemplated by Section 4.13 or Section 4.19). This Agreement has been, and at the time they are executed and delivered each Ancillary Document to which the Company is a party will be, duly executed and delivered by the Company. This Agreement does, and when executed the Ancillary Documents to which the Company is a party will, constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The affirmative vote of Stockholders who collectively own a majority of the outstanding shares of the Company’s voting stock irrevocably approving the adoption of this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder (including the Merger) require no action by or in respect of, or filing with or notification to, any Governmental Authority with respect to the Company or any Subsidiary of the Company or their respective assets, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Company FCC Licenses or Communications Laws (including obtaining the FCC Consent) and (iv) any actions or filings under Law (other than the Laws referred to in clause (ii) and (iii)) the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement (including the Merger).

Section 2.3 Non-Contravention. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder (including the Merger) do not (i) conflict with or breach any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Sections 2.2(b) and (c), conflict in any material respect with or materially breach any provision of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any notice to or consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, amendment, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract or any material Permit affecting the Company or its Subsidiaries, except, in each case as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole or (iv) result in the creation or imposition of any material Lien other than Permitted Liens on any property or assets of the Company or any of its Subsidiaries.

Section 2.4 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 100,000 shares of voting common stock, par value $.000001 per share, of which 80,000 shares are issued and outstanding and 5,000,000 shares of non-voting common stock, par value $.000001 per share, of which 1,861,142.91 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive, subscription or similar rights of any Person.

(b) Except as set forth in Section 2.4(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company or any of its Subsidiaries to issue, acquire, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) obligations of the Company or any of its Subsidiaries to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company, (vi) voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of capital stock of the Company or other voting or equity interests in the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or any such agreements or understandings to which the Company or any of its Subsidiaries is a party which restrict the transfer of any such shares, (vii) contractual obligations or commitments of any character requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or (viii) obligations of any kind with respect to any phantom stock rights, phantom stock appreciation rights or other phantom equity interest related to the capital stock of the Company. No shares of capital stock of the Company were issued in violation of any Law. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company referred to in clause (i) – (v) of the foregoing sentence.

Section 2.5 Subsidiaries; Ownership Interests.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of formation and has all corporate or limited liability company powers (as applicable) required to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all Subsidiaries of the Company, the respective jurisdictions of formation of such Subsidiaries and the Company’s direct or indirect ownership interest in such Subsidiaries are identified in Section 2.5(a) of the Company Disclosure Letter. The Company has previously provided to the Buyer Parties true, correct and complete copies of the Organizational Documents of its Subsidiaries, each as in effect as of the date hereof. Each of the Organizational Documents of the Company’s Subsidiaries is in full force and effect, and the Company and its Subsidiaries are not in violation of any of the provisions of such documents in any material respect.

(b) All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive, subscription or similar rights of any Person and are owned beneficially and of record by the Company or one of its wholly-owned Subsidiaries as set forth in Section 2.5(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens. Except as set forth in Section 2.5(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, acquire, transfer or sell, any shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (iv) obligations of any Subsidiary of the Company to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company, (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company or (vi) obligations of any kind with respect to any phantom stock rights, phantom stock appreciation rights or other phantom equity interest related to the capital stock of any Subsidiary of the Company. No shares of capital stock of any of the Subsidiaries of the Company were issued in violation of any Law. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of any of its Subsidiaries referred to in clauses (i) – (v) in the foregoing sentence.

(c) Neither the Company nor any of its Subsidiaries owns shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party or has any obligation to acquire any such shares of capital stock or other voting or equity interests, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

Section 2.6 Financial Statements. The Company has delivered to Buyer true and complete copies of (a) audited consolidated financial statements of the Company and its Subsidiaries at and for the periods ended December 31, 2015 (the “Balance Sheet Date”) and December 31, 2014, together with all related notes and schedules thereto, accompanied by the report of the Company’s independent auditors thereon, including a balance sheet and statements of comprehensive income, cash flows and retained earnings or shareholders’ equity (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2016 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments which are not expected to be material in the aggregate), accurately reflect the books and records of the Company and its Subsidiaries and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries at and for the respective periods indicated.

Section 2.7 Company FCC Licenses.

(a) The Company or its Subsidiaries are the holders of the licenses, permits, authorizations, and registrations set forth in Section 2.7 of the Company Disclosure Letter. Section 2.7 of the Company Disclosure Letter sets forth: (i) all of the licenses, permits, authorizations, and registrations issued by the FCC to the Company or its Subsidiaries and (ii) all of the licenses, permits, authorizations, and registrations that are required to operate or are otherwise material to the Company’s business and, in each case, that relate to Communications Laws ((i) and (ii) collectively, the “Company FCC Licenses”). Neither the Company nor any of its Subsidiaries holds any license, permit, authorization, or registration respecting any broadcast facility other than the stations specifically identified in Section 2.7 of the Company Disclosure Letter.

(b) The Company FCC Licenses are in full force and effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, adversely modified, or terminated and have not expired. The Company Subsidiary holding each Company FCC License is, under existing law and the existing rules, regulations, policies and procedures of the FCC, qualified to do so and to own and operate the facilities authorized thereby.

(c) Section 2.7 of the Company Disclosure Letter sets forth all applications pending before the FCC and (i) submitted by the Company or any of its Subsidiaries or (ii) respecting the Company, any of its Subsidiaries, or any Company FCC License. To the Knowledge of the Company, there are no facts or circumstances that might reasonably be expected to (i) result in the FCC’s refusal to renew any Company FCC License, (ii) materially delay the FCC’s renewal of any Company FCC License, (iii) result in a challenge to any application seeking renewal of any Company FCC License, (iv) cause the FCC to impose a material condition or conditions on its renewal of any Company FCC License, or (v) cause the FCC to renew any Company FCC License on terms materially different than those in existence as of the date hereof.

(d) No action is pending or to the Company’s Knowledge threatened by or before the FCC to revoke, suspend, cancel, rescind or adversely modify any of the Company FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued, outstanding, or threatened in writing, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability or order of forfeiture against the Company or any of its Subsidiaries that would reasonably be expected to: (i) result in any such action or (ii) otherwise adversely affect Buyer’s ability to operate the Company or any of its Subsidiaries.

(e) The Company, each of its Subsidiaries, and their respective Transmission Structures are operating in compliance in all material respects with the Company FCC Licenses, and the Communications Act of 1934, as amended, and the rules, regulations, and published policies of the FCC (collectively, the “Communications Laws”). To the Company’s Knowledge, no such Transmission Structure is causing interference into any other broadcast station or communications facility in violation of the Company FCC Licenses or Communications Laws and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written complaint alleging or respecting any such interference. To the Knowledge of the Company, as of the date hereof no other broadcast station or communications facility is causing interference into the operations of the Company or any of its Subsidiaries that (i) violates the Company FCC Licenses or Communications Laws or (ii) materially and adversely impacts the ability of the public to receive transmissions from any transmission facility owned by the Company or any of its Subsidiaries. All material reports and filings required to be filed with the FCC by any member of the Company Group with respect to the Company, any of its Subsidiaries, or any of the Company FCC Licenses have been timely filed. All such reports and filings are accurate and complete in all material respects. The Company and Subsidiaries maintain appropriate public inspection files at each Company Station location, as required by FCC rules.

Section 2.8 No Undisclosed Material Liabilities. Except (i) for liabilities and obligations reflected, disclosed or reserved against in the Reference Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of the Company’s business consistent with past practice since the Balance Sheet Date, (iii) as set forth in Section 2.8 of the Company Disclosure Letter, (iv) liabilities arising under any Company Material Contract (other than from breach thereof by the Company or any of its Subsidiaries) and (v) for liabilities which would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole, or to the ownership or use of the assets of the Company and its Subsidiaries, taken as a whole, since the Balance Sheet Date, the Company and its Subsidiaries have not incurred any liabilities or obligations that would be required by GAAP to be disclosed or reflected in or reserved against in a consolidated audited balance sheet or the notes thereto prepared in accordance with GAAP.

Section 2.9 Absence of Certain Changes. Since the Balance Sheet Date, except as otherwise expressly contemplated by this Agreement (including for the avoidance of doubt Section 4.13 and Section 4.19), (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Effect and (iii) the Company has not taken any action that would, after the date hereof, be prohibited or omitted to take any action that would, after the date hereof, be required, as the case may be, by clauses (i) through (xxiv) of Section 4.1(a).

Section 2.10 Company Material Contracts.

(a) As of the date hereof, except as disclosed in Section 2.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by, and none of their respective assets are subject to, any Contract:

(i) (x) relating to Indebtedness or (y) that imposes any Lien (other than Permitted Liens) with respect to any material assets or properties of the Company or any of its Subsidiaries;

(ii) involving any joint venture, partnership, limited liability company or other similar agreements or arrangements;

(iii) relating to the acquisition, lease, sale, license, transfer or disposition of any business, capital stock or material assets of the Company, any of its Subsidiaries or any third Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), including any agreement that provides an option to acquire, lease, sell, license, transfer or dispose of any of the foregoing;

(iv) that (A) restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or materially limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or during any period of time that has not expired or that would so limit the freedom of Buyer or its Affiliates or the Company or any of its Subsidiaries after the Closing or (B) contains exclusivity obligations or exclusivity restrictions binding on the Company or any of its Subsidiaries that are material to the Company Station(s) to which such Contract is applicable, or that would be binding on Buyer or any of its Affiliates after the Closing;

(v) with total annual payments by the Company or any of its Subsidiaries of more than $100,000 or under which the Company and its Subsidiaries made payments of more than $100,000 during the 12-month period ending prior to May 31, 2016, excluding, in each case, any Contracts that are Company Benefit Plans;

(vi) entered into outside the ordinary course of business (and, for the avoidance of doubt, excluding for the purposes of this subsection any advertising Contract) that provides for aggregate payments to the Company or its Subsidiaries over the remaining term of the agreement of more than $100,000 or under which payments of more than $100,000 were made to the Company or its Subsidiaries during the 12-month period ending prior to May 31, 2016;

(vii) with any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries (A) providing for annual compensation (including bonuses and commissions) in excess of $60,000, or (B) providing for severance, change in control, termination, retention or similar payments or that may not be terminated by giving notice of 30 days or less, without cost or penalty, in each case, for which the Company has ongoing obligations thereunder;

(viii) relating to any network affiliation arrangement that is material to the Company Station(s) to which such Contract is applicable;

(ix) for programming (including syndicated content from a third party) that is material to the Company Station(s) to which such Contract is applicable;

(x) for the sale of airtime, other than those entered into in the ordinary course of business consistent with past practice;

(xi) relating to any interest rate, derivatives or hedging transaction;

(xii) relating to any joint sales agreements, time brokerage agreements, local marketing agreements, or similar arrangement;

(xiii) relating to any trade, barter, or similar arrangement that is material to the Company Station(s) to which such Contract is applicable;

(xiv) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case including any “take-or-pay” or keepwell agreement but excluding endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xv) that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(xvi) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price in excess of $50,000;

(xvii) that provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is entered into in the ordinary course of business consistent with past practice;

(xviii) for any remaining capital expenditure in excess of $75,000, other than any capital expenditures to be made pursuant to the 2016 annual budget;

(xix) for the lease or servicing of hardware and other technology that are IT Systems (except for Software) that involve payments in excess of $50,000 over a twelve month period;

(xx) for the license to the Company or any of its Subsidiaries of (A) any Intellectual Property (other than Software) that is material to the business of the Company or any of the Company Stations (including without limitation any Contract with a living natural Person whose name and/or likeness are material to the business of the Company or any of the Company Stations) and (B) any Software, other than (1) Contracts for commercial widely available off-the-shelf Software with annual license fees of less than $50,000 or (2) standard commercial service offerings that are generally commercially available on standard terms with annual or individual service fees of less than $50,000;

(xxi) that is a license of any Owned Intellectual Property by the Company or any Subsidiaries to a third party, but excluding any (A) marketing Contracts entered into in the ordinary course of business consistent with past practice that grant a non-exclusive right to use or practice Owned Intellectual Property, provided such right is incidental to such Contract and (B) Contracts in the form of nonexclusive end user terms of service (copies of the forms of which have been provided to Buyer) entered into by end users of Owned Intellectual Property in the ordinary course of business consistent with past practice;

(xxii) that contains any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement;

(xxiii) which is a Lease;

(xxiv) that provides the Company or any of its Subsidiaries with national advertising sales representation that is material to the market cluster of Company Stations to which such Contract is applicable; or

(xxv) with any labor union or labor organization, or collective bargaining agreement, applicable to employees of the Company or any of its Subsidiaries.

(b) Each Contract disclosed (or required to be disclosed) in the Company Disclosure Letter pursuant to this Section 2.10 (each, a “Company Material Contract”) is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto (subject to the effects of applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity)), and is in full force and effect and enforceable in accordance with its terms. None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or, as of the date hereof, has provided or received any written notice of any intention to terminate, any such Company Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of material default thereunder or result in a termination thereof or (ii) cause or permit the acceleration of or other changes of or to any material right or obligation or the loss of any material benefit thereunder. A true, correct and complete copy of each Company Material Contract has been previously made available to the Buyer Parties.

Section 2.11 Properties.

(a) The Company and its Subsidiaries have (i) good and valid fee simple title to each Owned Real Property and (ii) good and valid leasehold interest in each Leased Real Property, in each case free and clear of any Lien other than Permitted Liens, except as would not reasonably be expected, individually or in the aggregate, to be material.

(b) Section 2.11(b) of the Company Disclosure Letter lists all real property owned by the Company or any of its Subsidiaries as of the date hereof (together with all buildings, structures, improvements and fixtures presently located thereon or attached or appurtenant thereto, the “Owned Real Property”). Section 2.11(b) of the Company Disclosure Letter also lists the address and owner of each parcel of Owned Real Property and identifies the name of any third party lessee of each such parcel. The Company and its Subsidiaries have not leased, or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as would not reasonably be expected, individually or in the aggregate, to be material.

(c) Section 2.11(c) of the Company Disclosure Letter lists all real property leased by the Company or any of its Subsidiaries from a third party as of the date hereof (the “Leased Real Property”), including the address, landlord and tenant for each such lease. With respect to each of the Leases, to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ possession of the Leased Real Property under such Lease has not been disturbed. The Company or any of its Subsidiaries has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Owned Real Property and Leased Real Property together comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries and (ii) the tangible property (taken as whole) currently owned, leased or operated by the Company or any of its Subsidiaries has no material defects, is in in good operating condition and repair, and has been reasonably maintained consistent with the Company’s ordinary course past practices and is adequate and suitable for its present uses.

(e) With respect to Real Property, no condemnation or eminent domain proceeding is pending or, to the Knowledge of the Company, threatened in writing which could reasonably be expected to preclude or impair the use of any Real Property by the Company Stations. The Transmission Structures and the Transmission Equipment are assets owned or leased, or otherwise used or held for use, by the Company or its Subsidiaries, except as would not reasonably be expected to materially interfere with the conduct of the business of Company and its Subsidiaries as currently conducted at the Real Property related thereto. The Company has full legal and practical access to the Real Property in all material respects. To the Knowledge of the Company, each parcel of Real Property is accessible without charge by a public right of way or is otherwise reasonably accessible for purposes of conducting the use of each such property, as currently conducted, including reasonable access between and among each transmitter building, the Transmission Structures corresponding thereto and, if applicable, each guy anchor supporting each such Transmission Structure. In all material respects, all ingress and egress to, from, between and among the transmitter building, the Transmission Structures corresponding thereto and, if applicable, each guy anchor supporting each such Transmission Structure are located entirely on the Real Property. None of the Transmission Structures or the use thereof violates in any material respect any restrictive covenants or, to the Knowledge of the Company, encroaches on any property owned by any other Person and all such Transmission Structures were constructed in conformity with all applicable “set-back” lines, easements and other restrictions or rights of record in all material respects.

Section 2.12 Intellectual Property.

(a) Section 2.12(a) of the Company Disclosure Letter lists as of the date hereof (i) all applications and registrations for trademarks, copyrights, trade names, service marks, domain names and patents (the “Registered IP”) and (ii) all unregistered trademarks, trade names or service marks material to the business of the Company or any of its Subsidiaries, taken as a whole, in each case of (i) and (ii) that are owned or purported to be owned by the Company or any of its Subsidiaries as of the date of this Agreement. The Company or one of its Subsidiaries owns all right, title and interest in each of (i) the items required to be set forth in Section 2.12(a) of the Company Disclosure Letter and (ii) any other Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries ((i) and (ii) collectively, the “Owned Intellectual Property”), free and clear of all Liens except for Permitted Liens.

(b) The Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. All necessary registration, maintenance and renewal fees due as of the date of this Agreement in connection with such Registered IP have been made and all necessary documents, recordations and certificates in connection with such Registered IP have been filed with the relevant Governmental Authorities in the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered IP. No proceedings or Litigation (including reexamination or reissue proceedings) are pending or threatened, in a writing received by the Company, against the Company or any of the Subsidiaries which challenge the validity, enforceability, use or ownership of any Registered IP.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to cause third parties to cease any known unauthorized use of any Trademarks that are Owned Intellectual Property (the “Company Marks”), including on social media. To the Knowledge of the Company, no third party has applied for registration of or used any of the Company Marks. The Company and its Subsidiaries control the nature and quality, in accordance with industry standards, of all products and services offered or sold under or in connection with the Company Marks.

(d) The operation of the businesses of the Company and its Subsidiaries does not, and during the past three years has not, infringed, misappropriated or otherwise violated the rights of any Person in Intellectual Property.

(e) During the past three years, neither the Company nor any of its Subsidiaries has received any written notice or written claim that it or they have infringed or, as applicable, misappropriated, or otherwise violated the rights of any Person in any Intellectual Property. To the Knowledge of the Company, no Person is infringing or, as applicable, misappropriating, or otherwise violating the Company’s or its Subsidiaries’ rights in any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole.

(f) All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries who have contributed to or participated in the conception and development of Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, have entered into valid and binding proprietary rights agreements with the Company or a Subsidiary vesting ownership of such Owned Intellectual Property in the Company or, as applicable, such Subsidiary, or the Company or a Subsidiary owns such Owned Intellectual Property as a matter of law. The Company and its Subsidiaries have taken commercially reasonable measures to protect its rights in all Owned Intellectual Property. There has been no disclosure by the Company or any of its Subsidiaries and, to the Knowledge of the Company, by any other Person, to any third party of any confidential information that is material to the conduct of the business of the Company or any of its Subsidiaries, other than pursuant to an agreement that includes confidentiality or non-disclosure provisions that are binding on such third party.

(g) None of the Software distributed or otherwise made available to any Person by the Company and its Subsidiaries contains any virus, Trojan horse, worm or other malicious code (collectively, “Harmful Code”), except as would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have implemented commercially reasonable procedures, to mitigate against the likelihood that such Software contains any Harmful Code.

(h) The information technology hardware and other systems (collectively, the “IT Systems”) and Software that are owned or licensed by the Company and its Subsidiaries are sufficient in all material respects for the current needs of their businesses and such IT Systems and Software have not suffered any outage or other failure during the past three years that has materially affected the operations of the Company or any of the Company’s Stations. The Company and its Subsidiaries have taken commercially reasonable steps, consistent with industry standard security practices, to protect their IT Systems and Software from unauthorized intrusions, security breaches, and other losses or impairments of data and related Software and, since January 1, 2015, to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of such IT Systems or Software, or losses or impairment of data or related Software that has materially affected the operations of the Company or any of the Company’s Stations. The Company and its Subsidiaries have implemented commercially reasonable security policies, back-up and disaster recovery technology processes substantially consistent with industry practices.

(i) Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code to or other specifications or designs relating to Owned Intellectual Property (the “Company Source Code”), other than disclosures to employees, contractors and consultants (i) involved in the development of Company Source Code and (ii) subject to a written confidentiality or non-disclosure agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Source Code. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any transaction contemplated herein will result in a release from escrow or other delivery to a third party of any Company Source Code.

(j) No Owned Intellectual Property that is both (i) material to the business of the Company and its Subsidiaries, taken as a whole, and (ii) distributed or made available to Persons other than employees of the Company contains any Open Source Materials.

(k) To the Knowledge of the Company, the Company or its Subsidiaries own or have the right to use accounts registered on social media and similar online or digital communities or networks that are material to the business of the Company or any of the Company Stations.

(l) Since January 1, 2014, neither the Company nor any of its Subsidiaries has (i) been subjected to an audit in connection with any Contract under which Intellectual Property is licensed to it or them or (ii) received any written notice of any intent to conduct such an audit. Neither the Company nor any of its Subsidiaries has (i) been subjected to an audit by the Library of Congress Copyright Board or any similar Governmental Authority or (ii) received any written notice of any intent to conduct such an audit. Copies of any such audits referenced in this Section 2.12(l), whether initiated before or after January 1, 2014, that have not been finalized as of the date hereof have been provided to Buyer on or prior to the date hereof.

Section 2.13 Litigation. There is no, and during the past three years, there has not been any, (i) Litigation to which the Company or any of its Subsidiaries is a party (or arising out of, relating to or involving the business or any property or asset of the Company or any of its Subsidiaries) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which, if adversely determined, would reasonably be expected to result in liability to the Company or any of its Subsidiaries in excess of $150,000 or would interfere in any material respect with the conduct of the business of Company and its Subsidiaries as currently conducted and (ii) material settlement agreements or similar written agreements with any Governmental Authority, or outstanding material Orders by any Governmental Authority against the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 2.14 Compliance with Laws; Licenses and Permits.

(a) The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all laws, statutes, ordinances, rules, directives, codes, regulations, judgments, writs, stipulations, awards, injunctions, rule of common law, Orders and decrees, in each case, of any Governmental Authority (“Laws”) to the extent applicable to the Company or any of its Subsidiaries or by which any material property or asset of the Company or any of its Subsidiaries is bound, and, to the Knowledge of the Company, as of the date hereof, are not under investigation by any Governmental Authority with respect to any actual or alleged material violation of any applicable Laws nor has any Governmental Authority indicated to the Company in writing an intention to conduct any such investigation.

(b) As of the date hereof, the Company has not received any written (or to the Knowledge of the Company, oral) communication from any Governmental Authority during the past three years, alleging any failure on its part to comply in any material respect with any Law.

(c) The Company and its Subsidiaries have all licenses, franchises, permits, certificates, approvals, registrations, and other similar authorizations issued by any Governmental Authority (other than the FCC) (each, a “Permit”) necessary to, affecting, or relating to, the ownership of the assets and/or the operation of the Company’s business as currently conducted, except those the failure of which to hold would not reasonably be expected, individually or in the aggregate, to be material to the Company or any of its Subsidiaries or to the operation of a Company Station (the “Company Permits”). The Company Permits are valid and in full force and effect, neither the Company nor any of its Subsidiaries is in material default under the Company Permits and none of the Company Permits will be terminated as a result of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of the pending suspension or cancellation of any Company Permits. To the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in a material violation by the Company or any of its Subsidiaries of any applicable Law.

Section 2.15 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and are in possession of, and in compliance with, all Permits required under applicable Environmental Laws;

(b) In the past three years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or other Person any notice of violation or alleged violation of, or liability arising under, any Environmental Law, other than any such violation, alleged violation or liability that has been resolved or for which there are no additional obligations;

(c) As of the date hereof, no Litigation is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries from any Governmental Authority or any Person regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), arising under any Environmental Law with respect to the Company, the Real Property or the Company Stations;

(d) Neither the Company nor any of its Subsidiaries has released Hazardous Substances into the soil or groundwater at, under or from the Real Property (or, to the Knowledge of the Company, any property formerly owned or leased by the Company or any of its Subsidiaries during periods prior to the Company or its Subsidiaries’ ownership of the Real Property), which would reasonably be expected to result in investigation or cleanup by the Company or any of its Subsidiaries under applicable Environmental Laws;

(e) To the Knowledge of the Company, there are no Hazardous Substances at, on, under or emanating from any Real Property that are in excess of any concentration levels or standards prescribed under any applicable Environmental Law that would reasonably be expected to give rise to any investigation or cleanup obligation by the Company or any of its Subsidiaries under any Environmental Law;

(f) There are no underground storage tanks, polychlorinated biphenyls or asbestos-containing material located at any of the Real Property in a condition that constitutes a violation of an Environmental Law by the Company or any of its Subsidiaries and, any storage tanks (whether under or above ground) previously located at any such property were, to the Knowledge of the Company, at all times maintained, operated, sealed, closed and disposed of in accordance with all applicable Environmental Laws;

(g) There are no circumstances or conditions present at the operations of the Stations or any of the Real Property that would reasonably be expected to prevent the operations, when used and operated in the manner currently used and operated, from continuing to operate in material compliance with all applicable Environmental Laws; and

(h) The Company has made available for Buyer’s review a copy of all Phase I environmental site assessment and/or environmental compliance audit reports prepared in the past three years that are in the possession of the Company or any of its Subsidiaries in connection with the Real Property.

Section 2.16 Employees, Labor Matters, etc.

(a) Section 2.16(a) of the Company Disclosure Letter sets forth a list of full-time employees and part-time employees as of the most recent payroll period ending not less than three Business Days prior to the date hereof that the Company or any of its Subsidiaries employs as of such date and a list of individual consultants or independent contractors whom the Company or any of its Subsidiaries engages as of such date.

(b) Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement and, as of the date hereof, there are no labor unions or other organizations or groups representing any employees employed by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries as of the date hereof and there has been no such activity or campaign within the past three years. There are no actions, suits, claims, investigations or other legal proceedings against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices, terms and conditions of employment, employee classification, wages and hours, collective bargaining, unlawful discrimination, civil rights, occupational safety, workers’ compensation, the payment of social security and similar Taxes and immigration. Neither the Company nor any of its Subsidiaries has engaged in any employee layoff activities with respect to which there are unsatisfied liabilities under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local mass layoff statute, rule or regulation.

Section 2.17 Employee Benefit Plans and Related Matters; ERISA.

(a) Disclosure. Section 2.17(a) of the Company Disclosure Letter lists all material Company Benefit Plans as of the date hereof. The Company has made available to Buyer complete and correct copies of each such Company Benefit Plan, including, as applicable, (i) the plan document and amendments thereto or a written summary where such Company Benefit Plan is not in writing, (ii) the most recent summary plan descriptions and summary of material modifications, (iii) the most recent determination or opinion letter with respect to any Company Benefit Plan that is intended to be tax-qualified under applicable Law, (iv) a copy of each trust or other funding arrangement, (v) the most recent actuarial report and financial statements with respect to each such Company Benefit Plan, (vi) the most recent annual report on Form 5500 filed with respect to each such Company Benefit Plan and (vii) all non-routine filings made with any Governmental Authority within the past three years.

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and no such determination letter has been revoked. To the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Each Company Benefit Plan has been operated, maintained, funded and administered, in accordance with its terms and applicable Law, including ERISA and the Code, in all material respects.

(c) Liability; Compliance.

(i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, no liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries (other than for periodic premiums, all of which have been paid prior to the due date thereof).

(ii) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, (A) other than routine claims for benefits in the ordinary course of business consistent with past practice, there are no pending or, to the Knowledge of the Company, threatened claims or other actions by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan; and (B) none of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, domestic or foreign. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, no nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company or any of its Subsidiaries, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code with respect to any Company Benefit Plan.

(iii) No Company Benefit Plan is a Multiemployer Plan or is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code and, in the last six years, neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates sponsored, maintained, contributed to or was obligated to contribute to a Multiemployer Plan or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA or a plan that is subject to Title IV of ERISA.

(iv) With respect to each Company Benefit Plan that is subject to Title IV of ERISA, (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) the plan is not in “at risk” status under Title IV of ERISA, (C) all benefits, contributions and premiums (and interest charges and penalties for late payment, if applicable) have been timely paid as required by and due under the terms of each Company Benefit Plan, including but not limited to payments to the Pension Benefit Guaranty Corporation (“PBGC”) and as otherwise required under applicable Law, (D) no proceeding has been or is reasonably expected to be commenced by the PBGC to terminate the plan, and (E) no liability has been incurred or is reasonably expected to be incurred under Section 4062(e), 4069 or 4212(c) of ERISA. Neither the Company nor any of its Subsidiaries has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the PBGC.

(v) None of the Company Benefit Plans provides or represents any obligation to provide post-termination or retiree health or welfare insurance benefits to any current or former employee of the Company or its Subsidiaries except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law and neither the Company nor its Subsidiaries has ever represented, promised or contracted (whether in written or oral form) to any current or former employee that such employee would be provided with post-termination or retiree health or welfare insurance benefits, except to the extent required by applicable Law. Each Company Benefit Plan that provides for retirement health or welfare benefits can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability to the Company or any of its Subsidiaries (other than non-material administrative expenses).

(vi) No Company Benefit Plan is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and any Company Benefit Plan listed in Section 2.17(c)(vi) of the Company Disclosure Letter complies in all material respects with Section 409A of the Code. No Company Benefit Plan or Contract provides for the indemnification, reimbursement or gross-up of any Taxes imposed by Section 409A of the Code.

(vii) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in payment of severance or any material increase in severance pay (other than severance required by applicable Law) for which Buyer would be liable, or an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any increased or accelerated funding obligation with respect to any Company Benefit Plan.

(viii) No payment or benefit which has been or may be made or provided to any employee of the Company or any of its Subsidiaries or any other “disqualified individual” (within the meaning of section 280G of the Code) could reasonably be expected to be characterized as an “excess parachute payment” under section 280G of the Code. No Company Benefit Plan or Contract provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 4999 of the Code.

(ix) No Company Benefit Plan or Contract provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides or performs services primarily outside of the United States.

Section 2.18 Tax Matters.

(a) Filing and Payment. All Tax Returns required to be filed by, on behalf of, or with respect to, the Company or any of its Subsidiaries (each, a “Taxpayer” and collectively the “Taxpayers”) have been duly and timely filed and are true, complete and correct. Section 2.18(a) of the Company Disclosure Letter lists, as of the date hereof, all of the states, territories and jurisdictions in which such income or franchise Tax Returns with respect to each Taxpayer were filed for the past three years. No claim has been received in writing from any Governmental Authority in a jurisdiction where any Taxpayer does not file a Tax Return asserting that a Taxpayer is or may be subject to Taxes in any such jurisdiction that would be covered by such Tax Return. All Taxes (whether or not reflected on such Tax Returns) for which any Taxpayer is liable have been duly and timely paid. All Taxes required to be withheld by any Taxpayer have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or, to the extent not yet due and payable, properly set aside in accounts for such purpose. Each Taxpayer has complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection and retention of all required exemption certificates and other comparable documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which any Taxpayer would have been obligated to collect or withhold a material amount of Taxes.

(b) Procedure and Compliance. As of the date hereof: (i) no written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any Taxpayer has been filed or entered into with any Governmental Authority; (ii) the time for filing any Tax Return with respect to any Taxpayer has not been extended to a date later than the date of this Agreement; (iii) no Taxes with respect to any Taxpayer are under audit or examination by any Governmental Authority; and (iv) no Governmental Authority has asserted in writing any deficiency with respect to Taxes against any Taxpayer with respect to any taxable period for which the period of assessment or collection remains open.

(c) Closing Agreements and Consolidation. No Taxpayer (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law), in either case that would be binding upon any Taxpayer after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns, (iii) has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or (iv) is a party to or bound by any Tax sharing, Tax allocation, Tax indemnification or similar agreement or arrangement (other than customary commercial agreements the primary subject matter of which is not Taxation).

(d) Certain Events. No Taxpayer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the day immediately preceding the Closing Date, as a result of any (i) change in (or improper use of) method of accounting for a taxable period ending on or prior to the Closing Date including any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law) on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing; or (iv) election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax law). None of the Company and its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(e) Liens. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any property or assets of any Taxpayer.

(f) S Corp Election. At all times since October 1, 1999, the Company (and any predecessor of the Company) has had in effect a valid election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code and in each state where the Company is required to file Tax Returns in respect of income (or similar) tax (collectively, the “S Election”).

(g) QSub Status. At all times since October 1, 1999, each Subsidiary has been properly treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(h) Other than as provided in Section 2.17, the representations and warranties set forth in this Section 2.18 are the sole representations and warranties of the Company relating to Taxes and no other representations or warranties of the Company contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 2.19 Insurance. Section 2.19 of the Company Disclosure Letter lists all current property and liability insurance policies covering the Company, its Subsidiaries or the assets of the Company and its Subsidiaries. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably believes to be prudent in accordance with industry practices or as is required by Law or in order to not be in material breach of or default under of any Company Material Contract, and no premiums thereon are past due (and, as of the Closing Date, no premiums thereon will be past due), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries. True and complete copies of all such policies have been made available to Buyer. Neither the Company nor any of its Subsidiaries is in material breach or default of any of such insurance policies. Neither the Company nor any of its Subsidiaries has made any claim under any such insurance policy during the two-year period prior to the date of this Agreement, with respect to which an insurer has, in a written notice to the Company or any of its Subsidiaries, denied coverage.

Section 2.20 Finders’ Fees. Except for Rockdale Partners, whose fees and expenses (unless paid by the Company on or prior to the Closing Date) will be Unpaid Transaction Expenses and will be paid in the manner set forth in Section 1.7(b)(iii), there is no investment banker, broker, finder or other intermediary retained by, or authorized to act on behalf of, the Stockholders, the Company or any of its Subsidiaries, who might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Surviving Corporation) upon consummation of the transactions contemplated hereby.

Section 2.21 Affiliate Transactions. Section 2.21 of the Company Disclosure Letter sets forth as of the date hereof all Contracts or other transactions, agreements or binding arrangements between the Company or any of its Subsidiaries, on the one hand, and any (i) Affiliate of the Company, (ii) Stockholder, (iii) Affiliate of any Stockholder or (iv) officer or director of the Company or any of its Subsidiaries, on the other hand (other than any such Contracts, transactions, agreements or arrangements which would be a Company Benefit Plan) (provided that solely for purposes of this Section 2.21 the Company’s Subsidiaries shall not be deemed to be Affiliates of the Company).

Section 2.22 Privacy.

(a) The Company’s or any of its Subsidiaries’ collection, use or disclosure of Personal Information from or about listeners to the Company Stations or users of the Company’s technology platforms, including, without limitation, websites, web pages, interactive features, applications, Twitter and Facebook pages, and mobile application (“Platforms”), is being and, for the past three years, has been conducted in material compliance with Privacy Laws, applicable Contracts with other Persons and with the then-current Privacy Policies and terms of use posted on the applicable Platform, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company’s written listener or user facing privacy policies, including any privacy policies or similar disclosures contained on any websites or mobile applications maintained by or on behalf of the Company or otherwise communicated by the Company in writing to third Persons (collectively, the “Privacy Policies”), are, and during the past three years, have been, complete, accurate, and fully implemented, except, in each case, as would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(c) Assuming the Surviving Corporation maintains, implements and enforces the Company’s existing Privacy Policies, neither this Agreement nor the transactions contemplated hereby will violate any of the Company’s Privacy Policies as they currently exist. With respect to all Personal Information collected by the Company, the Company has taken commercially reasonable measures to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse. For the past three years, to the Knowledge of the Company, there has been no (i) theft, breach, loss, or other misuse of any Personal Information or (ii) unauthorized disclosure of electronic communications or Personal Information to any third party, including any Governmental Authority.

Section 2.23 Advertisers. Section 2.23(a) of the Company Disclosure Letter sets forth a complete and accurate list of the advertisers that have provided, whether pursuant to a Contract or otherwise, aggregate payments to the Company or its Subsidiaries of $300,000 or more during the 12-month period ending on May 31, 2016 (collectively, the “Material Advertisers”), showing the aggregate total payments to the Company or its Subsidiaries for each such advertiser for such 12-month period. Except as set forth on Section 2.23(b) of the Company Disclosure Letter, as of the date hereof, to the Knowledge of the Company, none of the Material Advertisers listed on Section 2.23(b) of the Company Disclosure Letter have terminated their relationship with the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries received written notice that any Material Advertiser listed on Section 2.23(b) of the Company Disclosure Letter intends to stop doing business with the Company or any of its Subsidiaries.

Section 2.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR MERGERCO OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THEIR BUSINESSES OR THEIR ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT

CONDITION, AND BUYER AND MERGERCO HAVE RELIED SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AND ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE II.

ARTICLE 3

Representations and Warranties of the Buyer Parties

Except (a) as set forth in the Buyer Disclosure Letter (it being understood and agreed that each disclosure set forth in the Buyer Disclosure Letter shall be deemed to qualify or modify each of the representations and warranties set forth in this Article 3 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made) and (b) as disclosed in the Buyer SEC Documents that were publicly available on the website of the SEC at least two Business Days prior to the date hereof and after December 31, 2014 (provided that nothing disclosed in such Buyer SEC Documents shall be deemed to be a qualification of or a modification to the representations and warranties set forth in Section 3.2, Section 3.3, Section 3.10(b) or Section 3.16), solely to the extent it is reasonably apparent solely from the face of such disclosure that any such disclosure set forth in such Buyer SEC Documents would qualify the applicable representations and warranties contained herein, and other than disclosures in the “Risk Factors” sections of any such filings and any other disclosures included in such filings that are predictive or forward-looking in nature, Buyer hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1 Corporate Status.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. MergerCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. Each of the Organizational Documents of Buyer is in full force and effect, and Buyer is not in violation of any of the provisions of such documents other than immaterial violations. Buyer has the corporate power and authority to own and operate Buyer’s Stations, to use the Buyer Station assets and to carry on the business of the Buyer Stations.

(b) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by an indirect, wholly owned subsidiary of Buyer free and clear of all Liens.

(c) Except for (i) obligations or liabilities incurred in connection with its incorporation or organization, (ii) this Agreement or in furtherance of the transactions contemplated hereby and (iii) as would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of MergerCo to fully perform its covenants and obligations under this Agreement, MergerCo has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 3.2 Corporate and Governmental Authorization.

(a) Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Buyer Stockholder Approval and the adoption of this

Agreement by the sole stockholder of MergerCo (which adoption will occur within 24 hours of the execution of this Agreement), to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement by each Buyer Party and all of the Ancillary Documents and Investor Agreements to be executed and delivered by either Buyer Party to the Company, the performance of each Buyer Party’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of each Buyer Party other than the Buyer Stockholder Approval and adoption of this Agreement by the sole stockholder of MergerCo, and, other than obtaining the Buyer Stockholder Approval and the adoption of this Agreement by the sole stockholder of MergerCo, no additional corporate proceedings on the part of any Buyer Party are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been, and at the time they are executed and delivered each Ancillary Document to which a Buyer Party is a party will be, duly executed and delivered by each applicable Buyer Party. This Agreement does, and when executed the Ancillary Documents and Investor Agreements to which a Buyer Party is a party will, constitute a legal, valid and binding obligation of each such Buyer Party, enforceable against each such Buyer Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution, delivery and performance of this Agreement by each Buyer Party and the consummation of the transactions contemplated hereby (including the Merger) require no material action by or in respect of, or filing with or notification to, any Governmental Authority with respect to the Buyer Parties other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Buyer FCC Licenses or Communications Laws (including obtaining the FCC Consent), (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. federal or state securities Laws or “blue sky” Laws, including the filing with the SEC of an information statement to be filed by Buyer with respect to the Buyer Stockholder Approval (as amended or supplemented from time to time, the “Information Statement”) and (v) any actions or filings under Law (other than the Laws referred to in clause (ii), (iii) and (iv)) the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair, prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement (including the Merger).

(c) The affirmative vote of stockholders who collectively own a majority of the outstanding shares of Buyer’s voting stock in favor of the issuance of the Common Stock Consideration as required under the rules of NASDAQ (the “Buyer Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of Buyer necessary to approve the transactions contemplated by this Agreement.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party and the performance of its obligations hereunder (including the Merger) do not (i) conflict with or breach any provision of the Organizational Documents of either Buyer Party, (ii) assuming compliance with the matters referred to in Sections 3.2(b) and (c), conflict in any material respect with or materially breach any provision of any Law applicable to either Buyer Party or any of their respective properties or assets, (iii) require any notice to or consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, amendment, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract that is material to Buyer or any of its Subsidiaries or any material Permit affecting either Buyer Party, except in each case as would not reasonably be expected, individually or in the aggregate, to be materially adverse to Buyer and its Subsidiaries, taken as a whole, or to prevent or materially delay the Closing or (iv) result in the creation or imposition of any material Lien other than Permitted Liens on any property or assets of either Buyer Party.

Section 3.4 Financing.

(a) Buyer has delivered to the Company a true, complete and correct copy of a fully executed commitment letter dated as of the date hereof (the “Commitment Letter”) from Royal Bank of Canada and U.S. Bank National Association pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to provide the debt financing in an aggregate amount set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding the Cash Consideration) and related fees and expenses. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.” Buyer has delivered to the Company true, complete and correct copies of any fee letters related to the Commitment Letter, subject, in the case of such fee letters, to redaction solely of fee and other provisions that are customarily redacted in connection with merger agreements of this type.

(b) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Debt Financing Sources party thereto to provide the Financing or any contingencies that would permit such Debt Financing Sources to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3, as of the date hereof, Buyer does not have any reason to believe that it will be unable to satisfy (on the date on which the Closing is required to occur pursuant to Section 1.2) all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Buyer have knowledge as of the date hereof that any of the Debt Financing Sources party thereto will not perform its obligations thereunder.

(c) Assuming the Financing is funded in accordance with the Commitment Letter, the amount of funds to be provided pursuant to the Financing, together with any cash-on-hand of Buyer and its Subsidiaries, shall provide Buyer with cash proceeds on the Closing Date sufficient for the satisfaction of all of Buyer’s and MergerCo’s obligations under this Agreement and under the Commitment Letter to pay (i) the Cash Consideration and (ii) the fees and expenses of Buyer and MergerCo related to the transactions contemplated hereby.

(d) The Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, and is in full force and effect. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Commitment Letter. Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any additional amounts due on or before the Closing Date. The Commitment Letter has not been modified, amended or altered as of the date hereof and none of the commitments under the Commitment Letter has been withdrawn or rescinded in any respect, and, to the Knowledge of Buyer, no withdrawal or rescission thereof is contemplated as of the date of this Agreement.

(e) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate or any other financing or other transactions be a condition to any of Buyer’s or MergerCo’s obligations hereunder.

Section 3.5 Solvency. Assuming the accuracy of the representations and warranties set forth in Article 2 and that (a) the conditions to the obligation of Buyer and MergerCo to consummate the Merger have been satisfied or waived and (b) the Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then at and immediately after the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, Buyer and the Surviving Corporation will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that, as of any date of determination:

(a) the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (contingent or otherwise) as of such date;

(b) such Person shall be able to pay its debts and obligations as of such date in the ordinary course of business as they become due; and

(c) such Person will not have, as of such date, an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6 Litigation.

(a) There is no Litigation pending against, or, to the Knowledge of Buyer, threatened in writing against or affecting, either Buyer Party before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement (including the Merger).

(b) All material Litigation involving Buyer or its Subsidiaries as of the date hereof is disclosed in the Buyer SEC Documents.

Section 3.7 FCC Licenses.

(a) Buyer or its Subsidiaries are the holders of the licenses, permits, authorizations, and registrations set forth in Section 3.7 of the Buyer Disclosure Letter. Section 3.7 of the Buyer Disclosure Letter sets forth as of the date hereof: (i) all of the licenses, permits, authorizations, and registrations issued by the FCC to Buyer or its Subsidiaries and (ii) all of the licenses, permits, authorizations, and registrations that are required to operate or are otherwise material to the Buyer’s business ((i) and (ii) collectively, the “Buyer FCC Licenses”). Neither Buyer nor any of its Subsidiaries holds any license, permit, authorization, or registration respecting any broadcast facility other than the stations specifically identified in Section 3.7 of the Buyer Disclosure Letter.

(b) The Buyer FCC Licenses are in full force and effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, adversely modified, or terminated and have not expired. The Buyer Subsidiary holding each Buyer FCC License is, under existing law and the existing rules, regulations, policies and procedures of the FCC, qualified to do so and to own and operate the facilities authorized thereby.

(c) Section 3.7 of the Buyer Disclosure Letter sets forth as of the date hereof all applications, pending before the FCC and (i) submitted by Buyer or any of its Subsidiaries or (ii) respecting the Buyer, any of its Subsidiaries, or any Buyer FCC License. To the Knowledge of Buyer, there are no facts or circumstances that might reasonably be expected to (i) result in the FCC’s refusal to renew any Buyer FCC License, (ii) materially delay the FCC’s renewal of any Buyer FCC License, (iii) result in a challenge to any application seeking renewal of any Buyer FCC License, (iv) cause the FCC to impose a material condition or conditions on its renewal of any Buyer FCC License, or (v) cause the FCC to renew any Buyer FCC License on terms materially different than those in existence as of the date hereof.

(d) No action is pending or to Buyer’s Knowledge threatened by or before the FCC to revoke, suspend, cancel, rescind or materially and adversely modify any of the Buyer FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued, outstanding, or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability or order of forfeiture against Buyer or any of its Subsidiaries that would reasonably be expected to: (i) result in any such action or (ii) otherwise materially and adversely affect the operations of Buyer or any of its Subsidiaries.

Section 3.8 Buyer SEC Documents; Undisclosed Liabilities; Financial Statements, etc.

(a) Buyer has filed or furnished, as applicable, on a timely basis, all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the Securities and Exchange Commission (“SEC”) (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified or amended since the time of filing, the “Buyer SEC Documents”) during the past three years. Each of the Buyer SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Documents did not, and any Buyer SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Buyer has described in the Buyer SEC Documents and, to the extent required by Law, filed with, the SEC all Contracts or other transactions, agreements or binding arrangements between Buyer or any of its Subsidiaries, on the one hand, and any (i) Affiliate of Buyer, (ii) Beasley Holder or holder of more than 5 percent of Buyer’s Class A common stock, (iii) Affiliate of any Beasley Holder or any holder of more than 5 percent of Buyer’s Class A common stock or (iv) officer or director of Buyer or any of its Subsidiaries, on the other hand.

(c) Except (i) for liabilities and obligations disclosed or reserved against in the financial statements included in the Buyer SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of Buyer’s business consistent with past practice since December 31, 2015, (iii) as set forth in Section 3.8 of the Buyer Disclosure Letter and (iv) for liabilities which would not reasonably be expected, individually or in the aggregate, to be material to Buyer and its Subsidiaries, taken as a whole, since December 31, 2015, Buyer and its Subsidiaries have not incurred any liabilities or obligations that would be required by GAAP to be disclosed or reflected in or reserved against in a consolidated audited balance sheet or the notes thereto prepared in accordance with GAAP.

(d) The financial statements of Buyer (including any related notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents (the “Buyer Financial Statements”) have been, or if contained in Buyer SEC Documents that have not yet been filed or furnished, will be, prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC applicable to such Quarterly Report on Form 10-Q). The Buyer Financial Statements present, or if contained in Buyer SEC Documents that have not yet been filed or furnished will, accurately reflect the books and records of Buyer and its Subsidiaries and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its Subsidiaries at and for the respective periods indicated (subject, in the case of the unaudited financial statements included in the Buyer Financial Statements, to normal year-end adjustments and any other adjustments described therein and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act).

(e) Each of the principal executive officer of Buyer and the principal financial officer of Buyer has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(f) Buyer maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Buyer are being made only in accordance with authorizations of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s assets that could have an adverse effect on Buyer’s financial statements. Buyer maintains disclosure controls and procedures within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to Buyer, including its consolidated subsidiaries, required to be disclosed in Buyer’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Buyer’s principal executive officer and its principal financial officer by others employed by Buyer to allow timely decisions regarding required disclosure under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer has disclosed to its auditors and the audit committee of its Board of Directors (A) any “significant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to timely record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees of Buyer and its subsidiaries who have a significant role in its internal controls over financial reporting.

(g) Buyer is in compliance in all material respects with the listing and corporate governance rules and regulations of NASDAQ applicable to Buyer.

Section 3.9 Capitalization; Stock Consideration.

(a) The authorized capital stock of Buyer as of July 15, 2016 consists of 150,000,000 shares of Class A common stock, par value $0.001 per share, of which 9,584,286 are issued of which 6,654,024 are outstanding and 2,930,262 are held in treasury, 75,000,000 shares of Class B common stock, par value $0.001 per share, of which 16,662,743 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value $0.001 per share, of which none are issued and outstanding. All of the issued and outstanding shares of Buyer’s capital stock have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of the preemptive, subscription or similar rights of any Person.

(b) Except as set forth in Section 3.9(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in Buyer, (ii) securities of Buyer convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Buyer, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from Buyer, or other obligation of Buyer or any of its Subsidiaries or any of the Beasley Holders to issue, acquire, transfer or sell, any shares of capital stock of or other voting or equity interests in Buyer or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Buyer, (iv) obligations of Buyer or any of its Subsidiaries to grant, extend or enter into a subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Buyer, (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Buyer, (vi) voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of capital stock of Buyer or other voting or equity interests in Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries or any of the Beasley Holders is a party or by which Buyer or any of its Subsidiaries or any of the Beasley Holders is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Buyer or any of its Subsidiaries or any such agreements or understandings to which Buyer or any of its Subsidiaries or any of the Beasley Holders is a party which restrict the transfer of any such shares, (vii) contractual obligations or commitments of any character requiring the registration for sale of any shares of capital stock of or other voting or equity interests in Buyer or any of its Subsidiaries or (viii) obligations of any kind with respect to any phantom stock rights, phantom stock appreciation rights or other phantom equity interest related to the capital stock of Buyer. No shares of capital stock of Buyer were issued in violation of any Law. There are no outstanding obligations of Buyer or any of its Subsidiaries or any of the Beasley Holders to repurchase, redeem or otherwise acquire any securities of Buyer referred to in clause (i) – (v) of the foregoing sentence.

(c) The shares of Buyer capital stock issuable as part of the Stock Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights. The issuance of the shares of Buyer capital stock as part of the Stock Consideration requires the vote or approval of the shareholders of Buyer under the rules of NASDAQ.

Section 3.10 Absence of Certain Changes. Since December 31, 2015, except as otherwise expressly contemplated by this Agreement, (a) the business of Buyer and its Subsidiaries has been conducted in all material respects in the ordinary course and (b) there has been no Buyer Material Adverse Effect.

Section 3.11 Compliance with Laws; Licenses and Permits.

(a) Buyer and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all Laws to the extent applicable to Buyer or any of its Subsidiaries or by which any material property or asset of Buyer or any of its Subsidiaries is bound, and, to the Knowledge of Buyer, as of the date hereof are not under investigation by any Governmental Authority with respect to any actual or alleged material violation of any applicable Laws nor has any Governmental Authority indicated to Buyer in writing an intention to conduct any such investigation.

(b) As of the date hereof Buyer has not received any written (or to the Knowledge of the Buyer, oral) communication from any Governmental Authority during the past three years, alleging any failure on its part to comply in any material respect with any Law.

(c) Buyer and its Subsidiaries have all Permits necessary to, affecting, or relating to, the ownership of the material assets and/or the operation of the Buyer’s business as currently conducted, except those the failure of which to hold would not reasonably be expected, individually or in the aggregate, to be material to Buyer or any of its Subsidiaries or to the operation of a Buyer Station (the “Buyer Permits”). The Buyer Permits are valid and in full force and effect, neither Buyer nor any of its Subsidiaries is in material default under the Buyer Permits and none of the Buyer Permits will be terminated as a result of the transactions contemplated hereby. As of the date hereof neither Buyer not any of its Subsidiaries has received written notice of the pending suspension or cancellation of any Buyer Permits.

Section 3.12 Employees, Labor Matters, etc. Neither Buyer nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement and, as of the date hereof, there are no labor unions or other organizations or groups representing any employees employed by Buyer or any of its Subsidiaries. There is no pending or, to the Knowledge of Buyer, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of Buyer or any of its Subsidiaries as of the date hereof.

Section 3.13 Employee Benefit Plans and Related Matters; ERISA.

(a) Qualification. Each Buyer Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and no such determination letter has been revoked. To the Knowledge of Buyer, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Buyer Benefit Plan.

(b) Title IV Plans. No Buyer Benefit Plan is a Multiemployer Plan or is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code and, in the last six years, neither Buyer, any of its Subsidiaries nor any of their ERISA Affiliates sponsored, maintained, contributed to or was obligated to contribute to a Multiemployer Plan or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA or a plan that is subject to Title IV of ERISA.

Section 3.14 Tax Matters.

(a) All material Tax Returns required to be filed by, on behalf of or with respect to Buyer or any of its Subsidiaries have been duly and timely filed and are complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) required to be paid by Buyer or any of its Subsidiaries have been duly and timely paid. All material Taxes required to be withheld by Buyer or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) The representations and warranties set forth in this Section 3.14 are the sole representations and warranties of Buyer relating to Taxes and no other representations or warranties of Buyer contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 3.15 Finders’ Fees. Except for RBC Capital Markets, LLC, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.16 No Additional Representations; Inspection. Each of Buyer and MergerCo acknowledges and agrees that it (a) has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the Company’s business, assets, condition, operations and prospects of the Company and its Subsidiaries, (b) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials provided or made available to Buyer or any of its respective directors, officers, employees, equityholders, agents, representatives, Debt Financing Sources or Affiliates by or on behalf of the Company and (d) has been provided an opportunity to ask questions of and receive answers from the Company with respect to such information, documents and other materials. In entering into this Agreement, each of Buyer and MergerCo has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in this Agreement or the Company Disclosure Letter, and each of Buyer and MergerCo acknowledges that, except for the representations and warranties set forth in this Agreement or the Company Disclosure Letter, (x) none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective directors, officers, employees, equityholders, agents, representatives, Debt Financing Sources or Affiliates or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its directors, officers, employees, equityholders, agents, representatives, Debt

Financing Sources or Affiliates and (y) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by the Company or any of its Subsidiaries or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives or any other person.

ARTICLE 4

Certain Covenants

Section 4.1 Conduct of the Business.

(a) Conduct of Business of the Company. From the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement (including, for the avoidance of doubt, Section 1.7(f)(iv), Section 4.13 and Section 4.19), as required by Law or as set forth in Section 4.1(a) of the Company Disclosure Letter or otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, the Company shall and shall cause its Subsidiaries to (a) conduct their respective businesses in the ordinary course in substantially the same manner as currently conducted and (b) use commercially reasonable efforts to (i) preserve substantially intact their respective business organizations and (ii) preserve their material assets and material properties, and the Company shall not and shall not permit any of its Subsidiaries to:

(i) amend or otherwise change its certificate of incorporation or by-laws or take or authorize any action to wind up its affairs or dissolve;

(ii) (A) amend in any respect or terminate any Company Benefit Plan or collective bargaining agreement or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan, including the entry into any new employment Contracts or the renewal of any employment contract with any employees, provided that the Company may renew employment Contracts with employees if such renewals are consistent with the Company’s 2016 annual budget, which has been provided to Buyer prior to the date hereof and which reflects the actions taken by the Company in 2016 prior to the date hereof to reduce costs, including staff reductions, (B) take any action to increase the rate of compensation or accelerate the vesting or payment of compensation or benefits payable or to become payable to any of its current or former employees, officers or other individual service providers, (C) grant any severance or termination payments or benefits to any of its current or former employees or other individual service providers, or (D) grant or materially amend the terms of any equity based awards (with respect to equity securities of the Company or any of its Subsidiaries) granted to any current or former employees, officers or other individual service providers, other than, in each case, to the extent required under any Company Benefit Plan in effect on the date hereof or by applicable Law;

(iii) hire any officer of the Company;

(iv) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to, issuing, selling, transferring, granting, delivering or authorizing, propose agree to or commit to the issuance or sale of, or redeem, repurchase or otherwise acquire any securities of the Company or any of its Subsidiaries or securities convertible into, or exchangeable or exercisable for, any such securities or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company or any of its Subsidiaries;

(v) sell, assign, transfer, pledge, dispose of, lease, license, mortgage, encumber, abandon, dedicate to the public, permit to lapse or fail to maintain or grant any Lien (other than a Permitted Lien) on, any of its material property or assets, in each case, except for the sale of property or assets that are obsolete in the ordinary course of business consistent with past practice;

(vi) make any change to its accounting policies, methods, procedures or practices, except as required by GAAP or applicable Law;

(vii) make, change or revoke any material accounting method for federal income tax purposes or any material election in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim, assessment or collection of Taxes, file any amended material Tax Return or take any other action with respect to Taxes that would reasonably be expected to materially increase the present or future Tax liability or materially decrease any present or future Tax asset of the Buyer or any of its Affiliates (including the Taxpayers) on or after the Closing Date;

(viii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(ix) assume, amend, modify, renew, extend, waive any material provisions of or terminate any Company Material Contract or any agreement that provides for aggregate payments to the Company or its Subsidiaries of more than $300,000 during any 12-month period;

(x) enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof or any agreement that provides for aggregate payments to the Company or its Subsidiaries of more than $300,000 during any 12-month period;

(xi) incur, create, assume or otherwise become liable for any Indebtedness (other than drawings under the Company’s current credit facilities to fund the Company’s and its Subsidiaries’ payroll requirements and related taxes and expenses which will be paid off at the Effective Time) or issue any debt securities or, assume or guarantee or endorse the obligations of any Person (other than a Subsidiary of the Company);

(xii) (A) declare, set aside or pay any dividend or other distribution (whether in stock or property) in respect of, or make any other actual, constructive or deemed distribution with respect to, its capital stock, except dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or any of the Company’s other direct wholly-owned Subsidiaries, or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(xiii) make or commit to make any capital expenditures or commitments for capital expenditures in excess of $500,000 in the aggregate in any calendar quarter (or incur any obligations or liabilities in connection therewith);

(xiv) forgive, cancel or compromise any non-de minimis debt or claim, or waive or release any right of non-de minimis value;

(xv) fail to pay or satisfy when due any liability of the Company or any of its Subsidiaries in excess of $50,000 (other than any such liability that is being contested in good faith);

(xvi) (A) modify any Company FCC Licenses or surrender, allow to terminate, or fail to renew any Company FCC License, (B) apply to the FCC for any license, authorization, or take any other action before the FCC, that would reasonably be expected to materially restrict the present operations of the Company or any of its Subsidiaries, (C) fail to remain qualified under the Communications Laws to perform its obligations hereunder, hold the Company FCC Licenses, and own and operate the facilities authorized thereby or (D) apply to the FCC for any construction permit that would materially restrict the Company’s present operations;

(xvii) settle or compromise (i) any pending or threatened Litigation relating to this Agreement or the transactions contemplated hereby or (ii) any other Litigation (A) having a value or in an amount in excess of $150,000, except as required under the terms of applicable insurance policies where the liability of the Company and its Subsidiaries, in the aggregate, in respect thereof does not exceed the portion of the applicable deductible under such insurance policy required to be paid by the Company or its Subsidiaries, or (B) involving equitable relief to be imposed on the Company, its Subsidiaries or any of their respective assets;

(xviii) acquire (by merger, consolidation or acquisition of stock, securities or assets or otherwise) any interest in any Person, any business or any assets with a value in excess of $10,000, excluding (A) acquisitions of assets in the ordinary course of business or pursuant to the Company’s 2016 annual budget which has been provided to Buyer prior to the date hereof and (B) capital expenditures made in accordance with Section 4.1(a)(xiii);

(xix) make any loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary of the Company), except for reasonable expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries; or

(xx) (A) make any material change in the buildings, leasehold improvements, or fixtures of the Company or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice;

(xxi) terminate or permit any material Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any material Company Permit;

(xxii) make or commit to make any format changes at any Company Stations;

(xxiii) fail to maintain in full force and effect the insurance policies set forth on Section 2.19 of the Company Disclosure Letter;

(xxiv) exercise or fail to exercise any rights of renewal with respect to any Lease of Leased Real Property that by its terms would otherwise expire; or

(xxv) agree or commit to do any of the foregoing.

(b) Conduct of Business of Buyer. From the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, as required by Law, by a Governmental Authority of competent jurisdiction or by the rules or requirements of NASDAQ, or as set forth in Section 4.1(b) of the Buyer Disclosure Letter or otherwise requested or consented to in writing by the Company, which consent shall not be unreasonably conditioned, withheld or delayed, Buyer shall and shall cause its Subsidiaries to (a) conduct their respective businesses in the ordinary course in substantially the same manner as currently conducted and (b) use commercially reasonable efforts to (i) preserve substantially intact their respective business organizations and (ii) preserve their material assets and material properties, and Buyer shall not and shall not permit any of its Subsidiaries to:

(i) amend or otherwise change its certificate of incorporation or by-laws or take or authorize any action to wind up its affairs or dissolve;

(ii) issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to, issuing, selling, transferring, granting, delivering or authorizing, propose agree to or commit to the issuance or sale of, or redeem, repurchase or otherwise acquire any securities of Buyer or any of its Subsidiaries or securities convertible into, or exchangeable or exercisable for, any such securities (other than the issuance of shares of Buyer capital stock as Stock Consideration pursuant to this Agreement and grants of equity awards in the ordinary course of business consistent with past practice to employees or other service providers of Buyer or any of its Subsidiaries) or make any changes (by combination, reorganization or otherwise) in the capital structure of Buyer or any of its Subsidiaries;

(iii) make any material change to its accounting policies or practices, except as required by GAAP or applicable Law;

(iv) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of, or make any other actual, constructive or deemed distribution with respect to, its capital stock, except (x) dividends paid by a direct or indirect wholly-owned Subsidiary of Buyer to Buyer or any of Buyer’s other direct wholly-owned Subsidiaries and (y) Buyer’s routine quarterly dividend declared and paid in the ordinary course of business consistent with past practice, or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(vi) materially adversely modify any Buyer FCC Licenses or surrender, allow to terminate, or fail to renew any material Buyer FCC License, or fail to remain qualified under the Communications Laws to perform its obligations hereunder, hold the Buyer FCC Licenses, and own and operate the Buyer Stations;

(vii) acquire (by merger, consolidation or acquisition of stock, securities or assets or otherwise) any interest in any Person, any business or any assets with a value in excess of $10,000,000, excluding acquisitions of assets in the ordinary course of business and capital expenditures; or

(viii) agree or commit to do any of the foregoing.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, personnel, other facilities, books and records of the Company and its Subsidiaries, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and the Company’s Affiliates to cooperate with Buyer.

(b) From the date hereof until the Closing, Buyer shall, and shall cause each of its Subsidiaries to, (i) give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, personnel, other facilities, books and records of Buyer and its Subsidiaries, (ii) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Buyer and its Subsidiaries as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Buyer to cooperate with the Company.

(c) Anything to the contrary in Section 4.2(a) and Section 4.2(b) notwithstanding, (i) access rights pursuant to Section 4.2(a) and Section 4.2(b) shall be exercised during normal business hours, upon reasonable advance notice and in such manner as not to interfere unreasonably with the conduct of the Company’s or Buyer’s business, as applicable, (ii) the Company or Buyer, as applicable, may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a third party, (B) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws or fiduciary duty (it being agreed that, in the event that the exceptions set forth in clauses (A), (B) or (C) apply, the Company and Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the requesting party to evaluate any such information without jeopardizing such restrictions) and (iii) neither party nor any of its Affiliates or representatives shall have any obligation to provide the other party or its representatives access to the properties or assets of such party or its Subsidiaries to conduct any subsurface or Phase II environmental investigation, or sampling or testing of any environmental medium.

(d) All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as Evaluation Material (as defined in the Confidentiality Agreement, dated as of January 13, 2016, between the Company and Buyer (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate and shall have no further force or effect.

(e) All information provided to the Stockholders pursuant to this Section 4.2 prior to the Closing shall be held by the Stockholders as Evaluation Material (as defined in the Confidentiality Agreement, dated as of March 2, 2016, between the Company and Buyer (the “Buyer Confidentiality Agreement”)) and shall be subject to the Buyer Confidentiality Agreement, the terms of which are incorporated herein by reference. The Buyer Confidentiality Agreement shall continue in full force and effect until the second anniversary of the date hereof, at which time it shall automatically terminate and shall have no further force or effect.

Section 4.3 Efforts to Close. Subject to the terms and conditions herein provided (including Section 4.4), each of Buyer, MergerCo and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6).

Section 4.4 Governmental Approvals; Third Party Consents.

(a) The Company and the Buyer Parties shall cooperate (i) to use reasonable best efforts to make as promptly as practicable all filings and applications with and to, and obtain, as promptly as practicable, all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement and (ii) to use commercially reasonable efforts to obtain, in form and substance reasonably acceptable to the other, consents from other Persons, if any, listed on Section 2.3 of the Company Disclosure Letter.

(b) In furtherance of the provisions set forth in Section 4.4(a), the Company and Buyer shall (i) file or cause to be filed as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods. In connection therewith, the Company and Buyer shall (A) furnish to the other party such reasonably necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, (B) subject to applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the timely offered views of such other party regarding such filing or submission, (C) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party, (D) not initiate any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 4.4(b) unless they have engaged in prior consultation with the other party and given the other party the opportunity to participate and (E) keep each other reasonably apprised of the status of any material communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority. All filing fees incurred in connection with the HSR Act will be split equally between Buyer and the Company.

(c) In furtherance of the provisions set forth in Section 4.4(a), as soon as practicable after the date of this Agreement, but no later than ten (10) Business Days following the execution and delivery of this Agreement,

Buyer and the Company shall, and shall cause their respective Subsidiaries to prepare and cooperate in submitting to the FCC applications seeking FCC consent to the transactions contemplated hereby (“FCC Applications”) and all other materials necessary and proper in connection with such FCC Applications. The FCC Applications shall include all necessary applications with the FCC to request consent to the assignment of the FCC licenses and authorizations set forth in Section 4.4(c) of Buyer’s Disclosure Letter to a qualified divestiture trust, in order to comply with the provisions of Section 73.3555(a) of the FCC’s rules (the “Divestiture Application”). Buyer and the Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to (i) prosecute the FCC Applications and obtain the FCC Consent as expeditiously as reasonably practicable, including the expeditious submission of any additional information requested by the FCC or required by applicable Law (whether through an amendment to the FCC Applications or otherwise), (ii) to the extent practicable, provide the other party with a reasonable opportunity to review and comment on any proposed submission to the FCC before it is filed, and any communication to the FCC before it is initiated, (iii) provide the other party with copies of any material written communications to or from the FCC with respect to the FCC Applications, and relay the substance of any oral communications from the FCC with respect to the FCC Applications expeditiously upon receipt, (iv) notify the other party or party as soon as reasonably practicable in the event it becomes aware of any other facts or circumstances that directly or indirectly may affect the issuance of the FCC Consent, (v) oppose any petitions to deny or other objections filed with respect to the FCC Applications and any requests for reconsideration or judicial review of the FCC Consent to the extent such petition, objection or request for reconsideration or review relates to such party and (vi) not knowingly take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Consent and its becoming a Final Order. Except as otherwise provided in this Agreement, each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of its respective portion(s) of the FCC Applications; however, the fees paid to the FCC in conjunction with the FCC Applications will be split equally between Buyer and the Company.

(d) Buyer agrees to take promptly all actions that are necessary or reasonably advisable or as may be required by any Governmental Authority to expeditiously consummate the transactions contemplated by this Agreement, including (A) committing to or effecting, by consent decree, hold separate orders, trust or otherwise, selling, licensing or otherwise divesting of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements, in each case so long as such actions would not result in a Material Adverse Effect or a Buyer Material Adverse Effect. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(e) Anything to the contrary in this Agreement notwithstanding, (i) nothing herein shall obligate or be construed to obligate Buyer, the Company or any of their respective Subsidiaries or Affiliates to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Contract and (ii) neither the Company nor any of its Subsidiaries will be permitted to waive any right, modify any Contract, or offer any accommodation or concession (financial or otherwise) to any third party (other than payments of de minimis amounts) in order to obtain the consent or approval of such third party under any Contract without the consent of Buyer. With respect to any Company Material Contract scheduled as an exception to Section 2.3, the Company, on the one hand, and Buyer, on the other hand, shall each cooperate in good faith and shall use commercially reasonable efforts to obtain any such consent prior to the Closing.

Section 4.5 Exclusive Dealing. Other than as contemplated by Section 4.13, during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take, nor shall it permit any of their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or respond to any proposals or inquiries from, or enter into any agreement with any Person (other than Buyer, MergerCo and/or their respective Affiliates) (or authorize or consent to any of the foregoing actions) concerning any direct or indirect purchase of beneficial ownership of any of the Company’s or any of its Subsidiaries’ equity securities or any merger, sale of substantial assets or similar transaction involving the Company and its Subsidiaries, other than assets sold in the ordinary course of business, in accordance with Section 4.1(a) (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that each of Buyer and MergerCo hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction. As of the date of this Agreement, the Company has terminated access to the electronic data room maintained by the Company and its advisors for every third party except Buyer, MergerCo and their respective Affiliates, officers, employees and advisors and has terminated any discussions regarding an Acquisition Transaction with any such third party and has requested that each such third party return to the Company or destroy all “Evaluation Material” (as such term is defined by the confidentiality agreement between the Company and such third party).

Section 4.6 Employees and Employee Benefits.

(a) For a period beginning on the Closing Date and continuing thereafter for 12 months (the “Continuation Period”), Buyer shall provide, or shall cause the Company and its Affiliates to provide, employees of the Company and its Subsidiaries as of the Closing who continue employment with the Company following the Closing (the “Company Employees”) with (i) rates of annual base salary or wage level and annual and target cash bonus opportunities disclosed to Buyer prior to the date hereof (excluding performance goals and the value of long-term incentives, to the extent applicable) that are at least equal to that provided to each such Company Employee by the Company or its Subsidiaries on the Closing Date, and (ii) subject to the requirements of Buyer’s group health and welfare plan, employee benefits (excluding long-term incentives, to the extent applicable) that are no less favorable than the benefits and terms and conditions provided to each such Company Employee by the Company or its Subsidiaries immediately prior to the Closing Date or provided to similarly situated employees of Buyer and its Affiliates; provided, however, that, subject to the other provisions of this Section 4.6, nothing herein shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to (A) terminate the employment of any Company Employee at any time, (B) change or modify the terms or conditions of employment for any Company Employee or (C) change or modify any employee benefit plan or arrangement.

(b) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Company and their respective Affiliates in which Company Employees may be eligible to participate during the Continuation Period (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Company and its Affiliates as of the Closing under similar or comparable Company Benefit Plans (including for purposes of eligibility participation, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit and shall not enable any Company Employee to be entitled to receive any benefit under the New Benefit Plans that would exceed any limitation of general application thereunder. In addition, and without limiting the generality of the foregoing, during the Continuation Period, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing, each Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer, the Company and its Subsidiaries shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan as of the Closing Date. During the Continuation Period, Buyer, the Company and its Subsidiaries shall, to the extent permitted by applicable Law (including, but not limited to ERISA), use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year in which the Company Employee participates in the Old Benefit Plans and ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) With respect to any Company Employee whose employment is terminated by Buyer during the Continuation Period or by the Company or any of their respective Affiliates during the Continuation Period, Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Company Employee, which shall be determined and payable in accordance with the severance benefit plan or agreement maintained by the Company or any of its Affiliates for the benefit of such Company Employee immediately prior to the Closing Date, taking into account such Company Employee’s period of continuous service with the Company, Buyer and their respective Affiliates immediately prior to such termination in determining the amount of severance benefits payable.

(d) This Section 4.6 shall be binding upon and inure to the benefit of each of the parties to this Agreement, and nothing in this Section 4.6, express or implied, shall confer on any other Person any rights or remedies of any nature whatsoever. Nothing contained in this Section 4.6 shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 4.6 shall not create any right in any Company Employee or any other Person to any continued employment with the Company, Buyer or its Affiliates or any other Person or compensation or benefits of any nature or kind whatsoever.

Section 4.7 Director and Officer Liability, Indemnification and Insurance.

(a) Buyer and MergerCo agree that all rights to indemnification or exculpation now existing in favor of the current and former directors, officers, employees and agents of the Company and each of its Subsidiaries, as provided in their respective Organizational Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect until the sixth anniversary of the Effective Time and that the Company and its Subsidiaries will perform and discharge their respective obligations to provide such indemnity and exculpation after the Merger. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Surviving Corporation shall advance reasonable and documented out-of-pocket expenses actually incurred in connection with such indemnification as provided in such entity’s Organizational Documents or other applicable agreements; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification or to the extent otherwise required by Law. For a period of six years from the Effective Time, the indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by applicable Law.

(b) Prior to or at the Closing, the Company shall purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies as of the date hereof or at the Effective Time with respect to matters occurring prior to the Effective Time. Such policy shall provide coverage that is at least equal to the coverage provided under the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance policies, underwritten by one or more insurers with an A.M. Best rating no less than the A.M. Best rating of the insurers of the current policies. Each of the Company and Buyer shall pay 50% of the costs of such “tail” policy for such six-year period. Following the Closing, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall maintain in effect for a period of six years after the Effective Time without any lapses in coverage, such policy in full force and effect and continue to honor the obligations thereunder.

(c) The directors, officers, employees and agents of the Company and each of its Subsidiaries entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.7 are intended to be third-party beneficiaries of this Section 4.7. For the avoidance of doubt, this Section 4.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

Section 4.8 Financing.

(a) Buyer shall use its reasonable best efforts to take and cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter as promptly as practicable taking into account customary blackout periods, but in any event, on or prior to the End Date, including (i) maintaining in effect the Commitment Letter in accordance with its terms, (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Agreements”) on terms and conditions (including, as necessary, the “flex” provisions contained in any related fee letter) that are no less favorable to Buyer in the aggregate than those contained in the Commitment Letter (taking into account the exercise of such “flex” provisions), (iii) satisfying all conditions applicable to Buyer or Merger Sub in the Commitment Letter and the Definitive Agreements at or prior to the Closing that are within Buyer’s or any of its Affiliates’ control (other than those conditions and obligations that are waived by the Debt Financing Sources) and otherwise complying with its obligations thereunder and (iv) enforcing its rights under the Commitment Letter. In the event that all conditions contained in any Commitment Letter and Sections 6.1 and 6.2 of this Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or waived, Buyer shall use reasonable best efforts to cause the Debt Financing Sources to comply with their respective obligations, including to fund the Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Buyer shall give the Company prompt notice of (x) any material breach by any party to the Commitment Letter or any Definitive Agreement of which Buyer has become aware or (y) or any termination of the Commitment Letter.

(i) Buyer shall not, without the prior written consent of the Company: (A) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, modification, waiver or remedy (i) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (ii) reduces the amount of the Financing, (iii) adversely affects the ability of Buyer to enforce its rights against the Debt Financing Sources party to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against such Debt Financing Sources party to the Commitment Letter as in effect on the date hereof or in the Definitive Agreements or (iv) could otherwise reasonably be expected to prevent, substantially impede or substantially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided that, for the avoidance of doubt, Buyer may without the prior written consent of the Company amend the Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement (with any reference in this Agreement to the “Debt

Financing Sources” being deemed to include such additional parties) or (B) terminate the Commitment Letter. Buyer shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement after their execution.

(ii) In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Buyer will (1) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing and any cash-on-hand of Buyer and its Subsidiaries, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) on terms and conditions that are no less favorable, in the aggregate, to Buyer or the Company than those contained in the Commitment Letter from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Financing and (2) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question). Buyer shall provide the Company with prompt notice of (1) any material breach or default by any party to the Commitment Letter or the Definitive Agreements of which Buyer has become aware and (2) the receipt of any written notice or other written communication from any Debt Financing Source with respect to any breach, default, termination or repudiation by any party to the Commitment Letter or the Definitive Agreements of any provision thereof, in each case, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Financing. Buyer shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Buyer with this Section 4.8(a) shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b) Prior to the Closing, the Company shall use its reasonable best efforts to take and cause its Subsidiaries and its representatives to, provide, such cooperation as may be reasonably requested by Buyer in connection with and necessary for the arrangement of the Financing, including (i) upon reasonable advance notice by Buyer, participating at a reasonable time in a customary bank meeting with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the members of senior management of the Company, (ii) reasonably facilitating the pledging of collateral as may be reasonably requested by Buyer or the Debt Financing Sources and to provide guarantees and security documents and other customary deliverables of the Company or its Subsidiaries (excluding for the avoidance of doubt, any solvency certificate), provided that any related obligation shall be effective no earlier than the Effective Time, (iii) furnishing Buyer and the Debt Financing Sources as promptly as reasonably practicable following the delivery of a written request therefor to the Company by Buyer (which notice shall state with specificity the information requested) with such financial and other information regarding the Company as is customarily required of a subsidiary in connection with the execution of financings of a type similar to the Financing and as is reasonably requested by Buyer to consummate any portion of the Financing (provided that the Company will have no obligation to prepare pro forma financial information or post-closing financial information), (iv) assisting Buyer with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary for any portion of the Financing, (v) cooperating with Buyer’s legal counsel with respect to any legal opinion that such legal counsel may be required to deliver in connection with the Financing by providing necessary supporting documentation, backup certificates, organizational documents, good standings and incumbency certificates, (vi) reasonably cooperating with the marketing efforts of Buyer and the Debt Financing Sources for all or any portion of the Financing, (vii) using reasonable best efforts to provide (A) documents reasonably requested by Buyer or the Debt Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters, lien releases and termination statements, and (B) documentation and other information required by applicable bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (viii) cooperating with the Debt Financing Sources’ due diligence investigation, to the extent customary and reasonable; it being understood that the Company shall have satisfied its obligations set forth in clauses (i) through (viii) of this sentence unless there has occurred a willful and material breach of the Company’s or its Subsidiaries’ obligations under this Section 4.8(b). The foregoing notwithstanding, (A) neither the Company nor its Subsidiaries, nor any Persons who are directors of the Company or its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement that is effective prior to the Effective Time or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Effective Time, (B) no obligation of the Company or any of its Subsidiaries or any of their respective representatives undertaken pursuant to the foregoing shall be effective until the Effective Time and (C) none of the Company or its Subsidiaries nor any of their respective representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer in connection with the Financing prior to the Closing. Nothing contained in this Section 4.8(b) otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses, including all reasonable and documented out-of-pocket fees and expenses of counsel and other advisors, incurred by the Company, its Subsidiaries or their respective representatives in connection with the cooperation contemplated by this Section 4.8 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Buyer pursuant to this Section 4.8(b) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent such losses arose out of or result from the fraud of the Company, any of its Subsidiaries or any of their respective representatives.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

Section 4.9 Notice of Certain Events. During the period between the date hereof and the Closing, each of the Company and Buyer shall promptly notify the other of: (a) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any Litigation commenced or, to the Knowledge of the Company or Buyer, as applicable, threatened that (1) if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to this Agreement or (2) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby and (d) any (1) inaccuracy of any representation or warranty contained in this Agreement or (2) failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions to the other party’s obligation to close set forth in Article 6 not to be satisfied; provided, however, that failure of the Company or Buyer to give such notice shall not constitute a breach of this Agreement and shall not affect the other party’s obligations to close the transactions contemplated hereby.

Section 4.10 Control of Company Stations. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Company’s business prior to Closing. Consistent with the Communications Laws, control, supervision and direction of the operation of the Company’s business prior to Closing shall remain the responsibility of the holders of the Company FCC Licenses.

Section 4.11 Public Announcements. Except as required by applicable Law or the rules or regulations of any applicable stock exchange or Governmental Authority to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with and allow the other party reasonable time to comment on such release or announcement in advance of such issuance, neither Buyer nor the Company shall make, or permit any of its Affiliates or representatives to make, any public announcement in respect of this

Agreement or the transactions contemplated hereby without the prior written consent of the other party. The parties shall mutually agree upon a joint press release to be issued on the date hereof and at the Closing regarding the transactions contemplated by this Agreement.

Section 4.12 Further Assurances. From time to time after the Closing Date, at the request of another party, without further consideration, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 4.13 Post-Signing Restructuring Actions. Prior to the Closing Date, the Company shall undertake any and all steps necessary or advisable to:

(a) consummate (i) the sale of the radio towers owned by the Company and its Subsidiaries set forth on Section 4.13(a) of the Company Disclosure Letter (the “Towers”) and, to the extent set forth on Section 4.13(a) of the Company Disclosure Letter, the related real property (the “Tower Disposition”) or (ii) if the Tower Disposition does not occur prior to the Closing Date, the distribution of the Towers (and to the extent contemplated by Section 4.13(a) of the Company Disclosure Letter, the related real property) to the Stockholders, in which event, the Stockholders shall use their commercially reasonable efforts to consummate the Tower Disposition as promptly as practicable; provided, that (x) the Company shall not include any rights of indemnification against the Company, the Surviving Corporation, Buyer or any of their respective Subsidiaries in any agreement or conveyance document to be entered into in connection with the Tower Disposition and (y) promptly following the date hereof, and in any event prior to the earlier of 30 days following the date hereof and the consummation of the Tower Disposition, the Company shall enter into agreements between the Company, on the one hand, and its applicable Subsidiary that owns each Tower or related real property, on the other hand, which agreements will be transferred to the buyer in the Tower Disposition, pursuant to which the Towers following the consummation of the Tower Disposition, shall have approximately the estimated revenues, costs and expenses set forth on Section 4.13(a) of the Company Disclosure Letter and shall contain other terms and conditions reasonably acceptable to Buyer and consistent with Section 4.13(a) of the Company Disclosure Letter; and

(b) consummate the sale or winddown of the newspaper business operated by the Company and its Subsidiaries, located in New Jersey (the “Newspaper Disposition”); provided, that the Company shall not include any rights of indemnification against the Company, the Surviving Corporation, Buyer or any of their respective Subsidiaries in any agreement or document to be entered into in connection with the Newspaper Disposition. In all cases, the Stockholders shall be entitled to receive 100% of the net cash proceeds from the Newspaper Disposition, whether or not the Newspaper Disposition is consummated prior to Closing. Any net cash proceeds from the Newspaper Disposition received by the Company and or Surviving Corporation after the Closing will be paid promptly by Buyer to the Stockholders in cash in immediately available funds to the accounts designated by the Stockholders Representative.

Section 4.14 Information Statement. As soon as practicable, and in any case, no later than 10 Business Days following delivery by the Company to Buyer of an unaudited consolidated balance sheet, changes in stockholders equity and statements of income and cash flow of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2016 (the “June 2016 Interim Financial Statements”), Buyer shall prepare and file a preliminary copy of the Information Statement with the SEC. The Company shall furnish all information concerning the Company and its Affiliates to Buyer as may be required, and provide such other assistance, as may be reasonably requested, in connection with the preparation and filing of the Information Statement, including providing to Buyer no later than 60 days following the last day of such quarter (and using its reasonable best efforts to provide to Buyer no later than 45 days following the last day of such quarter) the June 2016 Interim Financial Statements. Buyer shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement, and Buyer shall promptly provide the Company with copies of all correspondence between it (or its representatives), on one hand, and the SEC, on the other hand. Buyer shall respond as promptly as practicable to any comments from the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing the Information Statement or mailing the Information Statement or responding to any comments of the SEC with respect thereto, Buyer (i) shall provide the Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by the Company. If at any time prior to the Effective Time any information relating to Buyer or the Company, or any of their respective Affiliates, officers or directors, should be identified by Buyer or the Company that should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Buyer. Buyer shall cause the Information Statement to be mailed to holders of shares of capital stock of Buyer as promptly as practicable after the date on which the SEC confirms it has no more comments on the Information Statement. Buyer makes no representation or warranty with respect to any statements included in the Information Statement supplied by or on behalf of the Company specifically for inclusion therein.

Section 4.15 NASDAQ Listing. Buyer shall as promptly as reasonably practicable (a) following the date hereof with respect to the Buyer Common Shares to be issued to the Continuing Stockholders as Common Stock Consideration and (b) following the final determination of the Actual Adjustment Amount and following the final determination of the Actual Tower Adjustment Amount with respect to any Buyer Common Shares to be issued to the Stockholders as Additional Shares, prepare and submit to NASDAQ, a listing application covering such Buyer Common Shares, and shall use its reasonable best efforts to obtain, prior to the Closing in the case of Buyer Common Shares referred to in clause (a) of this sentence, and as promptly as practicable following the final determination of the Actual Adjustment Amount and following the final determination of the Actual Tower Adjustment Amount in the case of Buyer Common Shares referred to in clause (b) of this sentence, approval for the listing of such Buyer Common Shares on NASDAQ, subject to official notice of issuance to NASDAQ, and the Company shall reasonably cooperate with NASDAQ with respect to the listing referred to in clause (a) of this sentence.

Section 4.16 Resignation of Directors. At the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer of the resignation, as specified by Buyer at least five Business Days in advance of the Closing, of the directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

Section 4.17 Payoff Letters. At or prior to the Closing, the Company shall provide Buyer with executed payoff letters in customary form which provide for the satisfaction and discharge of all obligations in respect of all such Indebtedness, including the termination of all related commitments and the release of all related guarantees and Liens, reasonably acceptable to Buyer relating to Indebtedness that is contemplated to be repaid at the Closing of the Company and its Subsidiaries as set forth on Section 4.17 of the Company Disclosure Letter.

Section 4.18 Title Insurance, Surveys and Lien Search.

(a) With respect to each parcel of the Real Property, Buyer may obtain at Buyer’s own expense: (i) preliminary reports on title covering a date subsequent to the date hereof, issued by Buyer’s title company (“Title Company”) containing a commitment (the “Title Commitment”) of the Title Company to issue one or more (as appropriate) ALTA owner’s or lessee’s title insurance (and corresponding mortgagee’s, if applicable) policies (or updates to existing ALTA owner’s or lessee’s title insurance policies) insuring the fee simple or leasehold interest of the Company in such parcels of Real Property, and (ii) copies of all documents, filings and information disclosed in the Title Commitment. Upon Buyer’s request, the Company shall reasonably cooperate with Buyer in obtaining a Title Commitment by delivering to Buyer copies of any prior title reports, title policies, boundary surveys, as-built surveys, property tax bills and any other documents relating to any portion of the Real

Property that are in the Company’s possession and reasonably necessary for obtaining a Title Commitment; provided, however, that in no event shall the Company be required to provide any certificates, affidavits, indemnities or other materials to the Title Company.

(b) With respect to each parcel of the Real Property, the Company and its Subsidiaries shall provide access to the Real Property to the extent required by Section 4.2 to enable Buyer, at Buyer’s election and expense, to seek a boundary survey, as-built survey or of similar depiction (which Buyer shall be entitled to determine) of the Owned Real Property and (to the extent the prior consent of the owner(s) of the Leased Real Property (or such other party whose consent is required) has been obtained, which consent the Company shall use commercially reasonable efforts to obtain at Buyer’s request) the Leased Real Property (the “Survey”). Buyer will indemnify the Company prior to the Closing for any damages arising out of or related to the preparation of any Survey (which, for the avoidance of doubt, shall not include damages related to matters disclosed therein), including any claim asserted by the owner of any Leased Real Property, except to the extent of the gross negligence or willful misconduct of the Seller Indemnified Parties or any owner of any Leased Real Property.

(c) The parties understand and agree that the procedures outlined in this Section 4.18 shall in no event delay the Closing or affect the conditions to Closing set forth in this Agreement, and shall in no way affect the representations, warranties, covenants or agreements of the Company set forth in this Agreement.

Section 4.19 Expense Reductions.

(a) The Company shall, prior to Closing, use commercially reasonable efforts to cooperate with Buyer to identify certain actions to be taken by the Company and its Subsidiaries, including staff reductions, to reduce the Company’s expenditures following the Closing (the “Expense Reduction Actions”). The Company shall consider in good faith any reasonable request by Buyer to implement any Expense Reduction Actions immediately at or prior to the Closing; provided, that in no event will the taking of any such Expense Reduction Actions be a condition to Buyer’s obligation to consummate the Closing. Notwithstanding the foregoing, to the extent that the Company does not complete the Expense Reduction Actions set forth on Section 4.19(a) of the Company Disclosure Letter prior to Closing and Buyer notifies the Company prior to the Closing of its intent to complete such Expense Reduction Actions following the Closing and completes such Expense Reduction Actions immediately following the Closing, any severance or other payment obligations of Buyer, the Company or any of its or their Subsidiaries that arise with respect to such Expense Reduction Actions and are based on the plans, agreements, programs and arrangements of the Company applicable to any such severance or other payment obligations immediately prior to the Closing shall be Severance Payments for purposes of this Agreement.

(b) Buyer and the Company agree that, to the extent Buyer delivers to the Company, at least three Business Days prior to the Closing, a schedule setting forth a list of corporate and senior management employees that Buyer intends to terminate immediately following the Closing and accordingly terminates any such individuals immediately following the Closing, any severance or other payment obligations of Buyer, the Company or any of its or their Subsidiaries that arise with respect to such terminations and are based on the plans, agreements, programs and arrangements of the Company applicable to any such severance or other payment obligations immediately prior to the Closing shall be Severance Payments for purposes of this Agreement and such individuals shall not be Company Employees for purposes of this Agreement.

Section 4.20 Updated Financial Information. During the period from the date of this Agreement through the Closing Date, (a) with respect to each month ending after the date of this Agreement (other than a quarter end), promptly (but in no event later than 25 days following the last day of such month) the Company shall use reasonable best efforts to deliver to Buyer consolidated balance sheet and statements of income for the Company and its Subsidiaries for the period then ended in the form set forth on Section 4.20 of the Company Disclosure Letter and (b) with respect to each quarter ending after the date of this Agreement, promptly (but in no event later than 60 days following the last day of such quarter) the Company shall use reasonable best efforts to deliver to Buyer an unaudited consolidated balance sheet and statements of income, stockholder’s equity and cash flow of the Company and its Subsidiaries as of and for the quarter then ended; provided, however, that notwithstanding the time periods set forth in this Section 4.20, the Company shall use its reasonable best efforts to provide the information to be provided pursuant to (x) this Section 4.20(a) no later than 20 days following the last day of such month and (y) this Section 4.20(b) no later than 45 days following the last day of such quarter. The information provided pursuant to (i) this Section 4.20(a) shall accurately reflect in all material respects the books and records of the Company and its Subsidiaries and (ii) this Section 4.20(b) shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and for the absence of footnotes and other presentation items and for normal year-end adjustments which are not expected to be material in the aggregate) and shall accurately reflect the books and records of the Company and its Subsidiaries and present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries at and for such periods.

Section 4.21 Social Media. The Company shall use commercially reasonable efforts to provide Buyer, on or prior to the Closing Date, a list that sets forth the usernames and accounts that are registered, operated or controlled by or on behalf of the Company or any of its Subsidiaries on Twitter, Facebook, MySpace, Reddit, YouTube, SecondLife, LinkedIn, Instagram, Google+, Pinterest, Tumblr, Vimeo, Vine, Wordpress and other social media and similar online or digital communities or networks and that are material to the business of the Company or any of the Company Stations.

Section 4.22 Representation and Warranty Insurance. Buyer shall use reasonable best efforts as may be necessary to obtain a R&W Policy as contemplated by this Section 4.22, including (i) providing, as promptly as practicable, financial and other information relating to Buyer, the Company and their respective Subsidiaries to the applicable insurance broker or provider including information regarding the business, operations, financial projections and prospects of Buyer, the Company and their respective Subsidiaries that is customary for the underwriting of such policies or reasonably necessary for the issuance of a R&W Policy; (ii) participating in a reasonable number of meetings with such insurer as are reasonably necessary for the issuance of a R&W Policy and (iii) executing and delivering all documents, instruments, certificates and other writings required to be executed and delivered by it under the R&W Policy at or prior to the Closing, including to the extent required to satisfy any conditions to the effectiveness thereof or the coverage to be provided thereby. The Company shall use reasonable best efforts to provide cooperation with respect to the foregoing, including providing, as promptly as practicable, financial and other information relating to the Company and its Subsidiaries to the applicable insurance broker or provider including information regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries that is customary for the underwriting of such policies or reasonably necessary for the issuance of a R&W Policy.

ARTICLE 5

Tax Matters

Section 5.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the acquisition of Company Stock by the Buyer as provided in Article 1 (including any real property transfer Tax and any similar Tax) shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, the Stockholders shall pay or cause to be paid when due any such Taxes and fees incurred in connection with the Newspaper Disposition and shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and fees; provided that, notwithstanding anything to the contrary in this Agreement, if any such Taxes and fees (including costs and expenses associated with preparing any such Tax Returns and other documentation) are not paid prior to the Closing, such Taxes, fees, costs and expenses shall be accrued as a Current Liability in the determination of Net Working Capital.

Section 5.2 Books and Records; Cooperation. Buyer and the Surviving Corporation, on the one hand, and Stockholders and the Stockholders’ Representative, on the other hand, shall (and shall cause their respective Affiliates to) (i) provide the other party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The Stockholders’ Representative shall be responsible for preparing and filing any S-Corp Tax Return required to be filed and due after the Closing Date and shall prepare any such S-Corp Tax Return consistent with the past practices of the Company, except as otherwise required by law. The Stockholders’ Representative shall deliver a draft of any S-Corp Tax Return to the Buyer sufficiently in advance of the due date for filing to permit the Buyer a meaningful opportunity to review and comment on such S-Corp Tax Return, and the Stockholders’ Representative shall consider in good faith any reasonable comments of the Buyer thereon. Notwithstanding anything to the contrary in this Agreement, the Stockholders shall be responsible for the costs and expenses of preparing any S-Corp Tax Return required to be filed and due after the Closing Date.

Section 5.3 Tax Matters. Buyer shall promptly notify the Stockholders’ Representative and the Stockholders’ Representative and each of the Stockholders shall promptly notify Buyer after receipt by any of Buyer, a Stockholder, the Stockholders’ Representative, the Surviving Corporation or any of its Affiliates, as applicable, of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, redetermination, inquiry or proceeding relating to any S-Corp Tax Return (“Tax Matters”). Buyer shall be entitled to control all Tax audits or examinations or notices of deficiencies or other adjustments, assessments, redeterminations, inquiries or proceedings relating to Tax matters of Buyer or any of its Affiliates (including the Company and its Subsidiaries), provided, however, the Stockholders’ Representative shall be entitled to participate in the defense of any Tax Matter regarding S-Corp Tax Liabilities and to employ counsel and other advisors of its choice with respect to such participation; provided further that, at Buyer’s sole election, the Stockholders’ Representative shall control any such Tax Matter and Buyer shall be entitled to participate in the defense of such Tax Matter and to employ counsel and other advisors of its choice with respect to such participation. Buyer and the Stockholders’ Representative, as applicable, shall provide the other party with copies of all correspondence, notices or other written materials received from any Governmental Authority and shall otherwise keep the other party advised of significant developments in any Tax Matter, and of significant communications involving representatives of Governmental Authorities. With respect to any Tax Matter that Buyer controls, Buyer shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) to the extent such concession, settlement or compromise could reasonably be expected to affect adversely any Stockholder or any of their respective Affiliates without the consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax Matter that Stockholders’ Representative controls, Stockholders’ Representative shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) to the extent such concession, settlement or compromise could reasonably be expected to affect adversely Buyer or any of its Affiliates (including the Company and its Subsidiaries) without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.4 Actions on the Closing Date. Other than any action undertaken by or at the direction of Buyer, no Taxpayer shall take any action on the Closing Date outside the ordinary course of business that would reasonably be expected to increase the present or future Tax liability or decrease any present or future tax asset of Buyer or any of its Affiliates with respect to a taxable period that ends after the Closing.

ARTICLE 6

Conditions Precedent

Section 6.1 Conditions to Obligations of the Buyer Parties and the Company. The obligations of the Buyer Parties and the Company to consummate the transactions contemplated hereby, including the Merger, shall be subject to the fulfillment or waiver (where permitted) as of the Closing of all of the following conditions:

(a) The notifications of Buyer and the Company applicable to the consummation of the transactions contemplated hereby pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(b) (i) The FCC Consent shall have been granted and be in full force and effect, shall have become a Final Order, and shall contain no provision that, if implemented, would result in a Material Adverse Effect or a Buyer Material Adverse Effect, and (ii) any conditions precedent to the Closing imposed by the FCC in the FCC Consent shall have been satisfied. Solely for the purpose of the condition set forth in this Section 6.1(b), any requirements to consummate the transaction contemplated by the Divestiture Application concurrently with the consummation of the Merger, or any conditions on the grant of the Divestiture Application imposing on a divestiture trustee an obligation to divest any of the licenses set forth in Section 4.4(c) of Buyer’s Disclosure Letter within a specific period of time following the Closing shall not be considered in the determination of whether a Material Adverse Effect or a Buyer Material Adverse Effect would result from any provision in the FCC Consent;

(c) The Stockholder Approval shall have been validly obtained under the DGCL and the Company’s Organizational Documents;

(d) The Buyer Stockholder Approval shall have been validly obtained under the DGCL and Buyer’s Organizational Documents; and

(e) Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Governmental Authority of competent jurisdiction or made illegal by any applicable Law.

Section 6.2 Conditions to Obligations of the Buyer Parties. The obligation of Buyer Parties to consummate the transactions contemplated hereby, including the Merger, shall be subject to the fulfillment or waiver (where permitted) as of the Closing of all of the following additional conditions:

(a) (i) The representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.4 and Section 2.20 shall be true and correct, except for de minimis inaccuracies at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date, (ii) the representation and warranty of the Company set forth in Section 2.9(ii) shall be true and correct in all respects as of the date of this Agreement and (iii) the other representations and warranties of the Company set forth in Article 2 hereof shall be true and correct at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein), has not had, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing; including, but not limited to, that the Company shall have performed and complied in all respects with its covenants and obligations required pursuant to Section 4.13;

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(d) The Company shall have delivered to Buyer the following:

(i) a certificate and notice, meeting the requirements of Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that interests in the Company, including the Company Stock, do not constitute “United States real property interests” under Section 897(c) of the Code; and

(ii) a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby, including the Merger, shall be subject to the fulfillment or waiver (where permitted) as of the Closing of all of the following additional conditions:

(a) (i) The representations and warranties of each Buyer Party set forth in Section 3.2(a), Section 3.9 and Section 3.16 shall be true and correct, except for de minimis inaccuracies at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date, (ii) the representation and warranty of Buyer set forth in Section 3.10(b) shall be true and correct in all respects as of the date of this Agreement and (iii) the other representations and warranties of the Buyer Parties set forth in Article 3 hereof shall be true and correct at and as of the date of this Agreement and the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein), has not had, individually or in the aggregate, a Buyer Material Adverse Effect;

(b) Each Buyer Party shall have each performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer Parties at or prior to the Closing;

(c) The Buyer Parties shall have delivered to the Company a certificate of an authorized officer of the Buyer Parties, dated as of the Closing Date, certifying the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) The Buyer Common Shares issuable to Stockholders as contemplated by this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(e) Buyer shall have delivered duly executed counterparts to the Investor Rights Agreement and Registration Rights Agreement from Buyer and each of the stockholders of Buyer party thereto, to each of the Continuing Stockholders.

ARTICLE 7

Termination

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of either of, or both of, the Stockholder Approval or the Buyer Stockholder Approval:

(a) by the written agreement of Buyer and the Company;

(b) by either Buyer or the Company by notice to the other party, if:

(i) the Closing shall not have been consummated on or before a date that is six months after the date hereof (subject to the next proviso to this clause (i), the “End Date”), provided, however, that if the conditions set forth in Section 6.1(a) or 6.1(b) (or, with respect to matters addressed in such Sections, Section 6.1(e)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article 6 have been or are capable of being satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the End Date shall automatically be extended to a date that is nine months after the date hereof; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a substantial cause of the failure of the Closing to be consummated by such time; or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining, restraining, or otherwise prohibiting either Buyer or the Company from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by Buyer, if duly executed Stockholder Written Consents evidencing Stockholder Approval have not been delivered to Buyer within 24 hours of the execution of this Agreement;

(d) by Buyer by notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d)(ii) not to be satisfied, and such breach (x) is incapable of being cured by the End Date or (y) has not been cured prior to the date that is thirty days from the date that the Company is notified by Buyer of such breach or failure to perform (which notice shall specify in reasonable detail the nature of such breach or failure); provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if any Buyer Party is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(e) by the Company, if duly executed Buyer Stockholder written consents evidencing Buyer Stockholder approval have not been delivered to the Company within 24 hours of the execution of this Agreement;

(f) by the Company by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of either Buyer Party set forth in this Agreement shall have occurred that would cause the condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) not to be satisfied, and such breach (x) is incapable of being cured by the End Date or (y) has not been cured prior to the date that is thirty days from the date that Buyer is notified by the Company of such breach or failure to perform (which notice shall specify in reasonable detail the nature of such breach or failure); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Company is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(g) by the Company by notice to Buyer, if (i) each of the conditions set forth Section 6.1 and Section 6.2, shall have been satisfied or waived (other than those conditions that, by their terms, may only be satisfied at the Closing or on the Closing Date, but such conditions must be capable of being satisfied on such date as if it were the Closing Date), (ii) the Company has provided to Buyer irrevocable written notice stating that the Company is ready, willing and able to consummate the Closing when required pursuant to Section 1.2 (and the Company actually stood ready, willing and able to consummate the transactions contemplated by this Agreement on that date) and (iii) Buyer shall have failed to consummate the Closing within three Business Days following the date the Closing should have occurred pursuant to Section 1.2 due to the failure of the Financing to be available;

(h) by Buyer or the Company if any application seeking the FCC Consent shall have been denied pursuant to a Final Order, granted subject to any condition that, if imposed, would result in a Material Adverse Effect or a Buyer Material Adverse Effect, or designated for hearing by the FCC or any subdivision thereof; or

(i) by the Company by notice to Buyer, if prior to Closing the 10-day volume weighted average price per share of Buyer’s common stock on NASDAQ (as reported by Bloomberg L.P. (or its successor)) is below $2.31.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to any other party except as provided in this Section 7.2, provided that, subject to Section 7.3, no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages for fraud in connection with this Agreement or the transactions contemplated hereby or willful breach of any covenant hereunder. The provisions of Sections 4.2(c) – (e), this Section 7.2, Section 7.3, Article 8 (other than Section 8.11), Section 9.1 and Section 9.2 shall survive any termination hereof pursuant to Section 7.1.

Section 7.3 Buyer Termination Fee.

(a) Notwithstanding anything to the contrary in this Agreement:

(i) in the event that the Company terminates this Agreement pursuant to Section 7.1(g) in any circumstance in which the Company would not have been able to terminate this Agreement pursuant to Section 7.1(f), then Buyer shall promptly, but in no event later than five Business Days, after the date of termination of this Agreement, pay by wire transfer of immediately available funds to an account designated by the Company, an amount in cash equal to $6,390,000.00 (the “Buyer Termination Fee”); or

(ii) in the event that the Company terminates this Agreement pursuant to (A) Section 7.1(f) or (B) Section 7.1(g) in any circumstance in which the Company could terminate this Agreement pursuant to Section 7.1(f), then Buyer shall promptly, but in no event later than five Business Days, after the date of termination of this Agreement, pay by wire transfer of immediately available funds to an account designated by the Company, an amount in cash equal to $12,780,000.00 (the “Breach Termination Fee”).

(b) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. If Buyer fails to pay the Buyer Termination Fee or Breach Termination Fee, as applicable, when due, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate of 5% per annum. If, in order to obtain such payment, the Company commences a suit that results in a judgment in favor of the Company for the payment of the Buyer Termination Fee or Breach Termination Fee, as applicable, Buyer shall pay to the Company its documented out-of-pocket costs and expenses (including documented reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that the payment by Buyer of the Buyer Termination Fee or Breach Termination Fee, as applicable, is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to the second sentence of Section 7.3(b), if Buyer fails to effect the Closing as required by this Agreement or otherwise breaches this Agreement or fails to perform hereunder then, except for claims under the Confidentiality Agreement and the Company’s right to seek specific performance of this Agreement by Buyer prior to termination of this Agreement, as provided for and subject to the limitations set forth in Section 8.11, the Company’s sole and exclusive remedy against the Buyer Parties, the Debt Financing Sources and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, the “Buyer Related Parties”

and, with respect to the Debt Financing Sources, such Persons collectively, the “Financing Source Parties”) for any damages relating to or arising out of this Agreement or the transactions contemplated hereby, including any breach of this Agreement by Buyer, the termination of this Agreement or the failure to consummate the transactions contemplated hereby, shall be to terminate this Agreement in accordance with this Article 7 and collect (i) from Buyer, the Buyer Termination Fee or Breach Termination Fee, as applicable, pursuant to Section 7.3(a), (ii) any interest and other amounts payable pursuant to Section 7.3(b) and (iii) any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.8, and upon payment of such amounts by Buyer, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any contract executed in connection herewith (excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby. In no event shall the Company be entitled to seek or obtain any recovery or judgment in excess of the Buyer Termination Fee or Breach Termination Fee, as applicable (plus, (A) in the case the Buyer Termination Fee or Breach Termination Fee is not timely paid, the amounts described in the second and third sentences of Section 7.3(b) and (B) any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.8) against any of the Buyer Related Parties or any of their respective assets, and in no event shall the Company be entitled to seek or obtain any other damages of any kind against any Buyer Related Party, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Buyer), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any Litigation under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 7.3(c) shall not limit the right of the Company to seek specific performance of this Agreement by Buyer prior to the termination of this Agreement pursuant to, and subject to the limitations in, Section 8.11; and provided, further, in no event will the Company be entitled to both (x) the payment of the Buyer Termination Fee or Breach Termination Fee, as applicable, and (y) specific performance of this Agreement pursuant to Section 8.11. In no event shall Buyer be required to pay (i) both the Buyer Termination Fee and the Breach Termination Fee or (ii) either of the Buyer Termination Fee or the Breach Termination Fee on more than one occasion. In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement, the payment of the Buyer Termination Fee or Breach Termination Fee, as applicable (plus, (A) in the case the Buyer Termination Fee or Breach Termination Fee is not timely paid, the amounts described in the second and third sentences of Section 7.3(b) and (B) any amounts payable pursuant to the reimbursement or indemnification obligations set forth in Section 4.8) pursuant to Section 7.3(a), which constitutes a reasonable estimate of the monetary damages that will be suffered by the Company by reason of any such breach, termination or failure, shall be in full and complete satisfaction of any and all monetary damages of the Company arising out of or relating to this Agreement, the transactions contemplated hereby (including, any breach by Buyer), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any Litigation under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 7.3(c) shall not limit the right of the Company to seek specific performance of this Agreement by Buyer pursuant to, and subject to the limitations in, Section 8.11. Notwithstanding anything herein to the contrary, the Company (and its stockholders, partners, members and Representatives) hereby waive from and after Closing any and all rights and claims against any Buyer Related Party (other than Buyer) in connection with this Agreement or the Commitment Letter, whether at Law or in equity, in contract, in tort or otherwise (other than with respect to the Investor Agreements).

ARTICLE 8

Miscellaneous

Section 8.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and other agreements of the Company contained in this Agreement, or in any instrument or certificate delivered by it at Closing, will survive the Closing or termination of this Agreement, and the Company shall not have any liability after the Closing in respect thereof, except for covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms.

Section 8.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic mail transmission) and shall be given:

if to either Buyer Party,

Beasley Broadcast Group, Inc.

3033 Riviera Drive, Suite 200

Fax: (239) 263-8191

Telephone: (239) 263-5000

Attention: Caroline Beasley; Joyce Fitch

E-mail: caroline@bbgi.com; joyce@bbgi.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

Fax: (202) 637-2201

Telephone: (202) 638-2200

Attention: Marc A. Granger

E-mail: marc.granger@lw.com

if to the Company,

Greater Media, Inc.

35 Braintree Hill Park, Suite 300

Fax: (781) 348-8671

Telephone: (781) 348-8600

Attention: Peter Smyth; Ellen Rubin

E-mail: psmyth@greatermedia.com; erubin@greatermedia.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention: Richard D. Bohm

E-mail: rdbohm@debevoise.com

if to the Stockholders’ Representative,

c/o oneQube

330 7th Avenue, 10th Floor

New York, NY 10001

Telephone: (212) 925-4492

Attention: Peter A. Bordes, Jr.

E-mail: pbordes@oneqube.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention: Richard D. Bohm

E-mail: rdbohm@debevoise.com

or such other address or facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), in each case, on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 8.3 Amendment; Waivers, etc. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, in the case of the Company and the Buyer Parties, by action taken or authorized by their respective boards of directors, at any time before or after either of, or both of, the Stockholder Approval or the Buyer Stockholder Approval are obtained; provided, however, that after either the Stockholder Approval or Buyer Stockholder Approval has been obtained, there may not be, without further approval of the Stockholders or Buyer’s stockholders, as applicable, any amendment of this Agreement which by applicable Law otherwise requires the further approval of the Stockholders or Buyer’s stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary contained herein, Sections 7.3(c), 8.5, 8.9 and this Section 8.3 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 7.3(c), 8.5, 8.9 and this Section 8.3) may not be amended, modified, waived or terminated in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Commitment Letter. No modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.4 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 8.5 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND

WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating hereto or thereto. Each party irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a Delaware State or federal court, and that such jurisdiction of such courts shall be exclusive, except solely to the extent that all such courts do not have subject matter jurisdiction over a particular matter. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim or, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE COMMITMENT LETTER OR ANY AGREEMENTS CONTEMPLATED THEREBY. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY ANY PERSON AGAINST ANY DEBT FINANCING SOURCE IN ANY MANNER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF.

Section 8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of each other party; provided, further that Buyer and MergerCo shall have the right, without any such consent, to grant a security interest in their rights and interests under this Agreement as collateral or collaterally assign this Agreement to any lenders providing the Financing or any other Person providing financing to the Buyer or its Affiliates, or to any assignee of any such Person; provided that Buyer shall remain liable for all of its obligations under this Agreement, notwithstanding any such assignment or grant of such security interest. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter, Buyer Disclosure Letter, Ancillary Documents and the other documents delivered pursuant hereto), the Confidentiality Agreement and the Buyer Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 8.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations set forth in this Agreement, including Section 7.3 and Section 8.11, shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the liability of any party (or the liability of any Financing Source Party) or any of its stockholders, partners, members, managers, Affiliates, directors, officers, employees, representatives or agents or (ii) the obligations hereunder.

Section 8.9 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under Section 4.7, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns. The provisions of Sections 7.3(c), 8.3, 8.5 and this Section 8.9 shall inure to the benefit of, and be enforceable by, each Debt Financing Source and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of Sections 7.3(c), 8.3, 8.5 and this Section 8.9.

Section 8.10 Conflicts; Privilege. Recognizing that Debevoise & Plimpton LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the Stockholders and certain of their respective Affiliates prior to date hereof, and that Debevoise & Plimpton LLP intends to act as legal counsel to certain of the direct and indirect holders of the Company’s stock and their respective Affiliates (which will no longer include the Company and the Subsidiaries) after the Closing, each of Buyer, MergerCo and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Debevoise & Plimpton LLP representing any direct or indirect Stockholders or their Affiliates after the Closing as such representation may relate to Buyer, MergerCo, the Company, the Surviving Corporation or the Subsidiaries or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between direct and indirect holders the Company’s stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of the Company’s stock and their respective Affiliates (and not the Company, the Surviving Corporation or its Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the files of Debevoise & Plimpton LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of the Company’s stock and their respective Affiliates (and not the Surviving Corporation and the Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or the Subsidiaries shall be a holder thereof, (b) to the extent that files of Debevoise & Plimpton LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of the Company’s stock and their respective Affiliates (and not the Surviving Corporation and the Subsidiaries) shall hold such property rights and (c) Debevoise & Plimpton LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of the Subsidiaries by reason of any attorney-client relationship between Debevoise & Plimpton LLP and the Company or any of the Subsidiaries or otherwise. This Section 8.10 will be irrevocable, and no term of this

Section 8.10 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP. Notwithstanding any provision of this Agreement to the contrary, the attorney-client privilege, attorney work product protection and expectation of client confidence involving general business matters of the Company (but not, for the avoidance of doubt, to the extent relating to the representation of the Company, its Subsidiaries, certain of the Stockholders and certain of their respective Affiliates in connection with the transactions contemplated hereby) and arising prior to the Closing are for the sole benefit of Buyer and the Company.

Section 8.11 Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 8.5, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b) Without limiting the generality of the foregoing, the parties agree that the Company shall be entitled to specific performance against Buyer and MergerCo (i) of Buyer’s obligations under Section 4.8, including, to the extent expressly set forth by Section 4.8, Buyer’s obligation to cause each Debt Financing Source to fund its respective committed portion of the Financing required to consummate the transactions contemplated hereby and to pay related fees and expenses on the Closing Date in accordance with the terms of the Commitment Letter and to enforce its rights under the Commitment Letter as contemplated by Section 4.8, (ii) of Buyer’s obligations in respect of the expenses pursuant to Section 4.8, (iii) to enforce Buyer’s and MergerCo’s obligations under Section 4.8, and to prevent any breach by the Buyer of its covenants under this Agreement and (iv) if the Financing has been funded or will be funded at the Closing, to cause Buyer and MergerCo to consummate the Merger and to effect the Closing in accordance with Article 1.

Section 8.12 Authorization of Stockholders’ Representative.

(a) The Stockholders’ Representative is hereby designated to act, for the benefit of all Stockholders, as representative and the exclusive agent and attorney-in-fact to act on behalf of the Stockholders, in connection with and to facilitate the consummation of the transactions contemplated hereby (other than with respect to the Investor Agreements). The Stockholder Written Consents shall ratify and approve such designation. The Stockholders’ Representative is empowered and authorized:

(i) to execute and deliver such waivers and consents in connection with this Agreement and each other agreement, document, instrument or certificate referred to herein, in each case, that requires execution and delivery by a Stockholder (other than the Investor Agreements), and the consummation of the transactions contemplated hereby and thereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable;

(ii) as the representative, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Stockholders’ Representative arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein (other than the Investor Agreements) or the transactions provided for herein, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders, including asserting or pursuing any claim, action, proceeding or investigation by or against the Buyer Parties and/or the Surviving Corporation and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any federal, state or local Governmental Authority against the Stockholders and/or the Stockholders’ Representative, and receive process on behalf of the Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation and (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary;

(iii) to refrain from enforcing any right of the Stockholders and/or the Stockholders’ Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing (other than the Investor Agreements); provided, however, that no such failure to act on the part of the Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholders’ Representative or the Stockholders unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representative; and

(iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or executed in connection herewith (other than the Investor Agreements).

(b) The Stockholders’ Representative will not be required to take any action involving any expense unless the payment of such expense from the Representative Fund Amount or otherwise by the Stockholders is made or provided for in a manner satisfactory to the Stockholders’ Representative. The Stockholders’ Representative shall have the power and authority to use the Representative Fund Amount and any other funds distributed to the Stockholders’ Representative pursuant to this Section 8.12(b) to satisfy costs, expenses and/or liabilities of the Stockholders’ Representative in connection with matters related to this Agreement. In the event that the Representative Fund Amount is insufficient to satisfy the Stockholders’ Representative’s expenses, charges and liabilities, then the Stockholders will be obligated to pay the excess. If any balance of the Representative Fund Amount remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then the Stockholders’ Representative shall distribute the remaining balance of the Representative Fund Amount to the Stockholders according to the aggregate Pro Rata Portions for all shares of Company Stock held by each Stockholder at the Closing of such balance by wire transfer of immediately available funds to an account designated by each Stockholder.

(c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the bankruptcy or liquidation of the Stockholders’ Representative and (ii) shall survive the consummation of the Merger. Stockholders who own a majority of the Company Shares as of the date hereof shall be entitled to replace the Stockholders’ Representative and to fill any vacancy in the position of Stockholders’ Representative due to death, disability or resignation.

(e) Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated by this Agreement, following the Closing: (i) Buyer, MergerCo and the Surviving Corporation shall be entitled to deal exclusively with the Stockholders’ Representative on all matters within the Stockholders’ Representative’s scope of authority as described in this Section 8.12, and (ii) Buyer, MergerCo and the Surviving Corporation shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Stockholders by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of the Stockholders by the Stockholders’ Representative, as fully binding upon the Stockholders. A decision, act, consent or instruction following the Closing of the Stockholders’ Representative, in its capacity as such, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the

Stockholders; and Buyer, MergerCo and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of the Stockholders.

ARTICLE 9

Definitions

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“Accounting Firm” has the meaning set forth in Section 1.7(d).

“Acquisition Transaction” has the meaning set forth in Section 4.5.

“Actual Adjustment Amount” means an amount (which may be a positive or negative number) equal to (x) the Purchase Price as finally determined pursuant to Section 1.7(d), minus (y) the Estimated Purchase Price.

“Actual Tower Adjustment Amount” means an amount, as finally determined pursuant to Section 1.7(f), (which may be a positive or negative number) equal to (x) the Tower Purchase Amount, minus (y) the Closing Tower Adjustment Amount.

“Additional Shares” means any Buyer Common Shares issued by Buyer pursuant to Section 1.7(e) or Section 1.7(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” all agreements, certificates and instruments delivered by the Company or any of the Buyer Parties in connection with the transactions contemplated by this Agreement.

“Audited Financial Statement” has the meaning set forth in Section 2.6.

“Balance Sheet Date” has the meaning set forth in Section 2.6.

“Base Merger Consideration” means $239,875,000.

“Beasley Holders” means George G. Beasley, Bruce G. Beasley, Caroline Beasley, Bradley C. Beasley, Brian E. Beasley and all members of such persons’ Family Group.

“Breach Termination Fee” has the meaning set forth in Section 7.3(a)(ii).

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Share Value” per share means $4.61.

“Buyer Common Shares” means shares of Class A common stock of Buyer that are issued to Stockholders in connection with the transactions contemplated by this Agreement.

“Buyer Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of Buyer or any of its Subsidiaries that is maintained or contributed to by Buyer or any of its Subsidiaries, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. law, but shall exclude Multiemployer Plans.

“Buyer Confidentiality Agreement” has the meaning set forth in Section 4.2(e).

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to the Company prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.

“Buyer FCC Licenses” has the meaning set forth in Section 3.7(a).

“Buyer Financial Statements” has the meaning set forth in Section 3.8(d).

“Buyer Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that any such change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Buyer Material Adverse Effect has occurred: (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the radio industry in the United States (including legal and regulatory changes), (iii) any change in Laws or GAAP applicable to Buyer’s business, (iv) conditions in jurisdictions in which Buyer operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any loss of employees, declines in audience levels or ratings at one or more of Buyer’s radio stations, (vi) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (vii) the failure of Buyer to achieve any financial projections or forecasts or (viii) any matter set forth in the Buyer Disclosure Letter.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Permits” has the meaning set forth in Section 3.11(c).

“Buyer SEC Documents” has the meaning set forth in Section 3.8(a).

“Buyer Stations” means the radio stations owned or operated by Buyer or any of its Subsidiaries.

“Buyer Stockholder Approval” has the meaning set forth in Section 3.2(c).

“Buyer Stockholder Written Consent” means the written consent of a stockholder of Buyer irrevocably approving the issuance of the Common Stock Consideration as required under the rules of NASDAQ, which consent was obtained in accordance with applicable Law and Buyer’s Organizational Documents.

“Buyer Termination Fee” has the meaning set forth in Section 7.3(a)(i).

“Cash and Cash Equivalents” means, as of the close of business on the Closing Date, all cash and cash equivalents held by the Company and each of its Subsidiaries, including deposits, amounts held in escrow, restricted cash, marketable securities, checks and drafts received by the Company and each of its Subsidiaries and short-term investments.

“Cash Consideration” means an amount of cash, not to exceed $100,000,000, paid to all of the holders of Common Stock pursuant to the terms of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.3(a).

“Change of Control Payments” means the aggregate amount of all change of control payments, bonus, acceleration or retention payments that are payable by the Company or its Subsidiaries to any Person as a result of or in connection with any of the transactions contemplated by this Agreement (alone or in combination with any other event), together with any employer-paid portion of any employment or payroll taxes (including social security or similar contributions) related thereto, whether accrued, incurred or paid prior to, at or after the Closing (including under any Company Benefit Plan). Notwithstanding anything to the contrary contained herein, in no event shall “Change of Control Payments” include any amounts included in Severance Payments or any other severance payments that arise by reason of termination of any Company Employee occurring after the Closing.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Indebtedness” means Indebtedness of the Company and its Subsidiaries as of the close of business on the Closing Date, excluding any amounts included in Unpaid Transaction Expenses.

“Closing Merger Consideration” means, consideration in an amount equal to the Estimated Purchase Price, payable in the following forms:

(i) the Initial Common Stock Consideration, plus

(ii) the Cash Consideration, with a value equal to the Estimated Purchase Price, minus $25,000,000, plus

(iii) if necessary, the Secondary Common Stock Consideration, with a value equal to (x) the Estimated Purchase Price, minus (y)(A) $25,000,000, plus (B) the Cash Consideration.

“Closing Statement” has the meaning set forth in Section 1.7(a).

“Closing Tower Adjustment Amount” means, (i) if the Tower Disposition has been consummated prior to the Closing Date, the Tower Purchase Amount, (ii) if a purchase agreement for the Tower Disposition has been executed prior to the Closing Date but the closing of the Tower Disposition has not been consummated prior to the Closing Date, the Tower Purchase Amount calculated based on the Contracted Tower Disposition Price set forth in such purchase agreement and the Stockholder Representative’s good faith estimate of all Deductible Taxes and all Tower Disposition Fees or (iii) if no purchase agreement for the Tower Disposition has been executed prior to the Closing, $20,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 3.4(a).

“Common Stock Consideration” means the Initial Common Stock Consideration and the Secondary Common Stock Consideration.

“Communications Laws” has the meaning set forth in Section 2.7(e).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract, whether written or oral, (including, but not limited to, any “employee benefit plan,” as defined in

Section 3(3) of ERISA, whether or not subject to ERISA, and any compensation, bonus, deferred compensation, health, welfare benefit, pension, retiree medical or life insurance, retirement, profit-sharing, stock bonus, incentive, stock purchase, employee stock ownership, restricted stock, stock option or other equity or equity-based arrangement, and any employment, vacation, paid time off, sick leave, disability, insurance, termination, retention bonus, transaction bonus, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee, individual service provider or director of the Company or any of its Subsidiaries that is adopted, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which any of them is a party or has an obligation.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to Buyer prior to the execution of this Agreement and identified as the Company Disclosure Letter.

“Company Employees” has the meaning set forth in Section 4.6(a).

“Company FCC Licenses” has the meaning set forth in Section 2.7(a).

“Company Group” means the Company and all of its Subsidiaries.

“Company Marks” has the meaning set forth in Section 2.12(c).

“Company Material Contract” has the meaning set forth in Section 2.10(b).

“Company Permits” has the meaning set forth in Section 2.14(c).

“Company Source Code” has the meaning set forth in Section 2.12(i).

“Company Stations” means the radio stations owned or operated by the Company or any of its Subsidiaries.

“Company Stock” means the voting common stock, par value $0.000001 per share, of the Company and the non-voting common stock, par value $0.000001 per share, of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 4.2(d).

“Continuation Period” has the meaning set forth in Section 4.6(a).

“Continuing Stockholders” has the meaning set forth in Section 1.7(c).

“Contract” means any written agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, trade agreement, joint sales agreement, local marketing agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase or sales order or other binding arrangement to which a Person is a party or to which the properties or assets of such Person are subject.

“Contracted Tower Disposition Price” means the contracted purchase price payable to the Company and its Subsidiaries or the Stockholders, as applicable, pursuant to a definitive purchase agreement for the Tower Disposition entered into prior to the Closing Date.

“Current Assets” means current assets of the Company and its Subsidiaries, excluding Cash and Cash Equivalents and all deferred tax assets that reflect timing differences between book and tax income.

“Current Liabilities” means current liabilities of the Company and its Subsidiaries, excluding any amounts included in Closing Date Indebtedness or Unpaid Transaction Expenses and all deferred tax liabilities that reflect timing differences between book and tax income.

“Debt Financing Sources” means the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Financing, any alternate financing or other financings in connection with the transactions contemplated hereby and their respective Representatives, including the parties to the Commitment Letter and any Definitive Agreements.

“Deductible Taxes” shall mean (i) any income Taxes imposed on Jersey Shore Broadcasting Corp. (as determined on a with-and-without basis) with respect to the Tower Disposition or the distribution of the Towers to the Stockholders pursuant to Section 4.13(a); (ii) any income Taxes imposed on the Stockholders (as determined by looking solely at items derived from or with respect to the Company and the transactions contemplated by this Agreement for the taxable year in which the Tower Disposition or the distribution of the Towers occurs) as a result of the distribution of proceeds from the Tower Disposition to the Company or the distribution of the Towers to the Company, in each case, being treated as dividend income to the Stockholders under Section 316 of the Code; (iii) any income Taxes imposed on the Stockholders (as determined by looking solely at items derived from or with respect to the Company and the transactions contemplated by this Agreement for the taxable year in which the Tower Disposition or the distribution of the Towers occurs) with respect to any ordinary income arising from the recapture of depreciation or amortization on the Towers pursuant to Sections 1245 and 1250 of the Code, in each case, in connection with the Tower Disposition or the distribution of the Towers to the Stockholders and (iv) any Transfer Taxes imposed on the Tower Disposition or distribution of the Towers; provided that, for the avoidance of doubt, Deductible Taxes shall not include (1) any Taxes imposed on the Stockholders with respect to any capital gain (not recharacterized as ordinary income under the Code) arising from the Tower Disposition or distribution of the Towers and (2) any Taxes imposed on the Company or any Subsidiary of the Company, in each case, that would be reduced by any tax attributes, including net operating losses and capital losses (including carryforwards).

“Definitive Agreements” has the meaning set forth in Section 4.8(a).

“DGCL” means the Delaware General Corporation Law.

“Divestiture Application” has the meaning set forth in Section 4.4(c).

“DOJ” has the meaning set forth in Section 4.4(b).

“Effective Time” has the meaning set forth in Section 1.3(a).

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Law” means any Law in effect as of the Closing Date regulating or relating to the protection of natural resources, the environment or, as it relates to exposure to hazardous substances, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a Person, any other Person that is (or at any relevant time was) treated as a single employer together with such Person under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means an independent escrow agent, mutually agreed between the parties.

“Escrow Agreement” means an escrow agreement in customary form to be reasonably agreed between the parties and the escrow agent thereto.

“Estimated Purchase Price” has the meaning set forth in Section 1.7(a).

“Exchange Act” has the meaning set forth in Section 3.8(a).

“Expense Reduction Actions” has the meaning set forth in Section 4.19.

“Family Group” means, with respect to a Person who is an individual, (a) such individual’s parents, siblings, spouse and descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (b) such individual’s executor or personal representative, (c) any trust, the trustee of which is such individual or such individual’s executor or personal representative or a relative and which at all times is and remains primarily for the benefit of such individual and/or such individual’s relatives, (d) any corporation, limited partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such individual or such individual’s executor or personal representative shall have the exclusive power to direct the management and policies of such entity and of which, at the time of transfer, the sole record owners of stock, partnership interests, membership interests or any other equity interests are limited to such individual, such individual’s relatives and/or the trusts described in clause (c) above, and (e) any retirement plan for such individual.

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 4.4(c).

“FCC Consent” means the initial action by the FCC approving the FCC Applications.

“Final Closing Date Calculations” has the meaning set forth in Section 1.7(d).

“Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“Financial Statements” has the meaning set forth in Section 2.6.

“Financing” has the meaning set forth in Section 3.4(a).

“Financing Source Parties” has the meaning set forth in Section 7.3(c).

“FTC” has the meaning set forth in Section 4.4(b).

“GAAP” has the meaning set forth in Section 2.6.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Harmful Code” has the meaning set forth in Section 2.12(g).

“Hazardous Substance” means any pollutants, and any waste, material or substance regulated as toxic or hazardous under any applicable Environmental Law, including radioactive materials, petroleum, petroleum products, asbestos and polychlorinated biphenyls.

“Holdback Amount” means a portion of the Initial Common Stock Consideration with a total value equal to $4,000,000 (867,679 Buyer Common Shares at the Buyer Common Share Value).

“Holdback Excess Amount” has the meaning set forth in Section 1.7(e)(ii).

“Holdback Escrow Account” means an escrow account established with the Escrow Agent, pursuant to the Escrow Agreement for purposes of holding the Buyer Common Shares subject to the Holdback Amount.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Income Tax” means any Tax on or measured by net income.

“Indebtedness” means, without duplication, any liability (including any principal, premium, accrued and unpaid interest, and prepayment penalties payable in connection therewith) arising under, any obligations of the Company or any of its Subsidiaries, for (i) any indebtedness for borrowed money (but excluding trade payables and similar accrued expenses arising in the ordinary course of business), (ii) any indebtedness evidenced by any note, bond, debenture, letters of credit to the extent drawn, or other debt security, (iii) any capitalized leases, (iv) obligations to make payment under interest rate and currency obligation swaps, hedges or similar arrangements, (v) a purchase money obligation or similar obligation given in connection with the acquisition of any property or assets, including securities, or (vi) the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, and guarantees of any of the foregoing of any other Person. For the avoidance of doubt, Indebtedness shall not include any intercompany indebtedness or undrawn letters of credit.

“Information Statement” has the meaning set forth in Section 3.2(b).

“Initial Common Stock Consideration” means 5,422,993 Buyer Common Shares (which includes shares to be deposited into the Holdback Escrow Account).

“Intellectual Property” means any or all of the following: (i) Registered IP, (ii) inventions and discoveries (whether or not patented), (iii) original works of authorship and other copyrightable materials, including Software, sound recordings, musical works and musical compilations (iv) radio station call letters and Trademarks, (vi) internet domain names, (vii) know-how and trade secrets (including documentation developed or used in connection with Software), (viii) rights of publicity, whether arising under statute or the common law, and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 2.6.

“Investor Agreements” means the Investor Rights Agreement, the Registration Rights Agreement and all other agreements, certificates and instruments delivered by and among any of the Buyer Parties and any of the Continuing Stockholders.

“Investor Rights Agreement” means an agreement setting forth certain rights of the Continuing Stockholders, between Buyer, the Continuing Stockholders and certain stockholders of Buyer, with the terms set forth in Exhibit D, which shall be entered into at the Closing.

“IRS” means the Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 2.12(h).

“Knowledge of Buyer” means the actual knowledge, after reasonable inquiry of his or her direct reports, as of the date hereof, of Caroline Beasley, Marie Tedesco and Joyce Fitch.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of his or her direct reports, as of the date hereof, of Peter Smyth, Edward Nolan, Ellen Rubin, Milford Smith, Thomas Bender, Buzz Knight and Heidi Raphael.

“Laws” has the meaning set forth in Section 2.14(a).

“Lease” means all leases, subleases, licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including all amendments and renewals thereto.

“Leased Real Property” has the meaning set forth in Section 2.11(c).

“Letter of Transmittal” has the meaning set forth in Section 1.8.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, lawsuit, complaint, investigation, claim, cease and desist letter, demand, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that (x) has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (y) would prevent the Company from consummating the transactions contemplated by this Agreement; provided that any such state of facts, change, event, effect or occurrence resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred pursuant to the foregoing clause (x): (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the radio industry in the United States (including legal and regulatory changes), (iii) any change in Laws or GAAP applicable to the Company’s business, (iv) conditions in jurisdictions in which the Company operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Buyer (provided, that, with respect to the representations and warranties set forth in Sections 2.2 and 2.3 and conditions to Closing with respect hereto, the exceptions set forth in this clause (v) shall not apply), (vi) any loss of employees, declines in audience levels or ratings at one or more of the Company Stations, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any actions required to be taken or omitted pursuant to this Agreement or not taken because Buyer withheld, delayed or conditioned its consent, or (ix) the failure of the Company to achieve any financial projections or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taking into account in determining, whether a “Material Adverse Effect” has occurred or is reasonably likely to occur), unless, in the case of clauses (i), (ii), (iii), (iv) and (vii) above, any such changes have had or would reasonably be expected to have a disproportionate impact on the condition (financial or otherwise), assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Company and its Subsidiaries conducts business (in which case, the incremental disproportionate impact may be deemed to constitute, or be taken in account in determining whether that has been, or will be, a Material Adverse Effect).

“Material Advertisers” has the meaning set forth in Section 2.23.

“Merger” has the meaning set forth in Section 1.1.

“MergerCo” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“Net Working Capital” means an amount (which may be a positive or negative number) equal to (a) the aggregate value of the Current Assets, minus (b) the aggregate value of the Current Liabilities, in each case as of the close of business on the Closing Date and prepared in accordance with the accounting principles set forth on Exhibit E. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Unpaid Transaction Expenses or Closing Date Indebtedness.

“Net Working Capital Adjustment” means (i) if the Net Working Capital is equal to or greater than $29,473,868 and equal to or less than $30,473,868, an amount equal to $0.00; (ii) if the Net Working Capital is less than $29,473,868, an amount (which may be a negative number) equal to the Net Working Capital minus $29,473,868; and (iii) if the Net Working Capital is greater than $30,473,868, an amount equal to the Net Working Capital minus $30,473,868.

“New Benefit Plans” has the meaning set forth in Section 4.6(b).

“Newspaper Disposition” has the meaning set forth in Section 4.13(b).

“Old Benefit Plans” has the meaning set forth in Section 4.6(b).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Order” means any order, judgment, writ, injunction, decree, stipulation, determination, decree or award entered by any Governmental Authority.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.12(a).

“Owned Real Property” has the meaning set forth in Section 2.11(b).

“PBGC” has the meaning set forth in Section 2.17(c)(iv).

“Pension Adjustment Amount” means $5,358,958.

“Permits” has the meaning set forth in Section 2.14(c).

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith through appropriate proceedings (in each case, for which appropriate reserves have been established in accordance with GAAP), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith and that would not individually or in the aggregate be materially adverse to the Company’s business, (iii) Liens securing the obligations of the Company or its Subsidiaries under existing Indebtedness that will be released at the Effective Time upon payment in accordance with Section 1.7 of this Agreement, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (v) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Real Property, (vi) any state of facts which an accurate survey or inspection of the Real Property would disclose and which, individually or in the aggregate, do not materially impair the continued use of the Real Property for the purposes for which it is used for the Company’s business, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Real Property issued by a title company and delivered or otherwise made available to the Company prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not impair the continued use of the Real Property for the purposes for which it is used for the Company’s business other than in any de minimis respect, (x) the leases of Owned Real Property to a third party lessee that are set forth in Section 2.11(b) of the Company Disclosure Letter and (xi) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means in addition to any definition provided by the Company or any of its Subsidiaries for such term or any similar term (e.g., “personally identifiable information” or “PII”) in any of the Company or its Subsidiaries’ Privacy Policy or other public-facing statement, (i) personally identifiable information (i.e., name, address, gender, date of birth, educational or employment information, medical, health or insurance information, telephone number, email address, financial account number, government-issued identifier, and any other data to the extent that such information, either alone, or in combination with other data held by the Company or any of its Subsidiaries, could be used or is intended to be used to identify, contact or precisely locate a person), (ii) any data regarding an identifiable individual person’s activities online or on a mobile device or other application (e.g., tracking of user listening behavior, searches conducted, web pages or content visited or viewed) that is appended to an identified user account, IP Address, MAC address or persistent identifier, and (iii) any other information from or about an individual for which the Company or any of its Subsidiaries is or would be subject to restrictions under any Law applicable to them. Personal Information relates to any individual, including a current, prospective or former customer or employee of the Company or any of its Subsidiaries. Personal Information includes information in any form, including paper, electronic and other forms.

“Platforms” has the meaning set forth in Section 2.22(a).

“Privacy Laws” means all Laws, regulations, or written guidelines interpreting or applying Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and all such Laws governing data security or breach notification, penalties and compliance with orders, including laws prohibiting unfair, deceptive, or abusive competition or trade practices, the Children’s Online Privacy Protection Act, the California Online Privacy Protection Act or similar state privacy laws, the Fair Credit Reporting Act, the CAN-SPAM Act, Health Insurance Portability and Accountability Act, the Telephone Consumer Protection Act, the Federal Trade Commission’s Telemarketing Sales Rule and, to the extent applicable to Personal Information held for use by the Company or any of its Subsidiaries, the Communications Act of 1934.

“Privacy Policies” has the meaning set forth in Section 2.22(b).

“Pro Rata Portion” with respect to a share of Company Stock means a percentage equal to (i) one, divided by (ii) the total number of outstanding shares of Company Stock.

“Purchase Price” means an amount equal to the Base Merger Consideration, minus (i) the amount of Closing Date Indebtedness, minus (ii) the aggregate amount of the Unpaid Transaction Expenses, plus (iii) the Net Working Capital Adjustment (which may be a negative number), plus (iv) the amount of Cash and Cash Equivalents, minus (v) the Holdback Amount, minus (vi) the Pension Adjustment Amount, minus (vii) the Representative Fund Amount, minus (viii) the Tower Purchase Amount.

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.7(d).

“R&W Policy” means a buyer-side representations and warranties insurance policy to be issued by an insurance company chosen by Buyer and reasonably acceptable to the Company.

“Real Property” means the Owned Real Property and the Leased Real Property, collectively.

“Reference Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 2015 and included in the Financial Statements.

“Registered IP” has the meaning set forth in Section 2.12(a).

“Registration Rights Agreement” means an agreement setting forth certain rights of the Continuing Stockholders in respect of their Buyer Common Shares, with the terms set forth in Exhibit F, which shall be entered into at the Closing.

“Representative Fund Amount” means $250,000.

“S-Corp Tax Liabilities” means any and all Income Taxes of the Stockholders to the extent that such Income Taxes are levied on income includible by the Stockholders for U.S. federal, state or local tax purposes by reason of being shareholders of an “S-corporation” within the meaning of Section 1361 of the Code (or similar state or local provisions).

“S-Corp Tax Return” means any Internal Revenue Service Form 1120-S (or a similar state or local Tax Return) required to be filed by the Company.

“SEC” has the meaning set forth in Section 3.8(a).

“Secondary Common Stock Consideration” means the number of Buyer Common Shares, valued at the Buyer Common Share Value, issued to the Continuing Stockholders pursuant to clause (iii) of the definition of Closing Merger Consideration.

“Securities Act” has the meaning set forth in Section 3.8(a).

“S Election” has the meaning set forth in Section 2.18(f).

“Severance Payments” means any severance, separation payments, enhanced severance or enhanced separation payments that are payable by the Company or its Subsidiaries to any employee of the Company or any of its Subsidiaries on account of any termination of employment occurring on or prior to the Closing Date, together with any employer-paid portion of any employment or payroll taxes (including social security or similar contributions) related thereto, whether accrued, incurred or paid prior to, at or after the Closing.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Solvent” has the meaning set forth in Section 3.5.

“Stock Consideration” means the Common Stock Consideration and any Additional Shares.

“Stockholder” means a holder of Company Stock.

“Stockholder Approval” shall have the meaning set forth in Section 2.2(b).

“Stockholder Written Consent” means the written consent of a Stockholder irrevocably approving the adoption of this Agreement and the Merger, which consent was obtained in accordance with applicable Law and the Company’s Organizational Documents.

“Stockholders’ Representative” means Peter A. Bordes, Jr.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing equal to or more than 50 percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Survey” has the meaning set forth in Section 4.18(b).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any direct or indirect, present or future, federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, capital gain, personal property (tangible and intangible), windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs, duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, escheat, unclaimed property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, contributions, liabilities, estimated or installment or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, fines, surcharges, penalties thereon and additions thereto), whether disputed or not, and shall include any liability in respect of the foregoing as a result of being a member of any consolidated, combined, unitary or similar tax group, as a transferee or successor, or by contract or otherwise.

“Tax Matters” has the meaning set forth in Section 5.3.

“Taxpayer” has the meaning set forth in Section 2.18(a).

“Tax Return” means any federal, state, local or foreign Tax return, declaration, statement, report, schedule, form, refund request, filing, or information return or any amendment or attachment to any of the foregoing relating to Taxes.

“Title Commitment” has the meaning set forth in Section 4.18(a).

“Title Company” has the meaning set forth in Section 4.18(a).

“Tower Disposition” has the meaning set forth in Section 4.13(a).

“Tower Disposition Fees” means documented, out-of-pocket fees and expenses incurred by the Company and its Subsidiaries and/or the Stockholders to third parties (including attorneys for the Company reasonably approved by Buyer, attorneys for the Stockholders and brokers) relating to the Tower Disposition.

“Tower Disposition Price” means the actual purchase price paid to the Company and its Subsidiaries or the Stockholders, as applicable, pursuant to a definitive purchase agreement for the Tower Disposition.

“Tower Purchase Amount” means, (i) if the Tower Disposition has been consummated prior to the Closing Date, an amount equal to (A) the Tower Disposition Price, minus (B) (1) all Deductible Taxes, and (2) all Tower Disposition Fees; (ii) if a purchase agreement for the Tower Disposition has been executed prior to the Closing Date but the Closing of the Tower Disposition has not been consummated prior to the Closing Date, an amount equal to (A) the Tower Disposition Price, minus (B) (1) all Deductible Taxes, and (2) all Tower Disposition Fees; (iii) if no purchase agreement for the Tower Disposition has been executed prior to the Closing Date, $20,000,000, plus or minus, as the case may be, an amount equal to 50% of the difference between (A) $20,000,000 and (B) an amount equal to (1) the Tower Disposition Price, minus (2) (I) all Deductible Taxes, and (II) all Tower Disposition Fees.

“Towers” has the meaning set forth in Section 4.13(a).

“Trademarks” mean registrations and applications to register United States and foreign trademarks and domain names, in each case together with all translations, adaptations, derivations, and combinations thereof, and renewals of the foregoing and, whether or not registered, the trademarks, trade names, service marks, service names, trade dress, logos, slogans, brand names and other indicia of origin which are used or held for use in the operation of the Company Stations.

“Transmission Equipment” means all digital, analog or other equipment used in connection with the operation of a radio station, including the antenna, transmitter and all associated transmission equipment, lines and facilities.

“Transmission Structure” means antenna support structures, including any guy anchors and guy wires, used in connection with the operation of a radio station, buildings (including transmitter buildings) and other structures and improvements used in connection with the operation of a radio station.

“Treasury Regulations” means the regulations prescribed under the Code.

“Unpaid Transaction Expenses” means (a) all of the fees and expenses incurred by the Company or its Subsidiaries that are specifically related to the transactions contemplated by this Agreement and that are payable to any financial advisors, outside counsel, outside accountants or similar persons engaged by the Company or any of its Subsidiaries in connection with such transactions, plus (b) the Change of Control Payments and the Severance Payments, minus (c) an amount that is equal to 40% multiplied by the Change of Control Payments, plus (d) the cost, but no more than $400,000 of the R&W Policy, in each case, to the extent unpaid as of the opening of business on the Closing Date, plus (e) $2,137,500. Notwithstanding anything to the contrary contained herein, in no event shall “Unpaid Transaction Expenses” include any amounts included in Tower Disposition Fees.

Section 9.2 Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and the Company Disclosure Letter annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any

Exhibit or the Company Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For purposes of this Agreement, whenever the context requires: (i) the masculine gender shall include the feminine and neuter genders; (ii) the feminine gender shall include the masculine and neuter genders; and (iii) the neuter gender shall include masculine and feminine genders. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GREATER MEDIA, INC.

By:	/s/
Name:
Title:

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

BEASLEY MEDIA GROUP 2, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

PETER A BORDES, JR.,
as the Stockholders’ Representative

By:	/s/ Peter A. Bordes
Name:	Peter A. Bordes

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-29253

BEASLEY BROADCAST GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0960915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Address of principal executive offices and Zip Code)

(239) 263-5000

(Registrant’s telephone number, including area code)

Securities Registered pursuant to Section 12(b) of the Act:

None

Securities Registered pursuant to Section 12(g) of the Act:

Class A Common Stock, $.001 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

As of June 30, 2015, the aggregate market value of the Class A Common Stock held by non-affiliates of the registrant was $21,466,518 based on the number of shares outstanding as of such date and the closing price of $4.63 on NASDAQ’s National Market System on such date, the last business day of our most recently completed second fiscal quarter.

Class A Common Stock, $.001 par value 6,530,027 Shares Outstanding as of February 16, 2016

Class B Common Stock, $.001 par value 16,662,743 Shares Outstanding as of February 16, 2016

Documents Incorporated by Reference

Certain information in the registrant’s Definitive Proxy Statement for its 2016 Annual Meeting of Stockholders pursuant to Regulation 14A, is incorporated by reference in Part III of this report.

BEASLEY BROADCAST GROUP, INC.

ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2015

CERTAIN DEFINITIONS

Unless the context requires otherwise, all references in this report to the “Company,” “we,” “us,” “our,” and similar terms refer to Beasley Broadcast Group, Inc. and its consolidated subsidiaries.

PART I

ITEM 1.	BUSINESS

Overview

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE. We refer to each group of radio stations in each radio market as a market cluster. Beasley Broadcast Group, Inc., a Delaware corporation, was formed in 1999.

Recent Developments

On December 31, 2015, we sold the tower for one radio station in Augusta, GA to a related party for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

On December 31, 2015, we sold the tower for one radio station in Charlotte, NC to a related party for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.3 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

On December 8, 2015, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on January 8, 2016, to stockholders of record on December 31, 2015. While we intend to pay quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board of directors at its discretion.

On November 30, 2015, the Company, through its wholly-owned subsidiary, Beasley Mezzanine Holdings, LLC, entered into a new credit agreement with a syndicate of financial institutions. Proceeds from the new credit facility were primarily used to repay the old credit facility. The credit facility consists of a term loan of $91.0 million and a revolving credit facility with a maximum commitment of $20.0 million. The revolving credit facility includes a $5.0 million sub-limit for letters of credit. At our option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by our consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by our consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility matures on November 30, 2020. In connection with the new credit agreement, we recorded a loss on modification of long-term debt of $0.6 million during the fourth quarter of 2015.

Strategy

We seek to secure and maintain a leadership position in the markets we serve by developing market-leading clusters of radio stations in each of our markets. We operate our radio stations in clusters to capture a variety of demographic listener groups, which we believe enhances our radio stations’ appeal to a wide range of advertisers. In addition, we have been able to achieve operating efficiencies by consolidating office and studio space where possible to minimize duplicative management positions and reduce overhead expenses. Finally, we will consider opportunities to swap existing radio stations with other radio station owners in new or existing markets. Current FCC rules and regulations do not permit us to add any more radio stations to our existing cluster in the Augusta, GA radio market.

Competition

The radio broadcasting industry is highly competitive. Our radio stations compete for listeners and advertising revenue with other radio stations within their respective markets. In addition, our radio stations compete with other media such as broadcast and cable television, newspapers and magazines, outdoor advertising, direct mail, internet radio, satellite radio, smart phones, tablets, and other wireless media, the internet, social media such as Facebook and Twitter, and other forms of advertising.

The following are some of the factors that we believe are important to a radio station’s competitive position: (i) audience ratings; (ii) program content; (iii) management experience; (iv) sales experience; (v) audience characteristics; and (vi) the number and characteristics of other radio stations and other advertising media in the market area. We attempt to improve our competitive position with promotional campaigns aimed at the demographic groups targeted by our radio stations and by sales efforts designed to attract advertisers. We conduct extensive market research in an effort to enhance our audience ratings and, in certain circumstances, to identify opportunities to reformat radio stations to reach underserved demographic groups and increase advertising revenue.

Federal Regulation of Radio Broadcasting

The radio broadcasting industry is subject to extensive and changing federal regulations administered by the Federal Communications Commission, or FCC. Among other things, the FCC:

•	assigns frequency bands for broadcasting;

•	determines the particular frequencies, locations, operating powers and other technical parameters of radio stations;

•	issues, renews, revokes, conditions and modifies radio station licenses;

•	determines whether to approve changes in ownership or control of radio station licenses;

•	regulates equipment used by radio stations; and

•	adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, program content and employment practices of radio stations.

The FCC has the power to impose penalties for violations of its rules that are implemented pursuant to the Communications Act of 1934 (“Communications Act”), as amended, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license, and, in egregious cases, non-renewal of licenses and the revocation of licenses.

The following is a brief summary of some provisions of the Communications Act and of certain specific FCC rules and policies. The summary is not a comprehensive listing of all of the regulations and policies affecting radio stations. For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.

FCC Licenses. Radio stations operate pursuant to broadcasting licenses that are ordinarily granted by the FCC for renewable terms of eight years. A radio station may continue to operate beyond the expiration date of its license if a timely filed license renewal application is pending. During the period following the filing of renewal applications, petitions to deny license renewals can be filed by interested parties, including members of the public. Generally, the FCC renews a broadcast license upon a finding that (i) the broadcast station has served the public interest, convenience and necessity; (ii) there have been no serious violations by the licensee of the Communications Act or the FCC’s rules; and (iii) there have been no other violations by the licensee of the Communications Act or other FCC rules which, taken together, indicate a pattern of abuse. Historically, FCC licenses have generally been renewed. The most recent renewal cycle started in June 2011, and concluded in April 2014. The non-renewal of one or more of our licenses could have a material adverse effect on our business.

The FCC classifies each AM and FM radio station. An AM radio station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM radio stations are assigned to serve wide areas, particularly at night. The minimum and maximum facilities requirements for an FM radio station are determined by its class. Possible FM class designations depend upon the geographic zone in which the transmitter of the FM radio station is located. In general, commercial FM radio stations are classified as follows, in order of increasing power and antenna height: Class A, B1, C3, B, C2, C1, C0, or C.

Several years ago, the FCC authorized an additional 100 kHz of bandwidth for the AM band and has allotted frequencies in this new band to certain existing AM radio station licensees that applied for migration to the expanded AM band, including one of our radio stations, subject to the requirement that at the end of a transition period, those licensees return to the FCC the license for one of the AM band radio stations. Upon the completion of the migration process, it is expected that some AM radio stations will have improved coverage because of reduced interference. We have not completed our evaluation of the impact of the migration process on our operations but believe that such impact will not be significant. Current FCC requirements call for surrender of either the expanded band license or the existing band license. This surrender obligation is currently suspended while the FCC evaluates third party proposals to allow for the sale rather than surrender of one of the two licenses, including a proposal to allow such a sale to a qualifying “small business.” The surrender of either license will have no material impact on our results of operations or financial condition. As part of an Order released in October 2015 with respect to revitalization of the AM band (“AM Improvement Order”) the FCC launched a Notice of Inquiry with respect to the AM expanded band. The NOI seeks comments regarding whether AM expanded band licenses should be made available to additional stations and whether technical parameters applicable to expanded band stations should be modified.

The FCC also permits AM and FM radio stations to operate FM translators and FM stations to operate FM booster stations. These are low power secondary stations that retransmit the programming of a radio station to portions of the station’s service area that the primary signal does not reach because of distance or terrain barriers. Boosters operate on the same frequency as the station being retransmitted and translators operate on a different frequency.

The AM Improvement Order implemented several rule changes impacting the technical operations of AM stations, including relaxation of the daytime community coverage requirements and elimination of the nighttime community coverage requirements for existing AM stations. In addition, in an effort to increase the number of FM translators that are available for AM stations, the FCC authorized two specialized FM translator filing windows for AM stations. During these windows an AM station will be permitted to relocate one FM translator up to 250 miles from its authorized site and operate the translator on any non-reserved band FM channel in the AM station’s market, subject to coverage and interference rules. Only Class C and Class D AM stations, which are smaller, are eligible for the first window which opened January 29, 2016. All AM stations are eligible for the second window which is scheduled to open on July 29, 2016. Any AM station that receives an FM translator station license pursuant to one of the windows will be required to rebroadcast the paired AM station on the modified FM translator for four years. We intend to file applications during these windows for some of our AM stations.

The FCC has adopted rules establishing a low power radio service. Low power FM stations operate in the existing FM radio band with a maximum operating power of 100 watts. FCC regulations regarding eligibility for and licensing of low power FM radio stations have expanded licensing opportunities for low power FM radio stations. Implementation of a low power radio service provides an additional audio programming service that could compete with our radio stations for listeners.

Indecency Regulation. The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm. Broadcasters’ risk of violating the prohibition on the broadcast of indecent material is increased by the vagueness of the FCC’s definition of indecent material, coupled with the spontaneity of live programming. The FCC has expanded the breadth of indecency regulation to include material that could be considered “blasphemy,” “personally reviling epithets,” “profanity” and vulgar or coarse words, amounting to a nuisance. The maximum permitted fine for an indecency violation is $325,000 per incident and $3,000,000 for any continuing violation arising from a single act or failure to act. Because the FCC may investigate indecency complaints prior to notifying a licensee of the existence of a complaint, a licensee may not have knowledge of a complaint unless and until the complaint results in the issuance of a formal FCC letter of inquiry or notice of apparent liability for forfeiture. In July 2010, the U.S. Court of Appeals for the Second Circuit issued a decision finding that the FCC’s indecency standard was too vague for broadcasters to interpret and therefore inconsistent with the First Amendment. In June 2012, the Supreme Court issued a decision which held that the FCC could not fine ABC and FOX for the specific broadcasts at issue in the case because the FCC had not provided them with sufficient notice of its intent to issue fines for the use of fleeting expletives. However, the Court did not make any substantive ruling regarding the FCC’s indecency standards. In April 2013, the FCC requested comments on its indecency policy, including whether it should ban the use of fleeting expletives or whether it should only impose fines for broadcasts that involve repeated and deliberate use of expletives. The FCC has advised that it will continue to pursue enforcement actions in egregious cases while it conducts its review of its indecency policies generally and in March 2015 issued a Notice of Apparent Liability for the maximum forfeiture amount of $325,000 against a television station for violation of its indecency policy. We cannot predict whether Congress will consider or adopt further legislation in this area.

Transfers or Assignment of License. The Communications Act prohibits the assignment of broadcast licenses or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant such approval, the FCC considers, among other things:

•	compliance with the various rules limiting common ownership of media properties in a given market;

•	the character of the proposed licensee and those persons holding attributable interests in the licensee; and

•	compliance with the Communications Act’s limitations on alien ownership as well as compliance with other FCC regulations and policies.

To obtain FCC consent to assign or transfer control of a broadcast license, appropriate applications must be filed with the FCC. Interested parties, including members of the public, have the opportunity to file objections against assignment and transfer of control applications.

Multiple and Cross-Ownership Rules. The Communications Act and FCC rules impose specific limits on the number of commercial radio stations an entity can own, directly or by attribution, in a single market and the combination of radio stations, television stations and newspapers that any entity can own, directly or by attribution, in a single market. Digital radio channels authorized for AM and FM stations do not count as separate “stations” for purposes of the ownership limits. The radio multiple-ownership rules may preclude us from acquiring certain radio stations we might otherwise seek to acquire. The ownership rules also effectively prevent us from selling radio stations in a market to a buyer that has reached its ownership limit in the market unless that buyer divests other radio stations. The FCC’s ownership rules that are currently in effect are briefly summarized below.

Local Radio Ownership Rule. The local radio ownership rule establishes the following limits:

•	in markets with 45 or more radio stations, ownership is limited to eight commercial radio stations, no more than five of which can be either AM or FM;

•	in markets with 30 to 44 radio stations, ownership is limited to seven commercial radio stations, no more than four of which can be either AM or FM;

•	in markets with 15 to 29 radio stations, ownership is limited to six commercial radio stations, no more than four of which can be either AM or FM; and

•	in markets with 14 or fewer radio stations, ownership is limited to five commercial radio stations or no more than 50% of the market’s total, whichever is lower, and no more than three of which can be either AM or FM.

For stations located in a market in which the Nielsen Audio ratings service provides ratings, the definition of “radio market” is based on the radio market to which BIA Kelsey reports assign the affected radio stations. For stations that are not in a Nielsen Audio market, the market definition is based on technical service areas, pending a further FCC rulemaking. The FCC’s rules also provide that parties which own groups of radio stations that comply with the previous multiple ownership rules, but do not comply with the new limits, will be allowed to retain those groups on a “grandfathered” basis, but will not be allowed to transfer or assign those groups intact. Under these rules, our ability to transfer or assign our radio stations as a group to a single buyer in one of our current markets may be limited.

Radio-Television Cross-Ownership Rule. The radio-television cross-ownership rule generally allows common ownership of one or two television stations and up to six radio stations, or, in certain circumstances, one television station and up to seven radio stations, in any market where at least 20 independent voices would remain after the combination; two television stations and up to four radio stations in a market where at least 10 independent voices would remain after the combination; and one television and one radio station notwithstanding the number of independent voices in the market. A “voice” generally includes independently owned, same-market commercial and noncommercial broadcast television and radio stations, newspapers of certain minimum circulation, and one cable system per market.

Newspaper-Broadcast Cross-Ownership Rule. Under the currently effective newspaper-broadcast cross-ownership rule, unless grandfathered or subject to waiver, no party can have an attributable interest in both a daily English-language newspaper and either a television or radio station in the same market.

Ownership Attribution. The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership or other entity. An “attributable” interest for purposes of the FCC’s broadcast ownership rules generally includes: (i) equity and debt interests which combined exceed 33% of a licensee’s total assets, if the interest holder supplies more than 15% of the licensee’s total weekly programming, or has an attributable same-market media interest, whether television, radio, cable or newspaper; (ii) a 5% or greater direct or indirect voting stock interest, including certain interests held in trust, unless the holder is a qualified passive investor in which case the threshold is a 20% or greater voting stock interest; (iii) any equity interest in a limited liability company or a partnership, including a limited partnership, unless properly “insulated” from management activities; and (iv) any position as an officer or director of a licensee or its direct or indirect parent. In addition, the interests of minority shareholders in a corporation generally are not attributable if a single entity or individual controls 50% or more of that corporation’s voting stock.

Foreign Ownership Rules. The Communications Act prohibits the issuance or holding of broadcast licenses by persons who are not U.S. citizens, whom the FCC rules refer to as “aliens,” including any corporation organized under the laws of a foreign country or of which more than 20% of its capital stock is owned or voted by aliens. In addition, the FCC may prohibit any corporation from holding a broadcast license if the corporation is controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by aliens. In the past, the FCC has interpreted the 25% foreign ownership limit for holding companies as an absolute prohibition. In November 2013, however, the FCC issued a Declaratory Ruling clarifying that it would review situations in which foreigners own more than 25% of a holding company of an entity that holds a broadcast license on a case by case basis. Because of the numerous questions raised in applying the case by case review to broadcast licensees, in October 2015 the FCC issued a Notice of Proposed Rulemaking (“NPRM”) with respect to the applicability of foreign ownership rules to broadcast licensees. Generally, the FCC proposes to apply the same procedures it uses to review foreign ownership of non-broadcast licensees to broadcast licensees. Significantly, the FCC proposes to require broadcast licensees to disclose and seek approval only for foreign owners that would have an attributable interest in a licensee under the broadcast attribution rules. This change, if adopted, would make it easier for broadcast licensees to seek foreign investors that would hold non-attributable interests. The FCC has also sought comments on whether it should revise the methods that broadcast licensees may use to track and compute the amount of equity owned by foreign entities or individuals. The NPRM is pending. Adoption of the proposed rule changes could increase the amount of capital broadcast licensees obtain from foreign investors. Our certificate of incorporation prohibits the ownership, voting and transfer of our capital stock in violation of the FCC restrictions, and prohibits the issuance of capital stock or the voting rights such capital stock represents to or for the account of aliens or corporations otherwise subject to domination or control by aliens in excess of the FCC limits. The certificate of incorporation authorizes our board of directors to enforce these prohibitions. For example, the certificate of incorporation provides for the redemption of shares of our capital stock by action of the board of directors to the extent necessary to comply with these alien ownership restrictions.

Time Brokerage and Joint Sales Agreements. It is not uncommon for radio stations to enter into agreements under which separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with FCC’s rules and policies. Under these arrangements, separately-owned radio stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each radio station maintain independent control over the programming and operations of its own radio station.

The FCC’s rules provide that a radio station that brokers more than 15% of the weekly broadcast time on another radio station serving the same market or sells more than 15% of the other station’s advertising time per week will be considered to have an attributable ownership interest in the other radio station for purposes of the FCC’s local radio ownership limits.

FCC rules also prohibit a broadcast station from duplicating more than 25% of its programming on another radio station in the same broadcast service, that is AM-AM or FM-FM, either through common ownership of the two radio stations or through a time brokerage agreement, where the brokered and brokering radio stations which it owns or programs serve substantially the same area.

Quadrennial Review of Ownership Rules. The FCC is required to review quadrennially the media ownership rules to modify, repeal, or retain any rules as it determines to be in the public interest. In December 2011, the FCC issued a Notice of Proposed Rulemaking with respect to its 2010 quadrennial review. In April 2014, the FCC issued an order concluding that Joint Sales Agreements between separately owned television stations in the same market would be attributable to a station selling more than 15% of the other station’s advertising time, but did not address any other changes in the multiple ownership rules that had been proposed. The FCC issued a Further Notice of Proposed Rulemaking to initiate its 2014 quadrennial review of the multiple ownership rules, and directed that the record from the 2010 quadrennial review — which proposed changes to the newspaper-broadcast cross-ownership rule and the elimination of the radio-television cross-ownership rule — be incorporated as part of the 2014 review. The 2014 review remains pending.

Programming and Operations. The Communications Act requires broadcasters to serve the public interest. The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a radio station’s community of license, although there are pending rulemaking proceedings that propose to implement various requirements aimed at increasing local programming content and diversity. If adopted, these new requirements would impose new record-keeping and other burdens on our radio stations. Under the currently effective rules, a licensee is required to present programming that is responsive to issues of the radio station’s community of license and to maintain records demonstrating this responsiveness. Complaints from listeners concerning a radio station’s programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although listener complaints may be filed and considered by the FCC at any time. Such complaints are required to be maintained in the radio station’s public file which is generally located at a station’s main studio. In December 2014, the FCC issued a rulemaking proposing to require radio stations’ public inspection files to be hosted on an FCC-maintained website, as is required for television station public files. The FCC will vote on an Order adopting this change in late January 2016. If this change is adopted, the materials in our stations’ public files would become more widely accessible. Radio stations also must pay regulatory and application fees and follow various rules promulgated under the Communications Act. Those rules regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, employment practices, broadcast of obscene and indecent content, and technical operations, including limits on human exposure to radio frequency radiation.

The FCC’s rules on equal employment opportunities prohibit employment discrimination by radio stations on the basis of race, religion, color, national origin, and gender; and require broadcasters to implement programs to promote equal employment opportunities at their radio stations. The rules generally require broadcasters to widely disseminate information about full-time job openings to all segments of the community to ensure that all qualified applicants have sufficient opportunity to apply for the job, to send job vacancy announcements to recruitment organizations and others in the community indicating an interest in all or some vacancies at the radio station, and to implement a number of specific longer-term recruitment outreach efforts, such as job fairs, internship programs, and interaction with educational and community groups from among a menu of approaches itemized by the FCC.

Proposed and Recent Changes. Congress and the FCC are considering or may in the future consider and adopt new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of our radio stations, including the loss of audience share and advertising revenues for our radio stations, and an inability to acquire additional radio stations or to finance those acquisitions. Such matters may include:

•	changes in the FCC’s multiple-ownership, cross-ownership and attribution policies;

•	regulatory fees, spectrum use fees or other fees on FCC licenses;

•	changes in laws with respect to foreign ownership of broadcast licenses;

•	revisions to the FCC’s rules relating to political broadcasting, including free airtime to candidates;

•	technical and frequency allocation matters;

•	proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on radio;

•	proposals to require radio broadcasters to pay royalties to musicians and record labels for the performance of music played on the stations;

•	proposals to limit the tax deductibility of or impose sales tax on advertising expenses by advertisers;

•	proposals to regulate or prohibit payments to stations by independent record promoters, record labels and others for the inclusion of specific content in broadcast programming;

•	proposals to require broadcast stations to operate studios in the communities to which they are licensed, which would require construction of new studios, and to provide staffing on a 24 hour per day basis; and

•	proposals in legislation to strengthen protections against online infringement of intellectual property that would impose criminal penalties on content providers, including broadcasters, that fail to comply with legal requirements to file reports regarding internet streaming in a timely manner.

In 2011, the FCC launched an inquiry which proposes that television stations use a standardized issues/programming form, and has indicated that if the proposal is adopted it would consider requiring the use of the same or a similar form by radio stations. This form requests detailed information concerning what steps a station undertook to determine the issues of concern within its local market, and the amount and nature of news and public service programming which was presented to address those issues.

The FCC has also adopted procedures for the auction of broadcast spectrum in circumstances where two or more parties have filed for new or major change applications that are mutually exclusive. Such procedures may limit our efforts to modify or expand the broadcast signals of our radio stations.

In February 2012, Congress passed and the President signed legislation that, among other things, grants the FCC authority to conduct incentive auctions to recapture certain spectrum currently used by television broadcasters and repurpose it for other uses. In 2014 and 2015, the FCC released several orders establishing rules and procedures for the auctions. Television stations that desire to participate in the reverse auction for broadcast spectrum were required to file applications by January 12, 2016 and wireless companies that desire to participate in the forward auction to purchase spectrum must file applications by early February 2016. The FCC must complete the incentive auctions by September 30, 2022, and has announced that as of now it intends to commence the auctions by March 29, 2016. The auction is expected to continue for several months.

We cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

Federal Antitrust Laws. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission or the Department of Justice, may investigate certain acquisitions. We cannot predict the outcome of any specific FTC or Department of Justice investigation. Any decision by the FTC or the Department of Justice to challenge a proposed acquisition could affect our ability to consummate the acquisition or to consummate it on the proposed terms.

For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires the parties to file Notification and Report Forms concerning antitrust issues with the FTC and the Department of Justice and to observe specified waiting period requirements before consummating the acquisition.

HD Radio

The FCC selected In-Band On-Channel technology as the exclusive technology for introduction of terrestrial digital operations by AM and FM radio stations. The technology is also known as “HD Radio.” The advantages of digital audio broadcasting over traditional analog broadcasting technology include improved sound quality, the ability to broadcast additional channels, and the ability to offer a greater variety of auxiliary services. We currently utilize HD Radio digital technology on most of our stations.

Seasonality

Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures. Our net revenues are typically lowest in the first calendar quarter of the year.

Employees

As of February 16, 2016, we had a staff of 483 full-time employees and 326 part-time employees. We consider our relations with our employees to be good and none of our employees are covered by collective bargaining agreements.

Environmental

As the owner, lessee or operator of various real properties and facilities, we are subject to federal, state and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures in the future.

Available Information

Our internet address is www.bbgi.com. You may obtain through our internet website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports will be available as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission.

You may also read and copy any materials we file with the Commission at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10am to 3pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, www.sec.gov.

ITEM 1A.	RISK FACTORS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this annual report on Form 10-K concerning our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we consider reasonable, they are subject to risks and uncertainties that are described more fully below. Accordingly, we can give no assurance that we will achieve the results anticipated or implied by our forward-looking statements.

The radio broadcasting industry faces many unpredictable business risks and is sensitive to external economic forces that could have a material adverse effect on our advertising revenues and results of operations.

Our future operations are subject to many business risks, including those risks that specifically influence the radio broadcasting industry, which could have a material adverse effect on our business. These risks include, but are not limited to:

•	shifts in population, demographics or audience preferences;

•	increased competition for advertising revenues with other radio stations, broadcast and cable television, newspapers and magazines, outdoor advertising, direct mail, internet radio, satellite radio, smart phones, tablets, and other wireless media, the internet, social media, and other forms of advertising; and

•	changes in government regulations and policies and actions of federal regulatory bodies, including the Federal Communications Commission, Internal Revenue Service, United States Department of Justice, and the Federal Trade Commission.

The main source of our revenue is the sale of advertising. Our ability to sell advertising can be affected by, among other things:

•	economic conditions in the areas where our stations are located and in the nation as a whole;

•	the popularity of the programming offered by our stations;

•	changes in population, demographics or audience preferences in the areas where our stations are located;

•	local and national advertising price fluctuations, which can be affected by the availability of programming, the popularity of programming, and the relative supply of and demand for commercial advertising;

•	our competitors’ activities, including increased competition from other advertising-based mediums and new technologies;

•	decisions by advertisers to withdraw or delay planned advertising expenditures for any reason; and

•	other factors beyond our control.

In addition, we believe that for most businesses advertising is a discretionary business expense, meaning that spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending.

Further, our operations and revenues also tend to be seasonal in nature, with generally lower revenue generated in the first quarter of the year and generally higher revenue generated in the second and fourth quarters of the year. The seasonality of our business reflects the adult orientation of our formats and relationship between advertising purchases on these formats and the retail cycle. This seasonality causes and will likely continue to cause a variation in our quarterly operating results. Such variations could have a material effect on the timing of our cash flows. In addition, our revenues tend to fluctuate between years, consistent with, among other things, increased advertising expenditures in even-numbered years by political candidates, political parties and special interest groups. This political spending typically is heaviest during the fourth quarter of such years.

Additionally, unfavorable changes in economic conditions as well as declining consumer confidence, recession and other factors could lead to decreased demand for advertising and negatively impact our advertising revenues and our results of operations. We cannot predict with accuracy the timing or duration of any economic downturn generally, or in the markets in which our advertisers operate. If the economic environment does worsen, there can be no assurance that we will not experience a decline in revenues, which may negatively impact our financial condition and results of operations.

Our radio stations may not be able to compete effectively in their respective markets for advertising revenues, which could adversely affect our revenue and cash flow.

We operate in a highly competitive business. A decline in our audience share or advertising rates in a particular market may cause a decline in the revenue and cash flow of our stations located in that market. Our radio stations compete for audiences and advertising revenues within their respective markets directly with other radio stations, as well as with other media outlets. These other media outlets include broadcast and cable television, newspapers and magazines, outdoor advertising, direct mail, internet radio, satellite radio, smart phones, tablets, and other wireless media, the internet, social media such as Facebook and Twitter, and other forms of advertising.

Our radio stations could suffer a reduction in audience ratings or advertising revenue and could incur increased promotional and other expenses if:

•	another radio station in a market was to convert its programming to a format similar to, and thereby compete more directly with, one of our radio stations;

•	a new radio station was to adopt a comparable format or if an existing competitor were to improve its audience share; or

•	a current or new advertising alternative increased its share of local and national advertising revenue.

Other radio broadcasting companies may enter into markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenues.

Further, advertising revenue may vary from even- to odd-numbered years based on the volatility and unpredictability of political advertising revenue. Political advertising revenue from elections, which is generally greater in even-numbered years, has the potential to create fluctuations in our operating results on a year-to-year basis. In addition, political advertising revenue is dependent on the level of political advertising expenditures and competitiveness of elections within each local market.

We may not remain competitive if we do not respond to changes in technology, standards and services that affect our industry.

The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of alternate media platforms, technologies and services. We may not have the resources to acquire and deploy other technologies or to introduce new services that could compete with these other technologies. Competition arising from other technologies or regulatory change may have an adverse effect on the radio broadcasting industry or on our Company. Various other audio technologies and services that have been developed and introduced include:

•	personal digital audio devices (e.g. smart phones, tablets);

•	satellite delivered digital audio radio services that offer numerous programming channels and the sound quality of compact discs;

•	internet-based audio music services;

•	audio programming by internet content providers, internet radio stations, cable systems, direct broadcast satellite systems, personal communications services and other digital audio broadcast formats;

•	HD Radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	low power FM radio stations, which are non-commercial FM radio broadcast outlets that serve small, localized areas;

•	portable digital devices and systems that permit users to listen to programming on a time-delayed basis and to fast-forward through programming and/or advertisements; and

•	vehicles equipped with internet connectivity that increase the number of audio platforms available in vehicles.

These new technologies have the potential to change the means by which advertisers can reach target audiences most effectively. We cannot predict the effect, if any, that competition arising from other technologies or regulatory change may have on the radio broadcasting industry or on our financial condition and results of operations.

Such new media and technology has resulted in increased fragmentation in the advertising market, and we cannot predict the effect, if any, that additional competition arising from new technologies may have across any of our business segments or our financial condition and results of operations, which may be adversely affected if we are not able to adapt successfully to these new media technologies or distribution platforms. The continuing growth and evolution of channels and platforms has increased our challenges in differentiating ourselves from other media platforms. We continually seek to develop and enhance our content offerings and distribution platforms/methodologies. Failure to effectively execute in these efforts, actions by our competitors, or other failures to deliver content effectively could hurt our ability to differentiate ourselves from our competitors and, as a result, have adverse effects across our business.

Our success is dependent upon audience acceptance of our content, particularly our radio programs, which is difficult to predict.

Media and radio content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance and perceptions by the public, which are difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, and other tangible and intangible factors, all of which are difficult to predict.

Ratings for broadcast stations and traffic on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenues. For example, if there is an event causing a change of programming at one of our stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenues, or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenues.

Finally, the costs of developing and distributing content and programming most popular with the public may change significantly if new performance royalties (such as those that have been proposed by members of Congress from time to time) are imposed upon radio broadcasters or internet operators and such changes could have a material impact upon our business.

We have substantial debt that could have important consequences to you.

We have debt that is substantial in relation to our stockholders’ equity. As of December 31, 2015, we had long-term debt of $89.8 million and stockholders’ equity of $133.5 million. Our long-term debt is substantial in amount and could have an impact on you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of cash flow for other purposes, including ongoing capital expenditures and future acquisitions;

•	impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate or other purposes;

•	limit our ability to compete, expand and make capital improvements;

•	increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

•	limit or prohibit our ability to pay dividends and make other distributions.

Our ability to reduce our total leverage ratio by increasing operating cash flow and/or decreasing long-term debt will determine how much, if any, of the remaining commitments under our credit facility will be available to us in the future. Poor financial results or unanticipated expenses could result in our failure to maintain or lower our total leverage ratio and we may not be permitted to make any additional borrowings under our credit facility.

Any additional borrowings would further increase the amount of our debt and the associated risks. In addition, there can be no assurances that additional financing will be available or on terms that will be acceptable to us.

We are subject to restrictive debt covenants, which may restrict our operational flexibility.

Our credit facility contains various financial and operating covenants, including, among other things, restrictions on our ability to incur additional indebtedness, subject our assets to additional liens, enter into certain investments, consolidate, merge or effect asset sales, enter into sale and lease-back transactions, sell or discount accounts receivable, enter into transactions with our affiliates or stockholders, change the nature of our business, pay dividends on and redeem or repurchase capital stock, or make other restricted payments. These restrictions could limit our ability to take actions that require funds in excess of those available to us.

Our credit facility also requires us to maintain specified financial ratios and to satisfy financial condition tests. Our ability to meet those financial ratios and tests may be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. If our revenues were to decrease significantly it may become increasingly difficult for us to meet these financial covenants. In response we will continue to control costs and expenses in non-essential areas. Our breach of any of these covenants, ratios, tests or restrictions could result in an event of default under our credit facility. If an event of default exists under our credit facility, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the lenders accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness which could force us to seek protection under federal bankruptcy laws and could significantly or entirely reduce the value of our equity.

We may also incur future debt obligations in addition to, or in lieu of, our credit facility. Such future debt obligations might subject us to additional and different restrictive covenants that could further limit our operational flexibility or subject us to other events of default.

Our ability to pay regular dividends on our common stock is subject to the discretion of our Board of Directors and may be limited by our structure, statutory restrictions and restrictions imposed by our credit agreement as well as any future agreements.

We intend to pay a regular quarterly cash dividend, however future payments, if any, will be at the discretion of our Board of Directors. Future quarterly dividend payments can also be changed or discontinued at any time and will be subject to limitations under the terms of any existing credit agreements. The payment and timing of any future quarterly dividends will also depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

We are dependent on federally-issued licenses to operate our radio stations and are subject to extensive federal regulation.

The radio broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. We are required to obtain licenses from the FCC to operate our radio stations. Our business depends upon maintaining our broadcast licenses, which are issued by the FCC for a term of eight years and are renewable. Although the vast majority of FCC radio station licenses are routinely renewed, we cannot assure you that the FCC will approve our future renewal applications or that the renewals will be for full eight-year terms or will not include conditions or qualifications that could adversely affect our operations. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our licenses could have a material adverse effect on us.

We must comply with extensive FCC regulations and policies in the ownership and operation of our radio stations. FCC regulations limit the number of radio stations that a licensee can own in a market, which could restrict our ability to consummate any future transactions and in certain circumstances could require us to divest one or more radio stations. The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. Possible changes in interference protections, spectrum allocations and other technical rules may negatively affect the operation of our stations. If the FCC relaxes certain technical requirements, it could impair the signals transmitted by our radio stations and could have a material adverse effect on us. Moreover, these FCC regulations and others may change over time and we cannot assure you that those changes would not have a material adverse effect on us.

The FCC regulates FM translator stations as a secondary service, and in the event that an FM translator station causes actual interference to the signal of a radio or television station, FCC rules require the FM translator station to eliminate the interference and to suspend operations if the interference cannot be eliminated. If the FCC requires any FM translator station that we operate to modify its facilities to eliminate interference caused to another station or to cease broadcasting, it could materially impair the operations of the station that the FM translator rebroadcasts which could have a material adverse effect on us.

A future impairment of our FCC broadcasting licenses and/or goodwill could adversely affect our operating results.

As of December 31, 2015, our FCC broadcasting licenses and goodwill represented 77.0% of our total assets. We are required to test our FCC broadcasting licenses and goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that our FCC broadcasting licenses and goodwill might be impaired which may result in future impairment losses. The valuation of our FCC broadcasting licenses and goodwill is based on estimates rather than precise calculations. The fair value measurements for both our FCC broadcasting licenses and goodwill use significant unobservable inputs which reflect our own assumptions about the estimates that market participants would use in measuring fair value including assumptions about risk. If actual future results are not consistent with the assumptions and estimates used, we may be exposed to impairment charges in the future. For further discussion, see “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Estimates” of this report.

Our corporate offices and several of our radio stations are located in Florida and other areas that could be affected by hurricanes.

Florida is susceptible to hurricanes and we have our corporate offices and 14 radio stations located there. These radio stations contributed 35.0% of our net revenue in 2015. Although the 2015 hurricane season did not have a material impact on our operations, our corporate offices and our radio stations located in Florida and along the east coast of the United States could be materially affected by hurricanes in the future, which could have an adverse impact on our business, financial condition and results of operations. We carry property damage insurance on all of our properties and business interruption insurance on some of our properties, but there can be no assurance that such insurance would be adequate to cover all of our hurricane-related losses.

The failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming could adversely affect our operating results.

We use studios, satellite systems, transmitter facilities and the internet to originate and/or distribute our station programs and commercials. We rely on third-party contracts and services to operate our origination and distribution facilities. These third-party contracts and services include, but are not limited to, electrical power, satellite transponders, uplinks and downlinks and telecom circuits. Distribution may be disrupted due to one or more third parties losing their ability to provide particular services to us, which could adversely affect our distribution capabilities. A disruption can be caused as a result of any number of events such as local disasters (accidental or environmental), various acts of terrorism, power outages, major telecom connectivity failures or satellite failures. Our ability to distribute programming to station audiences may be disrupted for an undetermined period of time until alternate facilities are engaged and put on-line. Furthermore, until third-party services resume, the inability to originate or distribute programming could have a material adverse effect on our business and results of operation.

Disruptions or security breaches of our information technology infrastructure could interfere with our operations, compromise client information and expose us to liability, possibly causing our business and reputation to suffer.

Any internal technology error or failure impacting systems hosted internally or externally, or any large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the Internet, may disrupt our technology network. Any individual, sustained or repeated failure of technology could impact our customer service and result in increased costs or reduced revenues. Our technology systems and related data also may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While we have in place, and continue to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to our business’ reputation.

In addition, as a part of our ordinary business operations, we may collect and store sensitive data, including personal information of our clients, listeners and employees. The secure operation of the networks and systems on which this type of information is stored, processed and maintained is critical to our business operations and strategy. Any compromise of our technology systems resulting from attacks by hackers or breaches due to employee error or malfeasance could result in the loss, disclosure, misappropriation of or access to clients’, listeners’, employees’ or business partners’ information. Any such loss, disclosure, misappropriation or access could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disrupt operations and damage our reputation, any or all of which could adversely affect our business.

Our business is dependent upon the proper functioning of our internal business processes and information systems and modification or interruption of such systems may disrupt our business, processes and internal controls.

The proper functioning of our internal business processes and information systems is critical to the efficient operation and management of our business. If these information technology systems fail or are interrupted, our operations may be adversely affected and operating results could be harmed. Our business processes and information systems need to be sufficiently scalable to support the future growth of our business and may require modifications or upgrades that expose us to a number of operational risks. Our information technology systems, and those of third party providers, may also be vulnerable to damage or disruption caused by circumstances beyond our control. These include catastrophic events, power anomalies or outages, natural disasters, computer system or network failures, viruses or malware, physical or electronic intrusions, unauthorized access and cyber-attacks. Any material disruption, malfunction or similar challenges with our business processes or information systems, or disruptions or challenges relating to the transition to new processes, systems or providers, could have a material adverse effect on our financial position, results of operations and cash flows.

Vigorous enforcement of the FCC’s indecency rules could have a material adverse effect on our business.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6am and 10pm. Broadcasters’ risk of violating the prohibition on the broadcast of indecent material is increased by the vagueness of the FCC’s definition of indecent material, coupled with the spontaneity of live programming. The FCC has expanded the breadth of indecency regulation to include material that could be considered “blasphemy,” “personally reviling epithets,” “profanity” and vulgar or coarse words amounting to a nuisance. As a result, in the event that we broadcast material falling within the expanded breadth of the FCC’s regulation, we could be subject to license revocation, renewal or qualifications proceedings, which would put the licenses that we depend on for our operations in jeopardy. In 2007, the monetary penalties for broadcasting indecent programming increased substantially. The current maximum permitted fines are $325,000 per incident and $3,000,000 for any continuing violation arising from a single act or failure to act. In a decision issued in

June 2012, the Supreme Court did not find that the FCC’s indecency standards were inconsistent with the First Amendment, which means the FCC may continue to enforce the standards. In April 2013, the FCC requested comments on its indecency policy. The FCC has advised that it will continue to pursue enforcement actions in egregious cases while it conducts its review of its indecency policy generally, and in March 2015 issued a Notice of Apparent Liability for the maximum forfeiture amount of $325,000 against a television station. Because the FCC may investigate indecency complaints prior to notifying a licensee of the existence of a complaint, a licensee may not have knowledge of a complaint unless and until the complaint results in the issuance of a formal FCC letter of inquiry or notice of apparent liability for forfeiture.

We may in the future become subject to additional inquiries or proceedings related to our radio stations’ broadcast of indecent or obscene material. To the extent that these pending inquiries or other proceedings result in the imposition of fines, revocation of any of our radio station licenses or denials of license renewal applications, our results of operation and business could be materially adversely affected.

Proposed legislation could require radio broadcasters to pay royalties to record labels and recording artists.

Legislation has previously been introduced in Congress that would require radio broadcasters to pay a royalty to record labels and performing artists for use of their recorded songs. The legislation failed to pass but is expected to be reintroduced. Currently, we pay royalties to song composers and publishers through Broadcast Music, Inc. (“BMI”), the American Society of Composers, Authors and Publishers (“ASCAP”) and SESAC, Inc. (“SESAC”). The proposed legislation would add an additional layer of royalties to be paid directly to the record labels and artists. It is currently unknown what proposed legislation, if any, will become law, whether industry groups will enter into an agreement with respect to fees, and what significance this royalty would have on our results from operations, cash flows or financial position.

The FCC’s Proposed Incentive Auctions may result in a loss of spectrum for broadcast stations and potentially adversely impact our ability to compete by potentially increasing spectrum for use by wireless carriers.

In February 2012, Congress passed legislation authorizing the FCC to conduct a reverse incentive auction in which licensees of television stations may voluntarily relinquish their spectrum usage rights in exchange for a portion of the proceeds received from new licensees who successfully bid in a forward auction for the right to use the repurposed spectrum. The statute also authorizes the FCC to repack the spectrum now used by television broadcasters, subject to certain limitations, including the obligation to make all reasonable efforts to preserve the coverage area and population served by a television station. In 2014 and 2015, the FCC released several Orders establishing rules and procedures for the auctions. If successful, the incentive auction will make available more spectrum for use by wireless carriers, which may increase the competitive impact that audio platforms delivered via broadband and wireless technologies pose to the radio broadcast industry. The FCC must complete the auction by September 30, 2022, and has announced that as of now it intends to commence the auction on March 29, 2016.

At this time we cannot predict the outcome of the incentive auctions and repacking of broadcast television spectrum into smaller amounts of available spectrum, or the impact such items will have on our business.

Our business depends on the efforts of key personnel and the loss of any one of them could have a material adverse effect on our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including certain on-air personalities, and George G. Beasley, our Chairman of the Board and Chief Executive Officer. Mr. Beasley is 83 years old. We believe the unique combination of skills and experience possessed by Mr. Beasley would be difficult to replace and that the loss of Mr. Beasley’s or other key executives’ expertise could impair our ability to execute our operating and acquisition strategies.

We may lose key on-air talent to competing radio stations or other types of media competitors.

We compete for creative and performing on-air talent with other radio stations and radio station groups, radio networks, and other providers of syndicated content and other media such as broadcast television, cable television, satellite television, the internet and satellite radio. Our employees and other on-air talent are subject to change and may be lost to competitors or for other reasons. Any adverse changes in particular programs, formats or on-air talent could have a material adverse effect on our ratings and our ability to attract advertisers, which would negatively impact our business, financial condition or results of operations.

Our Chairman of the Board and Chief Executive Officer controls Beasley Broadcast Group, Inc. and members of his immediate family own a substantial equity interest in Beasley Broadcast Group, Inc. Their interests may conflict with yours.

George G. Beasley is generally able to control the vote on all matters submitted to a vote of stockholders. Without the approval of Mr. Beasley, we will be unable to consummate transactions involving an actual or potential change in control, including transactions in which you might otherwise receive a premium for your shares over then current market prices. Shares of Class B and Class A common stock that Mr. Beasley beneficially owns represent 61.4% of the total voting power of all classes of our common stock. Members of his immediate family also own significant amounts of Class B common stock. Mr. Beasley will be able to direct our management and policies, except with respect to those matters requiring a class vote under the provisions of our amended certificate of incorporation, third amended and restated bylaws or applicable law.

Historically, we have entered into certain transactions with George G. Beasley, members of his immediate family and affiliated entities that may conflict with the interests of our stockholders now or in the future. See “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operation — Related Party Transactions” and Note 15 to the accompanying financial statements.

Future sales by George G. Beasley or members of his family of our Class A common stock could adversely affect its market price.

George G. Beasley and members of his family beneficially own the majority of all outstanding shares of Class B common stock, which is convertible to Class A common stock on a one-for-one basis. The market for our Class A common stock could change substantially if George G. Beasley and members of his family convert their shares of Class B common stock to shares of Class A common stock and then sell large amounts of shares of Class A common stock in the public market. These sales, or the possibility that these sales may occur, could make it more difficult for us to raise capital by selling equity or equity-related securities in the future.

The difficulties associated with any attempt to gain control of our Company may adversely affect the price of our Class A common stock.

Due to his large holdings of our common stock, George G. Beasley controls the decision whether any change of control of the Company will occur. Moreover, some provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire control of us, even if a change of control could be beneficial to you. In addition, the Communications Act and FCC rules and policies limit the number of stations that one individual or entity can own, directly or by attribution, in a market. FCC approval for transfers of control of FCC licensees and assignments of FCC licenses are also required. Because of the limitations and restrictions imposed on us by these provisions and regulations, the trading price of our Class A common stock may be adversely affected.

There may not be an active market for our Class A common stock, making it difficult for you to sell your stock.

Our stock may not be actively traded in the future. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. Our stock price and trading volume have fluctuated widely for a number of reasons, including some reasons that may be unrelated to our business or results of operations. This market volatility could depress the price of our Class A common stock without regard to our operating performance. In addition, our operating results may be below expectations of public market analysts and investors. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

As of February 16, 2016, we own or lease property for our radio stations in the following locations:

Location	Description	Owned/Leased
Atlanta, GA	All radio stations in our Atlanta, GA market cluster	Third party lease
Augusta, GA	All radio stations in our Augusta, GA market cluster	Owned
	Land for radio stations	Related party lease
Boca Raton, FL	All radio stations in our West Palm Beach-Boca Raton, FL market cluster	Third party lease
Boston, MA	One radio station	Third party lease
Camden, NJ	One radio station in our Philadelphia, PA market cluster	Owned
	Land for radio station	Related party lease
Charlotte, NC	All radio stations in our Charlotte, NC market cluster	Third party lease
Estero, FL	All radio stations in our Ft. Myers-Naples, FL market cluster	Related party lease
Fayetteville, NC	All radio stations in our Fayetteville, NC market cluster	Owned
Greenville, NC	Two radio stations in our Greenville-New Bern-Jacksonville, NC market cluster	Related party lease
Las Vegas, NV	All radio stations in our Las Vegas, NV market cluster	Related party lease
New Bern, NC	Four radio stations in our Greenville-New Bern-Jacksonville, NC market cluster	Owned
Philadelphia, PA	Two radio stations in our Philadelphia, PA market cluster	Third party lease
Tampa, FL	All radio stations in our Tampa-Saint Petersburg, FL market cluster	Third party lease
Wilmington, DE	One radio station	Third party lease

The land in Augusta, GA is leased from GGB Augusta, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley (our CEO).

The land in Camden, NJ is leased from Beasley Family Towers, LLC which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members.

The property in Estero, FL is leased from GGB Estero, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley.

The property in Greenville, NC is leased from Beasley Broadcasting of Greenville, Inc., which is owned by George G. Beasley, Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members.

The property in Las Vegas, NV is leased from GGB Las Vegas, LLC, which is controlled by George G. Beasley.

In addition, we lease our principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley.

No one property is material to us. We believe that our properties are generally in good condition and suitable for our operations. However, we continually look for opportunities to upgrade our properties and may do so in the future.

ITEM 3.	LEGAL PROCEEDINGS

We currently and from time to time are involved in ordinary routine litigation incidental to the conduct of our business including indecency claims and related proceedings at the FCC, but we are not a party to any lawsuit or other proceedings that, in the opinion of management, is likely to have a material adverse effect on our financial condition or results of operations.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

We have two authorized and outstanding classes of equity securities: Class A common stock, $.001 par value, and Class B common stock, $.001 par value. The only difference between the Class A and Class B common stock is that Class A is entitled to one vote per share and Class B is entitled to ten votes per share. Class B is convertible into Class A shares on a one-for-one share basis under certain circumstances. Our Class A common stock trades on NASDAQ’s National Market System under the symbol “BBGI.” There is no established public trading market for our Class B common stock. Quarterly high and low prices of our Class A common stock are shown below:

Fiscal 2015	High	Low
First Quarter	$5.54	$4.79
Second Quarter	5.18	4.23
Third Quarter	5.00	3.80
Fourth Quarter	4.47	2.75

Fiscal 2014	High	Low
First Quarter	$9.61	$8.65
Second Quarter	9.20	5.31
Third Quarter	7.48	5.18
Fourth Quarter	6.00	4.50

Holders

As of February 16, 2016, there were approximately 113 holders of record of our Class A common stock and 21 holders of record of our Class B common stock. The number of Class A common stock holders does not count separately the number of beneficial holders whose shares are held of record by a broker or clearing agency.

Dividends

Our credit agreement permits us to pay cash dividends and to repurchase additional shares of our common stock, subject to compliance with financial covenants, up to an aggregate amount of $5.0 million in 2015 and $6.0 million for each year thereafter. We paid cash dividends of $4.1 million in 2014 and 2015. On December 8, 2015, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on January 8, 2016, to stockholders of record on December 31, 2015. We intend to pay quarterly cash dividends in 2016, however the declaration and payment of any future dividends will be at the sole discretion of the board of directors.

Repurchases of Equity Securities

The following table presents information with respect to purchases we made of our Class A common stock during the three months ended December 31, 2015.

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximate Dollar Value That May Yet Be Purchased Under the Program
October 1 – 31, 2015	—	—	—	$1,000,000
November 1 – 30, 2015	—	—	—	1,000,000
December 1 – 31, 2015	250	$3.23	—	1,000,000

Total	250

On March 27, 2007, our board of directors approved the Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) which was also approved by our stockholders at the Annual Meeting of Stockholders on June 7, 2007. The 2007 Plan permits us to purchase sufficient shares to fund withholding taxes in connection with the vesting of restricted stock and expires on March 27, 2017. Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. All shares purchased during the three months ended December 31, 2015, were purchased to fund withholding taxes in connection with the vesting of restricted stock. On May 28, 2015, our board of directors authorized us to repurchase up to $1.0 million of our Class A common stock over a period of one year from the date of authorization.

Equity Compensation Plan Information

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Security Holders	—	—	2,160,742
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—		2,160,742

ITEM 6.	SELECTED FINANCIAL DATA

Not required for smaller reporting companies.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE. We refer to each group of radio stations in each radio market as a market cluster.

Recent Developments

On December 31, 2015, we sold the tower for one radio station in Augusta, GA to a related party for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

On December 31, 2015, we sold the tower for one radio station in Charlotte, NC to a related party for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.3 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

On December 8, 2015, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on January 8, 2016, to stockholders of record on December 31, 2015. While we intend to pay quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board of directors at its discretion.

On November 30, 2015, the Company, through its wholly-owned subsidiary, Beasley Mezzanine Holdings, LLC, entered into a new credit agreement with a syndicate of financial institutions. Proceeds from the new credit facility were primarily used to repay the old credit facility. The credit facility consists of a term loan of $91.0 million and a revolving credit facility with a maximum commitment of $20.0 million. The revolving credit facility includes a $5.0 million sub-limit for letters of credit. At our option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by our consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by our consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility matures on November 30, 2020. In connection with the new credit agreement, we recorded a loss on modification of long-term debt of $0.6 million during the fourth quarter of 2015.

Financial Statement Presentation

The following discussion provides a brief description of certain key items that appear in our financial statements and general factors that impact these items.

Net Revenue. Our net revenue is primarily derived from the sale of advertising airtime to local and national advertisers. Net revenue is gross revenue less agency commissions, generally 15% of gross revenue. Local revenue generally consists of airtime sales, digital sales and event marketing for advertisers in a radio station’s local market either directly to the advertiser or through the advertiser’s agency. National revenue generally consists of advertising airtime and digital sales to agencies purchasing advertising for multiple markets. National sales are generally facilitated by our national representation firm, which serves as our agent in these transactions.

Our net revenue is generally determined by the advertising rates that we are able to charge and the number of advertisements that we can broadcast without jeopardizing listener levels. Advertising rates are primarily based on the following factors:

•	a radio station’s audience share in the demographic groups targeted by advertisers as measured principally by periodic reports issued by Nielson Audio;

•	the number of radio stations, as well as other forms of media, in the market competing for the attention of the same demographic groups;

•	the supply of, and demand for, radio advertising time; and

•	the size of the market.

Our net revenue is affected by general economic conditions, competition and our ability to improve operations at our market clusters. Seasonal revenue fluctuations are also common in the radio broadcasting industry and are primarily due to variations in advertising expenditures by local and national advertisers. Our revenues are typically lowest in the first calendar quarter of the year.

We use trade sales agreements to reduce cash paid for operating costs and expenses by exchanging advertising airtime for goods or services; however, we endeavor to minimize trade revenue in order to maximize cash revenue from our available airtime.

We also continue to invest in digital support services to develop and promote our radio station websites. We derive revenue from our websites through the sale of advertiser promotions and advertising on our websites and the sale of advertising airtime during audio streaming of our radio stations over the internet. We also generate revenue from selling other digital products.

Operating Expenses. Our operating expenses consist primarily of (1) programming, engineering, sales, advertising and promotion, and general and administrative expenses incurred at our radio stations, (2) general and administrative expenses, including compensation and other expenses, incurred at our corporate offices, and (3) depreciation and amortization. We strive to control our operating expenses by centralizing certain functions at our corporate offices and consolidating certain functions in each of our market clusters.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

FCC Broadcasting Licenses. As of December 31, 2015, FCC broadcasting licenses with an aggregate carrying amount of $234.7 million represented 75.4% of our total assets. We are required to test our licenses for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that our licenses might be impaired. We assess qualitative factors to determine whether it is more likely than not that our licenses are impaired. If we determine it is more likely than not that our licenses are impaired then we are required to perform the quantitative impairment test. The quantitative impairment test compares the fair value of our licenses with their carrying amounts. If the carrying amounts of the licenses exceed their fair value, an impairment loss is recognized in an amount equal to that excess. For the purpose of testing our licenses for impairment, we combine our licenses into reporting units based on our market clusters.

We assessed qualitative factors including cost factors, financial performance, industry and market conditions, and macroeconomic conditions during 2015 and determined that it was not more likely than not that the fair value of our licenses in Atlanta, GA, Augusta, GA, Boston, MA, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Philadelphia, PA, and West Palm Beach-Boca Raton, FL was less than their respective carrying amounts therefore we did not perform the quantitative impairment test for the licenses in these market clusters in 2015.

However, due to the amount by which fair value, as determined during the quantitative impairment test performed as of November 30, 2014, exceeded the respective carrying amounts in Charlotte, NC, Las Vegas, NV, Tampa-Saint Petersburg, FL, and Wilmington, DE and the recognition of impairment losses in prior years in Las Vegas, NV and Wilmington, DE, we elected to perform the quantitative impairment test for the licenses in these market clusters in 2015.

We estimate the fair value of our licenses in Charlotte, NC, Las Vegas, NV, Tampa-Saint Petersburg, FL, and Wilmington, DE using an income approach. The income approach measures the expected economic benefits the licenses provide and discounts these future benefits using discounted cash flow analyses. The discounted cash flow analyses assume that each license is held by a hypothetical start-up radio station and the value yielded by the discounted cash flow analyses represents the portion of the radio station’s value attributable solely to its license. The discounted cash flow model incorporates variables such as radio market revenues; the projected growth rate for radio market revenues; projected radio market revenue share; projected radio station operating income margins; and a discount rate appropriate for the radio broadcasting industry. The variables used in the analyses reflect historical radio station and market growth trends, as well as anticipated radio station performance, industry standards, and market conditions. The discounted cash flow projection period of ten years was determined to be an appropriate time horizon for the analyses. Stable market revenue share and operating margins are expected at the end of year three (maturity).

As of November 30, 2015, the key assumptions used in the discounted cash flow analyses are as follows:

Revenue growth rates	0.5% - 2.0%
Market revenue shares at maturity	20.4% - 30.7%
Operating income margins at maturity	32.8% - 38.0%
Discount rate	9.0%

If we had made different assumptions or used different estimates, the fair value of our licenses could have been materially different. If actual results are different from assumptions or estimates used in the discounted cash flow analyses, we may incur impairment losses in the future and they may be material.

Cash flows and operating income are dependent on advertising revenues. Advertising revenues are influenced by competition from other radio stations and media, demographic changes, and changes in government rules and regulations. In addition, advertising is generally considered a discretionary expense meaning advertising expenditures tend to decline disproportionately during economic downturns as compared to other types of business expenditures. If actual results are lower, we may incur impairment losses in the future and they may be material.

The carrying amount of FCC broadcasting licenses for Charlotte, NC, Las Vegas, NV, Tampa-Saint Petersburg, FL, and Wilmington, DE and the percentage by which fair value exceeded the carrying amount are as follows:

Market cluster	FCC broadcasting licenses	Excess
Charlotte, NC	$60,303,300	9.2%
Las Vegas, NV	36,621,712	9.4
Tampa-Saint Petersburg, FL	61,491,700	14.6
Wilmington, DE	19,496,000	9.6

As a result of the quantitative impairment test performed for Charlotte, NC, Las Vegas, NV, Tampa-Saint Petersburg, FL, and Wilmington, DE as of November 30, 2015, we recorded no impairment losses related to our FCC broadcasting licenses for these reporting units. However, there can be no assurance that impairments of our FCC broadcasting licenses will not occur in future periods.

Goodwill. As of December 31, 2015, goodwill with an aggregate carrying amount of $5.3 million represented 1.7% of our total assets. We are required to test our goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that our goodwill might be impaired. We assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we are required to perform the first step of a two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then we are required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss. For the purpose of testing our goodwill for impairment, we have identified our market clusters as our reporting units.

We assessed qualitative factors including macroeconomic conditions, industry and market conditions, cost factors, and overall financial performance in 2015 and determined that it was not more likely than not that the fair value of any of our reporting units, except Wilmington, was less than their respective carrying amounts. Therefore we did not perform the two-step impairment test for any of our reporting units, except Wilmington, in 2015. No impairment losses related to our goodwill were recorded, except for Wilmington, in 2015 however there can be no assurance that impairments of our goodwill will not occur in future periods.

We determined that the Wilmington market cluster would not meet its cash flow projections for 2015 primarily due to a continuing decrease in cash flows and a decline in ratings during the third quarter of 2015. Therefore we performed the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. The first step test indicated that the carrying amount of the goodwill in the Wilmington market cluster exceeded its fair value, therefore we were required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss. As a result of the second step test, we recorded an impairment loss of $3.5 million, which reflects 100% of the goodwill in our Wilmington market cluster, during the third quarter of 2015.

The fair value of the Wilmington market cluster was estimated using an income approach. The income approach is based upon discounted cash flow analyses incorporating variables such as projected revenues, projected growth rate for revenues, projected station operating income margins, and a discount rate. The key assumptions in the discounted cash flow analyses are as follows:

Long-term revenue growth rate	2.5%
Station operating income margins	23.5% - 50%
Discount rate	9.5%

Property and Equipment. We are required to assess the recoverability of our property and equipment whenever an event has occurred that may result in an impairment loss. If such an event occurs, we will compare estimates of related future undiscounted cash flows to the carrying amount of the asset. If the future undiscounted cash flow estimates are less than the carrying amount of the asset, we will reduce the carrying amount to the estimated fair value. The determination of when an event has occurred and estimates of future cash flows and fair value all require management judgment. The use of different assumptions or estimates may result in alternative assessments that could be materially different. We did not identify any events that may have resulted in an impairment loss on our property and equipment in 2015. However, there can be no assurance that impairments of our property and equipment will not occur in future periods.

Accounts Receivable. We continually evaluate our ability to collect our accounts receivable. Our ongoing evaluation includes review of specific accounts at our radio stations, the current financial condition of our customers and our historical write-off experience. This ongoing evaluation requires management judgment and if we had made different assumptions about these factors, the allowance for doubtful accounts could have been materially different.

Recent Accounting Pronouncements

Recent accounting pronouncements are described in Note 2 to the accompanying financial statements.

Results of Operations

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

The following summary table presents a comparison of our results of continuing operations for the years ended December 31, 2014 and 2015 with respect to certain of our key financial measures. These changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 8 of this report.

	Year ended December 31,		Change
	2014	2015	$	%
Net revenue	$58,705,903	$105,946,670	$47,240,767	80.5%
Station operating expenses	40,351,258	75,609,147	35,257,889	87.4
Corporate general and administrative expenses	8,923,117	8,983,860	60,743	0.7
Radio station exchange transaction costs	1,261,318	349,917	(911,401)	(72.3)
Employee termination expenses	458,585	—	(458,585)	(100.0)
Depreciation and amortization	2,151,949	3,834,992	1,683,043	78.2
Impairment loss	—	3,520,933	3,520,933	—
Interest expense	4,375,129	3,967,794	(407,335)	(9.3)
Loss on modification of long-term debt	30,569	558,856	528,287	1728.2
Other income (expense), net	326,282	881,938	555,656	170.3
Income tax expense	514,275	3,640,787	3,126,512	607.9
Income from discontinued operations (net of income taxes)	39,033,382	—	(39,033,382)	(100.0)
Net income	39,999,367	6,362,322	(33,637,045)	(84.1)

Net Revenue. Net revenue from continuing operations increased $47.2 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. Significant factors affecting net revenue included $24.9 million in additional advertising revenue from our Charlotte market cluster and $23.6 million in additional advertising revenue from our Tampa-Saint Petersburg market cluster, both of which were acquired on December 1, 2014, and a $0.7 million increase in advertising revenue from our Fort Myers-Naples market cluster, partially offset by a $1.4 million decrease in advertising revenue from our Las Vegas market cluster and a

$0.7 million decrease in advertising revenue from our Wilmington market cluster. Net revenue for the year ended December 31, 2015 was comparable to net revenue for the same period in 2014 at our remaining market clusters.

Station Operating Expenses. Station operating expenses from continuing operations increased $35.3 million during the year ended December 31, 2015 as compared to the year ended December 31, 2014. Significant factors affecting station operating expenses included $17.4 million in additional expenses from our Tampa-Saint Petersburg market cluster and $17.1 million in additional expenses from our Charlotte market cluster. Station operating expenses for the year ended December 31, 2015 were comparable to station operating expenses for the same period in 2014 at our remaining market clusters.

Corporate General and Administrative Expenses. Corporate general and administrative expenses during the year ended December 31, 2015 were comparable to the same period in 2014.

Radio Station Exchange Transaction Costs. In connection with the asset exchange with CBS Radio, we incurred transaction costs of $1.3 million in 2014 and $0.3 million in 2015.

Employee Termination Expenses. In connection with the asset exchange with CBS Radio, we incurred employee termination expenses of $0.5 million in 2014.

Depreciation and Amortization. The $1.7 million increase in depreciation and amortization during the year ended December 31, 2015 was primarily due to $0.9 million in additional expense from our Charlotte market cluster and $0.5 million in additional expense from our Tampa-Saint Petersburg market cluster as compared to the same period in 2014.

Impairment Loss. As a result of our qualitative assessment of goodwill during the third quarter of 2015, we determined it was more likely than not that the fair value of the Wilmington market cluster was less than its carrying amount. We determined that the Wilmington market cluster would not meet its cash flow projections for 2015 primarily due to a continuing decrease in cash flows and a decline in ratings during the third quarter of 2015. Therefore we performed the two-step impairment test. As a result of the second step test, we recorded an impairment loss of $3.5 million, which reflects 100% of the goodwill in our Wilmington market cluster, during the third quarter of 2015.

Interest Expense. Interest expense decreased $0.4 million during the year ended December 31, 2015. The primary factor affecting interest expense was a decrease in long-term debt outstanding.

Loss on Modification of Long-Term Debt. In connection with the new credit agreement, we recorded a loss on modification of long-term debt of $0.6 million during the year ended December 31, 2015. In connection with the amendment of the old credit agreement, we recorded a loss on modification of long-term debt of approximately $31,000 during the year ended December 31, 2014.

Other Income (Expense), Net. Other income (expense), net increased $0.6 million during the year ended December 31, 2015. Significant factors affecting other income (expense), net included the receipt of insurance proceeds of $0.4 million related to a radio tower damaged by severe weather in our Augusta market and the recognition of a deferred gain of $0.3 million related to a radio tower sale. These increases were partially offset by a $0.1 million loss from fire damage in our New Bern market.

Income Tax Expense. Our effective tax rate was approximately 36% for the year ended December 31, 2015. This rate differs from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes. The effective tax rate for the year ended December 31, 2015 also reflects a $0.4 million decrease from a change to our effective state tax rate. Our effective tax rate for continuing and discontinued operations combined was approximately 43% for the year ended December 31, 2014. This rate differs from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes. The effective tax rate for the year ended December 31, 2014 also reflects a $1.1 million increase from a change to our federal tax rate and a $2.0 million decrease from changes to our effective state tax rate.

Income from Discontinued Operations. The results of operations for WRDW-FM and WXTU-FM in the Philadelphia radio market and WKIS-FM, WPOW-FM and WQAM-AM in the Miami-Fort Lauderdale radio market have been reported as discontinued operations for the year ended December 31, 2014. We recorded a $54.3 million gain on exchange of radio stations in discontinued operations during the fourth quarter of 2014.

Net Income. Net income during the year ended December 31, 2015 decreased $33.6 million as a result of the factors described above.

Liquidity and Capital Resources

Overview. Our primary sources of liquidity are internally generated cash flow and our revolving credit facility. Our primary liquidity needs have been, and for the next twelve months and thereafter are expected to continue to be, for working capital, debt service, and other general corporate purposes, including capital expenditures and radio station acquisitions. Historically, our capital expenditures have not been significant. In addition to property and equipment associated with radio station acquisitions, our capital expenditures have generally been, and are expected to continue to be, related to the maintenance of our studio and office space and the technological improvement, including upgrades necessary to broadcast HD Radio, and maintenance of our broadcasting towers and equipment. We have also purchased or constructed office and studio space in some of our markets to facilitate the consolidation of our operations.

Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. We paid $0.3 million to repurchase 51,275 shares in 2015.

Our credit agreement permits us to pay cash dividends and to repurchase additional shares of our common stock, subject to compliance with financial covenants, up to an aggregate amount of $5.0 million in 2015 and $6.0 million for each year thereafter. We paid cash dividends of $4.1 million in 2014 and 2015. On December 8, 2015, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on January 8, 2016, to stockholders of record on December 31, 2015.

We expect to provide for future liquidity needs through one or a combination of the following sources of liquidity:

•	internally generated cash flow;

•	our credit facilities;

•	additional borrowings, other than under our existing credit facilities, to the extent permitted thereunder; and

•	additional equity offerings.

We believe that we will have sufficient liquidity and capital resources to permit us to provide for our liquidity requirements and meet our financial obligations for the next twelve months. However, poor financial results or unanticipated expenses could give rise to defaults under our credit facilities, additional debt servicing requirements or other additional financing or liquidity requirements sooner than we expect and we may not secure financing when needed or on acceptable terms.

Our ability to reduce our consolidated total debt ratio, as defined by our credit agreement, by increasing operating cash flow and/or decreasing long-term debt will determine how much, if any, of the remaining commitments under our revolving credit facility will be available to us in the future. Poor financial results or unanticipated expenses could result in our failure to maintain or lower our consolidated total debt ratio and we may not be permitted to make any additional borrowings under our revolving credit facility.

The following summary table presents a comparison of our capital resources for the years ended December 31, 2014 and 2015 with respect to certain of our key measures affecting our liquidity. The changes set forth in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 8 of this report.

	Year ended December 31,
	2014	2015
Net cash provided by operating activities	$16,913,700	$14,371,755
Net cash provided by (used in) investing activities	(2,931,179)	55,471
Net cash used in financing activities	(14,022,093)	(14,368,173)

Net increase (decrease) in cash and cash equivalents	$(39,572)	$59,053

Net Cash Provided By Operating Activities. Net cash provided by operating activities decreased $2.5 million during the year ended December 31, 2015. Significant factors affecting this decrease in net cash provided by operating activities included a $5.0 million increase in cash paid for station operating expenses and a $2.5 million increase in income tax payments, partially offset by a $2.8 million increase in cash receipts from the sale of advertising airtime and a $1.4 million decrease in transaction costs and employee termination expenses related to the asset exchange with CBS Radio in 2014.

Net Cash Provided By (Used In) Investing Activities. Net cash provided by investing activities during the year ended December 31, 2015 included payments of $2.1 million for capital expenditures, a $0.8 million increase in restricted cash from radio tower sales proceeds placed with a qualified intermediary, and payments of $0.4 million for translator licenses partially offset by proceeds of $1.7 million from sales of radio towers and repayments of $1.7 million for notes receivable from related parties which were repaid in full in 2015. Net cash used in investing activities for the same period in 2014 included payments of $3.0 million for capital expenditures, and repayments of $0.4 million for notes receivable from related parties.

Net Cash Used In Financing Activities. Net cash used in financing activities during the year ended December 31, 2015 included repayments of $9.5 million under our credit facility, payments of $4.1 million for cash dividends, payments of $1.1 million for debt issuance costs related to the new credit agreement partially offset by borrowings of $0.8 million from our credit facility. Net cash used in financing activities for the same period in 2014 included repayments of $9.2 million under our credit facility, payments of $4.1 million for cash dividends, payments of $0.4 million for debt issuance costs related to the amended credit agreement, and payments of $0.4 million for repurchases of our Class A common stock.

Credit Facility. On November 30, 2015, the Company, through its wholly-owned subsidiary, Beasley Mezzanine Holdings, LLC, entered into a new credit agreement with a syndicate of financial institutions. Proceeds from the new credit facility were primarily used to repay the old credit facility. In connection with the new credit agreement, we recorded a loss on modification of long-term debt of $0.6 million during the fourth quarter of 2015.

As of December 31, 2015, the credit facility consisted of a term loan with a remaining balance of $89.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of December 31, 2015, we had $20.0 million in available commitments under our revolving credit facility. At our option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by our consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by our consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.9% as of December 31, 2015 and matures on November 30, 2020.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when our consolidated total debt is equal to or greater than three times our consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when our consolidated total debt is less than three times our consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires us to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. Our consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times our consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. Our consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times our consolidated cash interest expense for the four quarters then ended.

The new credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If we default under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of December 31, 2015, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $89.0 million. The guarantees for the credit facility expire on November 30, 2020.

On February 23, 2016, a waiver was granted by the lenders party to our credit agreement which allowed us to enter certain lease agreements with related parties. See “Related Party Transactions” elsewhere in this Item and Note 15 to the accompanying financial statements for additional information on the lease transactions.

The aggregate scheduled principal repayments of the credit facility for the next five years are as follows:

2016	1,412,500
2017	5,118,750
2018	6,825,000
2019	7,393,750
2020	68,250,000

Total	$89,000,000

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of our credit agreement could result in the acceleration of the maturity of our outstanding debt, which could have a material adverse effect on our business or results of operations. As of December 31, 2015, we were in compliance with all applicable financial covenants under our credit agreement; our consolidated total debt ratio was 3.23 times, and our interest coverage ratio was 6.58 times.

Related Party Transactions

Beasley Family Towers, LLC

On December 31, 2015, we sold the tower for one radio station in Augusta, GA to Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members, for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

On August 4, 2006, we entered into an agreement to lease several radio towers for one radio station in Boca Raton, FL from BFT. The lease agreement expires on April 30, 2016. Lease payments are currently offset by the partial recognition of a deferred gain on sale from the sale of these towers to BFT in 2006, therefore no rental expense was reported for these towers for the year ended December 31, 2015. On November 17, 2015, two of the towers were sold to an unrelated party and $0.3 million of the gain deferred in 2006 was recognized and reported in other income (expense), net. In addition, BFT prepaid rent of $0.7 million on our behalf to the unrelated party. Repayments of prepaid rent to BFT were approximately $8,000 for the year ended December 31, 2015.

Wintersrun Communications, LLC

On December 31, 2015, we sold the tower for one radio station in Charlotte, NC to Wintersrun Communications, LLC, which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley and Brian E. Beasley, for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.3 million gain on sale was deferred and will not be recognized until our continuing involvement is no longer present.

GGB Las Vegas, LLC

We lease property for our radio stations in Las Vegas, NV from GGB Las Vegas, LLC which is controlled by George G. Beasley. The lease agreement expires on December 31, 2018. Rental expense was $0.2 million for the year ended December 31, 2015.

GGB Augusta, LLC

We lease land for our radio stations in Augusta, GA from GGB Augusta, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley, and other family members of George G. Beasley. The lease agreement expires on November 1, 2023. Rental expense was approximately $42,000 for the year ended December 31, 2015.

Digital PowerRadio, LLC

On March 25, 2011, we contributed $250,000 to Digital PowerRadio, LLC (“DPR”) in exchange for 25,000 units or approximately 20% of the outstanding units. We contributed an additional $62,500 on February 14, 2012, $104,167 on July 31, 2012, $104,167 on April 10, 2013, $104,167 on April 4, 2014, and $166,667 on April 3, 2015 which maintained our ownership interest at approximately 20% of the outstanding units. We may be called upon to make additional pro rata cash contributions to DPR in the future. DPR is managed by Fowler Radio Group, LLC which is partially-owned by Mark S. Fowler, an independent director of Beasley Broadcast Group, Inc.

The following related party transactions are based on agreements entered into prior to our initial public offering in 2000 at which time we did not have an Audit Committee. However, these agreements were evaluated by our board of directors at the time of entering the agreements and we believe that they are on terms at least as favorable to us as could have been obtained from a third party.

Beasley Family Towers, LLC

In December 2000, we finalized the sale of most of our radio towers and related real estate assets to BFT for $5.1 million in unsecured notes. As of December 31, 2014, the aggregate outstanding balance of the notes receivable was $1.7 million. On November 30, 2015, the notes were repaid in full. Interest income on the notes receivable from BFT was approximately $37,000 for the year ended December 31, 2015.

We lease radio towers for 23 radio stations in various markets from BFT. The lease agreements expire on various dates through December 28, 2020. Rental expense was $0.5 million for the year ended December 31, 2015.

Wintersrun Communications, LLC

We leased a radio tower for one radio station in Augusta, GA from Wintersrun. Rental expense was approximately $24,000 for the year ended December 31, 2015. On October 16, 2015, the tower was sold to an unrelated party and Wintersrun prepaid rent of $0.3 million on our behalf to the unrelated party. Repayments of prepaid rent to Wintersrun were approximately $6,000 for the year ended December 31, 2015.

GGB Estero, LLC

We lease property for our radio stations in Ft. Myers, FL from GGB Estero, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley, and other family members of George G. Beasley. The lease agreement expires on August 31, 2019. Rental expense was $0.2 million for the year ended December 31, 2015.

Beasley Broadcasting Management, LLC

We lease our principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley, and other family members of George G. Beasley. Rental expense was $0.2 million for the year ended December 31, 2015.

As of December 31, 2015, future minimum payments to related parties for the next five years and thereafter are summarized as follows:

2016	$1,017,828
2017	1,032,043
2018	1,046,714
2019	783,772
2020	652,230
Thereafter	1,069,479

Total	$5,602,066

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2015.

Inflation

For the years ended December 31, 2014 and 2015, inflation has affected our performance in terms of higher costs for radio station operating expenses, however the exact impact cannot be reasonably determined.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Not required for smaller reporting companies.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

BEASLEY BROADCAST GROUP, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Beasley Broadcast Group, Inc.

Naples, Florida

We have audited the accompanying consolidated balance sheets of Beasley Broadcast Group, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule listed in the accompanying index in Item 8. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As disclosed in Note 3 of the Notes to Consolidated Financial Statements, on December 1, 2014, the Company completed an asset exchange with CBS Radio under which the Company agreed to exchange all of the assets used or useful in the operations of WRDW-FM and WXTU-FM in Philadelphia, PA and WKIS-FM, WPOW-FM and WQAM-AM in Miami, FL previously owned and operated by the Company for all of the assets used or useful in the operations of WIP-AM in Philadelphia, PA, WHFS-AM, WHFS-FM, WLLD-FM, WQYK-FM, WRBQ-FM and WYUU-FM in Tampa, FL and WBAV-FM, WBCN-AM, WFNZ-AM, WKQC-FM, WNKS-FM, WPEG-FM and WSOC-FM in Charlotte, NC previously owned and operated by CBS Radio Stations Inc. Our opinion is not modified with respect to this matter.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

February 26, 2016

BEASLEY BROADCAST GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$14,259,441	$14,318,494
Accounts receivable, less allowance for doubtful accounts of $544,932 in 2014 and $596,380 in 2015	17,637,686	19,847,536
Prepaid expenses	636,552	1,896,491
Other current assets	2,784,210	1,017,059

Total current assets	35,317,889	37,079,580
Restricted cash	—	743,195
Notes receivable from related parties	1,748,092	—
Property and equipment, net	28,254,202	27,523,353
FCC broadcasting licenses	234,328,330	234,719,505
Goodwill	8,857,516	5,336,583
Other intangibles, net	1,358,026	544,238
Other assets	4,326,826	5,455,441

Total assets	$314,190,881	$311,401,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$3,112,500	$1,484,048
Accounts payable	1,120,434	1,827,003
Other current liabilities	9,864,528	7,588,106

Total current liabilities	14,097,462	10,899,157
Due to related parties	—	952,465
Long-term debt, net of current installments and unamortized debt issuance costs	93,025,258	86,461,778
Deferred tax liabilities	75,776,497	77,739,201
Other long-term liabilities	749,376	1,812,219

Total liabilities	183,648,593	177,864,820
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued	—	—
Class A common stock, $0.001 par value; 150,000,000 shares authorized; 9,275,746 issued and 6,444,842 outstanding in 2014; 9,449,956 issued and 6,567,777 outstanding in 2015	9,276	9,450
Class B common stock, $0.001 par value; 75,000,000 shares authorized; 16,662,743 issued and outstanding in 2014 and 2015	16,662	16,662
Additional paid-in capital	118,535,400	119,495,619
Treasury stock, Class A common stock; 2,830,904 shares in 2014; 2,882,179 shares in 2015	(15,107,464)	(15,361,869)
Retained earnings	27,066,481	29,302,054
Accumulated other comprehensive income	21,933	75,159

Total stockholders’ equity	130,542,288	133,537,075

Total liabilities and stockholders’ equity	$314,190,881	$311,401,895

See accompanying notes to consolidated financial statements

BEASLEY BROADCAST GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31, 2014	Year Ended December 31, 2015
Net revenue	$58,705,903	$105,946,670

Operating expenses:
Station operating expenses (including stock-based compensation of $101,362 in 2014 and $110,781 in 2015 and excluding depreciation and amortization shown separately below)	40,351,258	75,609,147
Corporate general and administrative expenses (including stock-based compensation of $1,216,540 in 2014 and $1,002,110 in 2015)	8,923,117	8,983,860
Radio station exchange transaction costs	1,261,318	349,917
Employee termination expenses	458,585	—
Depreciation and amortization	2,151,949	3,834,992
Impairment loss	—	3,520,933

Total operating expenses	53,146,227	92,298,849

Operating income	5,559,676	13,647,821
Non-operating income (expense):
Interest expense	(4,375,129)	(3,967,794)
Loss on modification of long-term debt	(30,569)	(558,856)
Other income (expense), net	326,282	881,938

Income from continuing operations before income taxes	1,480,260	10,003,109
Income tax expense	514,275	3,640,787

Income from continuing operations	965,985	6,362,322
Income from discontinued operations (net of income taxes)	39,033,382	—

Net income	39,999,367	6,362,322
Other comprehensive income:
Unrealized gain (loss) on securities (net of income tax benefit of $1,770 in 2014 and income tax expense of $32,494 in 2015)	(2,689)	53,226

Comprehensive income	$39,996,678	$6,415,548

Basic net income per share:
Continuing operations	$0.04	$0.28
Discontinued operations	$1.71	$—
Net income per share	$1.75	$0.28
Diluted net income per share:
Continuing operations	$0.04	$0.28
Discontinued operations	$1.70	$—
Net income per share	$1.74	$0.28
Dividends declared per common share	$0.18	$0.18
Weighted average shares outstanding:
Basic	22,811,825	22,911,727
Diluted	22,944,815	23,025,720

See accompanying notes to consolidated financial statements

BEASLEY BROADCAST GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock							Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Treasury Stock
	Shares	Amount	Shares	Amount		Shares	Amount
Balances as of January 1, 2014	9,073,940	$9,074	16,662,743	$16,662	$117,130,362	(2,788,608)	$(14,729,984)	$(8,824,642)	$24,622	$93,626,094
Stock-based compensation	201,806	202	—	—	1,317,700	—	—	—	—	1,317,902
Adjustment from related party acquisition	—	—	—	—	(1,282)	—	—	—	—	(1,282)
Tax benefit from vesting of restricted stock	—	—	—	—	88,620	—	—	—	—	88,620
Purchase of treasury stock	—	—	—	—	—	(42,296)	(377,480)	—	—	(377,480)
Net income	—	—	—	—	—	—	—	39,999,367	—	39,999,367
Cash dividends, $0.18 per common share	—	—	—	—	—	—	—	(4,108,244)	—	(4,108,244)
Other comprehensive loss	—	—	—	—	—	—	—	—	(2,689)	(2,689)

Balances as of December 31, 2014	9,275,746	9,276	16,662,743	16,662	118,535,400	(2,830,904)	(15,107,464)	27,066,481	21,933	130,542,288
Stock-based compensation	174,210	174	—	—	1,112,717	—	—	—	—	1,112,891
Adjustment from related party acquisition	—	—	—	—	(1,462)	—	—	—	—	(1,462)
Tax shortfall from vesting of restricted stock	—	—	—	—	(151,036)	—	—	—	—	(151,036)
Purchase of treasury stock	—	—	—	—	—	(51,275)	(254,405)	—	—	(254,405)
Net income	—	—	—	—	—	—	—	6,362,322	—	6,362,322
Cash dividends, $0.18 per common share	—	—	—	—	—	—	—	(4,126,749)	—	(4,126,749)
Other comprehensive income	—	—	—	—	—	—	—	—	53,226	53,226

Balances as of December 31, 2015	9,449,956	$9,450	16,662,743	$16,662	$119,495,619	(2,882,179)	$(15,361,869)	$29,302,054	$75,159	$133,537,075

See accompanying notes to consolidated financial statements

BEASLEY BROADCAST GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2014	Year Ended December 31, 2015
Cash flows from operating activities:
Net income	$39,999,367	$6,362,322
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,317,902	1,112,891
Provision for bad debts	589,270	695,246
Depreciation and amortization	2,525,951	3,834,992
Gain on exchange of radio stations	(54,306,974)	—
Impairment loss	—	3,520,933
Amortization of loan fees	369,922	339,924
Loss on notes receivable from related party	332,034	—
Loss on modification of long-term debt	30,569	558,856
Deferred income taxes	24,344,571	2,014,468
Change in operating assets and liabilities:
Accounts receivable	(1,031,503)	(2,905,096)
Prepaid expenses	801,275	(1,259,939)
Other assets	(629,967)	1,327,158
Accounts payable	(554,696)	706,569
Other liabilities	3,308,014	(2,433,033)
Other operating activities	(182,035)	496,464

Net cash provided by operating activities	16,913,700	14,371,755

Cash flows from investing activities:
Change in restricted cash	—	(743,195)
Capital expenditures	(3,047,388)	(2,129,084)
Proceeds from sales of radio towers	—	1,737,500
Payments for translator licenses	(155,000)	(391,175)
Payments for investments	(104,167)	(166,667)
Repayment of notes receivable from related parties	375,376	1,748,092

Net cash provided by (used in) investing activities	(2,931,179)	55,471

Cash flows from financing activities:
Proceeds from issuance of indebtedness	—	806,250
Principal payments on indebtedness	(9,181,250)	(9,500,000)
Payments of loan fees	(447,828)	(1,147,178)
Tax benefit (shortfall) from vesting of restricted stock	88,620	(151,036)
Dividends paid	(4,104,155)	(4,121,804)
Payments for treasury stock	(377,480)	(254,405)

Net cash used in financing activities	(14,022,093)	(14,368,173)

Net increase (decrease) in cash and cash equivalents	(39,572)	59,053
Cash and cash equivalents at beginning of period	14,299,013	14,259,441

Cash and cash equivalents at end of period	$14,259,441	$14,318,494

Cash paid for interest	$4,005,207	$3,601,812

Cash paid for income taxes	$2,709,995	$5,166,327

Supplement disclosure of non-cash investing and financing activities:
Property and equipment acquired through placement of advertising airtime	$59,991	$154,998

Property and equipment acquired through capital leases	$—	$750,216

Property and equipment acquired through a logo agreement	$179,980	$—

Dividends declared but unpaid	$1,027,628	$1,032,573

See accompanying notes to consolidated financial statements

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of Business

Beasley Broadcast Group, Inc. (the “Company”) is a radio broadcasting company operating one reportable business segment whose primary business is operating radio stations throughout the United States. The Company owns and operates 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Such estimates include (i) fair values used for testing FCC broadcasting licenses and goodwill for impairment; (ii) future cash flows used for testing recoverability of property and equipment; (iii) the amount of allowance for doubtful accounts; (iv) the realization of deferred tax assets, and (v) the fair value of assets exchanged with CBS Radio. Actual results and outcomes may differ from management’s estimates and assumptions.

Cash and Cash Equivalents

All short-term investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of uncollected amounts due from advertisers for the sale of advertising airtime. The amounts are net of advertising agency commissions and an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s estimate of probable losses in accounts receivable. Management determines the allowance based on historical information, relative improvements or deteriorations in the age of the accounts receivable and changes in current economic conditions. Interest is not accrued on accounts receivable.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset. If an event or change in circumstances were to indicate that the carrying amount of property and equipment is not recoverable, the carrying amount will be reduced to the estimated fair value. Repairs and maintenance are charged to expense as incurred.

FCC Broadcasting Licenses

FCC broadcasting licenses are generally granted for renewable terms of eight years. Renewal costs are generally minor and expensed as incurred. Licenses are tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the Company’s licenses might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that its licenses are impaired. If the Company determines it is more likely than not that its licenses are impaired then the Company is required to perform the quantitative impairment test. The quantitative impairment test compares the fair value of the Company’s licenses with their carrying amounts. If the carrying amounts of the licenses exceed their fair value, an impairment loss is recognized in an amount equal to that excess. For the purpose of testing its licenses for impairment, the Company combines its licenses into reporting units based on its market clusters. See Note 6 for changes in the carrying amount of FCC broadcasting licenses for the years ended December 31, 2014 and 2015. The weighted-average period before the next renewal of the Company’s FCC broadcasting licenses is 4.4 years.

Goodwill

Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the Company’s goodwill might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then it is required to perform the first step of a two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the Company is required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss. For the purpose of testing its goodwill for impairment, the Company has identified its market clusters as its reporting units. See Note 7 for changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2015.

Other Intangibles

Other intangibles include acquired advertising contracts and advertiser relationships and are amortized over their respective estimated useful lives. If an event or change in circumstances were to indicate that the carrying amount of other intangibles is not recoverable, the carrying amount will be reduced to the estimated fair value.

Investment

Other assets include a noncontrolling interest in Quu, Inc. which is accounted for under the cost method of accounting. Under the cost method of accounting, investments are carried at cost and only adjusted for distributions received in excess of earnings and other-than-temporary declines in fair value. The Company evaluates the investment on a quarterly basis and recognizes an impairment loss if a decline in value is determined to be other-than-temporary. Such impairment evaluations include the current business environment, the investee’s competition, and the investee’s ability to obtain additional financing to achieve its business plan. If the Company has not identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment, then the fair value of the investment is not estimated, as it is impracticable to do so. As of December 31, 2014 and 2015, the carrying value of the investment in Quu, Inc. is $0.9 million.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the life of the related debt as interest expense on a straight-line basis which approximates the effective interest method. Unamortized debt issuance costs are reported as a direct deduction from the carrying amount of the related debt.

Treasury Stock

Treasury stock is accounted for using the cost method whereby the entire cost of the acquired stock is recorded as treasury stock.

Revenue

Revenue from the sale of advertising airtime is recognized when commercials are broadcast and collection is reasonably assured. Revenues are reported net of advertising agency commissions, generally 15% of gross revenue, in the financial statements. An estimated allowance is recorded for uncollectible accounts. Payments received before commercials are broadcast are recorded as deferred revenue. Trade sales are recorded at the estimated fair value of the goods or services received. Revenue from trade sales is recognized when commercials are broadcast. Goods or services are recorded when received. If commercials are broadcast before the goods or services are received then a trade sales receivable is recorded. If goods or services are received before the broadcast of commercials then a trade sales payable is recorded. Trade sales revenue was $3.7 million for each of the years ended December 31, 2014 and 2015. Trade sales expenses were $3.9 million and $4.0 million for the years ended December 31, 2014 and 2015, respectively.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized in earnings over the period during which an employee is required to provide service. No compensation cost is recognized for equity instruments for which employees do not render the requisite services.

Income Taxes

The Company recorded income taxes under the liability method. Deferred tax assets and liabilities are recognized for all temporary differences between tax and financial reporting bases of the Company’s assets and liabilities using enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States of America are excluded from net income, including unrealized gain (loss) on available-for-sale securities.

Earnings per Share

Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Common shares outstanding include shares of both Class A and Class B common stock, which have equal rights and privileges except with respect to voting. Diluted net income per share reflect the potential dilution that could occur if stock options, restricted stock or other contracts to issue common stock were exercised or converted into common stock and were not anti-dilutive.

Concentrations of Risk

Certain cash deposits with financial institutions may at times exceed FDIC insurance limits.

The radio stations located in Tampa-Saint Petersburg, FL and Charlotte, NC contributed 49.7% of the Company’s net revenue in 2015.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Inputs may be observable or unobservable. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels. The three levels of the fair value hierarchy are defined as follows:

Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, as of the reporting date.

Level 3 — Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

Recent Accounting Pronouncements

In January 2016, the FASB issued guidance that changes how entities measure equity investments and present changes in the fair value of financial liabilities. The new guidance requires entities to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value and as such these investments may be measured at cost. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has not determined the impact of adoption on its financial statements.

In November 2015, the FASB issued guidance to simplify the presentation of deferred taxes in a classified statement of financial position. The guidance requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. The new guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted the new guidance in the fourth quarter of 2015, which has been applied retrospectively. As a result of the adoption of the new guidance, current deferred tax assets of $0.2 million, were reclassified as a reduction of long-term deferred tax liabilities in the balance sheet as of December 31, 2014.

In April 2015, the FASB issued guidance to simplify the presentation of debt issuance costs. The guidance requires debt issuance related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB issued guidance to simplify the presentation of debt issuance costs related to line of credit agreements. The guidance allows debt issuance costs related to line of credit agreements to be presented as an asset and amortized over the term of the line of credit agreement. Early adoption is permitted for financial statements that have not been previously issued. The Company early adopted the new guidance in the fourth quarter of 2015, which has been applied retrospectively. As a result of the adoption of the new guidance, unamortized debt issuance costs of $1.6 million originally included in other assets, were reclassified as a direct deduction from long-term debt in the balance sheet as of December 31, 2014. See Note 10 for unamortized debt issuance costs reported under the new guidance.

In May 2014, the FASB issued guidance to clarify the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a comprehensive framework for revenue recognition that supersedes current general revenue guidance and most industry-specific guidance. In addition, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. An entity should apply the guidance either retrospectively to each prior reporting period presented or retrospectively with the cumulative adjustment at the date of the initial application. In August 2015, the FASB delayed the effective date of the new guidance to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is now permitted after the original effective date of December 15, 2016. The Company has not determined the impact of adoption on its financial statements.

In April 2014, the FASB issued guidance that changes the requirements for reporting discontinued operations. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs:

1.	The component of an entity or group of components of an entity meets the criteria to be classified as held for sale.

2.	The component of an entity or group of components of an entity is disposed of by sale.

3.	The component of an entity or group of components of an entity is disposed of other than by sale.

The guidance also requires additional disclosures about discontinued operations. The new guidance is effective for all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted the new guidance in the third quarter of 2014. See Note 3 for discontinued operations reported under the new guidance.

(3)	Asset Exchange

On December 1, 2014, the Company completed an asset exchange with CBS Radio Stations, Inc. (“CBS Radio”) under which the Company agreed to exchange all of the assets used or useful in the operations of WRDW-FM and WXTU-FM in Philadelphia, PA and WKIS-FM, WPOW-FM and WQAM-AM in Miami, FL previously owned and operated by the Company for all of the assets used or useful in the operations of WIP-AM in Philadelphia, PA, WHFS-AM, WHFS-FM, WLLD-FM, WQYK-FM, WRBQ-FM and WYUU-FM in Tampa, FL and WBAV-FM, WBCN-AM, WFNZ-AM, WKQC-FM, WNKS-FM, WPEG-FM and WSOC-FM in Charlotte, NC previously owned and operated by CBS Radio. The asset exchange substantially broadened and diversified the Company’s local radio broadcasting platform and revenue base with fourteen new stations that are geographically complementary to the Company’s ongoing operations, while also presenting financial and operating synergies with the Company’s ongoing station portfolio and digital operations.

The following pro forma information for the year ended December 31, 2014 assumes that the asset exchange had occurred on January 1, 2014. This pro forma information has been prepared based on estimates and assumptions, which management believes are reasonable, and is not necessarily indicative of what would have occurred had the asset exchange actually been completed on January 1, 2014 or of results that may occur in the future.

Net revenue	$112,173,985
Operating income	19,589,159
Net income	9,501,522
Basic net income per share	0.42
Diluted net income per share	0.41

Discontinued Operations

After completion of the asset exchange, the Company has significantly decreased operations in the Philadelphia, PA radio market and no longer has any operations in the Miami-Fort Lauderdale, FL radio market. Therefore, the results of operations of WRDW-FM, WXTU-FM, WKIS-FM, WPOW-FM and WQAM-AM have been reported as discontinued operations for the year ended December 31, 2014.

A summary of discontinued operations is as follows:

Net revenue	$42,621,758

Station operating expenses	27,732,682
Employee termination expenses	62,500
Depreciation and amortization	374,002
Gain on exchange of radio stations	(54,306,974)
Other (income) expense, net	330,416

Income from discontinued operations before income taxes	68,429,132
Income tax expense	29,395,750

Income from discontinued operations	$39,033,382

A summary of operating and investing cash flows of discontinued operations is as follows:

Cash flows from operating activities:
Income from discontinued operations	$39,033,382

Adjustments to reconcile income from discontinued operations to net cash provided by (used in) operating activities:
Provision for bad debts	171,414
Depreciation and amortization	374,002
Gain on exchange of radio stations	(54,306,974)
Loss on notes receivable from related party	332,034
Change in operating assets and liabilities
Accounts receivable	2,432,650
Prepaid expenses	732,113
Other assets	(846,870)
Accounts payable	(119,044)
Other liabilities	27,766,919
Other operating activities	(15,760,304)

Net cash used in operating activities	$(190,678)

Cash flows from investing activities:
Capital expenditures	$(324,847)
Repayment of notes receivable from related parties	11,003

Net cash used in investing activities	$(313,844)

(4)	Restricted Cash

On December 31, 2015, the Company placed $0.8 million of the proceeds from the sale of a radio tower with a qualified intermediary. On February 12, 2016, the Company identified property to replace the relinquished property. As a result, the sales proceeds held at the qualified intermediary have been recorded as restricted cash. The Company has 180 days to complete the acquisition of the replacement property or the cash will be released by the qualified intermediary and will be reclassified to unrestricted cash.

(5)	Property and Equipment

Property and equipment is comprised of the following:

	December 31,		Estimated useful lives (years)
	2014	2015
Land, buildings and improvements	$18,765,200	$18,911,203	15-30
Broadcast equipment	23,477,103	24,006,321	5-15
Transportation equipment	1,159,516	1,461,427	5
Office equipment	2,952,183	3,680,478	5-10
Construction in progress	1,297,426	1,222,155	—

	47,651,428	49,281,584
Less accumulated depreciation and amortization	(19,397,226)	(21,758,231)

	$28,254,202	$27,523,353

As of December 31, 2015, broadcast equipment includes capital leases totaling $0.8 million for two radio towers. The Company recorded depreciation and amortization expense of $2.4 million and $3.0 million for the years ended December 31, 2014 and 2015, respectively.

(6)	FCC Broadcasting Licenses

The changes in the carrying amount of FCC broadcasting licenses for the years ended December 31, 2014 and 2015 are as follows:

Balance as of January 1, 2014	$108,961,730
Acquisitions of translator licenses	155,000
FCC broadcasting licenses received from asset exchange (see Note 3)	125,211,600

Balance as of December 31, 2014	234,328,330
Acquisitions of translator licenses	391,175

Balance as of December 31, 2015	$234,719,505

On February 14, 2014, the Company completed the acquisition of one FM translator license from Starboard Media Foundation, Inc. for $15,000, and on March 1, 2014, the Company placed in service one FM translator license acquired from CTC Media Group for $65,000. These translator licenses allow the Company to rebroadcast the programming of two of its radio stations in Greenville-New Bern-Jacksonville, NC on the FM band over an expanded area of coverage. On May 1, 2014, the Company completed the acquisition of one FM translator license from Eastern Airwaves, LLC for $75,000. This translator license allows the Company to rebroadcast the programming of one of its radio stations in Fayetteville, NC on the FM band over an expanded area of coverage.

On February 27, 2015, the Company completed the acquisition of one FM translator license from Reach Communications, Inc. for $0.2 million. This translator license allows the Company to rebroadcast the programming of one of its radio stations in Boca Raton, FL on the FM band over an expanded area of coverage. On June 25, 2015, the Company completed the acquisition of two FM translator licenses from the University of Northwestern for $0.2 million. These translator licenses allow the Company to rebroadcast the programming of one of its radio stations in Tampa, FL and one of its radio stations in Fort Myers, FL on the FM band over an expanded area of coverage.

Translator licenses are generally granted for renewable terms of eight years and are tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that they might be impaired.

(7)	Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2015 are as follows:

Balance as of January 1, 2014	$7,062,310
Goodwill from asset exchange (see Note 3)	1,795,206

Balance as of December 31, 2014	8,857,516
Impairment loss	(3,520,933)

Balance as of December 31, 2015	$5,336,583

Goodwill related to the asset exchange with CBS Radio was recorded net of deferred taxes of $1.0 million as of the acquisition date of December 1, 2014.

Goodwill is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the Company’s goodwill might be impaired. For the purpose of testing its goodwill for impairment, the Company has identified its market clusters as its reporting units.

As a result of its qualitative assessment during the third quarter of 2015, the Company determined it was more likely than not that the fair value of the Wilmington market cluster was less than its carrying amount. The Company determined that the Wilmington market cluster would not meet its cash flow projections for 2015 primarily due to a continuing decrease in cash flows and a decline in ratings during the third quarter of 2015. Therefore the Company performed the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. The first step test indicated that the carrying amount of the goodwill in the Wilmington market cluster exceeded its fair value, therefore the Company was required to perform the second step of the two-step goodwill impairment test to measure the amount of the impairment loss. As a result of the second step test, the Company recorded an impairment loss of $3.5 million, which reflects 100% of the goodwill in its Wilmington market cluster, during the third quarter of 2015.

The fair value of the Wilmington market cluster was estimated using an income approach. The income approach is based upon discounted cash flow analyses incorporating variables such as projected revenues, projected growth rate for revenues, projected station operating income margins, and a discount rate. The key assumptions in the discounted cash flow analyses are as follows:

Long-term revenue growth rate	2.5%
Station operating income margins	23.5% - 50%
Discount rate	9.5%

(8)	Other Intangibles

Other intangibles are comprised of the following:

	December 31, 2014	December 31, 2015
Acquired advertising contracts	$409,233	$—
Advertiser relationships	1,098,279	1,098,279

	1,507,512	1,098,279
Less accumulated amortization	(149,486)	(554,041)

	$1,358,026	$544,238

The Company recorded amortization expense of $0.1 million and $0.8 million for the years ended December 31, 2014 and 2015, respectively. Estimated future amortization expense related to intangible assets subject to amortization for the next five years is as follows:

2016	$276,832
2017	140,677
2018	71,648
2019	36,309
2020	18,772

Total	$544,238

(9)	Other Current Liabilities

Other current liabilities are comprised of the following:

	December 31,
	2014	2015
Accrued payroll expenses	$2,094,539	$2,247,886
Deferred revenue	840,547	1,156,510
Dividends payable	1,027,628	1,032,573
Trade sales payable	693,819	761,344
Deferred rent	351,648	560,169
Income taxes payable	2,413,145	—
Prorations payable	1,575,428	—
Other accrued expenses	867,774	1,829,624

	$9,864,528	$7,588,106

(10)	Long-Term Debt

Long-term debt is comprised of the following:

	December 31, 2014	December 31, 2015
Term loan	$97,693,750	$89,000,000
Revolving credit facility	—	—
Capital lease obligations	—	750,216

	97,693,750	89,750,216
Less unamortized debt issuance costs	(1,555,992)	(1,804,390)

	96,137,758	87,945,826
Less current installments	(3,112,500)	(1,484,048)

	$93,025,258	$86,461,778

As of December 31, 2014, the credit facility consisted of a term loan with a remaining balance of $97.7 million and a revolving credit facility with a maximum commitment of $20.0 million. The credit facility carried interest, based on adjusted LIBOR, at 3.4% as of December 31, 2014.

On November 30, 2015, the Company, through its wholly-owned subsidiary, Beasley Mezzanine Holdings, LLC, entered into a new credit agreement with a syndicate of financial institutions. Proceeds from the new credit facility were primarily used to repay the old credit facility. In connection with the new credit agreement, the Company recorded a loss on modification of long-term debt of $0.6 million during the fourth quarter of 2015.

As of December 31, 2015, the credit facility consisted of a term loan with a remaining balance of $89.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of December 31, 2015, the Company had $20.0 million in available commitments under its revolving credit facility. At the Company’s option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by the Company’s consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by the Company’s consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.9% as of December 31, 2015 and matures on November 30, 2020.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Company’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when the Company’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires the Company to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. The Company’s consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times its consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. The Company’s consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times its consolidated cash interest expense for the four quarters then ended.

The new credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If the Company defaults under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of December 31, 2015, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $89.0 million. The guarantees for the credit facility expire on November 30, 2020.

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of the Company’s credit agreement could result in the acceleration of the maturity of its outstanding debt, which could have a material adverse effect on its business or results of operations. As of December 31, 2015, the Company was in compliance with all applicable financial covenants under its credit agreement.

The Company has two capital leases related to radio towers. The obligations recorded as of December 31, 2015 represent the fair value of one tower and the present value of future lease payments under the lease agreements for the other tower. See Note 15 for additional information on the capital leases.

On February 23, 2016, a waiver was granted by the lenders party to the Company’s credit agreement which allowed the Company to enter certain lease agreements with related parties. See Note 15 for additional information on the lease transactions.

The aggregate scheduled principal repayments of the credit facility and capital lease obligations for the next five years are as follows:

2016	$1,484,048
2017	5,192,706
2018	6,901,460
2019	7,472,814
2020	68,331,772
Thereafter	367,416

Total	$89,750,216

(11)	Stockholders’ Equity

The Company has two classes of common stock: Class A common stock and Class B common stock. In the election of directors, the holders of Class A common stock are entitled by class vote, exclusive of other stockholders, to elect two of the Company’s directors, with each Class A share being entitled to one vote. In the election of the other six directors and all other matters submitted to the stockholders for a vote, the holders of Class A shares and Class B shares shall vote as a single class, with each Class A share being entitled to one vote and each Class B share entitled to ten votes.

The Company’s credit agreement permits it to repurchase sufficient shares of its common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. The Company paid $0.3 million to repurchase 51,275 shares in 2015.

The Company’s credit agreement permits it to pay cash dividends and to repurchase additional shares of its common stock, subject to compliance with financial covenants, up to an aggregate amount of $5.0 million in 2015 and $6.0 million for each year thereafter. The Company paid cash dividends of $4.1 million in 2014 and 2015. On December 8, 2015, the Company declared a cash dividend of $0.045 per share on its Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on January 8, 2016, to stockholders of record on December 31, 2015.

(12)	Stock-Based Compensation

The Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) permits the Company to issue up to 4.0 million shares of Class A common stock. The 2007 Plan allows for eligible employees, directors and certain consultants of the Company to receive shares of restricted stock, stock options or other stock-based awards. The restricted stock awards that have been granted under the 2007 Plan generally vest over one to five years of service.

A summary of restricted stock activity under the 2007 Plan is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Unvested as of January 1, 2014	195,767	$6.79
Granted	248,864	8.44
Vested	(126,148)	6.71
Forfeited	(47,058)	8.50

Unvested as of December 31, 2014	271,425	8.20
Granted	185,076	5.20
Vested	(161,176)	8.22
Forfeited	(10,866)	5.14

Unvested as of December 31, 2015	284,459	$5.98

As of December 31, 2015, there was $0.8 million of total unrecognized compensation cost for restricted stock granted under the 2007 Plan. That cost is expected to be recognized over a weighted-average period of 1.6 years.

The 2000 Equity Plan of Beasley Broadcast Group. Inc. (the “2000 Plan”) was terminated upon adoption of the 2007 Plan, except with respect to outstanding awards. The remaining stock options expire ten years from the date of grant. No new awards will be granted under the 2000 Plan.

A summary of stock option activity under the 2000 Plan is as follows:

	Options	Weighted- Average Exercise Price
Outstanding as of January 1, 2014	62,250	15.82
Forfeited	(62,250)	15.82

Outstanding and exercisable as of December 31, 2014	—	$—

(13)	Income Taxes

Income tax expense is as follows:

	Year ended December 31,
	2014	2015
Current:
Federal	$4,649,581	$1,624,206
State	832,118	226,470

	5,481,699	1,850,676
Deferred:
Federal	23,421,301	2,123,431
State	1,007,025	(333,320)

	24,428,326	1,790,111

	$29,910,025	$3,640,787

Income taxes are allocated as follows:
Continuing operations	$514,275	$3,640,787
Discontinued operations	29,395,750	—

	$29,910,025	$3,640,787

Income tax expense differs from the amounts that would result from applying the federal statutory rate of 35% to the Company’s income before taxes as follows:

	Year ended December 31,
	2014	2015
Expected tax expense	$24,468,287	$3,501,088
State income taxes, net of federal benefit	1,195,443	331,177
Income tax rate adjustments	1,109,211	(400,629)
Change in valuation allowance	(3,333)	(36,696)
Non-deductible items	3,140,417	245,847

	$29,910,025	$3,640,787
Discontinued operations	29,395,750	—

Continuing operations	$514,275	$3,640,787

Temporary differences that give rise to the components of deferred tax assets and liabilities are as follows:

	December 31,
	2014	2015
Deferred tax assets:
Allowance for doubtful accounts	$329,107	$319,049
Other assets	780,009	15,752
Accrued expenses	134,277	212,808
Other long-term liabilities	286,149	688,462
Stock-based compensation	404,667	321,860
Net operating losses	293,184	277,235

Subtotal	2,227,393	1,835,166
Valuation allowance	(630,775)	(594,079)

Total	1,596,618	1,241,087

Deferred tax liabilities:
Prepaid expenses	(243,067)	(382,250)
Property and equipment	(3,088,066)	(2,907,439)
Intangibles	(74,041,982)	(75,690,599)

Total	(77,373,115)	(78,980,288)

Net deferred tax liabilities	$(75,776,497)	$(77,739,201)

As of December 31, 2015, the Company has state net operating losses of $5.8 million, which expire in various years through 2030. The valuation allowance relates to net operating losses and unrealized losses on investments which management has determined, more likely than not, that such losses will not be utilized.

As of December 31, 2014 and 2015, the Company does not have any material unrecognized tax benefits and accordingly has not recorded any interest or penalties related to unrecognized tax benefits. The Company and its subsidiaries file a consolidated federal income tax return and various state returns. These returns remain subject to examination by taxing authorities for all years after 2011.

(14)	Earnings Per Share

Net income per share calculation information is as follows:

	Year ended December 31,
	2014	2015
Net income	$39,999,367	$6,362,322

Weighted-average shares outstanding:
Basic	22,811,825	22,911,727
Effect of dilutive restricted stock	132,990	113,993

Diluted	22,944,815	23,025,720

Net income per basic share	$1.75	$0.28

Net income per diluted share	$1.74	$0.28

(15) Related Party Transactions

Beasley Family Towers, LLC

On December 31, 2015, the Company sold the tower for one radio station in Augusta, GA to Beasley Family Towers, LLC (“BFT”), which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members, for $1.3 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease, however based on the terms of the lease agreement the $0.8 million gain on sale was deferred and will not be recognized until the Company’s continuing involvement is no longer present.

On November 30, 2015, the notes receivable from BFT were repaid in full. The notes totaled $1.7 million as of December 31, 2014. Interest income on the notes receivable from BFT was approximately $50,000 and $37,000 for the years ended December 31, 2014 and 2015, respectively.

On August 4, 2006, the Company entered into an agreement to lease several radio towers for one radio station in Boca Raton, FL from BFT. The lease agreement expires on April 30, 2016. Lease payments are currently offset by the partial recognition of a deferred gain on sale from the sale of these towers to BFT in 2006, therefore no rental expense was reported for these towers for the years ended December 31, 2014 and 2015. On November 17, 2015, two of the towers were sold to an unrelated party and $0.3 million of the gain deferred in 2006 was recognized and reported in other income (expense), net. In addition, BFT prepaid rent of $0.7 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $5,500 through November 17, 2025. Repayments of prepaid rent to BFT were approximately $8,000 for the year ended December 31, 2015.

On April 7, 2014, BFT entered into an agreement to demolish a radio tower that was leased to the Company for a radio station in Miami, FL. As a result of the tower demolition, the agreement requiring the Company to make monthly lease payments of approximately $3,000 per month to BFT was canceled and the Company forgave indebtedness of $0.3 million associated with notes receivable from BFT. The related party debt forgiveness was approved by the Audit Committee. The $0.3 million loss on the notes receivable was reported in other income (expense), net during the second quarter of 2014.

The Company leases radio towers for 23 radio stations in various markets from BFT. The lease agreements expire on various dates through December 28, 2020. Rental expense was $0.5 million for each of the years ended December 31, 2014 and 2015.

Wintersrun Communications, LLC

On December 31, 2015, the Company sold the tower for one radio station in Charlotte, NC to Wintersrun Communications, LLC, which is partially held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley and partially owned directly by Bruce G. Beasley and Brian E. Beasley, for $0.4 million then leased the tower back under an agreement which expires on December 31, 2025 with four automatic renewal terms of five years each. The lease met the criteria to be recorded as a capital lease however, based on the terms of the lease agreement the $0.3 million gain on sale was deferred and will not be recognized until the Company’s continuing involvement is no longer present.

The Company leased a radio tower for one radio station in Augusta, GA from Wintersrun. Rental expense was approximately $31,000 and $24,000 for the years ended December 31, 2014 and 2015, respectively. On October 16, 2015, the tower was sold to an unrelated party and Wintersrun prepaid rent of $0.3 million on behalf of the Company to the unrelated party. The prepaid rent will be repaid with monthly payments of $2,559 through October 16, 2025. Repayments of prepaid rent to Wintersrun were approximately $6,000 for the year ended December 31, 2015.

GGB Las Vegas, LLC

The Company leases property for its radio stations in Las Vegas, NV from GGB Las Vegas, LLC which is controlled by George G. Beasley. The lease agreement expires on December 31, 2018. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

GGB Estero, LLC

The Company leases property for its radio stations in Ft. Myers, FL from GGB Estero, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on August 31, 2019. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

GGB Augusta, LLC

The Company leases land for its radio stations in Augusta, GA from GGB Augusta, LLC which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. The lease agreement expires on November 1, 2023. Rental expense was approximately $41,000 and $42,000 for the years ended December 31, 2014 and 2015, respectively.

Beasley Broadcasting Management, LLC

The Company leases its principal executive offices in Naples, FL from Beasley Broadcasting Management, LLC, which is held by a trust for the benefit of Bruce G. Beasley, Caroline Beasley, Brian E. Beasley and other family members of George G. Beasley. Rental expense was $0.2 million for each of the years ended December 31, 2014 and 2015.

Digital PowerRadio, LLC

On March 25, 2011, the Company contributed $250,000 to Digital PowerRadio, LLC (“DPR”) in exchange for 25,000 units or approximately 20% of the outstanding units. The Company contributed an additional $62,500 on February 14, 2012, $104,167 on July 31, 2012, $104,167 on April 10, 2013, $104,167 on April 4, 2014, and $166,667 on April 3, 2015 which maintained its ownership interest at approximately 20% of the outstanding units. The Company may be called upon to make additional pro rata cash contributions to DPR in the future. DPR is managed by Fowler Radio Group, LLC which is partly-owned by Mark S. Fowler, an independent director of the Company.

As of December 31, 2015, future minimum lease payments to related parties for the next five years and thereafter are summarized as follows:

2016	$1,017,828
2017	1,032,043
2018	1,046,714
2019	783,772
2020	652,230
Thereafter	1,069,479

Total	$5,602,066

(16)	Commitments and Contingencies

The Company leases property and equipment from third parties under five- to thirty-year operating leases. Lease expense was $3.1 million and $3.7 million for the years ended December 31, 2014 and 2015, respectively.

The Company also has various commitments for rating services, on-air personalities not employed by us, consultants and programming rights. As of December 31, 2015, future minimum payments to third parties for the next five years and thereafter are summarized as follows:

2016	$8,591,662
2017	9,279,734
2018	8,897,610
2019	3,441,001
2020	2,282,678
Thereafter	7,723,100

Total	$40,215,785

In the normal course of business, the Company is party to various legal matters. The ultimate disposition of these matters will not, in management’s judgment, have a material adverse effect on the Company’s financial position.

(17) Financial Instruments

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable, restricted cash and accounts payable approximate fair value due to the short term nature of these financial instruments.

The carrying amount of long term debt, including capital lease obligations and current installments, was $89.8 million as of December 31, 2015 and approximated fair value based on current market interest rates. The carrying amount of long-term debt was $97.7 million as of December 31, 2014 and approximated fair value based on market rates at that time.

The carrying amount of notes receivable from related parties with a fixed rate of interest of 2.57% was $1.7 million as of December 31, 2014, compared with a fair value of $1.7 million based on market rates at that time.

(18) Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis and are adjusted to fair value only when the carrying values exceed the fair values. The categorization of the framework used to price the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value.

During the third quarter of 2015, the Company estimated the fair value of goodwill in its Wilmington market cluster using significant unobservable inputs (Level 3) and recorded an impairment loss of $3.5 million.

(19)	Defined Contribution Plan

The Company has a defined contribution plan that conforms with Section 401(k) of the Internal Revenue Code. Under this plan, employees may contribute a minimum of 1% of their compensation (no maximum) to the Plan. However, the Internal Revenue Code limited contributions to $17,500 (or $23,000 if aged 50 years or older) in 2014 and $18,000 (or $24,000 if aged 50 years or older) in 2015. There were no employer matching contributions in 2014 and 2015.

BEASLEY BROADCAST GROUP, INC.

CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2014 and 2015

Column A Description	Column B Balance at Beginning of Period	Column C Charged to Costs and Expenses	Column D Deductions	Column E Balance at End of Period
Year ended December 31, 2014:
Allowance for doubtful accounts (deducted from accounts receivable)	499,865	589,270	544,203	544,932
Valuation allowance for deferred tax assets	634,108	—	3,333	630,775
Year ended December 31, 2015:
Allowance for doubtful accounts (deducted from accounts receivable)	544,932	695,246	643,798	596,380
Valuation allowance for deferred tax assets	630,775	—	36,696	594,079

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and, management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Rule 13a-15(b) of the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined by Exchange Act Rule 13a-15(e)). Based upon the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2015, the end of the period covered by this report.

Management’s Report on Internal Control over Financial Reporting

Internal control over financial reporting refers to the process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

(1)	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

(2)	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of managements and directors of the Company; and

(3)	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Management has used the framework set forth in the 2013 report entitled “Internal Control - Integrated Framework” published by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission to evaluate the effectiveness of the Company’s internal control over financial reporting. Management has concluded that the Company’s internal control over financial reporting was effective as of the end of the most recent fiscal year.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to Section 404(c) of the Sarbanes-Oxley Act that permits the Company to provide only management’s report in this annual report.

There has been no significant change in our internal control over financial reporting during the Company’s fourth fiscal quarter of 2015 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The information relating to directors and executive officers required by this Item 10 is incorporated in this report by reference to the information set forth under the caption “Proposal No. 1: Election of Directors,” “The Board of Directors and its Committees” and “Named Executive Officers” in our Definitive Proxy Statement for our 2016 Annual Meeting of Stockholders, which will be filed with the Commission no later than April 29, 2016 (“2016 Proxy Statement”). The information relating to certain filings on Forms 3, 4 and 5 is incorporated in this report by reference to the information set forth under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” in our 2016 Proxy Statement. The information relating to our Code of Business Conduct and Ethics is incorporated in this report by reference to the information set forth under the caption “Code of Business Conduct and Ethics” in our 2016 Proxy Statement.

ITEM 11.	EXECUTIVE COMPENSATION

The information required by this Item 11 is incorporated in this report by reference to the information set forth under the caption “Executive Compensation” in our 2016 Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item 12 is incorporated in this report by reference to the information set forth under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in our 2016 Proxy Statement.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this Item 13 is incorporated in this report by reference to the information set forth under the caption “Certain Relationships and Related Transactions” in our 2016 Proxy Statement.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this Item 14 is incorporated in this report by reference to the information set forth under the caption “Relationship with Independent Registered Public Accountants” in our 2016 Proxy Statement.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	Financial Statements. A list of financial statements and schedules included herein is set forth in the Index to Financial Statements appearing in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.”

(b)	Exhibits.

Exhibit Number	Description

3.1	Amended and restated certificate of incorporation of the Registrant. (1)

3.2	Third amended and restated bylaws of the Registrant. (2)

10.1	Credit agreement between Beasley Mezzanine Holdings, LLC and a syndicate of financial institutions, dated November 30, 2015. (3)

10.2	The 2000 Equity Plan of Beasley Broadcast Group, Inc. (4)

10.3	First amendment to the 2000 Equity Plan of Beasley Broadcast Group, Inc. (5)

10.4	The Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan. (6)

10.5	Executive employment agreement by and between Beasley Mezzanine Holdings, LLC and George G. Beasley dated as of May 13, 2005. (7)

10.6	Executive employment agreement by and between Beasley Mezzanine Holdings, LLC and Bruce G. Beasley dated as of May 13, 2005. (8)

10.7	Executive employment agreement by and between Beasley Mezzanine Holdings, LLC and B. Caroline Beasley dated as of May 13, 2005. (9)

10.8	Executive employment agreement by and between Beasley Mezzanine Holdings, LLC and Brian E. Beasley dated as of May 13, 2005. (10)

10.9	Performance incentive plan of the Company. (11)

21.1	Subsidiaries of the Company. (12)

23.1	Consent of Crowe Horwath LLP.

31.1	Certification of Chief Executive Officer pursuant to Rule 15d-14(a) (17 CFR 240.15d-14(a)).

31.2	Certification of Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 15d-14(a) (17 CFR 240.15d-14(a)).

32.1	Certification of Chief Executive Officer pursuant to Rule 15d-14(b) (17 CFR 240.15d-14(b)) and 18 U.S.C. Section 1350.

32.2	Certification of Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 15d-14(b) (17 CFR 240.15d-14(b)) and 18 U.S.C. Section 1350.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

(1)	Incorporated by reference to Exhibit 3.1 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated May 23, 2012.
(2)	Incorporated by reference to Exhibit 3.1 to Beasley Broadcast Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on February 13, 2001.
(3)	Incorporated by reference to Exhibit 10.1 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated November 30, 2015.
(4)	Incorporated by reference to Exhibit 10.13 to Beasley Broadcast Group, Inc.’s Registration Statement on Form S-1/A dated February 11, 2000. (File No. 333-91683).
(5)	Incorporated by reference to Exhibit 10.1 to Beasley Broadcast Group, Inc.’s Registration Statement on Form S-8 dated May 27, 2004.
(6)	Incorporated by reference to Appendix A to Beasley Broadcast Group, Inc.’s Definitive Proxy Statement dated April 27, 2007.
(7)	Incorporated by reference to Exhibit 99.1 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated May 19, 2005.
(8)	Incorporated by reference to Exhibit 99.2 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated May 19, 2005.
(9)	Incorporated by reference to Exhibit 99.3 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated May 19, 2005.
(10)	Incorporated by reference to Exhibit 99.4 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K dated May 19, 2005
(11)	Incorporated by reference to Appendix A to Beasley Broadcast Group, Inc.’s Definitive Proxy Statement dated April 11, 2012.
(12)	Incorporated by reference to Exhibit 21.1 to Beasley Broadcast Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 18, 2015.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

By:	/S/ GEORGE G. BEASLEY
George G. Beasley Chief Executive Officer

Date:	February 26, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GEORGE G. BEASLEY George G. Beasley	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 26, 2016

/S/ ALLEN B. SHAW Allen B. Shaw	Vice-Chairman of the Board	February 26, 2016

/S/ BRUCE G. BEASLEY Bruce G. Beasley	President, Chief Operating Officer and Director	February 26, 2016

/S/ CAROLINE BEASLEY Caroline Beasley	Vice President, Chief Financial Officer, Secretary, Treasurer and Director (principal financial and accounting officer)	February 26, 2016

/S/ BRIAN E. BEASLEY Brian E. Beasley	Vice President of Operations and Director	February 26, 2016

/S/ JOE B. COX Joe B. Cox	Director	February 26, 2016

/S/ MARK S. FOWLER Mark S. Fowler	Director	February 26, 2016

/S/ HERBERT W. MCCORD Herbert W. McCord	Director	February 26, 2016

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-145455, 333-115930, and 333-40806), of Beasley Broadcast Group, Inc. of our report dated February 26, 2016, relating to the consolidated financial statements and schedule appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

February 26, 2016

Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, George G. Beasley, certify that:

1.	I have reviewed this annual report on Form 10-K of Beasley Broadcast Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: February 26, 2016	/s/ George G. Beasley
Title: Chief Executive Officer

Exhibit 31.2

Certification of Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Caroline Beasley, certify that:

1.	I have reviewed this annual report on Form 10-K of Beasley Broadcast Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(b)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: February 26, 2016	/s/ Caroline Beasley
	Title:	Vice President, Chief Financial Officer,
Secretary and Treasurer

Exhibit 32.1

Certification of Chief Executive Officer

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Beasley Broadcast Group, Inc. (the “Company”) hereby certifies to such officer’s knowledge that:

(i) the accompanying Annual Report on Form 10-K of the Company for the year ended December 31, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 26, 2016	/s/ George G. Beasley
George G. Beasley
Chief Executive Officer

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Exhibit 32.2

Certification of Chief Financial Officer

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Beasley Broadcast Group, Inc. (the “Company”) hereby certifies to such officer’s knowledge that:

(i) the accompanying Annual Report on Form 10-K of the Company for the year ended December 31, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 26, 2016	/s/ Caroline Beasley
Caroline Beasley
Vice President, Chief Financial Officer,
Secretary and Treasurer

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 0-29253

BEASLEY BROADCAST GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0960915
(State of Incorporation)	(I.R.S. Employer Identification Number)

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Address of Principal Executive Offices and Zip Code)

(239) 263-5000

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class A Common Stock, $0.001 par value, 6,654,024 Shares Outstanding as of May 4, 2016

Class B Common Stock, $0.001 par value, 16,662,743 Shares Outstanding as of May 4, 2016

INDEX

Page No.

PART 1

FINANCIAL INFORMATION

PART II

OTHER INFORMATION

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2015	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,318,494	$15,556,906
Accounts receivable, less allowance for doubtful accounts of $596,380 in 2015 and $758,518 in 2016	19,847,536	18,316,493
Prepaid expenses	1,896,491	3,030,433
Other current assets	1,017,059	921,888

Total current assets	37,079,580	37,825,720
Restricted cash	743,195	743,195
Property and equipment, net	27,523,353	27,394,152
FCC broadcasting licenses	234,719,505	234,719,505
Goodwill	5,336,583	5,336,583
Other intangibles, net	544,238	475,030
Other assets	5,455,441	5,344,806

Total assets	$311,401,895	$311,838,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$1,484,048	$58,968
Accounts payable	1,827,003	2,171,394
Other current liabilities	7,588,106	8,856,609

Total current liabilities	10,899,157	11,086,971
Due to related parties	952,465	928,287
Long-term debt, net of current installments and unamortized debt issuance costs	86,461,778	84,964,040
Deferred tax liabilities	77,739,201	78,713,939
Other long-term liabilities	1,812,219	1,769,854

Total liabilities	177,864,820	177,463,091
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued	—	—
Class A common stock, $0.001 par value; 150,000,000 shares authorized; 9,449,956 issued and 6,567,777 outstanding in 2015; 9,584,286 issued and 6,655,699 outstanding in 2016	9,450	9,584
Class B common stock, $0.001 par value; 75,000,000 shares authorized; 16,662,743 issued and outstanding in 2015 and 2016	16,662	16,662
Additional paid-in capital	119,495,619	119,730,791
Treasury stock, Class A common stock; 2,882,179 in 2015; 2,928,587 shares in 2016	(15,361,869)	(15,507,834)
Retained earnings	29,302,054	30,086,945
Accumulated other comprehensive income	75,159	39,752

Total stockholders’ equity	133,537,075	134,375,900

Total liabilities and stockholders’ equity	$311,401,895	$311,838,991

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2015	2016
Net revenue	$24,250,839	$27,454,947

Operating expenses:
Station operating expenses (including stock-based compensation of $41,791 in
2015 and $36,412 in 2016 and excluding depreciation and amortization shown separately below)	17,813,948	19,986,291
Corporate general and administrative expenses (including stock-based compensation of $328,091 in 2015 and $198,894 in 2016)	2,439,147	2,500,957
Radio station exchange transaction costs	303,762	—
Depreciation and amortization	1,118,853	839,406

Total operating expenses	21,675,710	23,326,654

Operating income	2,575,129	4,128,293
Non-operating income (expense):
Interest expense	(948,006)	(988,524)
Other income (expense), net	471,805	(39,641)

Income before income taxes	2,098,928	3,100,128
Income tax expense	800,544	1,279,375

Net income	1,298,384	1,820,753
Other comprehensive income:
Unrealized gain (loss) on securities (net of income tax expense of $18,441 in 2015 and income tax benefit of $21,692 in 2016)	29,847	(35,407)

Comprehensive income	$1,328,231	$1,785,346

Net income per share:
Basic and diluted	$0.06	$0.08
Dividends declared per common share	$0.045	$0.045
Weighted average shares outstanding:
Basic	22,880,681	22,983,471
Diluted	22,906,828	23,020,926

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2015	2016
Cash flows from operating activities:
Net income	$1,298,384	$1,820,753
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	369,882	235,306
Provision for bad debts	62,131	282,745
Depreciation and amortization	1,118,853	839,406
Amortization of loan fees	84,366	91,749
Deferred income taxes	994,901	939,331
Change in operating assets and liabilities:
Accounts receivable	(45,061)	1,248,298
Prepaid expenses	(1,494,657)	(1,133,942)
Other assets	820,121	161,496
Accounts payable	(266,907)	344,391
Other liabilities	(1,398,719)	1,215,793
Other operating activities	21,022	42,264

Net cash provided by operating activities	1,564,316	6,087,590

Cash flows from investing activities:
Capital expenditures	(462,557)	(656,073)
Payments for translator licenses	(190,600)	—
Repayment of notes receivable from related parties	92,565	—

Net cash used in investing activities	(560,592)	(656,073)

Cash flows from financing activities:
Principal payments on indebtedness	(1,500,000)	(3,014,567)
Tax shortfall from vesting of restricted stock	(151,036)	—
Dividends paid	(1,027,628)	(1,032,573)
Payments for treasury stock	(237,580)	(145,965)

Net cash used in financing activities	(2,916,244)	(4,193,105)

Net increase (decrease) in cash and cash equivalents	(1,912,520)	1,238,412
Cash and cash equivalents at beginning of period	14,259,441	14,318,494

Cash and cash equivalents at end of period	$12,346,921	$15,556,906

Cash paid for interest	$863,640	$913,437

Cash paid for income taxes	$2,229,471	$23,850

Supplement disclosure of non-cash investing and financing activities:
Property and equipment acquired through placement of advertising airtime	$8,021	$31,566

Dividends declared but unpaid	$1,031,157	$1,035,862

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Beasley Broadcast Group, Inc. and its subsidiaries (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented and all such adjustments are of a normal and recurring nature. The Company’s results are subject to seasonal fluctuations therefore the results shown on an interim basis are not necessarily indicative of results for the full year.

(2) Recent Accounting Pronouncements

In March 2016, the FASB issued guidance to improve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company has not determined the impact of adoption on its financial statements.

In February 2016, the FASB issued guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. There continues to be a differentiation between finance leases and operating leases, however lease assets and lease liabilities arising from operating leases should now be recognized in the statement of financial position. New disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The new guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has not determined the impact of adoption on its financial statements.

In January 2016, the FASB issued guidance that changes how entities measure equity investments and present changes in the fair value of financial liabilities. The new guidance requires entities to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value, and as such, these investments may be measured at cost. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has not determined the impact of adoption on its financial statements.

In May 2014, the FASB issued guidance to clarify the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a comprehensive framework for revenue recognition that supersedes current general revenue guidance and most industry-specific guidance. In addition, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. An entity should apply the guidance either retrospectively to each

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

prior reporting period presented or retrospectively with the cumulative adjustment at the date of the initial application. In August 2015, the FASB delayed the effective date of the new guidance to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is now permitted after the original effective date of December 15, 2016. The Company has not determined the impact of adoption on its financial statements.

(3) Long-Term Debt

Long-term debt is comprised of the following:

	December 31, 2015	March 31, 2016
Term loan	$89,000,000	$86,000,000
Revolving credit facility	—	—
Capital lease obligations	750,216	735,649

	89,750,216	86,735,649
Less unamortized debt issuance costs	(1,804,390)	(1,712,641)

	87,945,826	85,023,008
Less current installments	(1,484,048)	(58,968)

	$86,461,778	$84,964,040

As of March 31, 2016, the credit facility consisted of a term loan with a remaining balance of $86.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of March 31, 2016, the Company had $20.0 million in available commitments under its revolving credit facility. At the Company’s option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by the Company’s consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by the Company’s consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.9% as of March 31, 2016 and matures on November 30, 2020.

As of December 31, 2015, the credit facility consisted of a term loan with a remaining balance of $89.0 million and a revolving credit facility with a maximum commitment of $20.0 million. The credit facility carried interest, based on adjusted LIBOR, at 3.9% as of December 31, 2015.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Company’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when the Company’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires the Company to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•

Consolidated Total Debt Ratio. The Company’s consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times its consolidated operating cash flow for

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. The Company’s consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times its consolidated cash interest expense for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If the Company defaults under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of March 31, 2016, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $86.0 million. The guarantees for the credit facility expire on November 30, 2020.

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of the Company’s credit agreement could result in the acceleration of the maturity of its outstanding debt, which could have a material adverse effect on its business or results of operations. As of March 31, 2016, the Company was in compliance with all applicable financial covenants under its credit agreement.

The Company has two capital leases related to radio towers. The obligations recorded as of December 31, 2015 and March 31, 2016 represent the fair value of one tower and the present value of future lease payments under the lease agreement for the other tower.

On February 23, 2016, a waiver was granted by the lenders party to the Company’s credit agreement which allowed the Company to enter certain lease agreements with related parties.

The aggregate scheduled principal repayments of the credit facility and capital lease obligations for the remainder of 2016 and the next four years and thereafter are as follows:

2016	$43,698
2017	3,592,327
2018	6,889,020
2019	7,460,851
2020	68,320,326
Thereafter	429,427

Total	$86,735,649

(4) Stock-Based Compensation

The Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) permits the Company to issue up to 4.0 million shares of Class A common stock. The 2007 Plan allows for eligible employees, directors and certain consultants of the Company to receive shares of restricted stock, stock options or other stock-based awards. The restricted stock awards that have been granted under the 2007 Plan generally vest over one to five years of service.

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of restricted stock activity under the 2007 Plan for the three months ended March 31, 2016 is as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Unvested as of January 1, 2016	284,459	$5.98
Granted	134,330	3.52
Vested	(119,496)	5.56
Forfeited	—	—

Unvested as of March 31, 2016	299,293	$4.76

As of March 31, 2016, there was $1.0 million of total unrecognized compensation cost related to restricted stock granted under the 2007 Plan. That cost is expected to be recognized over a weighted-average period of 1.7 years.

(5) Income Taxes

The Company’s effective tax rate was approximately 38% and 41% for the three months ended March 31, 2015 and 2016, respectively. These rates differ from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

(6) Related Party Transactions

On May 3, 2016, the Company contributed an additional $166,667 to Digital PowerRadio, LLC which maintained its ownership interest at approximately 20% of the outstanding units. The Company may be called upon to make additional pro rata cash contributions to Digital PowerRadio, LLC in the future. Digital PowerRadio, LLC is managed by Fowler Radio Group, LLC which is partially-owned by Mark S. Fowler, an independent director of the Company.

(7) Financial Instruments

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable, restricted cash and accounts payable approximate fair value due to the short term nature of these financial instruments.

The carrying amount of long term debt, including capital lease obligations and current installments, was $86.7 million as of March 31, 2016 and approximated fair value based on current market interest rates. The carrying amount of long-term debt, including capital lease obligations and current installments, was $89.8 million as of December 31, 2015 and approximated fair value based on market rates at that time.

ITEM 2.   MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements and related notes included elsewhere in this report. The results discussed below are not necessarily indicative of the results to be expected in any future periods. This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and other similar words. Such forward-looking statements may be contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among other places. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as unforeseen events that would cause us to broadcast commercial-free for any period of time and changes in the radio broadcasting industry generally. We do not intend, and undertake no obligation, to update any forward-looking statement. Key risks to our company are described in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2016.

General

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE. We refer to each group of radio stations in each radio market as a market cluster.

Recent Developments

On May 3, 2016, we contributed an additional $166,667 to Digital PowerRadio, LLC which maintained our ownership interest at approximately 20% of the outstanding units. Digital PowerRadio, LLC is managed by Fowler Radio Group, LLC which is partially-owned by Mark S. Fowler, an independent director of Beasley Broadcast Group, Inc.

On March 18, 2016, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on April 8, 2016, to stockholders of record on March 31, 2016. While we intend to pay quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board of directors at its discretion.

Financial Statement Presentation

The following discussion provides a brief description of certain key items that appear in our financial statements and general factors that impact these items.

Net Revenue. Our net revenue is primarily derived from the sale of advertising airtime to local and national advertisers. Net revenue is gross revenue less agency commissions, generally 15% of gross revenue. Local revenue generally consists of airtime sales, digital sales and event marketing for advertisers in a radio station’s local market either directly to the advertiser or through the advertiser’s agency. National revenue generally consists of advertising airtime and digital sales to agencies purchasing advertising for multiple markets. National sales are generally facilitated by our national representation firm, which serves as our agent in these transactions.

Our net revenue is generally determined by the advertising rates that we are able to charge and the number of advertisements that we can broadcast without jeopardizing listener levels. Advertising rates are primarily based on the following factors:

•	a radio station’s audience share in the demographic groups targeted by advertisers as measured principally by periodic reports issued by Nielson Audio;

•	the number of radio stations, as well as other forms of media, in the market competing for the attention of the same demographic groups;

•	the supply of, and demand for, radio advertising time; and

•	the size of the market.

Our net revenue is affected by general economic conditions, competition and our ability to improve operations at our market clusters. Seasonal revenue fluctuations are also common in the radio broadcasting industry and are primarily due to variations in advertising expenditures by local and national advertisers. Our revenues are typically lowest in the first calendar quarter of the year.

We use trade sales agreements to reduce cash paid for operating costs and expenses by exchanging advertising airtime for goods or services; however, we endeavor to minimize trade revenue in order to maximize cash revenue from our available airtime.

We also continue to invest in digital support services to develop and promote our radio station websites. We derive revenue from our websites through the sale of advertiser promotions and advertising on our websites and the sale of advertising airtime during audio streaming of our radio stations over the internet. We also generate revenue from selling other digital products.

Operating Expenses. Our operating expenses consist primarily of (1) programming, engineering, sales, advertising and promotion, and general and administrative expenses incurred at our radio stations, (2) general and administrative expenses, including compensation and other expenses, incurred at our corporate offices, and (3) depreciation and amortization. We strive to control our operating expenses by centralizing certain functions at our corporate offices and consolidating certain functions in each of our market clusters.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Our critical accounting estimates are described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2015. There have been no material changes to our critical accounting estimates during the first quarter of 2016.

Recent Accounting Pronouncements

Recent accounting pronouncements are described in Note 2 to the accompanying financial statements.

Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015

The following summary table presents a comparison of our results of operations for the three months ended March 31, 2015 and 2016 with respect to certain of our key financial measures. These changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 1 of this report.

	Three Months ended March 31,		Change
	2015	2016	$	%
Net revenue	$24,250,839	$27,454,947	$3,204,108	13.2%
Station operating expenses	17,813,948	19,986,291	2,172,343	12.2
Corporate general and administrative expenses	2,439,147	2,500,957	61,810	2.5
Radio station exchange transaction costs	303,762	—	(303,762)	(100.0)
Depreciation and amortization	1,118,853	839,406	(279,447)	(25.0)
Other income (expense), net	471,805	(39,641)	(511,446)	(108.4)
Income tax expense	800,544	1,279,375	478,831	59.8
Net income	1,298,384	1,820,753	522,369	40.2

Net Revenue. Net revenue increased $3.2 million during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. Significant factors affecting net revenue included a $2.1 million increase in advertising revenue from our Tampa-Saint Petersburg market cluster and a $0.6 million increase in advertising revenue from our Charlotte market cluster. Net revenue for the three months ended March 31, 2016 was comparable to net revenue for the same period in 2015 at our remaining market clusters.

Station Operating Expenses. Station operating expenses increased $2.2 million during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015. Significant factors affecting station operating expenses included a $1.1 million increase in station operating expenses at our Tampa-Saint Petersburg market cluster and a $0.3 million increase in station operating expenses at our Charlotte market cluster. Station operating expenses for the three months ended March 31, 2016 were comparable to station operating expenses for the same period in 2015 at our remaining market clusters.

Corporate General and Administrative Expenses. Corporate general and administrative expenses during the three months ended March 31, 2016 were comparable to the same period in 2015.

Radio Station Exchange Transaction Costs. In connection with the asset exchange with CBS Radio Stations, Inc. in 2014, we incurred transaction costs of $0.3 million in 2015.

Depreciation and Amortization. The $0.3 million decrease in depreciation and amortization during the three months ended March 31, 2016 was primarily due to a $0.3 million decrease in amortization of other intangibles at our Charlotte market cluster and Tampa-Saint Petersburg market cluster as compared to the same period in 2015.

Other Income (Expense), Net. Other income (expense), net decreased $0.5 million during the three months ended March 31, 2016. The decrease was primarily due to the receipt of insurance proceeds of $0.4 million related to a radio tower damaged by severe weather in our Augusta market in 2015.

Income Tax Expense. Our effective tax rate was approximately 38% and 41% for the three months ended March 31, 2015 and 2016, respectively. These rates differ from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

Net Income. Net income during the three months ended March 31, 2016 increased $0.5 million as a result of the factors described above.

Liquidity and Capital Resources

Overview. Our primary sources of liquidity are internally generated cash flow and our revolving credit facility. Our primary liquidity needs have been, and for the next twelve months and thereafter are expected to continue to be, for working capital, debt service, and other general corporate purposes, including capital expenditures and radio station acquisitions. Historically, our capital expenditures have not been significant. In addition to property and equipment associated with radio station acquisitions, our capital expenditures have generally been, and are expected to continue to be, related to the maintenance of our studio and office space and the technological improvement, including upgrades necessary to broadcast HD Radio, and maintenance of our broadcasting towers and equipment. We have also purchased or constructed office and studio space in some of our markets to facilitate the consolidation of our operations.

Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. We paid $0.1 million to repurchase 46,408 shares during the three months ended March 31, 2016.

Our credit agreement permits us to pay cash dividends and to repurchase additional shares of our common stock, subject to compliance with financial covenants, up to an aggregate amount of $6.0 million each year. We paid cash dividends of $1.0 million during the three months ended March 31, 2016. Also, on March 18, 2016, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on April 8, 2016, to stockholders of record on March 31, 2016.

On May 28, 2015, our board of directors authorized us to repurchase up to $1.0 million of our Class A common stock over a period of one year from the date of authorization. We did not make any repurchases pursuant to this authority during the three months ended March 31, 2016, and the entire $1.0 million of repurchase authority remains outstanding.

We expect to provide for future liquidity needs through one or a combination of the following sources of liquidity:

•	internally generated cash flow;

•	our revolving credit facility;

•	additional borrowings, other than under our existing revolving credit facility, to the extent permitted under our credit agreement; and

•	additional equity offerings.

We believe that we will have sufficient liquidity and capital resources to permit us to provide for our liquidity requirements and meet our financial obligations for the next twelve months. However, poor financial results or unanticipated expenses could give rise to defaults under our credit facility, additional debt servicing requirements or other additional financing or liquidity requirements sooner than we expect and we may not secure financing when needed or on acceptable terms.

Our ability to reduce our consolidated total debt ratio, as defined by our credit agreement, by increasing operating cash flow and/or decreasing long-term debt will determine how much, if any, of the remaining commitments under our revolving credit facility will be available to us in the future. Poor financial results or unanticipated expenses could result in our failure to maintain or lower our consolidated total debt ratio and we may not be permitted to make any additional borrowings under our revolving credit facility.

The following summary table presents a comparison of our capital resources for the three months ended March 31, 2015 and 2016 with respect to certain of our key measures affecting our liquidity. The changes set forth in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 1 of this report.

	Three months ended March 31,
	2015	2016
Net cash provided by operating activities	$1,564,316	$6,087,590
Net cash used in investing activities	(560,592)	(656,073)
Net cash used in financing activities	(2,916,244)	(4,193,105)

Net increase (decrease) in cash and cash equivalents	$(1,912,520)	$1,238,412

Net Cash Provided By Operating Activities. Net cash provided by operating activities increased $4.5 million during the three months ended March 31, 2016. Significant factors affecting this increase in net cash provided by operating activities included a $4.2 million increase in cash receipts from the sale of advertising airtime and a $2.2 million decrease in income tax payments, partially offset by a $1.5 million increase in cash paid for station operating expenses.

Net Cash Used In Investing Activities. Net cash used in investing activities during the three months ended March 31, 2016 included payments of $0.7 million for capital expenditures. Net cash used in investing activities for the same period in 2015 included payments of $0.5 million for capital expenditures.

Net Cash Used In Financing Activities. Net cash used in financing activities during the three months ended March 31, 2016 included repayments of $3.0 million under our credit facility and payments of $1.0 million for cash dividends. Net cash used in financing activities for the same period in 2015 included repayments of $1.5 million under our credit facility, payments of $1.0 million for cash dividends, and payments of $0.2 million for repurchases of our Class A common stock to fund withholding taxes in connection with the vesting of restricted stock.

Credit Facility. As of March 31, 2016, the credit facility consisted of a term loan with a remaining balance of $86.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of March 31, 2016, we had $20.0 million in available commitments under our revolving credit facility. At our option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by our consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by our consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.9% as of March 31, 2016 and matures on November 30, 2020.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Company’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when the Company’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires us to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. Our consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times our consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. Our consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times our consolidated cash interest expense for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If we default under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of March 31, 2016, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $86.0 million. The guarantees for the credit facility expire on November 30, 2020.

The aggregate scheduled principal repayments of the credit facility and capital lease obligations for the remainder of 2016 and the next four years and thereafter are as follows:

2016	$43,698
2017	3,592,327
2018	6,889,020
2019	7,460,851
2020	68,320,326
Thereafter	429,427

Total	$86,735,649

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of our credit agreement could result in the acceleration of the maturity of our outstanding debt, which could have a material adverse effect on its business or results of operations. As of March 31, 2016, we were in compliance with all applicable financial covenants under our credit agreement; our consolidated total debt ratio was 2.97 times, and our interest coverage ratio was 6.78 times.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not required for smaller reporting companies.

ITEM 4.   CONTROLS AND PROCEDURES.

Under the supervision and with the participation of our management, including our Interim Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) as of the end of the period covered by this report. Based on that evaluation, our Interim Chief Executive Officer and Chief Financial Officer has concluded that these disclosure controls and procedures are effective as of the end of the period covered by this report. There were no changes in our internal control over financial reporting during the quarter ended March 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

We currently and from time to time are involved in litigation and are the subject of threats of litigation that are incidental to the conduct of our business. These include indecency claims and related proceedings at the FCC as well as claims and threatened claims by private third parties. However, we are not a party to any lawsuit or other proceedings, or the subject of any threatened lawsuit or other proceedings, which, in the opinion of management, is likely to have a material adverse effect on our financial condition or results of operations.

ITEM 1A.	RISK FACTORS.

The risks affecting our Company are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015. There have been no material changes to the risks affecting our Company during the first quarter of 2016.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

The following table presents information with respect to purchases we made of our Class A common stock during the three months ended March 31, 2016.

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximate Dollar Value That May Yet Be Purchased Under the Program
January 1 – 31, 2016	1,250	$3.47	—	$1,000,000
February 1 – 29, 2016	41,000	3.09	—	1,000,000
March 1 – 31, 2016	4,158	$3.59	—	1,000,000

Total	46,408

On March 27, 2007, our board of directors approved the Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) which was also approved by our stockholders at the Annual Meeting of Stockholders on June 7, 2007. The 2007 Plan permits us to purchase sufficient shares to fund withholding taxes in connection with the vesting of restricted stock and expires on March 27, 2017. Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. All shares purchased during the three months ended March 31, 2016, were purchased to fund withholding taxes in connection with the vesting of restricted stock. On May 28, 2015, our board of directors authorized us to repurchase up to $1.0 million of our Class A common stock over a period of one year from the date of authorization. We did not make any repurchases pursuant to this authority during the three months ended March 31, 2016, and the entire $1.0 million of repurchase authority remains outstanding.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

Exhibit Number	Description

31.1	Certification of Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 13a-14(a)/15d-14(a) (17 CFR 240.15d-14(a)).

32.1	Certification of Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 13a-14(b)/15d-14(b) (17 CFR 240.15d-14(b)) and 18 U.S.C. Section 1350.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Dated: May 11, 2016	/s/ Caroline Beasley
	Name:	Caroline Beasley
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)

Exhibit 31.1

Certification of Interim Chief Executive Officer and Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Caroline Beasley, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Beasley Broadcast Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: May 11, 2016	/s/ Caroline Beasley
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Exhibit 32.1

Certification of Interim Chief Executive Officer and Chief Financial Officer

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Beasley Broadcast Group, Inc. (the “Company”) hereby certifies to such officer’s knowledge that:

(i) the accompanying Quarterly Report on Form 10-Q of the Company for the quarterly period ended March 31, 2016 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 11, 2016	/s/ Caroline Beasley
Caroline Beasley Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 0-29253

BEASLEY BROADCAST GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0960915
(State of Incorporation)	(I.R.S. Employer Identification Number)

3033 Riviera Drive, Suite 200

Naples, Florida 34103

(Address of Principal Executive Offices and Zip Code)

(239) 263-5000

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class A Common Stock, $0.001 par value, 6,654,024 Shares Outstanding as of July 29, 2016

Class B Common Stock, $0.001 par value, 16,662,743 Shares Outstanding as of July 29, 2016

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2015	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,318,494	$14,121,452
Accounts receivable, less allowance for doubtful accounts of $596,380 in 2015 and $593,084 in 2016	19,847,536	18,945,682
Prepaid expenses	1,896,491	3,762,425
Other current assets	1,017,059	895,772

Total current assets	37,079,580	37,725,331
Restricted cash	743,195	—
Property and equipment, net	27,523,353	27,335,806
FCC broadcasting licenses	234,719,505	234,719,505
Goodwill	5,336,583	5,336,583
Other intangibles, net	544,238	405,822
Other assets	5,455,441	5,793,120

Total assets	$311,401,895	$311,316,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$1,484,048	$59,671
Accounts payable	1,827,003	2,120,646
Other current liabilities	7,588,106	9,321,712

Total current liabilities	10,899,157	11,502,029
Due to related parties	952,465	904,109
Long-term debt, net of current installments and unamortized debt issuance costs	86,461,778	82,040,520
Deferred tax liabilities	77,739,201	79,147,682
Other long-term liabilities	1,812,219	1,727,491

Total liabilities	177,864,820	175,321,831
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued	—	—
Class A common stock, $0.001 par value; 150,000,000 shares authorized; 9,449,956 issued and 6,567,777 outstanding in 2015; 9,584,286 issued and 6,654,024 outstanding in 2016	9,450	9,584
Class B common stock, $0.001 par value; 75,000,000 shares authorized; 16,662,743 issued and outstanding in 2015 and 2016	16,662	16,662
Additional paid-in capital	119,495,619	119,936,165
Treasury stock, Class A common stock; 2,882,179 in 2015; 2,930,262 shares in 2016	(15,361,869)	(15,514,082)
Retained earnings	29,302,054	31,520,335
Accumulated other comprehensive income	75,159	25,672

Total stockholders’ equity	133,537,075	135,994,336

Total liabilities and stockholders’ equity	$311,401,895	$311,316,167

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,
	2015	2016
Net revenue	$27,024,338	$27,777,381

Operating expenses:
Station operating expenses (including stock-based compensation of $41,791 in 2015 and $36,412 in 2016 and excluding depreciation and amortization shown separately below)	18,741,666	19,729,821
Corporate general and administrative expenses (including stock-based compensation of $230,207 in 2015 and $168,962 in 2016)	2,302,888	2,443,661
Radio station exchange transaction costs	46,155	—
Depreciation and amortization	839,874	830,581

Total operating expenses	21,930,583	23,004,063

Operating income	5,093,755	4,773,318
Non-operating income (expense):
Interest expense	(941,003)	(898,560)
Other income (expense), net	18,694	269,052

Income before income taxes	4,171,446	4,143,810
Income tax expense	1,639,404	1,674,332

Net income	2,532,042	2,469,478
Other comprehensive income:
Unrealized gain (loss) on securities (net of income tax expense of $22,772 in 2015 and income tax benefit of $8,626 in 2016)	36,857	(14,080)

Comprehensive income	$2,568,899	$2,455,398

Net income per share:
Basic and diluted	$0.11	$0.11
Dividends declared per common share	$0.045	$0.045
Weighted average shares outstanding:
Basic	22,918,837	23,023,401
Diluted	22,967,632	23,119,431

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Six Months Ended June 30,
	2015	2016
Net revenue	$51,275,177	$55,232,328

Operating expenses:
Station operating expenses (including stock-based compensation of $83,582 in 2015 and $72,824 in 2016 and excluding depreciation and amortization shown separately below)	36,555,614	39,716,112
Corporate general and administrative expenses (including stock-based compensation of $558,298 in 2015 and $367,856 in 2016)	4,742,035	4,944,618
Radio station exchange transaction costs	349,917	—
Depreciation and amortization	1,958,727	1,669,987

Total operating expenses	43,606,293	46,330,717

Operating income	7,668,884	8,901,611
Non-operating income (expense):
Interest expense	(1,889,009)	(1,887,084)
Other income (expense), net	490,499	229,411

Income before income taxes	6,270,374	7,243,938
Income tax expense	2,439,948	2,953,707

Net income	3,830,426	4,290,231
Other comprehensive income:
Unrealized gain (loss) on securities (net of income tax expense of $41,213 in 2015 and income tax benefit of $30,318 in 2016)	66,704	(49,487)

Comprehensive income	$3,897,130	$4,240,744

Net income per share:
Basic and diluted	$0.17	$0.19
Dividends declared per common share	$0.09	$0.09
Weighted average shares outstanding:
Basic	22,899,865	23,003,436
Diluted	22,953,927	23,089,039

BEASLEY BROADCAST GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2015	2016
Cash flows from operating activities:
Net income	$3,830,426	$4,290,231
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	641,880	440,680
Provision for bad debts	247,311	452,528
Depreciation and amortization	1,958,727	1,669,987
Amortization of loan fees	168,732	183,498
Deferred income taxes	2,152,567	1,358,994
Change in operating assets and liabilities:
Accounts receivable	(2,395,267)	449,326
Prepaid expenses	(2,468,250)	(1,865,934)
Other assets	1,313,072	(30,394)
Accounts payable	1,140,399	293,643
Other liabilities	(1,081,048)	1,569,439
Other operating activities	(23,849)	33,053

Net cash provided by operating activities	5,484,700	8,845,051

Cash flows from investing activities:
Change in restricted cash	—	743,195
Capital expenditures	(845,178)	(1,368,840)
Payments for translator licenses	(391,175)	—
Payments for investments	(166,667)	(166,667)
Repayment of notes receivable from related parties	185,726	—

Net cash used in investing activities	(1,217,294)	(792,312)

Cash flows from financing activities:
Principal payments on indebtedness	(4,500,000)	(6,029,133)
Tax shortfall from vesting of restricted stock	(151,036)	—
Dividends paid	(2,058,785)	(2,068,435)
Payments for treasury stock	(246,022)	(152,213)

Net cash used in financing activities	(6,955,843)	(8,249,781)

Net decrease in cash and cash equivalents	(2,688,437)	(197,042)
Cash and cash equivalents at beginning of period	14,259,441	14,318,494

Cash and cash equivalents at end of period	$11,571,004	$14,121,452

Cash paid for interest	$1,720,277	$1,721,457

Cash paid for income taxes	$4,287,595	$2,555,650

Supplement disclosure of non-cash investing and financing activities:
Property and equipment acquired through placement of advertising airtime	$26,829	$39,702

Dividends declared but unpaid	$1,031,383	$1,036,088

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)	Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Beasley Broadcast Group, Inc. and its subsidiaries (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the financial statements reflect all adjustments necessary for a fair statement of the financial position and results of operations for the interim periods presented and all such adjustments are of a normal and recurring nature. The Company’s results are subject to seasonal fluctuations therefore the results shown on an interim basis are not necessarily indicative of results for the full year.

(2)	Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued guidance to improve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The Company has not determined the impact of adoption on its financial statements.

In February 2016, the FASB issued guidance to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. There continues to be a differentiation between finance leases and operating leases, however lease assets and lease liabilities arising from operating leases should now be recognized in the statement of financial position. New disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The new guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has not determined the impact of adoption on its financial statements.

In January 2016, the FASB issued guidance that changes how entities measure equity investments and present changes in the fair value of financial liabilities. The new guidance requires entities to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicality exception. A practicality exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value, and as such, these investments may be measured at cost. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company has not determined the impact of adoption on its financial statements.

In May 2014, the FASB issued guidance to clarify the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a comprehensive framework for revenue recognition that supersedes current general revenue guidance and most industry-specific guidance. In addition, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. In 2016, the FASB issued several updates to address

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

implementation issues and to clarify guidance for principal versus agent considerations and identifying performance obligations and licensing. An entity should apply the guidance either retrospectively to each prior reporting period presented or retrospectively with the cumulative adjustment at the date of the initial application. In August 2015, the FASB delayed the effective date of the new guidance to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is now permitted after the original effective date of December 15, 2016. The Company has not determined the impact of adoption on its financial statements.

(3)	FCC Broadcasting Licenses

On July 25, 2016, the Company entered into an agreement to acquire one FM translator license from Radio One of Boston, Inc. for $0.4 million. This translator license will allow the Company to rebroadcast the programming of its radio station in Boston, MA on the FM band over an expanded area of coverage.

The acquisitions are subject to certain closing conditions, including FCC approval. Translator licenses are generally granted for renewable terms of eight years and are tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that they might be impaired.

(4)	Long-Term Debt

Long-term debt is comprised of the following:

	December 31,	June 30,
	2015	2016
Term loan	$89,000,000	$83,000,000
Revolving credit facility	—	—
Capital lease obligations	750,216	721,083

	89,750,216	83,721,083
Less unamortized debt issuance costs	(1,804,390)	(1,620,892)

	87,945,826	82,100,191
Less current installments	(1,484,048)	(59,671)

	$86,461,778	$82,040,520

As of June 30, 2016, the credit facility consisted of a term loan with a remaining balance of $83.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of June 30, 2016, the Company had $20.0 million in available commitments under its revolving credit facility. At the Company’s option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by the Company’s consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by the Company’s consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.5% as of June 30, 2016 and matures on November 30, 2020.

As of December 31, 2015, the credit facility consisted of a term loan with a remaining balance of $89.0 million and a revolving credit facility with a maximum commitment of $20.0 million. The credit facility carried interest, based on adjusted LIBOR, at 3.9% as of December 31, 2015.

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Company’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when the Company’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires the Company to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. The Company’s consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times its consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. The Company’s consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times its consolidated cash interest expense for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If the Company defaults under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of June 30, 2016, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $83.0 million. The guarantees for the credit facility expire on November 30, 2020.

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of the Company’s credit agreement could result in the acceleration of the maturity of its outstanding debt, which could have a material adverse effect on its business or results of operations. As of June 30, 2016, the Company was in compliance with all applicable financial covenants under its credit agreement.

The Company has two capital leases related to radio towers. The obligations recorded as of December 31, 2015 and June 30, 2016 represent the fair value of one tower and the present value of future lease payments under the lease agreement for the other tower.

The aggregate scheduled principal repayments of the credit facility and capital lease obligations for the remainder of 2016 and the next four years and thereafter are as follows:

2016	$29,132
2017	592,327
2018	6,889,020
2019	7,460,851
2020	68,320,326
Thereafter	429,427

Total	$83,721,083

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(5)	Stock-Based Compensation

The Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) permits the Company to issue up to 4.0 million shares of Class A common stock. The 2007 Plan allows for eligible employees, directors and certain consultants of the Company to receive shares of restricted stock, stock options or other stock-based awards. The restricted stock awards that have been granted under the 2007 Plan generally vest over one to five years of service.

A summary of restricted stock activity under the 2007 Plan for the three months ended June 30, 2016 is as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Unvested as of April 1, 2016	299,293	$4.76
Granted	—	—
Vested	(6,700)	7.27
Forfeited	—	—

Unvested as of June 30, 2016	292,593	$4.70

As of June 30, 2016, there was $0.8 million of total unrecognized compensation cost related to restricted stock granted under the 2007 Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years.

(6)	Income Taxes

The Company’s effective tax rate was approximately 40% and 41% for the three and six months ended June 30, 2016, respectively and approximately 39% for the three and six months ended June 30, 2015. These rates differ from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

(7)	Related Party Transactions

On May 3, 2016, the Company contributed an additional $166,667 to Digital PowerRadio, LLC which maintained its ownership interest at approximately 20% of the outstanding units. The Company may be called upon to make additional pro rata cash contributions to Digital PowerRadio, LLC in the future. Digital PowerRadio, LLC is managed by Fowler Radio Group, LLC which is partially-owned by Mark S. Fowler, an independent director of the Company.

(8)	Financial Instruments

The carrying amount of the Company’s financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short term nature of these financial instruments.

The carrying amount of long term debt, including capital lease obligations and current installments, as of June 30, 2016 was $83.7 million and approximated fair value based on current market interest rates. The carrying

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

amount of long-term debt, including capital lease obligations and current installments, as of December 31, 2015 was $89.8 million and approximated fair value based on market rates at that time.

(9)	Subsequent Events

On July 19, 2016, the Company entered into an Agreement and Plan of Merger with Greater Media, Inc. (“Greater Media”), Beasley Media Group 2, Inc., an indirect wholly-owned subsidiary of the Company (“Merger Sub”), and Peter A. Bordes, Jr., as the Stockholders’ Representative (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Greater Media, with Greater Media surviving the merger as an indirect wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding equity stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the refinancing of approximately $80.0 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100.0 million in cash and (ii) approximately $25.0 million in shares of the Company’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20.0 million.

Consummation of the Merger is subject to customary closing conditions, including (i) approval from the Federal Communications Commission, (ii) absence of any order or injunction prohibiting the consummation of the Merger, (iii) subject to customary materiality qualifiers, the accuracy of the representations and warranties of the Company and Merger Sub contained in the Merger Agreement and compliance by the Company with its covenants contained in the Merger Agreement, (iv) the Merger Shares having been approved for listing on the Nasdaq Global Select Market and (v) the Company having delivered executed counterparts to certain ancillary agreements. The Company has obtained a debt financing commitment to fund the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash and cash equivalents available to the Company and issuance of the Merger Shares, will be sufficient for the Company to pay the aggregate Merger Consideration and all related fees and expenses.

The Merger Agreement contains certain customary termination rights for both the Company and Greater Media. The Merger Agreement also provides that the Company shall pay Greater Media a termination fee of $6,390,000 if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of the financing to be available; provided that Greater Media is not also able to terminate the Merger Agreement due to the Company’s breach. It further provides that the Company shall pay Greater Media a termination fee of $12,780,000 if (i) Greater Media terminates the Merger Agreement due to a breach of a representation or covenant by the Company such that the applicable condition to closing is not satisfied or (ii) Greater Media terminates the Merger Agreement because the Company has failed to consummate the Merger when required by the Merger Agreement, in circumstances where the financing was available.

The Merger Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at Closing: (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement. The Investor Rights Agreement would provide the former stockholders of Greater Media receiving Merger Shares

BEASLEY BROADCAST GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(the “Greater Media Stockholders”) with tag-along rights to participate in certain sales of equity securities by the Company and its affiliates and also would provide the Greater Media Stockholders with the right to nominate one director for election to the Company’s Board, so long as the Greater Media Stockholders collectively hold at least 75 % of the Merger Shares issued to them at the closing of the Merger. The Registration Rights Agreement would require the Company to prepare and file with the Securities and Exchange Commission, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the Greater Media Stockholders, among other things.

In connection with the transactions contemplated by the Merger Agreement, Royal Bank of Canada (“RBC”), U.S. Bank National Association (“US Bank”) and Beasley Mezzanine Holdings, LLC (the “Borrower”), a direct subsidiary of the Company, entered into a commitment letter, dated July 19, 2016 (the “Commitment Letter”), pursuant to which RBC and US Bank have agreed to provide a credit facility consisting of (a) a term loan B facility in the amount of $265.0 million (the “Term Loan B Facility”) and (b) a revolving credit facility of $20.0 million. The Term Loan B Facility will be borrowed by the Borrower at the closing of the Merger and, along with the Merger Shares, will be used to pay the purchase price, fees, costs and expenses incurred in connection with the Merger, and to refinance existing third party indebtedness of the Borrower and Greater Media. The obligations of RBC and US Bank to provide the debt financing under the Commitment Letter are subject to certain customary closing conditions, including the consummation of the Merger. The termination date for the commitments of RBC and US Bank is six months after the date of the Commitment Letter; provided that such termination date will automatically extend by an additional three months in certain circumstances. In connection with the Commitment Letter, RBC, US Bank, and the Borrower entered into a fee letter pursuant to which the Borrower agreed to pay certain fees to RBC, US Bank and any additional lenders.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are a radio broadcasting company whose primary business is operating radio stations throughout the United States. We own and operate 52 radio stations in the following radio markets: Atlanta, GA, Augusta, GA, Boston, MA, Charlotte, NC, Fayetteville, NC, Fort Myers-Naples, FL, Greenville-New Bern-Jacksonville, NC, Las Vegas, NV, Philadelphia, PA, Tampa-Saint Petersburg, FL, West Palm Beach-Boca Raton, FL, and Wilmington, DE. We refer to each group of radio stations in each radio market as a market cluster.

Recent Developments

On July 19, 2016, the Company, entered into an Agreement and Plan of Merger with Greater Media, Inc. (“Greater Media”), Beasley Media Group 2, Inc., an indirect wholly-owned subsidiary of the Company (“Merger Sub”), and Peter A. Bordes, Jr., as the Stockholders’ Representative (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Greater Media, with Greater Media surviving the merger as an indirect wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the Company agreed to acquire all of the issued and outstanding equity stock of Greater Media for an aggregate purchase price of $239,875,000, inclusive of the refinancing of approximately $80.0 million of Greater Media’s outstanding debt and the payment of certain transaction expenses. The proceeds to be paid to the stockholders of Greater Media are expected to consist of (i) approximately $100.0 million in cash and (ii) approximately $25.0 million in shares of the Company’s Class A common stock, which is equal to 5,422,993 shares at a fixed value of $4.61 per share (the “Merger Shares”). The Merger consideration is subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing and certain other payments and expenses. Additional Merger Shares may be issued in connection with such adjustment. In addition, the stockholders of Greater Media will receive the net cash proceeds from the sale of Greater Media’s tower assets, estimated to be approximately $20.0 million.

Consummation of the Merger is subject to customary closing conditions, including (i) approval from the Federal Communications Commission, (ii) absence of any order or injunction prohibiting the consummation of the Merger, (iii) subject to customary materiality qualifiers, the accuracy of the representations and warranties of the Company and Merger Sub contained in the Merger Agreement and compliance by the Company with its covenants contained in the Merger Agreement, (iv) the Merger Shares having been approved for listing on the Nasdaq Global Select Market and (v) the Company having delivered executed counterparts to certain ancillary agreements. The Company has obtained a debt financing commitment to fund the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash and cash equivalents available to the Company and issuance of the Merger Shares, will be sufficient for the Company to pay the aggregate Merger Consideration and all related fees and expenses.

The Merger Agreement contains certain customary termination rights for both the Company and Greater Media. The Merger Agreement also provides that the Company shall pay Greater Media a termination fee of $6,390,000 if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of the financing to be available; provided that Greater Media is not also able to terminate the Merger Agreement due to the Company’s breach. It further provides that the Company shall pay Greater Media a termination fee of $12,780,000 if (i) Greater Media terminates the Merger Agreement due to a breach of a representation or covenant by the Company such that the applicable condition to closing is not satisfied or (ii) Greater Media terminates the Merger Agreement because the Company has failed to consummate the Merger when required by the Merger Agreement, in circumstances where the financing was available.

The Merger Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at Closing: (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement. The Investor Rights Agreement would provide the former stockholders of Greater Media receiving Merger Shares (the “Greater Media Stockholders”) with tag-along rights to participate in certain sales of equity securities by the Company and its affiliates and also would provide the Greater Media Stockholders with the right to nominate one director for election to the Company’s Board, so long as the Greater Media Stockholders collectively hold at least 75 % of the Merger Shares issued to them at the closing of the Merger. The Registration Rights Agreement would require the Company to prepare and file with the Securities and Exchange Commission, not later than 20 days after the consummation of the Merger, a registration statement with respect to the resale of the Merger Shares by the Greater Media Stockholders, among other things.

In connection with the transactions contemplated by the Merger Agreement, Royal Bank of Canada (“RBC”), U.S. Bank National Association (“US Bank”) and Beasley Mezzanine Holdings, LLC (the “Borrower”), a direct subsidiary of the Company, entered into a commitment letter, dated July 19, 2016 (the “Commitment Letter”), pursuant to which RBC and US Bank have agreed to provide a credit facility consisting of (a) a term loan B facility in the amount of $265.0 million (the “Term Loan B Facility”) and (b) a revolving credit facility of $20.0 million. The Term Loan B Facility will be borrowed by the Borrower at the closing of the Merger and, along with the Merger Shares, will be used to pay the purchase price, fees, costs and expenses incurred in connection with the Merger, and to refinance existing third party indebtedness of the Borrower and Greater Media. The obligations of RBC and US Bank to provide the debt financing under the Commitment Letter are subject to certain customary closing conditions, including the consummation of the Merger. The termination date for the commitments of RBC and US Bank is six months after the date of the Commitment Letter; provided that such termination date will automatically extend by an additional three months in certain circumstances. In connection with the Commitment Letter, RBC, US Bank, and the Borrower entered into a fee letter pursuant to which the Borrower agreed to pay certain fees to RBC, US Bank and any additional lenders.

On May 26, 2016, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on July 8, 2016, to stockholders of record on June 30, 2016. While we intend to pay quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board of directors at its discretion.

Cautionary Note Regarding Forward-Looking Statements

This report contains “forward-looking statements” about the Company and Greater Media within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future, not past, events. All statements other than statements of historical fact included in this document are forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “plans,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company and Greater Media undertake no obligation to update or revise any forward-looking statements.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Factors that could cause actual results or events to differ materially from these forward-looking statements include, but are not limited to:

•	the risk that the Merger may not be completed;

•	the ability of the Company to obtain debt financing for the Merger;

•	the risk that, under certain circumstances, the Company may be required to pay a termination fee to Greater Media;

•	the ability to successfully combine the businesses of the Company and Greater Media;

•	the ability of the Company to achieve the expected cost savings, synergies and other benefits from the proposed Merger within the expected time frames or at all;

•	the incurrence of significant transaction and other Merger-related fees and costs;

•	the incurrence of unexpected costs, liabilities or delays relating to the Merger;

•	the risk that the public assigns a lower value to Greater Media’s business than the value used in negotiating the terms of the Merger;

•	the effects of the Merger on the interests of the Company’s current stockholders in the earnings, voting power and market value of the Company;

•	the risk that the Merger may not be accretive to the Company’s current stockholders;

•	the risk that the Merger may prevent the Company from acting on future opportunities to enhance stockholder value;

•	the impact of the issuance of the Merger Shares in connection with the Merger;

•	the risk that any goodwill or identifiable intangible assets recorded due to the Merger could become impaired;

•	the risk due to business uncertainties and contractual restrictions while the Merger is pending that could disrupt the Company’s business;

•	the risk that a closing condition to the proposed Merger may not be satisfied;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of the Company and Greater Media generally, including those set forth in the Company’s filings with the SEC.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. We do not intend, and undertake no obligation, to update any forward-looking statement.

Financial Statement Presentation

The following discussion provides a brief description of certain key items that appear in our financial statements and general factors that impact these items.

Net Revenue. Our net revenue is primarily derived from the sale of advertising airtime to local and national advertisers. Net revenue is gross revenue less agency commissions, generally 15% of gross revenue. Local revenue generally consists of airtime sales, digital sales and event marketing for advertisers in a radio station’s local market either directly to the advertiser or through the advertiser’s agency. National revenue generally consists of advertising airtime and digital sales to agencies purchasing advertising for multiple markets. National sales are generally facilitated by our national representation firm, which serves as our agent in these transactions.

Our net revenue is generally determined by the advertising rates that we are able to charge and the number of advertisements that we can broadcast without jeopardizing listener levels. Advertising rates are primarily based on the following factors:

•	a radio station’s audience share in the demographic groups targeted by advertisers as measured principally by periodic reports issued by Nielson Audio;

•	the number of radio stations, as well as other forms of media, in the market competing for the attention of the same demographic groups;

•	the supply of, and demand for, radio advertising time; and

•	the size of the market.

Our net revenue is affected by general economic conditions, competition and our ability to improve operations at our market clusters. Seasonal revenue fluctuations are also common in the radio broadcasting industry and are primarily due to variations in advertising expenditures by local and national advertisers. Our revenues are typically lowest in the first calendar quarter of the year.

We use trade sales agreements to reduce cash paid for operating costs and expenses by exchanging advertising airtime for goods or services; however, we endeavor to minimize trade revenue in order to maximize cash revenue from our available airtime.

We also continue to invest in digital support services to develop and promote our radio station websites. We derive revenue from our websites through the sale of advertiser promotions and advertising on our websites and the sale of advertising airtime during audio streaming of our radio stations over the internet. We also generate revenue from selling other digital products.

Operating Expenses. Our operating expenses consist primarily of (1) programming, engineering, sales, advertising and promotion, and general and administrative expenses incurred at our radio stations, (2) general and administrative expenses, including compensation and other expenses, incurred at our corporate offices, and (3) depreciation and amortization. We strive to control our operating expenses by centralizing certain functions at our corporate offices and consolidating certain functions in each of our market clusters.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect reported amounts and related disclosures. We consider an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and

•	changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Our critical accounting estimates are described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2015. There have been no material changes to our critical accounting estimates during the second quarter of 2016.

Recent Accounting Pronouncements

Recent accounting pronouncements are described in Note 2 to the accompanying financial statements.

Three Months Ended June 30, 2016 Compared to the Three Months Ended June 30, 2015

The following summary table presents a comparison of our results of operations for the three months ended June 30, 2015 and 2016 with respect to certain of our key financial measures. These changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 1 of this report.

	Three Months ended June 30,		Change
	2015	2016	$	%
Net revenue	$27,024,338	$27,777,381	$753,043	2.8%
Station operating expenses	18,741,666	19,729,821	988,155	5.3
Corporate general and administrative expenses	2,302,888	2,443,661	140,773	6.1
Other income (expense), net	18,694	269,052	250,358	1339.2
Income tax expense	1,639,404	1,674,332	34,928	2.1
Net income	2,532,042	2,469,478	(62,564)	(2.5)

Net Revenue. Net revenue increased $0.8 million during the three months ended June 30, 2016 as compared to the three months ended June 30, 2015. Significant factors affecting net revenue included a $0.8 million increase in advertising revenue from our Tampa-Saint Petersburg market cluster and a $0.3 million increase in advertising revenue from our Charlotte market cluster. Net revenue for the three months ended June 30, 2016 was comparable to net revenue for the same period in 2015 at our remaining market clusters.

Station Operating Expenses. Station operating expenses increased $1.0 million during the three months ended June 30, 2016 as compared to the three months ended June 30, 2015. Significant factors affecting station operating expenses included a $0.7 million increase in station operating expenses at our Tampa-Saint Petersburg market cluster and a $0.3 million increase in station operating expenses at our Charlotte market cluster. Station operating expenses for the three months ended June 30, 2016 were comparable to station operating expenses for the same period in 2015 at our remaining market clusters.

Corporate General and Administrative Expenses. The increase in corporate general and administrative expenses during the three months ended June 30, 2016 was primarily due to an increase in contract services.

Other Income (Expense), Net. Other income (expense), net increased $0.3 million during the three months ended June 30, 2016. The increase was primarily due to the receipt of insurance proceeds of $0.3 million related to fire damage at our Greenville offices in 2016.

Income Tax Expense. Our effective tax rate was approximately 39% and 40% for the three months ended June 30, 2015 and 2016, respectively. These rates differ from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

Net Income. Net income during the three months ended June 30, 2016 decreased $0.1 million as a result of the factors described above.

Six Months Ended June 30, 2016 Compared to the Six Months Ended June 30, 2015

The following summary table presents a comparison of our results of operations for the six months ended June 30, 2015 and 2016 with respect to certain of our key financial measures. These changes illustrated in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 1 of this report.

	Six Months ended June 30,		Change
	2015	2016	$	%
Net revenue	$51,275,177	$55,232,328	$3,957,151	7.7%
Station operating expenses	36,555,614	39,716,112	3,160,498	8.6
Corporate general and administrative expenses	4,742,035	4,944,618	202,583	4.3
Radio station exchange transaction costs	349,917	—	(349,917)	(100.0)
Depreciation and amortization	1,958,727	1,669,987	(288,740)	(14.7)
Other income (expense), net	490,499	229,411	(261,088)	(53.2)
Income tax expense	2,439,948	2,953,707	513,759	21.1
Net income	3,830,426	4,290,231	459,805	12.0

Net Revenue. Net revenue increased $4.0 million during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. Significant factors affecting net revenue included a $2.9 million increase in advertising revenue from our Tampa-Saint Petersburg market cluster and a $0.9 million increase in advertising revenue from our Charlotte market cluster. Net revenue for the six months ended June 30, 2016 was comparable to net revenue for the same period in 2015 at our remaining market clusters.

Station Operating Expenses. Station operating expenses increased $3.2 million during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015. Significant factors affecting station operating expenses included a $1.8 million increase in station operating expenses at our Tampa-Saint Petersburg market cluster, a $0.6 million increase in station operating expenses at our Charlotte market cluster, and a $0.4 million increase in station operating expenses at our Fort Myers-Naples market cluster. Station operating expenses for the six months ended June 30, 2016 were comparable to station operating expenses for the same period in 2015 at our remaining market clusters.

Corporate General and Administrative Expenses. The increase in corporate general and administrative expenses during the six months ended June 30, 2016 was primarily due to an increase in contract services.

Radio Station Exchange Transaction Costs. In connection with the asset exchange with CBS Radio Stations, Inc. in 2014, we incurred transaction costs of $0.3 million in 2015.

Depreciation and Amortization. The $0.3 million decrease in depreciation and amortization during the six months ended June 30, 2016 was primarily due to a $0.3 million decrease in amortization of other intangibles at our Charlotte and Tampa-Saint Petersburg market clusters as compared to the same period in 2015.

Other Income (Expense), Net. Other income (expense), net decreased $0.3 million during the six months ended June 30, 2016. The decrease was primarily due to the receipt of insurance proceeds of $0.4 million related to a radio tower damaged by severe weather in our Augusta market in 2015 partially offset by the receipt of insurance proceeds of $0.3 million related to fire damage at our Greenville offices in 2016.

Income Tax Expense. Our effective tax rate was approximately 39% and 41% for the six months ended June 30, 2015 and 2016, respectively. These rates differ from the federal statutory rate of 35% due to the effect of state income taxes and certain expenses that are not deductible for tax purposes.

Net Income. Net income during the six months ended June 30, 2016 increased $0.5 million as a result of the factors described above.

Liquidity and Capital Resources

Overview. Our primary sources of liquidity are internally generated cash flow and our revolving credit facility. Our primary liquidity needs have been, and for the next twelve months and thereafter, not accounting for the Merger, are expected to continue to be, for working capital, debt service, and other general corporate purposes, including capital expenditures and radio station acquisitions. Historically, our capital expenditures have not been significant. In addition to property and equipment associated with radio station acquisitions, our capital expenditures have generally been, and are expected to continue to be, related to the maintenance of our studio and office space and the technological improvement, including upgrades necessary to broadcast HD Radio, and maintenance of our broadcasting towers and equipment. We have also purchased or constructed office and studio space in some of our markets to facilitate the consolidation of our operations.

In connection with the Merger, we entered into the Commitment Letter, pursuant to which RBC and US Bank have agreed to provide a credit facility consisting of (a) a Term Loan B Facility in the amount of $265.0 million and (b) a revolving credit facility of $20.0 million. We expect the Term Loan B Facility will be borrowed by the Borrower at the closing of the Merger and, along with the Merger Shares, will be used to pay the purchase price, fees, costs and expenses incurred in connection with the Merger, and to refinance existing third party indebtedness of the Borrower and Greater Media. We expect that such borrowings under the Term Loan B Facility will be sufficient to meet the capital requirements of the Merger.

Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. We paid $0.2 million to repurchase 48,083 shares during the six months ended June 30, 2016.

Our credit agreement permits us to pay cash dividends and to repurchase additional shares of our common stock, subject to compliance with financial covenants, up to an aggregate amount of $6.0 million each year. We paid cash dividends of $2.1 million during the six months ended June 30, 2016. Also, on May 26, 2016, our board of directors declared a cash dividend of $0.045 per share on our Class A and Class B common stock. The dividend of $1.0 million in the aggregate was paid on July 8, 2016, to stockholders of record on June 30, 2016.

On May 28, 2015, our board of directors authorized us to repurchase up to $1.0 million of our Class A common stock over a period of one year from the date of authorization. We did not make any repurchases pursuant to this authority which expired on May 28, 2016.

We expect to provide for future liquidity needs through one or a combination of the following sources of liquidity:

•	internally generated cash flow;

•	our existing revolving credit facility;

•	the Term Loan B Facility and revolving credit facility that we expect to enter into in connection with the closing of the Merger;

•	additional borrowings, other than under our existing revolving credit facility, to the extent permitted under our credit agreement or the new Term Loan B Facility; and

•	additional equity offerings.

We believe that we will have sufficient liquidity and capital resources to permit us to provide for our liquidity requirements and meet our financial obligations for the next twelve months. However, poor financial results or unanticipated expenses could give rise to defaults under our credit facility, or our new Term Loan B Facility after the closing of the Merger, additional debt servicing requirements or other additional financing or liquidity requirements sooner than we expect and we may not secure financing when needed or on acceptable terms.

Our ability to reduce our consolidated total debt ratio, as defined by our credit agreement, by increasing operating cash flow and/or decreasing long-term debt will determine how much, if any, of the remaining commitments under our revolving credit facility will be available to us in the future. Poor financial results or unanticipated expenses could result in our failure to maintain or lower our consolidated total debt ratio and we may not be permitted to make any additional borrowings under our revolving credit facility.

The following summary table presents a comparison of our capital resources for the six months ended June 30, 2015 and 2016 with respect to certain of our key measures affecting our liquidity. The changes set forth in the table are discussed in greater detail below. This section should be read in conjunction with the financial statements and notes to financial statements included in Item 1 of this report.

	Six months ended June 30,
	2015	2016
Net cash provided by operating activities	$5,484,700	$8,845,051
Net cash used in investing activities	(1,217,294)	(792,312)
Net cash used in financing activities	(6,955,843)	(8,249,781)

Net decrease in cash and cash equivalents	$(2,688,437)	$(197,042)

Net Cash Provided By Operating Activities. Net cash provided by operating activities increased $3.4 million during the six months ended June 30, 2016. Significant factors affecting this increase in net cash provided by operating activities included a $6.4 million increase in cash receipts from the sale of advertising airtime and a $1.7 million decrease in income tax payments, partially offset by a $4.5 million increase in cash paid for station operating expenses.

Net Cash Used In Investing Activities. Net cash used in investing activities during the six months ended June 30, 2016 included payments of $1.4 million for capital expenditures and a $0.7 million decrease in restricted cash from the release of unused radio tower sales proceeds from a qualified intermediary. Net cash used in investing activities for the same period in 2015 included payments of $0.8 million for capital expenditures and payments of $0.4 million for translator licenses.

Net Cash Used In Financing Activities. Net cash used in financing activities during the six months ended June 30, 2016 included repayments of $6.0 million on our long-term debt and payments of $2.1 million for cash dividends. Net cash used in financing activities for the same period in 2015 included repayments of $4.5 million on our long-term debt and payments of $2.1 million for cash dividends.

Credit Facility. As of June 30, 2016, the credit facility consisted of a term loan with a remaining balance of $83.0 million and a revolving credit facility with a maximum commitment of $20.0 million. As of June 30, 2016, we had $20.0 million in available commitments under our revolving credit facility. At our option, the credit facility may bear interest at either (i) the LIBOR rate, as defined in the credit agreement, plus a margin ranging from 2.5% to 4.5% that is determined by our consolidated total debt ratio, as defined in the credit agreement or (ii) the base rate, as defined in the credit agreement, plus a margin ranging from 1.5% to 3.5% that is determined by our consolidated total debt ratio. Interest on adjusted LIBOR loans is payable at the end of each applicable interest period and, for those interest periods with a duration in excess of three months, the three month anniversary of the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. The credit facility carried interest, based on LIBOR, at 3.5% as of June 30, 2016 and matures on November 30, 2020.

The credit agreement requires mandatory prepayments equal to 50% of consolidated excess cash flow, as defined in the credit agreement, when the Company’s consolidated total debt is equal to or greater than three times its consolidated operating cash flow, as defined in the credit agreement. Prepayments of excess cash flow are not required when the Company’s consolidated total debt is less than three times its consolidated operating cash flow. Mandatory prepayments of consolidated excess cash flow are due 120 days after year end. The credit agreement also requires mandatory prepayments for defined amounts from net proceeds of asset sales, net insurance proceeds, and net proceeds of debt issuances.

The credit agreement requires us to comply with certain financial covenants which are defined in the credit agreement. These financial covenants include:

•	Consolidated Total Debt Ratio. Our consolidated total debt on the last day of each fiscal quarter through September 30, 2016 must not exceed 4.5 times our consolidated operating cash flow for the four quarters then ended. For the period from October 1, 2016 through March 31, 2017, the maximum ratio is 4.25 times. For the period from April 1, 2017 through December 31, 2017, the maximum ratio is 4.0 times. The maximum ratio is 3.75 for 2018, 3.5 times for 2019, and 3.0 times for 2020.

•	Interest Coverage Ratio. Our consolidated operating cash flow for the four quarters ending on the last day of each fiscal quarter through maturity must not be less than 2.0 times our consolidated cash interest expense for the four quarters then ended.

The credit facility is secured by a first-priority lien on substantially all of the Company’s assets and the assets of substantially all of its subsidiaries and is guaranteed jointly and severally by the Company and substantially all of its subsidiaries. If we default under the terms of the credit agreement, the Company and its applicable subsidiaries may be required to perform under their guarantees. As of June 30, 2016, the maximum amount of undiscounted payments the Company and its applicable subsidiaries would have been required to make in the event of default was $83.0 million. The guarantees for the credit facility expire on November 30, 2020.

The aggregate scheduled principal repayments of the credit facility and capital lease obligations for the remainder of 2016 and the next four years and thereafter are as follows:

2016	$29,132
2017	592,327
2018	6,889,020
2019	7,460,851
2020	68,320,326
Thereafter	429,427

Total	$83,721,083

Failure to comply with financial covenants, scheduled interest payments, scheduled principal repayments, or any other terms of our credit agreement could result in the acceleration of the maturity of our outstanding debt, which could have a material adverse effect on its business or results of operations. As of June 30, 2016, we were in compliance with all applicable financial covenants under our credit agreement; our consolidated total debt ratio was 2.90 times, and our interest coverage ratio was 6.75 times.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not required for smaller reporting companies.

ITEM 4. CONTROLS AND PROCEDURES.

Under the supervision and with the participation of our management, including our Interim Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) as of the end of the period covered by this report. Based on that evaluation, our Interim Chief Executive Officer and Chief Financial Officer has concluded that these disclosure controls and procedures are effective as of the end of the period covered by this report. There were no changes in our internal control over financial reporting during the quarter ended June 30, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

We currently and from time to time are involved in litigation and are the subject of threats of litigation that are incidental to the conduct of our business. These include indecency claims and related proceedings at the FCC as well as claims and threatened claims by private third parties. However, we are not a party to any lawsuit or other proceedings, or the subject of any threatened lawsuit or other proceedings, which, in the opinion of management, is likely to have a material adverse effect on our financial condition or results of operations.

ITEM 1A. RISK FACTORS.

The risk factors presented below are added to the risk factors previously disclosed in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015:

The Merger may not be completed, which could adversely affect our business operations and stock price and subject us to a number of risks.

If the Merger is not completed for any reason, we would still remain liable for significant transaction costs, including, in certain circumstances, termination fees of up to $12,780,000, and the focus of our management would have been diverted from seeking other potential strategic opportunities, in each case without realizing any benefits of a completed Merger. For these and other reasons, a failed Merger could adversely affect our financial condition and results of operations. Furthermore, if we do not complete the Merger, the market price of our Class A common stock may decline significantly from the current market price and our current stockholders will not enjoy the benefits of holding stock in the combined company. Certain costs associated with the Merger have already been incurred or may be payable even if the Merger is not completed.

Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community. And any disruptions to our business resulting from the announcement and pendency of the Merger, including any adverse changes in our relationships with our advertisers and employees could continue or accelerate in the event of a failed transaction.

The failure to obtain debt financing in the form of a new $265.0 million Term Loan B Facility would adversely affect our ability to close the Merger.

Upon the closing of the Merger, we anticipate that the Borrower, a direct subsidiary of the Company, RBC and US Bank, will enter into a credit facility pursuant to the Commitment Letter consisting of (a) a term loan B facility in the amount of $265.0 million and (b) a revolving credit facility of $20.0 million. The Commitment Letter provides that we will borrow all of the $265.0 million term loan at the closing of the Merger, which will be used to pay a portion of the purchase price and fees, costs and expenses incurred in connection with the Merger and to refinance existing third party indebtedness of the Borrower and Greater Media.

The obligations of RBC and US Bank to provide the debt financing under the Commitment Letter are subject to certain customary closing conditions, including the consummation of the Merger. If we fail to complete the Merger before January 19, 2017, RBC and US Bank may terminate their commitments under the Commitment Letter; provided that such termination date will automatically extend by an additional three months in certain circumstances. The failure to obtain this debt financing would adversely affect our ability to fund all of our anticipated closing payments in connection with the Merger, could result in a breach of our covenants under the Merger Agreement and could result in the termination of the Merger Agreement.

In the event that a closing condition to the proposed Merger is not satisfied the Merger may not be completed and we may be required to pay a termination fee to Greater Media.

The Merger Agreement contains closing conditions. If we are unable to satisfy or obtain a waiver for these conditions, we will be unable to complete the Merger, and we will be subject to a number of risks as detailed in these Risk Factors.

The Merger Agreement also provides that we shall pay Greater Media a termination fee of (i) $6,390,000 if Greater Media terminates the Merger Agreement because all conditions to closing have been satisfied and the Company has not consummated the Merger due to the failure of debt financing to be available or (ii) $12,780,000 if Greater Media terminates the Merger Agreement due to our breach of a representation or covenant such that the applicable closing condition is not satisfied or if Greater Media terminates the Merger Agreement because we have failed to consummate the Merger when required by the Merger Agreement, in circumstances where debt financing was available. The incurrence of such fees could adversely affect our financial condition and results of operations.

The failure to successfully combine our business with Greater Media’s business in the expected time frame may adversely affect our financial condition and results of operations.

The success of the Merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining our business with Greater Media’s business. If a successful combination of the businesses does not occur, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. The difficulties of combining the operations of the two businesses include:

•	managing a significantly larger company;

•	integrating two unique business cultures, which may prove to be incompatible;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	the diversion of management’s attention from ongoing business concerns and any potential performance shortfalls as a result of such diversion;

•	unanticipated issues in integrating information technology, communications and other systems;

•	costs or inefficiencies associated with integrating the operations of the combined company; and

•	unforeseen expenses, liabilities or delays associated with the Merger.

The Company and Greater Media have operated and, until the completion of the Merger, will continue to operate independently. Even if the operations are combined successfully, the combined company may not realize the full benefits of the merger on the anticipated timeframe, or at all. These integration matters could have an adverse effect on our financial condition and results of operations.

We will incur significant transaction and other Merger-related fees and costs.

We expect to incur costs associated with combining the operations of our business with those of Greater Media, as well as transaction fees and other costs related to the Merger. The total transaction costs to consummate the Merger are estimated to be approximately $9.5 million including estimated debt issuance costs of $8.5 million, which do not include any costs to be borne by Greater Media. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. In addition, it is expected that our costs related to legal and regulatory compliance may increase substantially, at least in the near term, because Greater Media has not previously been required to comply with the reporting, internal control, public disclosure and similar legal and regulatory compliance obligations applicable to publicly traded companies. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term or at all.

Further, while the Merger is pending we will continue to incur costs, fees, expenses and charges related to the Merger, which may materially and adversely affect our financial condition and results of operations. These costs, fees and expenses may exceed the expected level of such liabilities and materially affect the benefit of the Merger to the Company and our stockholders.

If the public markets assign lower values to Greater Media’s business than the values used in negotiating the terms of the Merger, the trading price of our Class A common stock may decline.

The stock of Greater Media is not publicly traded, so there is no current market-based valuation for Greater Media’s business. In negotiating the Merger, we used what we believe to be a reasonable valuation for Greater Media. However, the public markets may not value Greater Media’s business in the same manner as we have valued it for purposes of negotiating the terms of the Merger. Based on the performance of the combined company, the market may conclude that the value assigned to Greater Media in the Merger was too high. In this event, the trading price of our Class A common stock may decline.

The issuance of at least 5,422,993 shares of our Class A common stock in the Merger will substantially reduce the percentage interests of our existing stockholders in the earnings, voting power and market value of the Company.

We will issue at least 5,422,993 shares of Class A common stock in the Merger, subject to adjustment for changes in working capital of Greater Media, outstanding debt of Greater Media and its subsidiaries as of the date of the closing, and certain other payments and expenses. Upon completion of the Merger and the issuance of these shares, we estimate that former stockholders of Greater Media, will own approximately 19% of the outstanding shares of Company Common Stock, and control approximately 3% of the voting power of the Company Common Stock. The issuance of the Merger Shares in connection with the Merger will cause a significant reduction in the relative percentage interests of our existing stockholders in the earnings, voting power and market value of the Company.

The Merger may not be accretive to our current stockholders.

Excluding transaction costs, the transaction is expected to be accretive to our operating results immediately upon closing inclusive of expected financial and operating synergies and the planned divestiture of certain stations. The extent and duration of any accretion will depend on several factors, including the amount of merger-related expenses we incur that are charged against our earnings and the results of operations of the Greater Media business, which will not be known until after the merger is completed. If expenses charged against earnings are higher than we expect or the Greater Media business does not achieve the revenue and earnings growth we project, the Merger may not be accretive at all. In such event, the trading price of our Class A common stock may decline.

Any goodwill or identifiable intangible assets that we record due to the Merger could become impaired, which would adversely affect our results of operations.

Under GAAP, the Merger will be accounted for under the acquisition method of accounting as a purchase by the Company of Greater Media. Under the acquisition method of accounting, the total implied purchase price paid for Greater Media in the Merger will be allocated to Greater Media’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the Merger will result in the creation of goodwill based upon the application of acquisition accounting. To the extent the value of goodwill or identifiable intangible assets become impaired, we may be required to incur material non-cash charges relating to such impairment. Such a potential impairment charge could adversely affect our results of operations.

The Merger may prevent us from acting on future opportunities that may enhance stockholder value.

In the future, opportunities for a business combination could become available that might permit us to increase our competitive position and enhance stockholder value on more favorable terms than the Merger currently presents. The fact that the Merger was either completed or not completed or is pending could prevent us from pursuing such opportunities.

While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could disrupt our business or give rise to the termination of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties, including, among others, covenants to conduct our businesses in the ordinary course between the execution and delivery of the Merger Agreement and the consummation of the Merger and not to engage in certain kinds of transactions during such period (including the payment of dividends other than our routine quarterly dividend declared and paid in the ordinary course). These restrictions could be in place for an extended period of time if the consummation of the Merger is delayed, which could adversely affect our financial condition and results of operations. In addition to the closing conditions detailed above, the occurrence of certain events, changes in circumstances or other factors could lead the termination of the Merger Agreement, which could adversely affect our financial condition and results of operations.

There have been no other material changes to the risk factors previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

The following table presents information with respect to purchases we made of our Class A common stock during the three months ended June 30, 2016.

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Program	Approximate Dollar Value of Shares That May Yet Be Purchased Under the Program
April 1 – 30, 2016	1,675	$3.73	—	$1,000,000
May 1 – 31, 2016	—	—	—	—
June 1 – 30, 2016	—	$—	—	—

Total	1,675

On March 27, 2007, our board of directors approved the Beasley Broadcast Group, Inc. 2007 Equity Incentive Award Plan (the “2007 Plan”) which was also approved by our stockholders at the Annual Meeting of Stockholders on June 7, 2007. The 2007 Plan permits us to purchase sufficient shares to fund withholding taxes in connection with the vesting of restricted stock and expires on March 27, 2017. Our credit agreement permits us to repurchase sufficient shares of our common stock to fund withholding taxes in connection with the vesting of restricted stock, subject to compliance with financial covenants, up to an aggregate amount of $2.5 million per year. All shares purchased during the three months ended June 30, 2016, were purchased to fund withholding taxes in connection with the vesting of restricted stock. On May 28, 2015, our board of directors authorized us to repurchase up to $1.0 million of our Class A common stock over a period of one year from the date of authorization. We did not make any repurchases pursuant to this authority which expired on May 28, 2016.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated July 19, 2016. (1)

31.1	Certification of Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 13a-14(a)/15d-14(a) (17 CFR 240.15d-14(a)).

32.1	Certification of Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer pursuant to Rule 13a-14(b)/15d-14(b) (17 CFR 240.15d-14(b)) and 18 U.S.C. Section 1350.

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

(1)	Incorporated by reference to Exhibit 2.1 to Beasley Broadcast Group, Inc.’s Current Report on Form 8-K filed July 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEASLEY BROADCAST GROUP, INC.

Dated: August 5, 2016	/s/ Caroline Beasley
	Name:	Caroline Beasley
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial and accounting officer)

Exhibit 31.1

Certification of Interim Chief Executive Officer and Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Caroline Beasley, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Beasley Broadcast Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: August 5, 2016	/s/ Caroline Beasley
	Title:	Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Exhibit 32.1

Certification of Interim Chief Executive Officer and Chief Financial Officer

Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Beasley Broadcast Group, Inc. (the “Company”) hereby certifies to such officer’s knowledge that:

(i) the accompanying Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 2016 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 5, 2016	/s/ Caroline Beasley
Caroline Beasley
Interim Chief Executive Officer, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

The foregoing certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.